UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________

SCHEDULE 14A

_________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

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☐	Definitive Proxy Statement
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KEYPATH EDUCATION INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

N/A
______________________________________________________________________________________________________
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION — DATED JUNE 25, 2024

[_______], 2024

To the Stockholders of Keypath Education International, Inc.:

You are cordially invited to attend a special meeting of the stockholders of Keypath Education International, Inc., a Delaware corporation (“Keypath,” the “Company,” “we,” “our” or “us”), which we will hold virtually on [__], 2024 at [10:00 a.m.] Australian Eastern Standard Time (“AEST”) ([__], 2024 at [7:00 p.m.] Central Daylight Time (“CDT”)).

At the special meeting, holders of shares of our common stock, par value $0.01 per share (“Common Stock”), including shares of Common Stock that are underlying Keypath CHESS depositary interests (“CDIs”), will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 23, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among Karpos Intermediate, LLC, a Delaware limited liability company (“Parent”), Karpos Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), and the Company.

Pursuant to the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, and each share of Common Stock outstanding immediately prior to the effective time of the Merger, other than shares of Common Stock held by the Rollover Stockholders (as defined below), the Company, Parent, Merger Sub and stockholders who have validly exercised their appraisal rights under the Delaware General Corporation Law, will be canceled and converted into the right to receive $0.87 Australian Dollars (“A$”) in cash, without interest, less any applicable withholding taxes (the “Transaction Consideration”). Each CDI represents a beneficial interest in one share of Common Stock.

The board of directors of the Company (the “Board”) formed a committee (the “Special Committee”) consisting solely of independent and disinterested directors of the Company to evaluate the Merger. The Special Committee unanimously

(a)     determined that the terms and conditions of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”) are advisable, fair to, and in the best interests of, the Company’s stockholders (other than to (1) Sterling Capital Partners IV, L.P., SCP IV Parallel, L.P. (collectively, the “Sponsor”), (2) AVI Mezz Co., L.P. (the “Majority Stockholder”), (3) Parent, (4) Merger Sub, (5) certain holders of Common Stock that have entered into rollover agreements (the “Rollover Agreements”) (currently only consisting of the Majority Stockholder, Steve Fireng and Ryan O’Hare, (collectively, the “Rollover Stockholders”)) and (6) any current directors of the Company or any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any of their respective affiliates, “associates” or members of their “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) (all such holders of Common Stock, the “Affiliated Stockholders” and all stockholders other than the Affiliated Stockholders, the “Unaffiliated Stockholders”),

(b)    determined that it is advisable and in the best interests of the Company and the Unaffiliated Stockholders to enter into and approve, adopt and declare advisable, the Merger Agreement, and

(c)     recommended that the Board (1) determine that the terms of the Merger Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (2) determine that it is in the best interests of the Company to enter into, and approve, adopt and declare advisable the Merger Agreement, (3) approve the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained therein, and (4) recommend that the stockholders of the Company vote or cause the shares of Common Stock underlying their CDIs to vote, to adopt the Merger Agreement and approve the Transactions, including the Merger, at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof.

Based on that recommendation, the Board unanimously:

(a)     determined that the terms of the Merger Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders,

(b)    determined that it is in the best interests of the Company to enter into, and approved, adopted and declared advisable, the Merger Agreement,

(c)     approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained therein,

(d)    directed that the adoption of the Merger Agreement and the approval of the Transactions, including the Merger, be submitted to the stockholders of the Company, and

(e)     resolved to recommend that the stockholders of the Company vote, or cause the shares of Common Stock underlying their CDIs to vote, to adopt the Merger Agreement and approve the Transactions, including the Merger, at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof.

Accordingly, the Board, acting on the unanimous recommendation of the Special Committee, unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement.

In considering the recommendation of the Board, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The Sponsor indirectly controls the Majority Stockholder, which holds approximately 66% of the Company’s outstanding CDIs. Mr. Epstein, a director of the Company, is a managing director and serves as the Chief Operating Officer and General Counsel of the Sponsor. Mr. Hoehn-Saric, a director of the Company, is co-founder and managing director of the Sponsor. The Majority Stockholder has agreed, pursuant to a Voting and Support Agreement that it entered into with the Company on May 23, 2024, to, among other things, vote (or cause to be voted) at the special meeting of Company stockholders the shares of Common Stock owned by the Majority Stockholder in favor of the approval of the Merger Agreement, the Merger, and the Transactions. In addition, on May 23, 2024, the Majority Stockholder entered into a Rollover Agreement with Sterling Karpos Holdings, LLC, an affiliate of the Sponsor (“TopCo”), pursuant to which the Majority Stockholder, among other things, agreed to, directly or indirectly, exchange shares of Common Stock for equity interests in TopCo, the indirect owner of Parent (the “TopCo Equity Units”), on or prior to the Closing, expressly conditioned upon the Majority Stockholder and TopCo reaching agreement on and entering into, on or prior to the Closing, certain definitive agreements relating to the governance terms and repurchase terms relating to the TopCo Equity Units (including the terms of an Amended and Restated Limited Liability Company Agreement of TopCo to which the Majority Stockholder would become a party).

Mr. Fireng, the Company’s Global Chief Executive Officer and Executive Director and Mr. O’Hare, the company’s Chief Executive Officer, Australia Asia-Pacific (collectively, the “Management Rollover Stockholders”), own in the aggregate 10,382,897 CDIs, or approximately 4.84% of the Company’s outstanding CDIs and have entered into certain rollover agreements with Sterling Karpos Holdings, LLC, an affiliate of the Sponsor (“TopCo”) on May 23, 2024, pursuant to which Mr. Fireng and Mr. O’Hare, among other things, agreed to, directly or indirectly, exchange shares of Common Stock for equity interests in TopCo, the indirect owner of Parent (the “TopCo Equity Units”), on or prior to the Closing, expressly conditioned upon the Management Rollover Stockholders and TopCo reaching agreement on and entering into, on or prior to the Closing, certain definitive agreements relating to (i) the governance terms and repurchase terms relating to the TopCo Equity Units (including the terms of an Amended and Restated Limited Liability Company Agreement of TopCo to which the Management Rollover Stockholders would become a party), (ii) certain future compensation arrangements with each Management Rollover Stockholder, including certain contingent put rights on the TopCo Equity Units, and (iii) the terms of new TopCo incentive equity plans or equity-like incentive plans) benefiting each of the Management Rollover Stockholders. If TopCo and the Management Rollover Stockholders are unable to agree on such definitive agreements prior to the Closing, the Management Rollover Stockholders shall have no obligation to TopCo to exchange their shares of Common Stock as above-described in connection with the Merger.

We urge you to, and you should, read the accompanying proxy statement in its entirety, including the appendices, because it describes the Merger Agreement, the Merger and related agreements and provides specific information concerning the special meeting and other important information related to the Merger. In addition, you may obtain information about us from documents filed with the United States Securities and Exchange Commission.

Regardless of the number of shares of Common Stock or CDIs you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of both:

(i)     at least a majority of the outstanding shares of Common Stock entitled to vote thereon (including the shares of Common Stock underlying the CDIs) (which vote is assured due to the agreement of the Majority Stockholder to vote in favor of such adoption), and

(ii)    at least a majority of the outstanding shares of Common Stock (including the shares of Common Stock underlying the CDIs) entitled to vote thereon held by the Unaffiliated Stockholders.

If you fail to vote or abstain from voting on the Merger Agreement, the effect will be the same as a vote against adoption of the Merger Agreement.

Whether or not you expect to attend the special meeting virtually, (i) if you are a holder of record of outstanding shares of Common Stock as of the record date, please submit a proxy to vote your shares and (ii) if you are a holder of record of outstanding CDIs as of the record date, please submit a CDI Voting Instruction Form, in each case as promptly as possible so that your shares may be represented and voted at the special meeting. Holders of CDIs may also vote shares underlying their CDIs by obtaining a legal proxy from CHESS Depositary Nominees Pty Ltd (“CDN”) prior to the meeting in respect of those shares. In order to vote at the meeting as proxy for CDN, a CDI holder must obtain from CDN (prior to the special meeting) CDN’s proxy for the purpose of attending (virtually) and voting at the special meeting by following the instructions in the enclosed CDI Voting Instruction Form. If you are a holder of record of outstanding shares of Common Stock as of the record date (or a legal proxy holder) and intend to attend the virtual special meeting and vote in person (electronically) during the virtual special meeting, your electronic vote at the special meeting will revoke any proxy previously submitted.

Submitting a proxy will not prevent you from voting shares for which you are the record holder if you subsequently choose to attend the special meeting virtually. Even if you plan to attend the special meeting virtually, we request that you complete, sign, date and return the enclosed proxy or CDI Voting Instruction Form, as applicable, to ensure that your shares or CDIs, as applicable, will be represented at the special meeting if you are unable to attend.

On behalf of Keypath’s Board, we thank you for your consideration of this matter and look forward to your support.

Sincerely,
Diana Eilert
Director and Chair of the Special Committee

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, evaluated the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [________], 2024, and it is first being mailed to stockholders of Keypath on or about [________], 2024.

KEYPATH EDUCATION INTERNATIONAL, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Keypath Education International, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Keypath Education International, Inc., a Delaware corporation (“Keypath,” the “Company,” “we,” “our” or “us”), will be held virtually on [__], 2024 at [10:00 a.m.] Australian Eastern Standard Time (“AEST”) ([__], 2024 at [7:00 p.m.] Central Daylight Time (“CDT”)), for the following purposes:

1.      to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 23, 2024, as it may be amended from time to time, (the “Merger Agreement”), by and among Karpos Intermediate, LLC, a Delaware limited liability company (“Parent”), Karpos Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), and the Company, pursuant to which it is contemplated that Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation of the Merger;

2.      to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

3.      to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The holders of record of shares of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on [__], 2024, are entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof. In addition, holders of shares of Common Stock that are underlying Keypath CHESS depositary interests (“CDIs”) may also vote shares underlying their CDIs by instructing CHESS Depositary Nominees Pty Ltd (“CDN”) to vote in respect of those shares by using the enclosed CDI Voting Instruction Form. However, in order to vote at the special meeting, a CDI holder must obtain a legal proxy from CDN (prior to the special meeting) for the purpose of attending (virtually) and voting at the special meeting by following the instructions in the enclosed CDI Voting Instruction Form. You will be able to attend the special meeting by visiting the website at https://[___]. You will not be able to attend the special meeting in person. For purposes of attendance at the special meeting, all references in the accompanying proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

As required by Section 262 of the Delaware General Corporation Law (“Section 262”), the Company is notifying all stockholders entitled to vote on the Merger that you are or may be entitled to assert appraisal rights in connection with the proposed Merger. The procedures you are required to follow in order to exercise your appraisal rights are summarized in the accompanying proxy statement in the section entitled “Rights of Appraisal” beginning on page 130, and a copy of Section 262 is included with the accompanying proxy statement as Annex C.

Your vote is important, regardless of the number of shares of Common Stock or CDIs you own. Whether or not you expect to attend the special meeting virtually, (i) if you are a holder of record of outstanding shares of Common Stock as of the record date, please submit a proxy to vote your shares and (ii) if you are a holder of record of outstanding CDIs as of the record date, please submit a CDI Voting Instruction Form, in each case as promptly as possible so that your shares may be represented and voted at the special meeting, or by obtaining a legal proxy from CDN (prior to the special meeting) in respect of the shares underlying your CDIs to attend (virtually) and vote at the special meeting.

The adoption of the Merger Agreement by the affirmative vote of the holders of both:

(i)     at least a majority of the outstanding shares of Common Stock entitled to vote thereon (including shares of Common Stock underlying CDIs outstanding as of the record date) (which vote is assured due to the agreement of the Majority Stockholder to vote in favor of such adoption), and

(ii)    at least a majority of the outstanding shares of Common Stock entitled to vote thereon (including shares of Common Stock underlying CDIs outstanding as of the record date) held by stockholders other than (1) Sterling Capital Partners IV, L.P., SCP IV Parallel, L.P. (collectively, the “Sponsor”), (2) AVI Mezz Co., L.P. (the “Majority Stockholder”), (3) Parent, (4) Merger Sub, (5) certain holders of Common Stock that have entered into rollover agreements (the “Rollover Stockholders”) (currently only consisting of the Majority Stockholder, Steve Fireng, and Ryan O’Hare) and (6) any current directors of the Company or any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any of their respective affiliates, “associates” or members of their “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) (all such holders of Common Stock, the “Affiliated Stockholders” and all stockholders that are not the Affiliated Stockholders, the “Unaffiliated Stockholders”) and entitled to vote thereon.

The proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, requires the affirmative vote of a majority of the shares (including shares of Common Stock underlying CDIs outstanding as of the record date) present in person or represented by proxy at the special meeting and entitled to vote thereon (which vote is assured due to the agreement of the Majority Stockholder to vote in favor of such proposal). You also may submit your proxy card by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card and CDI Voting Instruction Form for using these convenient services.

If you sign, date and return your proxy card or CDI Voting Instruction Form without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the Merger Agreement and the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate. If you fail to vote or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the Merger Agreement and to approve the adjournment of the special meeting.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record entitled to vote, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

If your CDIs are held by your broker, bank or other nominee, you are considered the beneficial owner of CDIs held in “street name” and we expect you will receive a CDI Voting Instruction Form from your broker, bank or other nominee seeking instruction from you as to how to direct CDN to vote the shares of Common Stock underlying your CDIs.

BY ORDER OF THE BOARD OF DIRECTORS
Eric Israel
General Counsel and Secretary
Dated [________], 2024
Chicago, Illinois

Page
SUMMARY TERM SHEET	1
The Parties Involved in the Merger	1
The Purpose of the Special Meeting	2
The Special Meeting	2
Record Date and Quorum	2
Required Vote	3
Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger	3
Opinion of BMO Capital Markets Corp.	3
Purposes and Reasons of the Company for the Merger	4
Position of the Parent Parties and the Rollover Stockholders as to the Fairness of the Merger; Purpose and Reasons of the Parent Parties and the Rollover Stockholders for the Merger	4
Treatment of Keypath Options and Keypath RSUs	4
Interests of Certain Persons in the Merger	5
Financing for the Merger	6
Limited Guaranty	6
U.S. Federal Income Tax Considerations of the Merger	7
Certain Australian Income Tax Consequences	7
Regulatory Approval	7
Legal Proceedings Related to the Merger	7
Rights of Appraisal	7
Delisting and Deregistration of Our Common Stock	8
Fees and Expenses	8
Terms of the Merger Agreement	8
The Voting and Support Agreement	16
The Rollover Agreements	16
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	17
SPECIAL FACTORS	23
Background of the Merger	23
Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger	31
Opinion of BMO Capital Markets Corp.	36
Position of the Parent Parties and the Rollover Stockholders as to Fairness of the Merger	42
Purposes and Reasons of the Company for the Merger	45
Purposes and Reasons of the Parent Parties and the Rollover Stockholders for the Merger	45
Plans for the Company After the Merger	46
Certain Financial Projections	46
Financial Projections Summary	47
Merger Consideration	48
Financing of the Merger	48
Voting and Support Agreement	48
Rollover Agreements	49
Interests of Certain Persons in the Merger	49
Material U.S. Federal Income Tax Consequences of the Merger	54
Certain Australian Income Tax Consequences	58
Fees and Expenses	60
Closing and Effective Time	60
Regulatory Approval	60
ASX Approvals Required for the Merger	60
Accounting Treatment	60
Litigation Related to the Merger	61

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SUMMARY TERM SHEET

This Summary Term Sheet discusses the material information contained in this proxy statement, including with respect to the Merger Agreement, as defined below, the Merger and the other agreements entered into in connection with the Merger. We encourage you to read carefully this entire proxy statement, including its annexes and the documents referred to in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.

Except for the Transaction Consideration, as defined below, of A$0.87, or otherwise specifically indicated, all references to “dollars” and “$” in this proxy statement, including in this Summary Term Sheet, are to U.S. dollars. Except for dates herein designated in Australian Eastern Standard Time or AEST (such as the date of the special meeting and the record date for the special meeting), all dates used in this proxy statement refer to dates in the Central Daylight Time zone in the United States.

The Parties Involved in the Merger (page 65)

Keypath International, Inc.

Keypath Education International, Inc. (“Keypath,” the “Company,” “we,” “our” or “us”) is a Delaware corporation. Keypath was founded in Chicago in 2014 as a full-service online program management (“OPM”) company and has grown to provide: market research, program design and development, faculty recruitment and training, marketing and student recruitment, student support services, and field and clinical placements. In 2015, we launched our first partnerships in the U.S. and Australia before expanding into Canada in 2017, the U.K. in 2018, Malaysia in 2020, and Singapore in 2022. In 2023, we announced a realignment of our strategic focus, commencing the transition out of the Canadian and U.K. markets, to enable the Company to focus on priorities in our key foundational and emerging markets. Keypath’s principal executive offices are located at 1501 Woodfield Rd., Suite 204N, Schaumburg, IL, and its telephone number is (224) 419-7988. See “Important Information Regarding Keypath — Business” beginning on page 96. See also “The Parties Involved in the Merger — Keypath Education International, Inc.” on page 65.

Karpos Intermediate, LLC

Karpos Intermediate, LLC (“Parent”) is a Delaware limited liability company formed on May 10, 2024, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation.

Karpos Merger Sub, Inc.

Karpos Merger Sub, Inc. (“Merger Sub”) is a Delaware corporation and a wholly-owned subsidiary of Parent formed on May 10, 2024, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Merger Sub will cease to exist.

Parent and Merger Sub are affiliates of Sterling Partners, which also indirectly controls AVI Mezz Co., L.P. (the “Majority Stockholder”), which holds CHESS depositary interests (“CDIs”) of Keypath on behalf of Sterling Capital Partners IV, L.P., a Delaware limited partnership, and SCP IV Parallel, L.P., a Delaware limited partnership (collectively, the “Sponsor”). At the Effective Time (as defined below), Keypath, as the Surviving Corporation (as defined below), will be indirectly owned by the Sponsor.

In connection with the transactions contemplated by the Merger Agreement, the Sponsor has agreed to guarantee the payment of any termination fees, monetary damages, enforcement costs and expense reimbursement obligations, in each case payable by Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $2,500,000 and subject to the other terms and conditions of the Merger Agreement.

Other Parent Parties

The Sponsor, the Majority Stockholder and Messrs. Epstein and Hoehn-Saric are also affiliates of Parent and Merger Sub (each of the foregoing persons, collectively, the “Parent Parties”). Messrs. Epstein and Hoehn-Saric are both non-executive directors of the Company. The Majority Stockholder holds approximately 66% of the Company’s outstanding CDIs and holds such CDIs on behalf of the Sponsor. Mr. Hoehn-Saric is a manager of the Majority Stockholder and is co-founder and managing director of the Sponsor. Mr. Epstein is a managing director and serves as the Chief Operating Officer and General Counsel of the Sponsor. Each of Messrs. Epstein and Hoehn-Saric holds indirect economic interests in the Sponsor, the Majority Stockholder, Parent and Merger Sub.

See “Important Information Regarding the Parent Parties” beginning on page 136. See also “The Parties Involved in the Merger — The Parent Parties” on page 65.

The Purpose of the Special Meeting (page 66)

You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of May 23, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Merger Sub and the Company. The Merger Agreement provides that, on the date when the certificate of merger with respect to the Merger is accepted by the Secretary of State of the State of Delaware, or at such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the certificate of merger (the “Effective Time”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Surviving Corporation”). At the Effective Time, each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) outstanding immediately prior to the Effective Time, including shares of Common Stock that are underlying CDIs (other than the Excluded Shares (as hereinafter defined) and shares held by any of the Company’s stockholders who are entitled to and properly exercise appraisal rights (“Dissenting Shares”) under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive A$0.87 in cash, without interest, less any applicable withholding taxes (the “Transaction Consideration”), whereupon all such shares will be automatically canceled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the Transaction Consideration. Shares of Common Stock (a) held by (1) certain holders of Common Stock that have entered into rollover agreements (the “Rollover Agreements”) (currently only consisting of the Majority Stockholder, Steve Fireng and Ryan O’Hare (collectively, the “Rollover Stockholders”)), (2) the Company, (3) Parent and (4) any direct or indirect wholly-owned subsidiary of Parent (including Merger Sub) (collectively, the “Excluded Shares”) or (b) that are Dissenting Shares will not be entitled to receive the Transaction Consideration.

Following and as a result of the Merger, the Company will become a privately held company, wholly-owned directly by Parent, which in turn will be indirectly owned by the Sponsor.

The Special Meeting (page 66)

The special meeting will be held virtually on [__], 2024 at [10:00] a.m. Australian Eastern Standard Time (“AEST”) ([__], 2024 at [7:00] p.m. Central Daylight Time (“CDT”)). You will be able to attend the special meeting by visiting the website at https://[__]. You will not be able to attend the special meeting in person.

Record Date and Quorum (page 67)

The holders of record of shares of Common Stock as of the close of business on [__], 2024, the record date for determination of stockholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. In addition, holders of our CDIs outstanding as of the record date, each of which represents a beneficial interest in one share of Common Stock, are entitled to receive notice of and to attend the special meeting or any adjournment or postponement thereof and may instruct CHESS Depositary Nominees Pty Ltd (“CDN”), the depositary of the CDIs, to vote the shares of Common Stock underlying their CDIs.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. The presence of a quorum is assured due to the agreement of the Majority Stockholder to vote in favor of the proposals pursuant to the Support Agreement (as defined below).

Required Vote (page 67)

For the Company to consummate the Merger, under Delaware law and under the Merger Agreement, stockholders holding at least a majority of the outstanding shares of Common Stock entitled to vote at the close of business on the record date (including shares of Common Stock underlying CDIs outstanding as of the record date) must vote “FOR” the proposal to adopt the Merger Agreement (the “Majority Stockholder Approval”).

In addition, it is a condition to the consummation of the Merger that stockholders holding at least a majority of the outstanding shares of Common Stock entitled to vote at the close of business on the record date (including shares of Common Stock underlying CDIs outstanding as of the record date) held by the Company’s stockholders (other than (1) the Sponsor, (2) the Majority Stockholder, (3) Parent, (4) Merger Sub, (5) the Rollover Stockholders and (6) any current directors of the Company or any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any of their respective affiliates, “associates” or members of their “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) (all such holders of Common Stock, the “Affiliated Stockholders” and all stockholders other than the Affiliated Stockholders, the “Unaffiliated Stockholders”) vote “FOR” the proposal to adopt the Merger Agreement (such approval by the Unaffiliated Stockholders, together with the Majority Stockholder Approval, the “Company Stockholder Approval”).

Pursuant to a Voting and Support Agreement that the Sponsor and the Majority Stockholder entered into with the Company on May 23, 2024 (the “Support Agreement”), the Majority Stockholder has agreed, subject to certain conditions, to vote, or cause to be voted, all of the shares of Common Stock owned by the Majority Stockholder, representing approximately 66% of the total number of outstanding shares of Common Stock, in favor of the proposal to adopt the Merger Agreement. See “Special Factors — Voting and Support Agreement” on page 48. This means that the Majority Stockholder Approval and the approval of the adjournment proposal are assured.

As of the record date, [__] shares of Common Stock were held by Unaffiliated Stockholders, therefore Unaffiliated Stockholders holding at least [___] shares of Common Stock must vote “FOR” the proposal to adopt the Merger Agreement.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger (page 31)

The Merger Agreement and the Merger have been unanimously approved and recommended by a committee of the Board consisting solely of independent and disinterested directors of the Company (the “Special Committee”). The Board, acting upon the unanimous recommendation of the Special Committee, unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement. For a description of the reasons considered by the Special Committee and the Board in deciding to recommend approval of the proposal to adopt the Merger Agreement, see “Special Factors — Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 31.

Opinion of BMO Capital Markets Corp. (page 36 and Annex B)

On May 23, 2024, BMO rendered a written opinion to the Special Committee, to the effect that, based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by BMO, as of such date, the Transaction Consideration to be received by the Unaffiliated Stockholders in the Merger, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of BMO’s written opinion, dated May 23, 2024, is attached to this proxy statement as Annex B. You should read BMO’s opinion carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by BMO in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. BMO’s opinion was directed to the Special Committee, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of the opinion, to the Unaffiliated Stockholders of the Transaction Consideration to be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement. BMO expresses no opinion as to the relative merits of the Merger or any other transactions or business strategies discussed by the Special Committee or the Board as alternatives to the Merger or the decision of the Special Committee or the Board to proceed with the Merger, nor does it express any opinion on the structure, terms or effect of any other aspect of the Merger or the other transactions contemplated by the Merger Agreement or any support agreements or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. BMO’s opinion does not constitute a recommendation as to any action the Special Committee, the Board or any other party should take in connection with the Merger or the other transactions contemplated by the Merger Agreement or any aspect thereof and is not a recommendation to any director of the Company, any security holder or any other party on how to act or vote with respect to the Merger or related transactions and proposals or any other matter.

For a further discussion of BMO’s opinion, see “Special Factors — Opinion of BMO Capital Markets Corp.” beginning on page 36 and Annex B to this proxy statement.

Purposes and Reasons of the Company for the Merger (page 45)

The Company’s purpose for engaging in the Merger is to enable its stockholders to receive A$0.87 per share in cash, without interest, less any applicable withholding taxes, which represents a 63% premium to the closing price of the CDIs on the Australian Securities Exchange (the “ASX”) on May 23, 2024 (AEST), the last trading day prior to public announcement of the proposed transaction, and an 88% premium to the volume-weighted average price (“VWAP”) of the CDIs for the six month period ending on that date. For a further description of the Company’s purpose for engaging in the Merger, see “Special Factors — Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 31.

Position of the Parent Parties and the Rollover Stockholders as to the Fairness of the Merger; Purpose and Reasons of the Parent Parties and the Rollover Stockholders for the Merger (page 45)

Under the SEC rules governing “going-private” transactions, each of the Parent Parties and the Rollover Stockholders is an affiliate of the Company and, therefore, required to express its purposes and reasons for the Merger and its beliefs as to the fairness of the Merger to the company’s “unaffiliated security holders” (as defined under Rule 13e-3 of the Exchange Act).

Each of the Parent Parties and the Rollover Stockholders believes that the Merger is fair (both substantively and procedurally) to the Unaffiliated Stockholders. However, none of the Parent Parties or the Rollover Stockholders has performed or engaged a financial advisor to perform any valuation or other analysis for the purposes of assessing the fairness of the Merger. Their belief is based on the factors discussed under the section titled “Special Factors — Purposes and Reasons of the Parent Parties and the Rollover Stockholders for the Merger” below.

For a description of the Parent Parties’ and the Rollover Stockholders’ purposes and reasons for the Merger, and their beliefs as to the fairness of the Merger to the Company’s unaffiliated security holders, see “Special Factors — Position of the Parent Parties and the Rollover Stockholders as to the Fairness of the Merger” beginning on [page 42] of this proxy statement and “Special Factors — Purposes and Reasons of the Parent Parties and the Rollover Stockholders for the Merger” beginning on [page 45] of this proxy statement.

Treatment of Keypath Options and Keypath RSUs (page 51)

Keypath RSUs.    Subject to certain agreed exceptions and the terms and conditions of the Merger Agreement, (i) immediately prior to the Effective Time, each outstanding Keypath restricted stock unit that is vested at such time (each, a “Vested RSU”) will automatically be canceled and converted into the right to receive a cash payment equal to the product of (x) the total number of shares of Common Stock underlying such Vested RSU multiplied by (y) the Transaction Consideration, without any interest and subject to all applicable withholding (the “Cash Replacement Vested RSU Amounts”), and (ii) each restricted stock unit in respect of Common Stock (a “Keypath RSU”) that is outstanding and unvested at such time (each an “Unvested RSU”) will be cancelled and replaced with a right to receive a cash payment equal to the product of (x) the number of shares of Common Stock underlying such award of Unvested RSUs as of immediately prior to the Effective Time multiplied by (y) the Transaction Consideration (the “Cash Replacement Unvested RSU Amounts”). The Cash Replacement Unvested RSU Amounts (A) will, subject to the holder’s continued service with Parent and its affiliates through the applicable vesting dates, vest and be payable at the same time as the Unvested RSU for which such Cash Replacement Unvested RSU Amounts were exchanged would have vested pursuant to the Unvested RSU’s terms and (B) will have substantially the same terms and conditions, except for terms rendered inoperative by reason of the Merger or for such other ministerial changes as in the reasonable and good faith determination of Parent are appropriate for the administration of the Cash Replacement Unvested RSU Amounts.

Keypath Options.    Under the Merger Agreement, immediately prior to the Effective Time, each outstanding Keypath stock option (a “Keypath Option”), to the extent then unexercised, would, automatically become immediately vested and be cancelled and converted in the right to receive, a cash payment equal to, with respect to each share of Common Stock underlying such Keypath Option, the excess, if any, of the Transaction Consideration over the exercise price of such Keypath Option, without any interest and subject to all applicable withholding. Any Keypath Option with an exercise price that is greater than or equal to the Transaction Consideration (i.e. are “underwater”) as of the Effective Time will be cancelled for no consideration or payment. Accordingly, because all Keypath Options are “underwater” based on the Transaction Consideration, they will all be cancelled at the Effective Time for no consideration or payment.

Interests of Certain Persons in the Merger (page 49)

In considering the recommendations of the Special Committee and of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers, the Parent Parties and the Rollover Stockholders have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally, including:

•        The Sponsor indirectly controls the Majority Stockholder, which holds approximately 66% of the Company’s outstanding CDIs. Mr. Epstein, a director of the Company, is a managing director and serves as the Chief Operating Officer and General Counsel of the Sponsor. Mr. Hoehn-Saric, a director of the Company, is co-founder and managing director of the Sponsor. The Majority Stockholder has agreed, pursuant to a Support Agreement that it entered into with the Company on May 23, 2024, to, among other things, vote (or cause to be voted) at the special meeting of Company stockholders the shares of Common Stock owned by the Majority Stockholder in favor of the approval of the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement. In addition, on May 23, 2024, the Majority Stockholder entered into a Rollover Agreement with Sterling Karpos Holdings, LLC, an affiliate of the Sponsor and the indirect owner of Parent (“TopCo”), pursuant to which the Majority Stockholder, among other things, agreed to, directly or indirectly, exchange shares of Common Stock for equity interests in TopCo, the indirect owner of Parent (the “TopCo Equity Units”), on or prior to the Closing, expressly conditioned upon the Majority Stockholder and TopCo reaching agreement on and entering into, on or prior to the Closing, certain definitive agreements relating to the governance terms and repurchase terms relating to the TopCo Equity Units (including the terms of an Amended and Restated Limited Liability Company Agreement of TopCo to which the Majority Stockholder would become a party);

•        Certain directors and executive officers (other than Rollover Stockholders) will receive, in respect of each Vested RSU held by them immediately prior to the Effective Time, an amount in cash equal to the Cash Replacement Vested RSU Amount;

•        Executive officers (other than Rollover Stockholders) will, subject to the holder’s continued service with Parent and its affiliates through the applicable vesting dates, receive, in respect of each Unvested RSU held by them immediately prior to the Effective Time, an amount in cash equal to the Cash Replacement Unvested RSU Amount at the same time as the Unvested RSU for which such Cash Replacement Unvested RSU Amounts were exchanged would have vested pursuant to its terms;

•        Mr. Fireng, the Company’s Global Chief Executive Officer and Executive Director, and Mr. O’Hare, the Company’s Chief Executive Officer, Australia Asia-Pacific (collectively, the “Management Rollover Stockholders”), own in the aggregate 10,382,897 CDIs, or approximately 4.84% of the Company’s outstanding CDIs and have entered into certain Rollover Agreements with TopCo on May 23, 2024, pursuant to which the Management Rollover Stockholders, among other things, agreed to, directly or indirectly, exchange shares of Common Stock for TopCo Equity Units, on or prior to the Closing, expressly conditioned upon the Management Rollover Stockholders and TopCo reaching agreement on and entering into, on or prior to the Closing, certain definitive agreements relating to (i) the governance terms and repurchase terms relating to the TopCo Equity Units (including the terms of an Amended and Restated Limited Liability Company Agreement of TopCo to which the Management Rollover Stockholders would become a party), (ii) certain future compensation arrangements with each Management Rollover Stockholder, including certain contingent put rights on the TopCo

Equity Units, and (iii) the terms of new TopCo incentive equity plans (or equity-like incentive plans) benefiting each of the Management Rollover Stockholders. If TopCo and the Management Rollover Stockholders are unable to agree on such definitive agreements prior to the Closing, the Management Rollover Stockholders shall have no obligation to TopCo to exchange their shares of Common Stock as above-described in connection with the Merger;

•        Mr. Israel, the Company’s General Counsel and Secretary, is expected to enter into a rollover agreement pursuant to which he will exchange approximately half of the shares of Common Stock he currently holds for TopCo Equity Units, on or prior to the Closing; and

•        Pursuant to the terms of the Merger Agreement, directors and officers of Keypath will be entitled to certain ongoing indemnification and continued coverage under directors’ and officers’ liability insurance policies following the Merger.

The Board and the Special Committee were aware of these additional interests and considered them when they adopted the Merger Agreement. For additional details, see “Special Factors — Interests of Certain Persons in the Merger.”

Financing for the Merger (page 47)

The total amount of funds necessary to consummate the Merger and related transactions, including payment of related fees and expenses, will be approximately $[46] million.

Concurrently with the execution of the Merger Agreement, Parent, as the borrower, and Karpos Parent, Inc., a Delaware corporation (the “Parent Guarantor”) and the direct parent company of Parent, entered into a credit agreement (the “Credit Agreement”), pursuant to which funds affiliated with Morgan Stanley Private Credit have committed to provide a $40 million senior secured term loan facility (the “Debt Financing”) to Parent, the aggregate proceeds of which are expected to be, together with Keypath’s cash on hand, sufficient for Parent to pay the aggregate Transaction Consideration and all related fees and expenses of Keypath, Parent and Merger Sub. Loans under the Debt Financing will be available to be drawn subject to satisfaction of certain conditions to funding usual and customary for similar facilities and transactions, including, but not limited to, (i) the delivery of a customary borrowing notice, (ii) the making of certain customary and usual representations and warranties, (iii) subject to customary exceptions and exclusions, the delivery of documents and instruments required to create and perfect a security interest in the collateral and (iv) the consummation of the Merger in all material respects in accordance with the terms of the Merger Agreement and funded substantially concurrently with the closing of the Merger (the “Closing”) and, upon funding thereof, the obligations under the Credit Agreement will be guaranteed by the Parent Guarantor and certain direct and indirect subsidiaries of Parent (subject to customary exceptions and exclusions) (the “Subsidiary Guarantors”) and secured by a first priority lien on substantially all of the assets (subject to customary exceptions and exclusions) of the Parent Guarantor, Parent and the Subsidiary Guarantors. Each loan made under the Debt Financing will mature 5 years after it is drawn. Interest on each loan will accrue at a rate of Term SOFR (subject to a 4.50% floor) plus 9.50% per annum, with 50% of the accrued and unpaid interest payable in kind at Parent’s election (on or prior to the 24-month anniversary of the funding), which election shall occur automatically without notice until Parent shall have delivered written notice of the election to pay all accrued and unpaid interest in cash. An upfront fee equal to 3.00% of the aggregate principal amount of the loans under the Debt Financing funded on the date of funding shall be payable upon the funding thereof. Prepayments of the Debt Financing (subject to certain exceptions) will be subject to customary prepayment premiums. The Debt Financing will also include certain information rights and other customary covenants (including affirmative, negative and financial covenants) and mandatory prepayment provisions.

See “Special Factors — Financing of the Merger” beginning on page 47 for additional information.

Limited Guaranty (page 48)

Concurrently with the execution of the Merger Agreement, the Sponsor also delivered to the Company a limited guaranty (the “Limited Guaranty”), pursuant to which the Sponsor agreed to guarantee the obligation of Parent and Merger Sub to pay the Parent Termination Fee (as defined herein) and damages payable by Parent up to the Parent Damages Cap (as defined herein) under certain specified circumstances. See “Special Factors — Limited Guaranty” beginning on page 48 for additional information.

U.S. Federal Income Tax Considerations of the Merger (page 54)

The receipt of cash in exchange for shares of Common Stock pursuant to the Merger may be a taxable transaction to you for U.S. federal income tax purposes. See “Special Factors — Material U.S. Federal Income Tax Considerations of the Merger” beginning on page 54 for a further discussion of certain material U.S. federal income tax consequences of Merger to holders of shares of Common Stock. You should consult your tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Certain Australian Income Tax Consequences (Page 58)

Holders of Common Stock and/or CDIs who are Australian Holders (as that term is defined in the section entitled “Special Factors — Certain Australian Income Tax Consequences”) should be aware that the disposal of Common Stock and/or CDIs in relation to the Merger may have tax consequences in Australia, including, without limitation, the possibility that the disposal of Common Stock and/or CDIs pursuant to the Merger is a taxable transaction for Australian income tax purposes. Holders of Common Stock and/or CDIs who are Australian Holders or otherwise potentially within the scope of Australian tax should consult their own professional tax advisors to determine the particular Australian tax consequences to them (including Australian income tax, goods and services tax and stamp duty) of the Merger in their particular circumstances. See “Special Factors — Certain Australian Income Tax Consequences” beginning on page 58 for additional information.

Regulatory Approval (page 60)

Except for compliance with the applicable regulations of the Securities and Exchange Commission (the “SEC”), the DGCL and the ASX Listing Rules, we are not required to comply with any U.S. federal or state or Australian regulatory requirements, and no U.S. federal or state or Australian regulatory approvals are required, in connection with the execution of the Merger Agreement and the consummation of the Transactions, including the Merger.

ASX Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be consummated until all waivers, confirmations or approvals required to be obtained from the ASX to facilitate the Merger have been obtained.

Legal Proceedings Related to the Merger (Page 61)

As of the date of this proxy statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Keypath, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no order, judgment, or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction (including any insurance regulator) has been entered and continues to be in effect, and no law has been adopted or is effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement, including the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame, or at all.

Rights of Appraisal (page 130 and Annex C)

Under Delaware law, holders of shares of Common Stock (including holders of CDIs representing a beneficial ownership therein) who do not vote in favor of the proposal to adopt the Merger Agreement, who properly demand appraisal of their shares of Common Stock and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined “fair value” (as defined pursuant to Section 262 of the DGCL) of, their shares of Common Stock in lieu of receiving the Transaction Consideration if the Merger is completed, but only if they comply with all applicable requirements of Delaware law. This appraised value could be more than, the same as, or less than the Transaction Consideration. Any holder of Common Stock (including holders of CDIs representing a beneficial ownership therein) intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Keypath prior to the vote on the proposal to adopt the Merger Agreement and must not vote in favor of the proposal to adopt the Merger Agreement and must otherwise comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders (including holders of CDIs) who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in loss of the right of appraisal.

Delisting and Deregistration of Our Common Stock (page 61)

If the Merger is completed, Keypath will apply for the CDIs to be delisted from the ASX, and the shares of Common Stock will be deregistered under the Exchange Act. Upon delisting from the ASX and deregistration under the Exchange Act, the CDIs will no longer be traded on the ASX, and Keypath will no longer be a public company, and, as such, will no longer file reports with the ASX or the SEC.

Fees and Expenses (page 93)

Total fees and expenses incurred or to be incurred by the Company in connection with the Merger are estimated at this time to be approximately $2,500,000.

Terms of the Merger Agreement ([page 71])

Restrictions on Solicitations of Other Offers

For purposes of this proxy statement, each of “Company Takeover Proposal” and “Company Superior Proposal” is defined in the section entitled “The Merger Agreement — Restrictions on Solicitations of Other Offers” beginning on [page 79] of this proxy statement.

In the Merger Agreement, Keypath agreed that, subject to certain exceptions, Keypath will not, and will cause its subsidiaries and its and their respective directors and officers not to, and will instruct and use its reasonable best efforts to cause its and its subsidiaries other representatives not to, directly or indirectly through intermediaries: (i) solicit, initiate or knowingly encourage the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal; (ii) conduct, engage in, continue or otherwise participate in negotiations or discussions regarding, or furnish to any other person any information in connection with, or for the purpose of knowingly encouraging, a Company Takeover Proposal; (iii) execute or enter into any binding letter of intent, acquisition agreement, merger agreement, joint venture agreement or similar contract, whether written, oral, binding or non-binding, with respect to a Company Takeover Proposal (other than an “Acceptable Confidentiality Agreement” as defined in the Merger Agreement); or (iv) grant any waiver, amendment or release of any third party under any standstill or confidentiality agreement. Alternative Acquisition Agreements

Except as described in the following paragraph, under the terms of the Merger Agreement, none of Keypath, its subsidiaries or any of their respective directors and officers may execute or enter into, any binding letter of intent, acquisition agreement, merger agreement, joint venture agreement or similar contract, whether written, oral, binding or non-binding, with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement).

Notwithstanding anything in the Merger Agreement, prior to, but not after, obtaining the Company Stockholder Approval, the Board (acting upon the recommendation of the Special Committee) or the Special Committee may, in respect of a Company Superior Proposal, either or both (1) make a Company Adverse Recommendation Change (as defined below) or (2) terminate the Merger Agreement (subject to the payment of a $1,500,000 termination fee by Keypath) in order to enter into a definitive agreement for such Company Superior Proposal, in each case, if and only if, prior to taking such action, the Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law. However, prior to taking such action, (i) Keypath must have given Parent at least four business days’ prior written notice of its intention to take such action, including the terms and conditions of and the basis for such action, the identity of the person making any such Company Superior Proposal, a copy of the Company Superior Proposal or any proposed acquisition agreements and a summary of any related financing commitments in Keypath’s possession; (ii) to the extent requested in writing by Parent, Keypath (acting through the Special Committee) must have negotiated in good faith with Parent during such four business day period concerning any revisions to the terms of the Merger Agreement proposed by Parent; and (iii) following such notice period, the Board (acting upon the recommendation of the Special Committee) or the Special Committee must have determined, after consultation with its outside legal counsel, and giving due consideration to the revisions to the terms of the Merger Agreement to which Parent has committed in writing, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal, assuming the revisions committed to by Parent in writing were to be given effect. Any change to the financial terms or any other material terms of such Company Superior Proposal requires a new notice thereof and Keypath will be required to comply again with the requirements described in this paragraph (except that the four business day period above will be a two business day period).

Adverse Recommendation Changes

Except as described in the preceding section and the following paragraph, under the terms of the Merger Agreement, neither the Board nor any committee thereof may make a “Company Adverse Recommendation Change” (as defined in the section entitled “The Merger Agreement — Adverse Recommendation Changes” beginning on [page 82] of this proxy statement). Under the Merger Agreement, under certain circumstances and subject to certain requirements described in the section entitled “The Merger Agreement — Adverse Recommendation Changes” beginning on [page 82] of this proxy statement, other than in connection with a Company Takeover Proposal, the Board (acting upon the recommendation of the Special Committee) or the Special Committee is only entitled to make a Company Adverse Recommendation Change in response to an “Intervening Event” (as defined in the section entitled “The Merger Agreement — Adverse Recommendation Changes” beginning on [page 82] of this proxy statement), if prior to taking such action, the Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law. However, before taking such action: (i) Keypath must have given Parent at least four business days’ prior written notice of its intention to take such action, and specifying in reasonable detail the Intervening Event and the potential reasons that the Board (acting upon the recommendation of the Special Committee) or the Special Committee is proposing to effect a Company Adverse Recommendation Change; (ii) to the extent requested in writing by Parent, Keypath (acting through the Special Committee) must have negotiated, and caused its representatives to negotiate, in good faith with Parent during such four business day period to enable Parent to propose revisions to the terms of the Merger Agreement such that it would cause the Board (acting upon the recommendation of the Special Committee) or the Special Committee not to make such Company Adverse Recommendation Change; and (iii) following the end of such four business day period, the Board (acting upon the recommendation of the Special Committee) or the Special Committee must have considered in good faith any revisions to the terms of the Merger Agreement to which Parent has committed in writing, and must have determined, after consultation with its outside legal counsel, assuming the revisions committed to by Parent in writing were to be given effect, that the failure to make a Company Adverse Recommendation Change is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain requirements described in the section entitled “The Merger Agreement — Adverse Recommendation Changes” beginning on [page 82] of this proxy statement.

Employee Matters

Until the first anniversary of the Effective Time (or if earlier, the termination date of the applicable “Continuing Employee” (as defined in the section entitled “The Merger Agreement — Employee Matters” beginning on [page 83] of this proxy statement)), the Surviving Corporation will provide, or cause to be provided, for each Continuing Employee (i) base salary or hourly wages and (ii) employee benefits (excluding any defined benefit pension, equity or equity-based, transaction, retention, severance, change in control, nonqualified deferred compensation, or retiree or post-employment health or welfare benefits (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time, subject to the same exclusions.

Efforts to Close the Merger

Keypath, Parent and Merger Sub have agreed to use, and to cause their respective subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable, including to use their respective reasonable best efforts to, as promptly as practicable, (i) cause all of the conditions to the Closing set out in the Merger Agreement to be satisfied, (ii) prepare and file all necessary, proper or advisable filings and submissions with any governmental entity, (iii) obtain all necessary, proper or advisable governmental approvals, (iv) obtain all necessary material consents or waivers from non-governmental entity third parties and (v) execute and deliver any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and fully carry out the purposes of, the Merger Agreement.

In accordance with the terms and subject to the conditions of the Merger Agreement, Parent and Merger Sub have agreed to take and to cause their respective controlled affiliates to take, in each case as promptly as practicable (and in any event prior to September 20, 2024), all steps necessary to avoid, eliminate or resolve each and every impediment under any antitrust law that may be asserted by any governmental entity and obtain all clearances, consents, approvals and waivers under antitrust laws that may be required by any governmental entity (including complying with all restrictions and conditions, if any, imposed or requested by any governmental entity in connection with granting any necessary consent, approval, order, actions or nonactions, waiver or clearance, or terminating any applicable waiting period), so as to enable the parties to close the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable (and in any event no later than September 20, 2024), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, trust, or otherwise: (a) the sale, divestiture, license or other disposition of any subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parent or any of its controlled affiliates (including Keypath or any of its subsidiaries after the Effective Time); (b) any limitation or modification of any of the businesses, services, products or operations of Parent or any of its controlled affiliates (including Keypath or any of its subsidiaries after the Effective Time); (c) the termination, relinquishment, modification, or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled affiliates (including Keypath or any of its subsidiaries after the Effective Time); and/or (d) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled affiliates (including Keypath or any of its subsidiaries after the Effective Time), so long as any such action contemplated above is conditioned upon the consummation of the transactions contemplated by the Merger Agreement.

Financing and Financing Cooperation

Concurrently with the execution of the Merger Agreement, Parent, as the borrower, and Parent Guarantor and the direct parent company of Parent, entered into the Credit Agreement, pursuant to which funds affiliated with Morgan Stanley Private Credit have committed to the Debt Financing to Parent, the aggregate proceeds of which are expected to be, together with Keypath’s cash on hand, sufficient for Parent to pay the aggregate Transaction Consideration and all related fees and expenses of Keypath, Parent and Merger Sub. Parent and Merger Sub agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to arrange and obtain the Debt Financing.

Keypath agreed to use its reasonable best efforts to cause its and its subsidiaries’ representatives to (i) furnish to Parent or Merger Sub all information required to be provided with respect to Keypath and its subsidiaries, and the business, operations and financial conditions thereof, pursuant to the terms of the Credit Agreement and (ii) use reasonable best efforts to provide Parent with all cooperation as is reasonably requested by Parent in connection with arranging and obtaining the Debt Financing, subject to the terms set forth in the Merger Agreement.

Conditions to the Closing of the Merger

The respective obligations of each party to effect the Merger will be subject to the fulfillment (or waiver by Keypath and Parent, to the extent permissible under applicable law, except that the condition below with respect to obtaining the Company Stockholder Approval is not waivable) on or prior to the closing date of the Merger (the “Closing Date”) of the following conditions:

•        Keypath will have obtained the Company Stockholder Approval;

•        All waivers, confirmations or approvals required to be obtained from the ASX to facilitate the Merger shall have been obtained (and any conditions imposed by the ASX granting its waiver, confirmation or approval have been satisfied); and

•        No order, judgment, or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction will have been entered and will continue to be in effect, and no law will have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, waiver by Parent on or prior to the Closing Date of the following conditions:

•        Each of the representations and warranties of Keypath contained in the Merger Agreement, without regard to any materiality or Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement — Representations and Warranties” beginning on [page 74] of this proxy statement) qualification, must be true and correct as of May 23, 2024, and as of the Effective Time, except for such failures to be true and correct as have not had a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date); provided, however, that certain representations and warranties of Keypath:

•        regarding the absence of a Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement — Representations and Warranties” beginning on [page 74] of this proxy statement) must be true and correct in all respects at and as of May 23, 2024, and as of the Effective Time;

•        regarding its capital structure must be true and correct at and as of May 23, 2024, and at and as of the Effective Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date), except for any de minimis inaccuracies; and

•        regarding (i) its and its subsidiaries’ existence and good standing, (ii) its power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and (iii) broker fees must be true and correct in all material respects as of May 23, 2024, and as of the Effective Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date);

•        Keypath must have performed and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by Keypath prior to the Effective Time;

•        Since May 23, 2024, there must not have occurred any Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement — Representations and Warranties” beginning on [page 74] of this proxy statement); and

•        Keypath must have delivered to Parent a certificate, dated the Effective Time, certifying to the effect that the foregoing conditions relating to Keypath’s representations and warranties and Keypath’s performance and compliance with the covenants and agreements required by the Merger Agreement have been satisfied.

The obligations of Keypath to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, waiver by Keypath on or prior to the Closing Date of the following conditions:

•        Each of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement, without giving effect to any materiality or Parent Material Adverse Effect (as defined in the section entitled “The Merger Agreement — Representations and Warranties” beginning on [page 74] of this proxy statement) qualification, must be true and correct in all respects as of the Closing Date as though made on and as of such date, except as such failures to be true and correct has not had a Parent Material Adverse Effect (except to the extent such representations and warranties address matters only as of a particular date, in which case such representations and warranties must be so true and correct as of such particular date); provided, however, that the representations and warranties of Parent and Merger Sub regarding their (i) due organization, existence, good standing and power and authority and (ii) power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, must, if qualified by materiality or Parent Material Adverse Effect qualifications, be true and correct in all respects or, if not so qualified, be true and correct in all material respects, as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date);

•        Each of Parent and Merger Sub must have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under the Merger Agreement at or prior to the closing of the Merger; and

•        Keypath must have received a certificate from an executive officer of Parent confirming the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time only as follows, and subject to any required authorizations of the Board (acting upon the recommendation of the Special Committee) or the board of directors of Merger Sub to the extent required by the DGCL, as applicable:

•        by mutual written consent of Keypath (upon approval of the Special Committee) and Parent;

•        by either Keypath (upon approval of the Special Committee) or Parent if:

•        the Company Stockholder Approval are not obtained upon a vote taken thereon at the Stockholder Meeting (as defined in the section entitled “The Merger Agreement — Other Covenants” beginning on [page 88] of this proxy statement);

•        the closing of the Merger has not occurred on or prior to 12:01 a.m., Chicago time, on September 20, 2024 (the “End Date”), regardless of whether the Company Stockholder Approval have been obtained; provided, however, that this right to terminate the Merger Agreement may not be exercised by any party whose failure to perform any covenant or obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the closing of the Merger to have occurred on or prior to the End Date; or

•        an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order has become final and nonappealable; provided, however, that this right to terminate the Merger Agreement will not be available to a party if such order (or such order becoming final and nonappealable) was due to the material breach of such party of any representation, warranty, covenant or agreement of such party set forth in the Merger Agreement (such termination, a “Legal Restraint Termination”).

•        by Keypath (upon approval of the Special Committee) if:

•        Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform, if it occurred or was continuing to occur at the Effective Time, would result in a failure of a condition to the obligations of Keypath to effect the Merger; and (B) the relevant breach, failure to perform or inaccuracy referred to in clause (A) either is not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) days following written notice from Keypath to Parent describing such breach, failure or inaccuracy in reasonable detail (provided that Keypath is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement such that any condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate) would not be satisfied) (such termination, a “Parent Breach Termination”);

•        prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal (after compliance in all material respects with the applicable terms of the Merger Agreement) either concurrently with or immediately following such termination; provided, that immediately prior to or concurrently with (and as a condition to) the termination of the Merger Agreement, Keypath pays to Parent the termination fee in the manner provided in the relevant provisions of the Merger Agreement; or

•        (i) all of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger have been (and remain) satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing), (ii) Parent and Merger Sub shall have failed to consummate the Merger by the date on which the Closing should have occurred pursuant to the Merger Agreement, (iii) Keypath has provided to Parent and Merger Sub irrevocable written notice stating that (A) all of the closing conditions set forth in the Merger Agreement have been satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing) and (B) Keypath is ready, willing and able to consummate, and will consummate, the Closing as of such date and prior to such termination and (C) Keypath intends to terminate the Merger Agreement, and (iv) Parent and Merger Sub fail to consummate the Closing within five (5) business days following such irrevocable notice (such termination, a “Financing Failure Termination”).

•        by Parent if:

•        Keypath has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform, if it occurred or was continuing to occur at the Effective Time, would result in a failure of a condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate), such breach, failure to perform or inaccuracy is not curable or is not cured by the earlier of (x) the End Date and (y) the date that is 30 days following written notice from Parent to Keypath describing such breach, failure, or inaccuracy in reasonable detail and the relevant breach, failure to perform or inaccuracy is not an inaccuracy in any representation or warranty of Keypath that Keypath can reasonably demonstrate certain Keypath directors affiliated with Sterling Partners had actual knowledge of, without any obligation to have undertaken due inquiry, prior to the date of the Merger Agreement (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement such that any condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate) would not be satisfied) (such termination, a “Keypath Breach Termination”); or

•        prior to obtaining the Company Stockholder Approval, a Company Adverse Recommendation Change has occurred; provided, that Keypath pays to Parent a termination fee in the amount of $1,500,000 (the “Keypath Termination Fee”).

In the event of termination of the Merger Agreement pursuant to the relevant provisions thereof, the Merger Agreement will terminate and become void and of no effect (except that the Confidentiality Deed Poll, dated May 10, 2021, among Keypath, SC Partners IV, LP, Sterling Fund Management, LLC and the Sponsor (the “Confidentiality Deed”) and the provisions relating to the absence of any other representations or warranties by Keypath, Parent and Merger Sub, the effect of termination, the termination fee and certain other procedural provisions will survive any termination), and there will be no other liability on the part of Keypath, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in provisions of the Merger Agreement relating to the termination fee and; provided, however, that, subject to those provisions, if such termination should result from the willful and material breach of any provision of the Merger Agreement or any fraud by any party, such party will not be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the Merger Agreement or its fraud.

Damages Caps

Notwithstanding anything to the contrary in the Merger Agreement, in no event will the aggregate monetary liability of Keypath relating to or arising out of the Merger Agreement, any related agreement or the transactions contemplated by the Merger Agreement or any such related agreement (including the Keypath Termination Fee, monetary damages in lieu of specific performance, damages for willful and material breach or fraud by such party and any consequential, special, indirect, punitive or other damages) exceed $2,000,000 (the “Keypath Damages Cap”), and under no circumstances will any person be entitled to seek or obtain any monetary recovery or award (including the Keypath Termination Fee, monetary damages in lieu of specific performance, damages for willful and material breach or fraud by such party or any consequential, special, indirect, punitive or other damages) in the aggregate in excess of the Keypath Damages Cap against Keypath, for, or with respect to, the Merger Agreement or the transactions contemplated by the Merger Agreement (including any claim for breach (including a willful and material breach) or fraud), the termination of the Merger Agreement, the failure to consummate the transactions contemplated by the Merger Agreement or any claims or actions under applicable law arising under the Merger Agreement or otherwise.

Notwithstanding anything to the contrary in the Merger Agreement, in no event will the aggregate monetary liability of Parent, Merger Sub or the Sponsor relating to or arising out of the Merger Agreement, any related agreement or the transactions contemplated by the Merger Agreement or any such related agreement (including the Parent Termination Fee (as defined below), monetary damages in lieu of specific performance, damages for willful and material breach or fraud by such party and any consequential, special, indirect, punitive or other damages) exceed $2,500,000 (the “Parent Damages Cap”), and under no circumstances will any person be entitled to seek or obtain any monetary recovery or award (including the Parent Termination Fee, monetary damages in lieu of specific performance, damages for willful and material breach or fraud by such party or any consequential, special, indirect, punitive or other damages) in the aggregate in excess of the Parent Damages Cap against Parent, Merger Sub or the Sponsor, for, or with respect to, the Merger Agreement or the transactions contemplated by the Merger Agreement (including any claim for breach (including a willful and material breach) or fraud), the termination of the Merger Agreement, the failure to consummate the transactions contemplated by the Merger Agreement or any claims or actions under applicable law arising under the Merger Agreement or otherwise.

Notwithstanding the foregoing, under no circumstances will Parent, Merger Sub or the Company be permitted or entitled to receive both (i) a grant of specific performance that results in the Closing and (ii) payment of any monetary damages.

Termination Fees

Keypath may be required to pay the Keypath Termination Fee to Parent in the amount of $1,500,000 if:

•        the Merger Agreement is terminated by Keypath to enter into a definitive agreement providing for a Company Superior Proposal;

•        the Merger Agreement is terminated by Parent because a Company Adverse Recommendation Change has occurred prior to obtaining the Company Stockholder Approval;

•        (i) a Company Takeover Proposal has been publicly disclosed by any person after May 23, 2024 and not withdrawn prior to a termination of the Merger Agreement as contemplated by its terms and thereafter the Merger Agreement is terminated (x) by Parent or Keypath because the closing of the Merger has not occurred on or prior to the End Date and at the time of such termination the condition to the parties’ obligations to effect the Merger relating to the absence of legal prohibitions has been satisfied, (y) by Parent because of the breach of any representation, warranty, covenant or other agreement under the Merger Agreement by Keypath, which breach would give rise to the failure of any conditions to the obligations of Parent to effect the Merger or (z) by Parent or Keypath if the Company Stockholder Approval have not been obtained upon a vote taken thereon at the Stockholder Meeting or any adjournment or postponement thereof and (ii) at any time on or prior to the 12-month anniversary of such termination, Keypath or any of its subsidiaries enters into a definitive agreement with respect to any transaction included within the definition of Company Takeover Proposal that is subsequently consummated (whether within such 12-month period or thereafter); provided, that for the purposes of this provision, all references in the definition of Company Takeover Proposal to 20% will instead be references to 50%;

•        the Merger Agreement is terminated by Parent pursuant to a Keypath Breach Termination; or

•        the Merger Agreement is terminated by Parent pursuant to a Legal Restraint Termination, and the relevant order was primarily due to the material breach of Keypath of a representation, warranty, covenant or agreement of Keypath set forth in the Merger Agreement.

Parent may be required to pay a termination fee to Keypath in the amount of $2,000,000 (the “Parent Termination Fee”) if:

•        the Merger Agreement is terminated by Keypath pursuant to a Parent Breach Termination or a Financing Failure Termination; or

•        the Merger Agreement is terminated by Keypath pursuant to a Legal Restraint Termination, and the relevant order was primarily due to the material breach of Parent of a representation, warranty, covenant or agreement of Parent set forth in the Merger Agreement.

Notwithstanding anything in the Merger Agreement to the contrary, Keypath will not be entitled to seek or obtain any monetary recovery or award (including the Parent Termination Fee, monetary damages in lieu of specific performance, damages for willful and material breach or fraud by Parent or Merger Sub or any consequential, special, indirect, punitive or other damages) in the event that Parent is then, or at any time has been, prohibited from validly terminating the Merger Agreement pursuant to a Keypath Breach Termination primarily as a result of a failure of the condition set forth in clause I thereof.

Specific Performance

Keypath, Parent and Merger Sub are entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the performance of terms and provisions of the Merger Agreement, including the right of a party to cause each other party to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions of the Merger Agreement, and the right of Keypath to cause Parent to cause the Debt Financing to be funded pursuant to the terms of the Merger Agreement and to enforce the obligations of the Sponsor pursuant to the terms of the Limited Guaranty and the Merger Agreement, as applicable, without proof of actual damages.

Notwithstanding the foregoing or anything else to the contrary in the Merger Agreement, Keypath, Parent and Merger Sub agreed that, prior to the valid termination of the Merger Agreement, Keypath may seek and obtain an injunction, specific performance or other equitable remedies to specifically enforce Parent’s obligation to consummate the Closing at the time the Closing is required to occur on the terms and conditions set forth in the Merger Agreement, in each case, if and only if (and only so long as): (i) all of the conditions to the obligations of Parent and Merger Sub to effect the Merger have been (and remain) satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing), (ii) Parent and Merger Sub have failed to consummate the Merger by the date on which the Closing should have occurred pursuant to the Merger Agreement, (iii) the Debt Financing has been funded in full or will be funded in full at the Closing, in each case in accordance with the terms and conditions of the Credit Agreement, (iv) Keypath has provided to Parent and Merger Sub irrevocable written notice stating that (A) all of the closing conditions to the obligations of Keypath to effect the Merger have been satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing) and (B) the Company is ready, willing and able to consummate, and will consummate, the Closing if specific performance is granted and (v) Parent and Merger Sub fail to consummate the Closing within five (5) business days following such irrevocable notice; provided, that the conditions to the obligations of Parent and Merger Sub to effect the Merger must remain continuously satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing) throughout such five (5) business day period.

The Voting and Support Agreement ([page 16])

On May 23, 2024, in connection with the execution of the Merger Agreement, Keypath and the Majority Stockholder, who beneficially owns approximately 66% of the outstanding CDIs, entered into a Voting and Support Agreement (the “Support Agreement”) with respect to the shares of Common Stock and CDIs the Majority Stockholder owns (the “Owned Shares”). Under the Support Agreement, the Majority Stockholder agreed, among other things and on the terms set forth therein, to (i) not transfer any of its Owned Shares or to enter into a contract or agreement relating thereto except in certain circumstances; (ii) vote (or cause to be voted) at the Stockholder Meeting the Owned Shares then beneficially owned by the Majority Stockholder in favor of the approval of the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement; (iii) vote in favor of the approval of a proposal to adjourn or postpone the Stockholder Meeting to a later date if there are not sufficient votes for the approval of the Merger Agreement and the Merger on the date on which such meeting is held; (iv) vote against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled; and (v) vote in favor of any other matter or action necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement.

The Rollover Agreements ([page 16])

On May 23, 2024, in connection with the execution of the Merger Agreement, TopCo, an affiliate of Sterling Partners and the indirect owner of Parent, entered into a Rollover Agreement with each Rollover Stockholder pursuant to which each Rollover Stockholder, among other things, agreed to, directly or indirectly, exchange shares of Common Stock for the TopCo Equity Units, on or prior to the Closing, expressly conditioned upon such Rollover Stockholder and TopCo reaching agreement on and entering into, on or prior to the Closing, certain definitive agreements relating to (i) the governance terms and repurchase terms relating to the TopCo Equity Units (including the terms of an Amended and Restated Limited Liability Company Agreement of TopCo to which the Rollover Stockholders would become a party), (ii) certain future compensation arrangements with each Management Rollover Stockholder, including certain contingent put rights on the TopCo Equity Units, and (iii) the terms of new TopCo incentive equity plans (or equity-like incentive plans) benefiting each of the Management Rollover Stockholders. If TopCo and the Rollover Stockholders are unable to agree on such definitive agreements prior to the Closing, the Rollover Stockholders shall have no obligation to TopCo to exchange their shares of Common Stock as above-described in connection with the Merger. The foregoing compensation arrangements are described in greater detail in the “Special Factors — Interests of Certain Persons in the Merger” beginning on page 49.

Further, representatives of Sterling have had preliminary discussions with the Special Committee and additional members of Company management regarding potential rollover arrangements with respect to shares of Common Stock held by such additional members of Company management. However, there is no definitive agreement with respect to such rollover arrangements nor is there any understanding as to the amount of shares of Common Stock that would be subject to such rollover agreements or arrangements or the terms thereof, and there can be no assurances that the terms of such agreements or arrangements will be agreed upon with any additional members of Company management.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:     Why am I receiving this proxy statement?

A:     On May 23, 2024, we entered into the Merger Agreement providing for the Merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Merger Sub is a wholly-owned direct subsidiary of Parent. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the Merger Agreement and the other matters to be voted on at the special meeting.

Q:     What is the proposed transaction?

A:     The proposed transaction is the Merger of Merger Sub with and into the Company pursuant to the Merger Agreement. Following the Effective Time, the Company will be a wholly-owned subsidiary of Parent and is expected to be delisted from the ASX and deregistered under the Exchange Act.

Q:     What matters will be voted on at the special meeting?

A:     You will be asked to consider and vote on the following proposals:

•        to adopt the Merger Agreement;

•        to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•        to transact such other business that may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board.

Q:     Where and when is the special meeting?

A:     The special meeting will be held virtually on [__], 2024 at [10:00] a.m. Australian Eastern Standard Time (“AEST”) ([__], 2024 at [7:00] p.m. Central Time (“CT”)). You will be able to attend the special meeting by visiting the website at https://[__]. You will not be able to attend the special meeting in person.

Q:     Who can attend and vote at the special meeting?

A:     All stockholders of record at 8:00 a.m. AEST on [__], 2024 (5:00 p.m. CDT on [__], 2024), the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any adjournment or postponement thereof. In addition, holders of CDIs outstanding as of the record date are entitled to receive notice of and to attend and ask questions at the special meeting or any adjournment or postponement thereof and may instruct CDN to vote the shares of Common Stock underlying their CDIs using the CDI Voting Instruction Form included with this proxy statement. Alternatively, a record holder of CDIs who obtains a legal proxy from CDN prior to the meeting may attend and vote in person (electronically) at the meeting.

Beginning 10 days prior to the special meeting, a complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder, for any purpose germane to the special meeting by visiting https://[__]. Such list will also be available during the webcast of the virtual special meeting at the website at https://[__].

Q:     What is a quorum?

A:     In order for any matter to be considered at the special meeting, there must be a quorum present. The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on such matters as of the record date for the special meeting will constitute a quorum. Shares of Common Stock represented by proxies reflecting abstentions will be counted as present and entitled to vote for purposes of determining a quorum. The presence of a quorum is assured due to the agreement of the Majority Stockholder to vote in favor of the proposals pursuant to the Support Agreement. See “The Special Meeting — Record Date and Quorum” on page 67.

Q:     What will I receive in the Merger?

A:     If the Merger is completed, you will be entitled to receive A$0.87 in cash, without interest, less any applicable withholding taxes, for each share of Common Stock that you own (including the shares of Common Stock that are underlying CDIs (the “Depositary Shares”)), unless you properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Common Stock (or CDIs over those shares of Common Stock), you will be entitled to receive A$87.00 in cash in exchange for your shares of Common Stock (including the shares of Common Stock that are underlying CDIs), without interest, less any applicable withholding taxes. You will not be entitled to receive shares of the Surviving Corporation or any of the Parent Parties.

Q:     How will my Keypath Options and Keypath RSUs be treated in the Merger?

A:     As described in more detail on page 4, and subject to certain agreed exceptions and on such terms and conditions set forth in the Merger Agreement, immediately prior to the Effective Time, (i) each outstanding Vested RSU will be canceled and converted into the right to receive, within ten (10) business days following the Closing, a cash payment equal to the Cash Replacement Vested RSU Amount, without any interest and subject to all applicable withholding; and (ii) each outstanding Unvested RSU will be canceled and converted into the right to receive, a cash payment equal to the Cash Replacement Unvested RSU Amount, without any interest and subject to all applicable withholding. The Cash Replacement Unvested RSU Amounts will, subject to the holder’s continued service with Parent and its affiliates through the applicable vesting dates, vest and be payable at the same time as the Unvested RSU for which such Cash Replacement Unvested RSU Amounts were exchanged would have vested pursuant to the Unvested RSU’s terms.

Also pursuant to the terms and conditions of the Merger Agreement, immediately prior to the Effective Time, each outstanding Keypath Option, to the extent then unexercised, would automatically become immediately vested and be canceled and converted into the right to receive, within ten (10) business days following the Closing, a cash payment equal to, with respect to each share of Common Stock underlying such Keypath Option, the excess, if any, of the Transaction Consideration over the exercise price of such Keypath Option, without any interest and subject to all applicable withholding. Any Keypath Option with an exercise price that is greater than or equal to the Transaction Consideration (i.e. are “underwater”) as of the Effective Time will be cancelled for no consideration or payment. Accordingly, because all Keypath Options are “underwater” based on the Transaction Consideration, they will be all cancelled at the Effective Time for no consideration or payment.

While Keypath is listed on the ASX, it must comply with the ASX Listing Rules. Keypath is prohibited under the ASX Listing Rule 6.23.2 from making a change, which has the effect of cancelling Keypath RSUs for consideration unless such change is approved by Keypath’s stockholders. Accordingly, Keypath will apply to the ASX for a waiver of the ASX Listing Rule 6.23.2 to permit Keypath to cancel those Keypaths RSUs described above for consideration without obtaining the approval of Keypath stockholders.

Q:     Is the Merger expected to be taxable to me?

A:     If you are a U.S. holder (as defined below), the receipt of cash for your shares of Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder (as defined below), the receipt of cash for your shares of Common Stock pursuant to the Merger generally will not be a taxable transaction for U.S. federal income tax purposes, unless you have certain connections to the United States, or you are treated as receiving a distribution with respect to your shares of Common Stock that is subject to U.S. federal income withholding tax (taking into account any applicable income tax treaty). See “Special Factors — Material U.S. Federal Income Tax Considerations of the Merger” beginning on page 54 for a further discussion of certain material U.S. federal income tax consequences of Merger to holders of shares of Common Stock. You should consult your tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Holders of Common Stock and/or CDIs who are Australian Holders (as that term is defined in the section entitled “Special Factors — Certain Australian Income Tax Consequences”) should be aware that the disposal of Common Stock and/or CDIs in relation to the Merger may have tax consequences in Australia, including, without limitation, the possibility that the disposal of Common Stock and/or CDIs pursuant to the Merger is a taxable transaction for Australian income tax purposes. Holders of Common Stock and/or CDIs who are Australian Holders or otherwise potentially within the scope of Australian tax should consult their own professional tax advisors to determine the particular Australian tax consequences to them (including Australian income tax, goods and services tax and stamp duty) of the Merger in their particular circumstances. See “Special Factors — Certain Australian Income Tax Consequences” beginning on page 58 for additional information.

Q:     What vote of our stockholders is required to approve the proposal to adopt the Merger Agreement?

A:     Under Delaware law and as a condition to the consummation of the Merger, stockholders holding at least a majority of the shares of Common Stock outstanding and entitled to vote at the close of business on the record date must vote “FOR” the proposal to adopt the Merger Agreement. In addition, the Merger Agreement requires, as a condition to the consummation of the Merger, that holders representing a majority of the shares of Common Stock held by the Unaffiliated Stockholders, must have voted “FOR” the proposal to adopt the Merger Agreement. As of [__], 2024, which is the record date, there were [            ] shares of Common Stock outstanding (including shares underlying outstanding CDIs on such date).

The Sponsor indirectly controls the Majority Stockholder, which holds approximately 66% of the Company’s outstanding CDIs. Mr. Epstein is a managing director of the Sponsor and serves as the Sponsor’s Chief Operating Officer, General Counsel and Chief Compliance Officer. Mr. Hoehn-Saric is a co-founder and managing director of the Sponsor. Each of Messrs. Epstein and Hoehn-Saric holds indirect economic interests in the Sponsor, the Majority Stockholder, Parent and Merger Sub. The Majority Stockholder has agreed, pursuant to a Support Agreement that it entered into with the Company on May 23, 2024, to, among other things, vote (or cause to be voted) at the special meeting of Company stockholders the shares of Common Stock owned by the Majority Stockholder in favor of the approval of the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement. This means that the Majority Stockholder Approval and the approval of the adjournment proposal are assured.

Q:     What will happen if I abstain from voting or fail to vote on the proposal to adopt the Merger Agreement?

A:     A failure to vote your shares of Common Stock (or failure to submit voting instructions to your broker, bank or other nominee, in the case of CDIs that are held in “street name”) or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. See “The Special Meeting — Required Vote” on page 67.

Q:     How will our Majority Stockholder, directors and executive officers vote on the proposal to adopt the Merger Agreement?

A:     In connection with the Merger Agreement, the Majority Stockholder has agreed, pursuant to a Support Agreement that it entered into with the Company on May 23, 2024, to, among other things, vote (or cause to be voted) at the special meeting of Company stockholders the shares of Common Stock owned by the Majority Stockholder in favor of the approval of the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement. As of [__], 2024, the record date for the special meeting, the Majority Stockholder owned 141,687,978 CDIs, or collectively approximately 66.00% of the Company’s outstanding CDIs.

Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Common Stock in favor of the adoption of the Merger Agreement. As of [__], 2024, the record date for the special meeting, our directors (including Messrs. Epstein and Hoehn-Saric) and current executive officers owned, in the aggregate, 10,382,897 CDIs, or collectively approximately 4.84% of the Company’s outstanding CDIs. Due to the agreement of the Majority Stockholder to vote in favor of the merger proposal, the Majority Stockholder Approval is assured. The votes of the directors and current executive officers will have no impact on our ability to obtain the approval of the majority of Unaffiliated Stockholders.

Q:     What vote of our stockholders is required to approve other matters to be discussed at the special meeting?

A:     The proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the holders of shares of Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against the matter. The approval of the adjournment proposal is assured due to the agreement of the Majority Stockholder to vote in favor of such proposal pursuant to the Support Agreement.

Q:     How does the Board recommend that I vote?

A:     The Board, acting on the unanimous recommendation of the Special Committee, unanimously recommends that our stockholders vote:

•        “FOR” the proposal to adopt the Merger Agreement; and

•        “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

You should read “Special Factors — Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 31 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. See also “Special Factors — Interests of Certain Persons in the Merger” beginning on page 49.

Q:     Am I entitled to exercise appraisal rights instead of receiving the Transaction Consideration for my shares of Common Stock?

A:     Stockholders (including holders of CDIs) who do not vote in favor of the proposal to adopt the Merger Agreement are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of Common Stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the Transaction Consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement. To exercise your appraisal rights, you must comply with the requirements of the DGCL. See “Rights of Appraisal” beginning on page 130 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement.

Q:     What effects will the Merger have on Keypath?

A:     The Common Stock is currently registered under the Exchange Act and is quoted on the ASX under the ASX code “KED.” As a result of the Merger, the Company will be wholly-owned by Parent. Following the consummation of the Merger, the registration of Common Stock and our reporting obligations under the Exchange Act with respect to such registration will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, Keypath will apply for the delisting of its CDIs from the ASX and, following the delisting, Keypath will no longer be listed on the ASX and will cease to have publicly traded equity securities.

Q:     Who will own the Company immediately after the Merger?

A:     As a result of the Merger, and subject to agreement on certain terms (as described in “Special Factors — The Rollover Agreements”), the Sponsor, Mr. Fireng, the Company’s Global Chief Executive Officer and Executive Director and Mr. O’Hare, the Company’s Chief Executive Officer, Australia Asia-Pacific will indirectly hold approximately [__]%, [__]%, and [__]%, respectively, of the fully diluted equity interests of Parent, which will, in turn, own 100% of the equity interests of the Company immediately following the completion of the Merger.

Q:     When is the Merger expected to be completed?

A:     The parties to the Merger Agreement are working to complete the Merger as quickly as possible. In order to complete the Merger, the Company must obtain the Company Stockholder Approval described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or, to the extent permitted, waived. See “The Merger Agreement — Conditions to the Merger” beginning on page 88. The Company currently expects to complete the Merger during the first quarter of the Company’s fiscal year ended June 30, 2025 (i.e., July 1 to September 30, 2024). The Company, however, cannot assure completion of the Merger by any particular date, if at all. The Merger Agreement may be terminated by either party if the closing of the Merger has not occurred on or prior to 12:01 a.m., Chicago time, on September 20, 2024 (the “End Date”). The commitment under the Credit Agreement to provide the Debt Financing also expires on or around the End Date, unless the Merger Agreement is earlier terminated. Because consummation of the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time, if it is completed at all.

Q:     What happens if the Merger is not consummated?

A:     If the proposal to adopt the Merger Agreement is not approved by the Company’s stockholders, or if the Merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a public company, the CDIs will continue to be listed and quoted for trading on the ASX and the Common Stock will continue to be registered under the Exchange Act. Under specified circumstances, the Company may be required to pay Parent (or one or more of its designees) a termination fee. See “The Merger Agreement — Termination Fees” beginning on page 92.

Q:     What do I need to do now?

A:     We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the Merger affects you. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•        mail, using the enclosed postage-paid envelope;

•        telephone, using the toll-free number listed on each proxy card; or

•        the Internet, at the address provided on each proxy card.

If your CDIs are held by your broker, bank or other nominee (rather than registered in your name directly), you are considered the beneficial owner of CDIs held in “street name” and we expect you will receive a CDI Voting Instruction Form from your broker, bank or other nominee seeking instruction from you as to how you direct CDN to vote the shares underlying your CDIs.

Q:     If I am a record holder of CDIs, will the shares underlying my CDIs be voted if I do not sign and return my CDI Voting Instruction Form or vote online, or by facsimile prior to the special meeting?

A:     If you are a holder of record of CDIs and you do not instruct CDN how to vote the shares of Common Stock underlying your CDIs by returning your CDI Voting Instruction Form, voting online, or by facsimile prior to the meeting (or do not obtain a legal proxy from CDN prior to the meeting and vote in person (electronically)), the shares of Common Stock underlying your CDIs will not be voted at the special meeting and will not be counted as present for purposes of determining whether a quorum exists. If you fail to return your CDI Voting Instruction Form or otherwise fail to instruct CDN how to vote the shares of Common Stock underlying your CDIs (or fail to obtain a legal proxy from CDN prior to the meeting and vote in person (electronically)), your vote will not be included in the overall vote totals.

Q:     What happens if I sell my shares of Common Stock or CDIs before completion of the Merger?

A:     If you transfer your shares of Common Stock, you will have transferred your right to receive the Transaction Consideration in the Merger. In order to receive the Transaction Consideration, you must hold your shares of Common Stock or CDIs through completion of the Merger.

Q:     Can I change or revoke my proxy or CDI Voting Instruction Form after it has been submitted?

A:     Yes. If you are a stockholder of record, you can change or revoke your proxy at any time before [10:00] a.m. AEST on [__], 2024 ([7:00] p.m. CDT on [__] 2024) (except in the event you are revoking your proxy by attending the special meeting and voting electronically) by:

•        submitting another proxy over the internet or by fax for shares you hold directly;

•        timely delivering a written notice of the revocation of your proxy to Keypath Education International, Inc., 1501 Woodfield Rd, Suite 204N, Schaumburg, IL, Attention: General Counsel;

•        timely delivering a valid, later-dated proxy by mail; or

•        attending the special meeting and voting electronically. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are a holder of CDIs and you direct CDN to vote by completing the CDI Voting Instruction Form, you may revoke those instructions by delivering to Computershare Investors Service Pty Ltd (“Computershare”), no later than [__], 2024 at [10:00] a.m. AEST ([__], 2024 at[ 7:00] p.m. CT), a written notice of revocation bearing a later date than the CDI Voting Instruction Form previously sent. In addition, if you are a holder of CDIs, you may change your vote by completing a later-dated CDI Voting Instruction Form and delivering to Computershare, no later than [__], 2024 at [10:00] a.m. AEST ([__], 2024 at [7:00] p.m. CT).

Q:     What does it mean if I get more than one proxy card or CDI Voting Instruction Form

A:     If your shares of Common Stock or your CDIs are registered differently or are held in more than one account, you will receive more than one proxy card or CDI Voting Instruction Form. Please complete and return all of the proxy cards or CDI Voting Instruction Forms you receive (or submit each of your proxies or CDI Voting Instruction Forms over the internet or by one of the other methods described elsewhere in this proxy statement) to ensure that all of your shares are voted.

Q:     Who can help answer my other questions?

A:     If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card or CDI Voting Instruction Form, please contact [__], which is acting as the Company’s proxy solicitation agent and information agent in connection with the Merger.

[__]

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

The following is a discussion of the Merger, including the process undertaken by the Company, the Board and the Special Committee in identifying and determining whether to engage in the Merger. This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

On June 1, 2021, the Company consummated its initial public offering at A$3.71 per share, which raised A$212.1 million of new capital through the primary issuance of 57.2 million CDIs (the “IPO”). In connection with marketing the IPO, the Majority Stockholder, in an effort to bring confidence to the stock price, had maintained that it was a long-term holder and not seeking to generate near-term liquidity. Since the IPO, in the ordinary course of business, the Board and the senior management team of the Company have regularly reviewed near- and long-term strategy, performance, positioning and operating prospects of the Company with a view toward enhancing stockholder value. In addition, the Board and senior management team would regularly evaluate the stock price and trading volume and discuss how liquidity in the CDIs could be improved.

The law firms Katten Muchin Rosenman LLP (“Katten”) and Clayton Utz represented the Company in connection with the IPO, and they have continued as Company counsel since the date of the IPO. In connection with the IPO, certain partners of Katten and Clayton Utz (or their family members) acquired 2,340 CDIs in the aggregate at the IPO price of A$3.71 per share. In addition, prior to the IPO, Katten represented the Company when it was a private company as regular outside corporate counsel, which included work on debt and equity financings, merger and acquisitions and general corporate matters. Finally, as was disclosed to the Special Committee and the Board had always been aware, Katten has regularly performed work for the Sponsor and its affiliates and their respective portfolio companies, including in connection with debt and equity financings, merger and acquisitions, securities matters, corporate governance, tax matters, employment matters and litigation.

Following the IPO, the Majority Stockholder held approximately 66% of the Company’s outstanding CDIs. Given the existence of a controlling stockholder, from time to time, the Board would discuss with its advisors the implications of having a controlling stockholder under Delaware law. On November 28, 2022, after a request from the Board, the General Counsel, Mr. Eric Israel and representatives of Katten and Clayton Utz prepared a presentation for Ms. Diana Eilert, Chair of the Board of Directors of the Company (the “Board”) as a high-level primer on issues that may arise in a take-private transaction, including one by a controlling stockholder, under U.S. securities laws, Delaware law and the ASX Listing Rules. At this point, there was no discussion or indication that any such proposal would be forthcoming, however, given the illiquidity of the stock, the steady decline in the price of the CDIs since the IPO and other controlling shareholder transactions for ASX listed companies, Ms. Eilert felt it prudent for the Board to have a full and clear understanding of processes and requirements in both the U.S. and Australia. In this presentation (and subsequently), Katten advised the Company on matters of U.S. law, and Clayton Utz advised the Company on matters of Australian law (including the ASX rules). Ms. Eilert reviewed the presentation and asked Mr. Israel and representatives from Katten and Clayton Utz to present at an upcoming Board meeting on the topics discussed in the presentation.

On February 23, 2023, at a regular meeting of the Board, Mr. Israel and representatives from Katten and Clayton Utz presented to the Board the presentation previously provided to Ms. Eilert with some modifications reflecting comments from Ms. Eilert. Part of the presentation included a discussion on the use of special committees in transactions with a controlling stockholder. The Board then discussed the illiquidity of the stock and, consistent with numerous requests from Company stockholders, requested that Messrs. Avi Epstein and Chris Hoehn-Saric, both members of the Board and as representatives of Sponsor, consider options to assist in enhancing the liquidity of the stock. The independent directors met separately at the conclusion of the Board meeting to discuss matters associated with the Sponsor. Following this meeting, the Board requested that Katten prepare draft resolutions that could be used by the Board to establish a special committee if the controlling stockholder were to ever make an offer for the Company.

On June 21, 2023, at a regular meeting of the Board, Mr. Israel discussed with the Board the draft resolutions that would authorize the formation of a special committee consisting entirely of independent directors and chaired by Ms. Eilert were a bid ever to be received from the controlling stockholder. The Board reviewed the resolutions and agreed that the form of resolutions establishing a special committee would be appropriate to adopt if the controlling stockholder made a bid for the Company. Given the size of the potential transaction, and desire to control costs in order to enhance consideration to the stockholders, the Board determined that if formed, the Special Committee would utilize regular Company counsel, Katten and Clayton Utz, as its legal advisors, and not retain separate counsel. The independent directors met separately at the conclusion of the Board meeting to discuss matters associated with the Sponsor.

In August 2023, the Board agreed to provide certain confidential information of the Company to potential lenders. Mr. Israel and representatives from Katten and Clayton Utz prepared a customary non-disclosure agreement with a standstill provision as a prerequisite before any potential lender was permitted access to confidential information.

In September 2023, the Company continued preparations to file a General Form for Registration of Securities on Form 10 with the SEC (the “Form 10”) in order to register the CDIs as a result of exceeding certain total asset and holder of record thresholds set forth in Section 12(g) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including by engaging KPMG LLP to audit the Company’s FY21-23 financial statements under PCAOB standards. In addition, at this time, Ms. Eilert began engaging with potential investment bankers to act as advisors in the event the Sponsor made an offer for the Company. During this time, Mr. Israel and representatives from Katten and Clayton Utz negotiated an engagement letter with one international investment bank, but such investment bank ultimately was not engaged.

On October 10, 2023, representatives of Katten and Clayton Utz joined a regular Board meeting. At this meeting, Mr. Avi Epstein outlined a potential transaction in which the Company could borrow funds from a third-party lender and launch a self-tender in which the Company would repurchase outstanding CDIs from interested stockholders at a specified price with a goal of the Company being delisted from the ASX and eliminating registration requirements with the SEC. Mr. Epstein outlined the Sponsor’s views as to the potential benefits of such a transaction to the Company’s stockholders, which included (i) liquidity for those stockholders seeking to exit, (ii) continuity for those stockholders seeking to retain their equity in the Company, (iii) delisting from the ASX and avoiding the costs of being a public company, including the distraction to management in maintaining the Company’s public listing, (iv) the Sponsor’s unwillingness to partake in any other type of transaction at such time, (v) addressing a growing issue in maintaining management’s motivation to stay with the Company and perform in light of the low stock price and (vi) the inability for members of management to sell CDIs (including for purposes of paying tax obligations triggered upon vesting of equity awards) due to the lack of liquidity. The Board also discussed the Company remaining a public company. The independent directors met separately at the conclusion of the Board meeting to discuss matters associated with the Sponsor.

On October 11, 2023, representatives of Katten and Clayton Utz had a conference call with representatives of Kirkland & Ellis (“Kirkland”), who were serving as U.S. counsel to the Sponsor, and Allens (“Allens”), who were serving as Australian counsel to the Sponsor, to discuss a possible structure for a self-tender and the ASX delisting, as well as a potential timeline in light of the upcoming Form 10 filing.

On October 16, 2023, the Board held a special meeting to further discuss the potential borrowing and self-tender. The Board discussed the benefits of the potential transaction considering the lack of liquidity in the trading of the CDIs and the depressed stock price. Representatives of Katten and Clayton Utz joined the meeting in order to answer questions from the Board on a potential self-tender. The independent directors met separately at the conclusion of the Board meeting to discuss the potential transaction.

On October 19, 2023, the Board held another special meeting during which the Board and representatives of Katten and Clayton Utz discussed the implications of a self-tender for the Company in light of U.S. securities laws, Delaware law and the ASX Listing Rules. During the meeting, Messrs. Epstein and Hoehn-Saric reiterated their perspective that the Company and its stockholders would be best served if the Company were to be private, and senior management and the others members of the Board were interested in exploring a take private. Mr. Epstein suggested the Company engage the Sponsor’s financial advisor in order to assist with the preparation of a financial projection model that could be shared with potential lenders. At the conclusion of the meeting, the Board asked representatives of Katten and Clayton Utz to continue to explore with their counterparts at Kirkland and Allens the feasibility of a self-tender and the process for the Company to explore debt financing options. The independent directors met separately at the conclusion of the Board meeting to discuss matters associated with the Sponsor.

Following the October 19, 2023 meeting and prior to the November 6, 2023 Board meeting, representatives from Katten, Clayton Utz, Kirkland and Allens discussed a potential transaction, including the potential voting requirements in connection with a delisting from the ASX and timing given the planned Form 10 filing.

On November 6, 2023, the Board members discussed with legal counsel a potential transaction and the immediate next steps in order to test the viability of the transaction. These included the Sponsor’s financial advisor assisting the Company in preparing a financial projection model and prospective lenders being given access to confidential information in order to propose a debt package. The independent directors met separately at the conclusion of the Board meeting to discuss the potential transaction. Following the meeting, counsel from both sides discussed the arrangement with the Sponsor’s financial advisor, and the Company negotiated and executed an indemnification letter and non-disclosure agreement, but not a full engagement letter, with the Sponsor’s financial advisor permitting the Sponsor’s financial advisor to review the Company’s projections and create a model to potentially be shared with prospective lenders. In addition, the Company continued to negotiate and execute non-disclosure agreements with prospective lenders and populate a data room with relevant information.

On November 14, 2023, representatives from the Sponsor’s financial advisor attended a regular meeting of the Board to discuss preparation of the financial projection model and strategic alternatives to a self-tender, which included remaining a public company, a sale process to find a third party acquiror and a take private by the Sponsor. At the conclusion of the presentation of the Sponsor’s financial advisor, representatives from the Sponsor reiterated that they were not interested in selling to a third party at the current valuation given their desire to build value in Keypath over the long term. The independent directors met separately at the conclusion of the Board meeting to discuss matters associated with the Sponsor.

On November 21, 2023, representatives of Katten and Clayton Utz joined a regular Board meeting. The Board discussed strategic alternatives, including the Company remaining a public company. At the request of the Board, if a transaction were pursued, representatives from Katten and Clayton Utz presented on three potential transaction structures: (i) self-tender — the Company incurring debt or issuing preferred equity with proceeds funding a self-tender at a to be determined price; (ii) one-step merger — the Company and an affiliate of the Sponsor negotiating and executing an Agreement and Plan of Merger, which is subject to Board approval and a stockholder vote and (iii) two-step merger — an affiliate of the Sponsor launches a tender-offer and, after reaching 90% of the outstanding stock, it would complete a back-end short-form merger to acquire the balance of the Company’s stock (this second-step would not require a stockholder vote). In all cases, the goal would be for the Company to delist from the ASX and also no longer be an SEC registrant. However, representatives from Clayton Utz discussed that with a self-tender that goal may not be able to be achieved if (i) the participation level in a self-tender is not high enough or (ii) the Company fails to obtain approval to delist from the ASX from holders of 75% of the voting power held by the minority stockholders. Representatives of Katten and Clayton Utz discussed the potential process for a transaction led by the Sponsor, including a discussion on establishment of a special committee, engagement of advisors and a requirement that approval of the transaction be subject to the vote of a majority of the voting power held by the minority stockholders. The presentation ended with a discussion of fiduciary duties for the Board and the controlling stockholder. The independent directors met separately at the conclusion of the Board meeting to discuss the potential transaction.

On November 29, 2023 and December 7, 2023, representatives from Katten and Kirkland had calls to discuss the potential transaction. On the December 7, 2023 call, representatives from Kirkland confirmed that (i) a self-tender was not the preferred approach, in large part because of the increased complexity, timeline and execution risk, and the Sponsor was accordingly focused on a take private transaction structured as a one-step or two-step merger, (ii) the Sponsor was not a seller at any price that is reasonably foreseeable to be proposed, (iii) the Sponsor, rather than the Company, would lead discussions with the prospective lenders given the debt financing would now be to an acquisition vehicle formed by the Sponsor; and (iv) the Sponsor would formally engage its financial advisor to act on its behalf on the buy side. The representatives also discussed the formation of a special committee, the need for a fairness opinion and desire to prepare a comprehensive transaction timeline. Following the call, counsel for the Company and the Sponsor exchanged comments on an illustrative transaction timeline beginning with the filing of the Form 10 registration statement, which was originally scheduled for the end of January 2024.

On January 29, 2024, representatives from Katten joined a meeting of the independent directors of the Board to discuss the potential transaction timeline and possible role for a special committee in the process.

On February 21, 2024, the Board established and designated a special committee of independent directors, consisting of Diana Eilert (Chair), Rob Bazzani, Susan Wolford and Melanie Laing (the “Special Committee”) to, among other things, evaluate, review and negotiate the price and terms of any potential transaction involving the Company and to recommend action to the full Board with respect to any such potential transaction (including, if deemed appropriate by the Special Committee, a recommendation to reject any and all potential transactions), all on behalf, and in furtherance of the best interests, of the stockholders of the Company. The Board granted the Special Committee the authority to engage advisors it deemed necessary in order for the Special Committee to discharge its duties. However, given the size of the potential transaction, and desire to control costs in order to enhance consideration to the stockholders, the Board determined the Special Committee should utilize regular Company counsel, Katten and Clayton Utz, as its legal advisors, and not retain separate counsel. The Special Committee sought proposals from three investment banks regarding a fairness opinion engagement. After review of such proposals, the Special Committee determined that BMO Capital Markets Corp. (“BMO”) had the most relevant and recent experience for the proposed transaction. The Special Committee began discussions with BMO about providing a fairness opinion to the extent the Special Committee received an offer from the Sponsor and thereafter negotiated a transaction with the Sponsor that required Special Committee approval, and representatives from Katten and Clayton Utz began negotiations of an engagement letter with BMO.

On February 22, 2024, representatives of Katten and Kirkland had a call to discuss the timing of the Form 10 registration statement filing and other considerations in connection with a potential offer by the Sponsor.

On February 23, 2024, the Special Committee received a non-binding indicative offer from the Sponsor to acquire, through a special purpose vehicle established by the Sponsor, all of the outstanding shares of common stock (the “Common Stock”) of the Company not already owned by the Sponsor or its affiliates for a gross cash consideration of A$0.65 per share, less the per share dollar amount of the aggregate fees and expenses incurred by the Special Committee (the “Original Proposal”). The offer was conditioned on, among other things, (i) finalizing the terms of the debt financing and (ii) rollover of 100% of the existing shares of Common Stock held by members of management. The Sponsor confirmed that it was only interested in acquiring all of the Common Stock not already owned by the Sponsor or its affiliates, and the Sponsor was not interested in pursuing any potential alternative transaction. The Original Proposal also contemplated a possible option for non-management stockholders to rollover. Finally, the Original Proposal was expressly subject to a non-waivable condition requiring the approval of the holders of a majority of the shares of Common Stock that are not owned by the Sponsor or their affiliates, and the Sponsor was made subject to acceptance by the Special Committee who were authorized by the Board to accept or reject any transaction proposal.

On February 25, 2024, the Special Committee held a meeting attended by representatives of Katten, Clayton Utz and BMO. The Special Committee and its advisors discussed the key components of the Original Proposal, including the proposed per share consideration. Representatives from Katten and Clayton Utz discussed jurisdictional considerations for such a proposed transaction, and all attendees discussed a potential timeline with respect to the consummation of the Merger. The Special Committee directed Clayton Utz to prepare a leak strategy memorandum in case the Original Proposal became public.

On February 26, 2024, the Company announced its results for the half-year ended December 31, 2023 and filed the Form 10 with the SEC. The Company noted that it expected to be at the upper end of its fiscal year 2023 revenue guidance: $130 million – $135 million on a constant currency basis.

On February 27, 2024, representatives from Katten and Kirkland had a call to discuss the workstreams related to the Original Proposal.

On February 29, 2024, the Special Committee held a meeting to discuss of BMO’s engagement letter and the Special Committee’s timeline for BMO’s analysis of the Original Proposal.

On March 1, 2024, the Special Committee approved and executed an engagement letter with BMO pursuant to which BMO would provide an opinion to the Special Committee, as to the fairness, from a financial point of view, to the holders of the CDIs representing shares of Common Stock (other than Sponsor and its affiliates) of the consideration to be received by such stockholders in the Merger.

On March 4, 2024, the Special Committee held a meeting that representatives of Katten and BMO attended. The Special Committee discussed with BMO the work that BMO would intend to complete in connection with its engagement. The Special Committee also discussed the Original Proposal and the terms of a proposed response by the Special Committee to the Original Proposal, indicating that the Original Proposal was below its expectation of a reasonable price per share. The Special Committee also discussed the prospect of the Company remaining a public company. The Special Committee directed Mr. Israel and representatives from Katten and Clayton Utz to draft a response letter to the Sponsor for its consideration.

Following the meeting, Mr. Israel circulated a proposed response letter and the Special Committee members and legal advisors commented on the content. On March 8, 2024, Ms. Eilert delivered the response to Mr. Epstein citing that the Original Proposal was inadequate because (i) the Special Committee believed that the price in the Original Proposal undervalued the Company, (ii) the uncertainty of the purchase price given the reduction for costs incurred by the Special Committee and (iii) the conditionality created by the 100% management rollover requirement. The Special Committee concluded by inviting the Sponsor to make an improved proposal, but the response letter noted that Company performance had improved and the Special Committee could reject any proposal. The Special Committee also authorized the Sponsor to begin discussions with Steve Fireng about the rollover. Shortly thereafter, the Special Committee also authorized the Sponsor to begin discussions with Ryan O’Hare about the rollover.

On March 10, 2024, the Chief Financial Officer of the Company, Mr. Peter Vlerick, resigned from his position at the Company, effective May 3, 2024.

On March 14, 2024, Mrs. Eilert had a call with Mr. Epstein during which they discussed the Special Committee’s position that the Original Proposal was inadequate. Thereafter, the Special Committee held a meeting that representatives of Katten, Clayton Utz and BMO attended. Ms. Eilert summarized her discussion with Mr. Epstein regarding the Special Committee’s rejection of the Original Proposal, and the attendees discussed considerations regarding the valuation of the Company on a per-share basis in connection with a potential transaction with the Sponsor. At this meeting, representatives of BMO reviewed the March 14, 2024 preliminary discussion materials described under “Opinion of Opinion of BMO Capital Markets Corp. — Preliminary Discussion Materials” and answered questions from the members of the Special Committee.

On March 22, 2024, the Special Committee received an updated, non-binding indicative offer from the Sponsor to acquire, through a special purpose vehicle established by the Sponsor, all of the outstanding shares of Common Stock not already owned by the Sponsor or its affiliates for a gross cash consideration of A$0.80 per share (the “Revised Proposal”). In support of its valuation, the Sponsor provided valuation support materials. The Revised Proposal did not include a reduction in consideration for the costs and expenses incurred by the Special Committee. However, the Revised Proposal was conditioned on, among other things, (i) finalizing and executing mutually acceptable definitive documents, including the debt financing commitments and (ii) mutual agreement on the rollover of shares of Common Stock held by members of the senior management team, but not all employees. With respect to any rollover by non-management holders, the Sponsor indicated it was being explored by counsel. Again, the Sponsor confirmed that it was only interested in acquiring all of the Common Stock not already owned by the Sponsor or affiliates of the Sponsor, was not interested in pursuing any potential alternative transaction. Finally, as requested by the Special Committee, the Revised Proposal made clear that the definitive merger agreement would not include a financing condition.

On March 24, 2024, the Special Committee held a meeting to discuss the Revised Proposal. Representatives of Katten, Clayton Utz and BMO attended and discussed with the Special Committee (i) the valuation support materials received from the Sponsor, (ii) the preliminary valuation work conducted by BMO as previously presented by BMO at the March 14, 2024 meeting and (iii) a potential response by the Special Committee to the Revised Proposal. In addition, Mr. Malcolm McNab, Director of Investor Relations, discussed a counterfactual analysis he was preparing which assumed the potential transaction did not occur and the Company would remain a publicly traded company. The Special Committee discussed with Mr. McNab the prospect of the Company remaining a public company and possibilities for enhancing the liquidity of the CDIs. However, the Special Committee elected to continue to pursue a potential transaction, given its belief that continuing to trade on public markets would not ultimately lead to meaningfully enhanced trading value, and directed Mr. Israel and representatives from Katten and Clayton

Utz to prepare a response to the Revised Proposal. During the meeting, based on the information available to the Special Committee, including the preliminary valuation information, the Special Committee members agreed on a counterproposal of a price per share of at least A$0.87.

Following the meeting, Mr. Israel circulated a proposed response letter and the Special Committee members and legal advisors commented on the content. On March 27, 2024, Ms. Eilert delivered a response letter to the Sponsor stating that the Special Committee would require a price per share of at least A$0.87 in order to consider proceeding with the Merger. The response letter also requested confirmation in writing that the price per share would not be reduced by the costs and expenses incurred by the Special Committee. Finally, the Special Committee invited the Sponsor to discuss the terms of a rollover with members of the executive management team, but emphasized that any such arrangements would need to be executed at the time the definitive merger agreement is signed and not be conditions to closing.

On March 27, 2024, Ms. Eilert had a call with Mr. Epstein during which she reiterated that the Special Committee would require a price per share of at least A$0.87 in order to consider proceeding with the Merger. Ms. Eilert also emphasized that the Merger could not be conditioned on any employee rollover arrangements. Finally, Ms. Eilert gave an update on the estimated fees and expenses of the Special Committee in evaluating the Merger, and Mr. Epstein confirmed there would not be any purchase price reduction for any such fees and expenses.

On April 4, 2024, the Special Committee held a meeting to discuss the status of discussions with the Sponsor regarding the price per share of Common Stock in connection with the Merger.

On April 14, 2024, the Special Committee received an updated, non-binding indicative offer from the Sponsor to acquire through a special purpose vehicle established by the Sponsor all of the outstanding shares of Common Stock not already owned by the Sponsor or its affiliates, for gross cash consideration of A$0.87 per share (the “Updated Proposal”). The Updated Proposal remained subject to (i) approval of the transaction as set forth in the definitive agreements by the holders of a majority of the shares of Common Stock that are not owned by the Sponsor or its affiliates, (ii) finalization and execution of mutually acceptable definitive agreements (including execution of the definitive credit agreements), and (iii) reaching final agreement with certain members of the executive leadership team on their rollover. The Sponsor indicated that the Updated Proposal assumed transactions expenses for the Special Committee of $2.5 million as previously estimated by the Special Committee, and indicated that there would be no reduction in the price per share for any expenses incurred by the Special Committee. For the executive rollover, the Sponsor had been in discussions with Mr. Fireng and Mr. O’Hare (as previously authorized by the Special Committee), and beyond the executive leadership team, there would be no rollover requirement.

Following the delivery of the response, from time to time, representatives of Kirkland and Katten would discuss the terms of the transaction and, if a transaction was agreed, process for execution of a definitive agreement.

On April 17, 2024, the Special Committee held a meeting that representatives of Katten and Clayton Utz attended. The Special Committee discussed the Sponsor’s acceptance of the Special Committee’s counteroffer of a gross per share price equal to A$0.87. The Special Committee directed Mr. Israel and representatives of Katten to prepare a response accepting the price subject to, among other things (i) the negotiation of a definitive agreement containing terms customary for a transaction of this nature and generally acceptable to the Special Committee and (ii) receipt of an opinion from BMO that the purchase price is fair, from a financial point view, to the Unaffiliated Stockholders. On April 18, 2024, the response letter was delivered to the Sponsor.

On April 24, 2024, the Company’s Form 10 registration statement was declared effective by the SEC.

On April 25, 2024, the Company delivered an updated set of projections to BMO for use in their fairness analysis. The Company also received a waiver from the ASX, which exempts the Company from preparing and attending to certain periodic financial lodgments with the ASX while it is a registrant with the SEC and subject to its periodic financial reporting requirements.

On April 28, 2024, Kirkland delivered an initial draft of the Merger Agreement to Katten, which Katten shared with the Company and Clayton Utz for their simultaneous review.

On April 29, 2024, the Special Committee held a meeting that representatives of Katten, Clayton Utz and BMO attended. Representatives of Katten provided an overview of the key terms in the draft of the Merger Agreement provided by Kirkland, including with regard to proposed structure, financing, representations and warranties, ‘no shop’ provisions and termination provisions.

On May 1, 2024, the Special Committee held a meeting that representatives of Katten, Clayton Utz and BMO attended. Representatives of Katten presented on the key terms of the Merger Agreement, including with respect to outstanding issues (e.g., rollover and management incentive plans), as well as transaction structure, termination fees, regulatory approvals, deal protection clauses and representations and warranties. Katten also conducted an overview of the fiduciary duties owed by the directors to the stockholders. In connection with the call, Katten provided the Special Committee with a memorandum on the financing provisions in the draft Merger Agreement and a summary chart outlining the termination triggers for the Merger Agreement and applicable termination fees. The Special Committee provided feedback on the material issues and directed Katten to send a revised draft of the Merger Agreement back to Kirkland.

On May 3, 2024, Katten delivered to Kirkland a revised draft of the Merger Agreement, subject to the Special Committee’s continued review and comment.

During this time, Mr. McNab from the Company began circulating drafts of a press release and investor presentation for the various parties to review. Also, Kirkland shared drafts of the Credit Agreement for Katten’s review and Katten reviewed in detail the conditions to funding the debt proceeds.

On May 8, 2024, Kirkland delivered to Katten a revised draft of the Merger Agreement, which Katten shared with the Special Committee and Clayton Utz for their simultaneous review.

On May 8, 2024, the Special Committee held a meeting that representatives of Katten and BMO attended. Representatives of Katten presented on the key terms in Kirkland’s most recent draft of the Merger Agreement, including (i) the Sponsor’s proposal that it be reimbursed by the Company for costs incurred in connection with the Merger in the event of a failed minority stockholder vote in the absence of an alternative proposal for the Company (i.e., a “a naked no vote”) and (ii) the amounts for the Keypath Termination Fee and the Parent Termination Fee. The Special Committee also discussed with representatives of Katten the proposed timing for the finalizing the Merger Agreement.

On May 10, 2024, Katten delivered to Kirkland a revised draft of the Merger Agreement, subject to the Special Committee’s continued review and comment.

On May 13, 2024, representatives of Katten and the Company’s management team held a conference call to discuss the representations and warranties in the Merger Agreement and any relevant items to be included in the Disclosure Schedules to the Merger Agreement.

On May 14, 2024, representatives of Katten and Kirkland conducted a conference call to discuss unresolved issues in the Merger Agreement, including with respect to termination rights, termination fees, damages caps and Sterling’s proposal regarding expense reimbursements by the Company in the event of a naked no vote.

Also on May 14, 2024, Sterling delivered to the Company a summary of the proposed go-forward management incentive plan, which the Company shared with Katten for its review.

On May 15, 2024, Kirkland delivered to Katten a revised draft of the Merger Agreement, which Katten shared with the Special Committee and Clayton Utz for their simultaneous review.

On May 15, 2024, the Special Committee held a meeting that representatives of Katten and BMO attended. Representatives of Katten provided an update regarding the outstanding issues in the Merger Agreement, including with respect to remedies for breach (including termination fees), damages caps and Sterling’s request to be reimbursed for costs incurred in connection with the Merger in the event of a naked no vote. Consistent with prior discussions, the Special Committee determined it would not accept the Sponsor’s request to be reimbursed for costs in the event of a naked no vote. Representatives from Katten also provided an update with respect to the terms of the management incentive plan proposed by Sterling.

On May 16, 2024, Kirkland delivered to Katten a revised draft of the Merger Agreement, which included additional revisions from Allens, which Katten shared with Clayton Utz for its simultaneous review.

On May 17, 2024, representatives of Katten and Kirkland conducted a conference call to discuss unresolved issues in the Merger Agreement, including with respect to termination rights, termination fees, damages caps and Sterling’s proposal regarding expense reimbursements by the Company in the event of a naked no vote.

On May 17, 2024, Katten delivered to Kirkland an initial draft of the Company Disclosure Schedules to the Merger Agreement, subject to the Special Committee’s continued review.

On May 18, 2024, Kirkland delivered to Katten an initial draft of the Limited Guaranty.

On May 19, 2024, Kirkland delivered to Katten initial drafts of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Surviving Corporation.

On May 20, 2024, representatives of Katten and Kirkland conducted a conference call to discuss unresolved issues in the Merger Agreement, particularly Sterling’s proposal regarding expense reimbursements by the Company in the event of a naked no vote, and other ongoing workstreams in anticipation of finalizing the Merger Agreement.

On May 20, 2024, Kirkland delivered to Katten an initial draft of the Voting and Support Agreement. On the same day, (i) Katten delivered to Kirkland a revised draft of the Merger Agreement and (ii) Katten delivered to Kirkland a revised draft of the Company Disclosure Schedules to the Merger Agreement, each subject to the Special Committee’s continued review.

On May 20, 2024, representatives of Katten conducted a conference call with members of the Company’s management team to discuss the initial drafts of the Rollover Agreements presented to each of Mr. Fireng and Mr. O’Hare, along with certain general questions pertaining to their respective term sheets for their rollover equity and incentive compensation arrangements.

On May 21, 2024, the Special Committee held a meeting that representatives of Katten, Clayton Utz and BMO attended. Representatives of BMO reviewed their financial analysis and answered questions from the members of the Special Committee. Representatives of Katten then used the remainder of the meeting to review the open issues on the Merger Agreement, which were mainly (i) the request by the Sponsor that the Company reimburse it for its expenses in the event of a naked no vote and (ii) the dollar amount for the Keypath Termination Fee, Parent Termination Fee and the Keypath Damages Cap and the Parent Damages Cap.

On May 21, 2024, Katten delivered to Kirkland (i) a revised draft of the Voting and Support Agreement and (ii) revised draft of the Limited Guaranty, subject to the Special Committee’s continued review.

On May 21, 2024, Kirkland delivered to Katten (i) a revised draft of the Company Disclosure Schedules to the Merger Agreement, (ii) a revised draft of the Limited Guaranty and (iii) a revised draft of the Voting and Support Agreement.

On May 21, 2024, Katten conducted conference calls with each of Mr. Fireng and Mr. O’Hare, respectively, to discuss further general questions they each had regarding their respective Rollover Agreements. For the call with Mr. O’Hare, Katten was joined by Clayton Utz in order for Clayton Utz to answer any Australian law questions.

On May 22, 2024, Kirkland delivered to Katten a revised draft of the Merger Agreement, which Katten shared with Clayton Utz for its simultaneous review. Later that day, representatives from Katten and Kirkland joined a teleconference and discussed the open issues on the Merger Agreement.

On May 22, 2024, the Board held a meeting that representatives of Katten and Clayton Utz attended. Representatives from Katten presented an overview of the material open terms of the Merger Agreement. In addition, Katten reviewed the fiduciary duties applicable to the members of the Special Committee, Board and the controlling stockholder. Finally, Mr. Israel and Katten reviewed the path to signing the definitive merger agreement. Mr. McNab reviewed the communication plan for after the deal is publicly announced through the ASX and SEC.

Following the Board meeting, on May 22, 2024, the Special Committee held a meeting that representatives of Katten and Clayton Utz attended. Representatives from Katten outlined the issues that needed to be resolved in order for the Merger Agreement to be in final form. For the Keypath Termination Fee and Parent Termination Fee, the Sponsor had proposed $1 million and $1.5 million, respectively, with damages caps of $2 million and $2.5 million, respectively.

On May 23, 2024, (i) Katten delivered to Kirkland a revised draft of the Merger Agreement, subject to the Special Committee’s continued review and (ii) Kirkland delivered a revised draft of the Limited Guaranty to Katten.

Also on May 23, 2024, following resolution by Ms. Eilert and the Sponsor that (i) there would be no expense reimbursements by the Company in favor of the Sponsor in the event of a naked no vote and (ii) that the Keypath Termination Fee, Keypath Damages Cap and the Parent Termination Fee and Parent Damages Cap would be $1.5 million, $2 million and $2 million and $2.5 million, respectively, Kirkland confirmed it was signed off on Katten’s latest draft of the Merger Agreement, dated May 23, 2024. In addition, Kirkland and Katten each signed off on the final drafts of the Company Disclosure Schedules, Limited Guaranty, Voting and Support Agreement and Kirkland’s drafts of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Surviving Corporation.

On May 23, 2024, the Company circulated a unanimous written consent to the members of the Special Committee for the Special Committee to take action with respect to the Merger. Accompanying the unanimous written consent were execution copies of the Merger Agreement, along with all of the exhibits and schedules to the Merger Agreement, and a copy of the Credit Agreement that the Sponsor would enter into simultaneously with execution of the Merger Agreement. In addition, the package included (i) the final BMO presentation and (ii) a copy of the BMO fairness opinion, a copy of which is attached to this proxy statement as Annex B, to the effect that, based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by BMO, as of such date, the Transaction Consideration of A$0.87 per Share in cash, without interest, to be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The members of the Special Committee unanimously executed the written consent approving the Merger and the Merger Agreement and found them advisable, fair to and in the best interests of the Company and its stockholders. The Special Committee then recommended that the Board adopt and approve the Merger and the Merger Agreement.

Also, on May 23, 2024, the Company circulated to the members of the Board a unanimous written consent for the Board to take action in respect of the Merger. Accompanying the unanimous written consent were execution copies of the Merger Agreement, along with all of the exhibits and schedules to the Merger Agreement, and a copy of the Credit Agreement that the Sponsor would enter into simultaneously with execution of the Merger Agreement. Following the action taken by the Special Committee, the members of Board unanimously executed the written consent resolving that the terms and provisions of the Merger and the Merger Agreement (including all exhibits and schedules attached thereto) are fair to, advisable and in the best interests of the Company and its stockholders and the Unaffiliated Stockholders. The Board also specifically approved the terms of the Support Agreement and Limited Guaranty and the treatment of the awards under the 2021 Equity Incentive Plan (as defined below).

Following execution of the unanimous written consent by members of the Board, on May 23, 2024, the Company, the Parent and Merger Sub executed the Merger Agreement and the ancillary agreements. Promptly following the execution of the Merger Agreement and related ancillary agreements, the Company lodged an announcement of the Merger accompanied by a copy of the Merger Agreement with the ASX and issued a press release regarding the transaction, and thereafter, the Company filed the Merger Agreement and related ancillary documents on Form 8-K with the SEC.

On May 23, 2024, the Company announced its results for the third quarter ended March 31, 2024. The Company raised its FY24 revenue guidance range to $137 million – $139 million and raised its FY24 Adjusted EBITDA guidance range to $2 million – $4 million, both on a constant currency basis.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger

Determinations of the Special Committee

On May 23, 2024, the Special Committee, after careful consideration, including detailed discussions with its legal and financial advisors, unanimously (a) determined that the terms and conditions of the Merger Agreement, the Transactions and the Merger are advisable, fair to, and in the best interests of, the Company’s stockholders (other than to the Affiliated Stockholders), (b) determined that it is advisable and in the best interests of the Company and the Unaffiliated Stockholders to enter into and approve, adopt and declare advisable, the Merger Agreement, and (c) recommended that the Board (1) determine that the terms of the Merger Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated

Stockholders, (2) determine that it is in the best interests of the Company to enter into, and approve, adopt and declare advisable the Merger Agreement, (3) approve the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained therein, and (d) recommend that the stockholders of the Company vote or cause the shares of Common Stock underlying their CDIs to vote, to adopt the Merger Agreement and approve the Transactions, including the Merger, at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof. The Special Committee further believes that the Merger is fair to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act.

In the course of making the determinations described above, the Special Committee considered the following factors relating to the Company, its business and prospects, and the risks and challenges facing it, and to the Merger Agreement and the transactions contemplated thereby, including the Merger (all of which factors tended to support the recommendation and consummation of such agreement and transactions, but which factors are not intended to be exhaustive and are not presented in any relative order of importance):

•        the Special Committee’s review of the Company’s business, operations, financial condition, earnings, prospects and strategy, including:

•        the low trading volume for the CDIs on the ASX resulting in the challenges for stockholders to obtain liquidity;

•        the prospects of the Company as an independent public company;

•        the Special Committee’s review, with the assistance of BMO, of financial projections prepared by management of the Company, which is discussed under “— Certain Financial Projections” beginning on page 46;

•        the potential risks inherent in the Company continuing to have publicly traded common stock, including (i) the Company’s inability to adequately incentivize management with illiquid stock (as evidenced by the recent departure of the Company’s Chief Financial Officer), (ii) the significant cost and distraction of maintaining the Company as a registered and listed entity (now requiring compliance with the regulatory and reporting regimes in both the U.S. and Australia), and (iii) the risks of market volatility and global economic uncertainty;

•        the Special Committee’s review of alternative transaction structures, including a self-tender, which would have involved increased complexity, timeline and execution risk, all of which would have been borne exclusively by the Company and its stockholders (in addition to related transaction costs and expenses) if a self-tender were unsuccessful, as opposed to a one-step merger with Parent which presented lower risk and a sharing of transaction costs and expenses with the Sponsor;

•        the Special Committee’s belief that, as a result of the negotiations between the parties, the Transaction Consideration of A$0.87 was the highest price per share of Common Stock that the Sponsor was willing to pay at the time of those negotiations, and that the combination of the Sponsor’s agreement to pay that price resulted in a sale of the Company at the highest price per share of Common Stock that was reasonably attainable;

•        the Special Committee’s evaluation of various options to maximize stockholder value and its belief that continuing to trade on public markets would not meaningfully enhance trading value given the Common Stock’s illiquidity, and that the Transaction Consideration of A$0.87 represents the best opportunity for the Company’s stockholders to maximize the value of their stock;

•        the Sponsor’s statement that the Sponsor was not interested in pursuing any potential alternative transaction;

•        the terms of the Merger Agreement, including the fact that the Merger Agreement contains exceptions to the no-shop provisions (as are more fully described under “The Merger Agreement — Alternative Acquisition Agreements” beginning on page 81) that are intended to help ensure that the Company’s stockholders receive the highest price per share of Common stock reasonably attainable, including:

•        the Board’s ability to withdraw or change its recommendation that the Company’s stockholders approve the proposal to adopt the Merger Agreement under the circumstances described in the Merger Agreement and under “The Merger Agreement — Termination Fees” beginning on page 92;

•        the current and historical market prices of the CDIs, including the market performance of the CDIs relative to the common stock of other participants in the industries in which the Company operates and general market indices, and the fact that the Transaction Consideration of A$0.87 represents a premium of approximately 63% above the closing price of the shares of CDIs on May 23, 2024, the last trading day before the announcement of the Merger Agreement, and a premium of approximately 88% above the VWAP of the CDIs for the six month period ending on that date;

•        the fact that the Transaction Consideration is to be paid in cash, which will allow the Company’s stockholders to realize a fair value, in cash, from their investment upon the closing and which will provide them with certainty of value and liquidity, especially when viewed against the low trading volume in the CDIs on the ASX;

•        the financial analyses of BMO, financial advisor to the Special Committee, and the opinion of BMO, dated May 23, 2024, to the Special Committee with respect to the fairness, from a financial point of view, of the consideration to be paid to the Unaffiliated Stockholders in the Merger, which opinion was based on and subject to the factors and assumptions set forth in the opinion, as more fully described under “— Opinion of BMO Capital Markets Corp.” beginning on page 36;

•        the likelihood of the Merger being completed, based on, among other matters:

•        the Parent having obtained committed debt financing and entered into a definitive credit agreement for the transaction to cover the full amount of the aggregate merger consideration, the limited number and nature of the conditions to the funding of the debt financing and the reputation and financial condition of the lender;

•        the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent pay the Company a termination fee of $2,000,000 (if Parent fails to complete the Merger when otherwise required pursuant to the Merger Agreement or otherwise materially breach their obligations under the Merger Agreement such that the conditions to the consummation of the Merger cannot be satisfied), and the guarantee of such payment obligation by the Sponsor pursuant to the Limited Guaranty as more fully described under “Special Factors — Financing of the Merger — Limited Guaranty” beginning on page 48];

•        the availability of appraisal rights under Delaware law to holders of shares of Common Stock who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement; and

•        the Special Committee’s belief that it was fully informed about the extent to which the interests of the Majority Stockholder in the Merger differed from those of the Company’s other stockholders.

In the course of reaching the determinations and decisions and making the recommendation described above, the Special Committee also considered the following factors relating to the procedural safeguards that it believed would ensure the fairness of the Merger and permit the Special Committee to represent effectively the interests of the Unaffiliated Stockholders:

•        the fact that the Special Committee consists solely of independent and disinterested directors of the Company who are not affiliated with the Parent Parties, are not employees of the Company or any of its affiliates and have no financial interest in the Merger different from, or in addition to the interests of the Unaffiliated Stockholders other than their interests described under “Special Factors — Interests of Certain Persons in the Merger” beginning on page 49;

•        the fact that the Special Committee received valuation services from BMO and was advised by Katten, as legal advisor, each a nationally recognized firm selected by the Special Committee;

•        the fact that the Special Committee conducted deliberations, in more than 15 formal meetings, during a period of approximately four months regarding the Merger;

•        the fact that (i) the Special Committee conducted arm’s-length negotiations with the Parent Parties, during which the Sponsor submitted three sequential offers between February 23, 2024 and April 14, 2024, each of which represented an incrementally higher price than the prior offer, (ii) there was substantial risk of losing the Sponsor’s final offer of A$0.87 per share if the Special Committee continued to pursue a higher price, and (iii) based on the negotiations with the Sponsor, the Transaction Consideration represented the highest price per share value reasonably obtainable under the circumstances as of the date of the Merger Agreement, including the fact that the Transaction Consideration represented a A$0.22 increase above the initial A$0.65 per share offer price in the Original Proposal;

•        the fact that each of the Special Committee and the Board was aware that it had no obligation to recommend any transaction and that the Special Committee had the authority to “say no” to any proposals made by the Parent Parties or other potential acquirors;

•        the fact that the Special Committee made its evaluation of the Merger Agreement and the Merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of the Parent Parties in the Merger; and

•        the conditions that (i) the Sponsor’s proposal was conditioned on the approval of the Special Committee and (ii) the Merger Agreement be adopted not only by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon, but also by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock held by Unaffiliated Stockholders (i.e., a “majority-of-the-minority vote”). Although the Special Committee did not specifically require that the Merger Agreement be adopted by all of the Unaffiliated Stockholders, the Merger Agreement is required to be adopted by a majority-of-the-minority vote, which alternative the Special Committee considered as a factor in support of its belief that the Merger is fair to the Company’s unaffiliated security holders.

In the course of reaching the determinations and decisions and making the recommendation described above, the Special Committee considered the following risks and potentially negative factors relating to the Merger Agreement, the Merger and the other transactions contemplated thereby:

•        that the Unaffiliated Stockholders will have no ongoing equity participation in the Company following the Merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the shares of Common Stock, and will not participate in any potential future sale of the Company to a third party;

•        the fact that Special Committee was unable to undertake a market check or otherwise consider other strategic alternatives (other than the Company’s remaining an independent publicly traded company) due to the Sponsor’s unwillingness to consider any such alternatives, and in that regard the Special Committee did not give any meaningful weight to the termination right under the Merger Agreement in respect of a “superior proposal,” including because the Special Committee would be required to consider the likelihood of stockholder approval in determining that an “acquisition proposal” is a “superior proposal”:

•        the fact that there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and, as a result, that the Merger may not be completed even if the Merger Agreement is adopted by the Company’s stockholders;

•        the risks and costs to the Company if the Merger does not close, including:

•        continued uncertainty for the Company and its stockholders of operating in a public market setting with an illiquid stock;

•        the risk that stockholders will otherwise be unable to realize value in their stock, and that a premium such as that offered by the Merger would not otherwise be forthcoming;

•        uncertainty about the effect of a pending Merger on the Company’s employees, customers and other parties, or a failure to complete the Merger, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers, financial counterparties and others to seek to change existing business relationships with the Company;

•        restrictions under the Merger Agreement on the Company’s ability, without the consent of the Parent, to make acquisitions and investments, access the debt and equity capital markets, and take other specified actions until the proposed Merger occurs or the Merger Agreement terminates, which may prevent the Company from pursuing otherwise attractive business opportunities and taking other actions with respect to its business that it may consider advantageous;

•        the possibility that, under certain circumstances under the Merger Agreement, the Company may be required to pay Parent (or its designee) a termination fee of $1,500,000, as more fully described under “The Merger Agreement — Termination Fees” beginning on page 92, which could discourage other third parties from making an alternative acquisition proposal with respect to the Company, but which the Special Committee believes would not be a meaningful deterrent;

•        the fact that the Parent and Merger Sub are newly formed entities with essentially no assets and that the Company’s remedy in the event of breach of the Merger Agreement by the Parent or Merger Sub, if specific performance is not pursued or obtained, may be limited to receipt of a $2,000,000 termination fee or money damages up to the damages cap of $2,500,000; and

•        the terms of the Parent Parties’ and the Rollover Stockholders’ participation in the Merger and the fact that the Company’s executive officers may have interests in the transaction that are different from, or in addition to, those of the Unaffiliated Stockholders, as more fully described under “Special Factors — Interests of Certain Persons in the Merger” beginning on page 49.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual members of the Special Committee may have given different weights to different factors. The Special Committee recommended to the Board that the Merger Agreement and the Merger be approved based upon the totality of the information it considered.

In its analysis of the fairness of the Merger, the Special Committee did not consider the Company’s net book value as a factor or undertake an appraisal of the Company’s assets to determine the Company’s liquidation value for the unaffiliated security holders. The Special Committee believes that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Special Committee also believes that it is impracticable to determine the Company’s liquidation value in light of the execution risk involved in any breakup. In addition, the Special Committee considers the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations.

Recommendation of the Board of Directors

On May 23, 2024, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (a) determined that the terms of the Merger Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (b) determined that it is in the best interests of the Company to enter into, and approved, adopted and declared advisable, the Merger Agreement, (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained therein, (d) directed that the adoption of the Merger Agreement and the approval of the Transactions, including the Merger, be submitted to the stockholders of the Company and (e) resolved to recommend that the stockholders of the Company vote or cause the shares of Common Stock underlying their CDIs to vote, to adopt the Merger Agreement and approve the Transactions, including the Merger, at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof. The Board believes, based on its consideration of the factors described below, that the Merger is fair to the Company’s unaffiliated security holders.

In the course of making such determinations, the Board considered the following factors (which factors are not intended to be exhaustive and are not in any relative order of importance):

•        the Special Committee’s analyses, conclusions and unanimous determination, which the Board adopted, that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders and declare advisable the Merger Agreement and the transactions contemplated therein, including the Merger, and that the Company’s stockholders vote for the adoption of the Merger Agreement;

•        the fact that the Special Committee consists of four independent and disinterested directors of the Company who are not affiliated with any of the Parent Parties, are not employees of the Company or any of its affiliates and have no financial interest in the Merger different from, or in addition to the Unaffiliated Stockholders; and

•        the financial analyses of BMO, financial advisor to the Special Committee, and the opinion of BMO, dated May 23, 2024, to the Special Committee with respect to the fairness, from a financial point of view, of the consideration to be paid to the Unaffiliated Stockholders, in the Merger, which opinion was based on and subject to the factors and assumptions set forth in the opinion, as more fully described under “Opinion of BMO Capital Markets Corp.” beginning on page 36.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board made its recommendation based upon the totality of the information it considered.

The Merger Agreement and the Merger have been unanimously approved and recommended by the Special Committee. The Board, acting upon the unanimous recommendation of the Special Committee unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement.

Opinion of BMO Capital Markets Corp.

The Special Committee engaged BMO to act as its financial advisor in connection with the Merger. Under the engagement letter with BMO, BMO’s role was limited to rendering a written fairness opinion to the Special Committee as further described below. BMO was not engaged to negotiate on behalf of the Special Committee or to conduct a market check. In selecting BMO, we considered, among other things, the fact that BMO is a reputable investment banking firm with substantial experience advising companies in the education sector, including OPM providers, and in providing strategic advisory services in general. On May 23, 2024, BMO rendered a written opinion to the Special Committee, to the effect that, based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by BMO, as of such date, the Transaction Consideration, without interest, to be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of BMO’s written opinion, dated May 23, 2024, is attached to this proxy statement as Annex B. You should read BMO’s opinion carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by BMO in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. BMO’s opinion was directed to the Special Committee, in its capacity as such, and addressed only the fairness, from a financial point of view, as of the date of the opinion, to the Unaffiliated Stockholders of the Transaction Consideration to be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement.

In connection with rendering its opinion, BMO, among other things:

•        reviewed a draft, dated May 23, 2024, of the Merger Agreement;

•        reviewed certain publicly available business and financial information relating to the Company that BMO deemed to be relevant;

•        reviewed certain information relating to the Company’s historical, current and future operations, financial condition and prospects made available to BMO by the Company, including financial projections prepared by management of the Company relating to the Company for the fiscal years ending 2024 through 2028, in each case as provided to BMO by the management of the Company and for which the Special Committee approved for BMO’s use for purposes of its analyses and its opinion, (for the purposes of this section, the “Projections”). For more information, see “Special Factors — Certain Financial Projections”;

•        participated in discussions with members of senior management of the Company and the Special Committee, including certain of their representatives and advisors, concerning their views of the Company’s businesses, operations, financial condition and prospects, the Merger and related matters;

•        reviewed certain financial and stock market information for the Company, including, among other things, the trading price history of the Common Stock, and for other selected publicly traded companies that BMO deemed to be relevant;

•        performed a discounted cash flow analysis for the Company based on the Projections;

•        received a written confirmation addressed to BMO from senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, BMO by or on behalf of the Company; and

•        performed such other studies and analyses, and conducted such discussions as BMO deemed appropriate.

BMO assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of the Company, Parent or their respective representatives or advisors, or obtained by it from other sources. BMO did not independently verify (nor assume any obligation to verify) any such information, undertake an independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company, nor was it furnished with any such valuation or appraisal. Furthermore, BMO did not assume any obligation to conduct, and did not conduct, any physical inspection of the properties or facilities of the Company, Parent or Merger Sub. BMO did not evaluate the solvency or fair value of the Company, Parent or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. BMO also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no delays, limitations, restrictions, terms, conditions or other actions will be imposed that would have an adverse effect on the Company, Parent, Merger Sub, or the Merger or that otherwise would be meaningful to its analyses or its opinion. BMO also assumed that the Merger and the other Transactions will be consummated in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, relevant documents and other requirements, that the representations and warranties of each party contained in the Merger Agreement were true and correct in all material respects, that each party will perform all of the covenants and agreements required to be performed by such party under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied, in each case without waiver, modification or amendment thereof. In addition, BMO’s analyses and its opinion did not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, investigations or other proceedings involving or affecting the Company, Parent, Merger Sub or any other entity. BMO assumed that the final Merger Agreement would not differ in any material respect from the draft version of the Merger Agreement it reviewed. With respect to the financial projections and other estimates and data that the Special Committee approved for BMO’s use for purposes of its analyses and its opinion, BMO was advised by Company management, and BMO assumed with the Special Committee’s consent, without independent investigation, that such financial projections and other estimates and data had been reasonably prepared and reflect the best then-currently available estimates and good faith judgment of Company management as to the expected future competitive, operating and regulatory environments and related financial performance and other matters of the Company covered thereby. BMO expressed no opinion with respect to any financial projections and other estimates and data, or the assumptions on which they are based. With respect to certain financial projections and other estimates and data utilized in BMO’s analyses and its opinion that were prepared or are available in, or reflect any conversion, from foreign currencies, BMO assumed, with the Special Committee’s consent, that any exchange rates utilized therein, or that it utilized for purposes of its analyses and opinion, are reasonable to use for purposes of its analyses and its opinion and that any currency or exchange rate fluctuations or the impact thereof would not be meaningful in any respect to its analyses or its opinion. BMO relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to BMO that would be meaningful in any respect to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by it incomplete or misleading.

BMO’s opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they existed and could be evaluated, and the information made available to BMO, as of May 23, 2024. BMO did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after May 23, 2024, including potential changes in trade, tax or other laws, regulations and government policies and the enforcement thereof as have been or may be proposed or effected, and the potential effects such changes may have on the Merger or the participants in the Merger or their respective businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects.

BMO’s opinion does not constitute a recommendation as to any action the Special Committee, the Board or any other party should take in connection with the Merger or the other Transactions contemplated by the Merger Agreement or any aspect thereof and is not a recommendation to any director of the Company, any security holder or any other party on how to act or vote with respect to the Merger or related transactions and proposals or any other matter. BMO’s opinion relates solely to the fairness of the Transaction Consideration, from a financial point of view, to the Unaffiliated Stockholders as of May 23, 2024, without regard to individual circumstances of the Unaffiliated Stockholders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of the Company held by such holders, and BMO’s opinion does not in any way address proportionate allocation or relative fairness or otherwise address the consideration payable to holders of Common Stock other than the Unaffiliated Stockholders. BMO expresses no opinion as to the relative merits of the Merger or any other transactions or business strategies discussed by the Special Committee or the Board as alternatives to the Merger or the decision of the Special Committee or the Board to proceed with the Merger, nor does it express any opinion on the structure, terms or effect of any other aspect of the Merger or the other Transactions contemplated by the Merger Agreement or any support agreements or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. In addition, BMO does not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, advisors, or employees, or any class of such persons, or any consideration payable to or to be received by any holder of any other securities of the Company, or any class of such persons, in each case in connection with the Merger. BMO is not expert in, and its opinion does not address, any of the legal, tax or accounting aspects of any portion or aspect of the Merger. With the Special Committee’s consent, BMO relied upon the fact that the Company received all necessary legal, tax, and accounting advice and upon the assessments of other representatives of the Company as to such matters.

The summary set forth below does not purport to be a complete description of the financial analyses performed by BMO, but describes, in summary form, the material elements of the presentation that BMO made to the Special Committee on May 23, 2024, in connection with BMO’s opinion. The following also contains a summary of the material financial analyses performed by BMO in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses BMO employed in reaching its conclusion.

BMO’s opinion was only one of many factors considered by the Special Committee in evaluating the Merger. Neither BMO’s opinion nor its financial analyses were determinative of the Transaction Consideration or of the views of the Board, the Special Committee or the Company’s management with respect to the Transaction Consideration or the Merger. Under the terms of BMO’s engagement as financial advisor to the Special Committee, the Company agreed that BMO was acting as an independent contractor and that BMO was not acting as an agent or a fiduciary of the Special Committee, the Board, the Company or its stockholders, creditors, or other constituencies, or any other person or entity. None of the analyses performed by BMO were assigned a greater significance by BMO than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by BMO. The summary text describing each financial analysis does not constitute a complete description of BMO’s financial analyses, including the methodologies and assumptions underlying the analyses and, if viewed in isolation, could create a misleading or incomplete view of the financial analyses performed by BMO. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by BMO with respect to any of the analyses performed by it in connection with its opinion. Rather, BMO made its determination as to the fairness, from a financial point of view, to the Unaffiliated Stockholders of the Transaction Consideration to be received by such Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by BMO in its analyses, to the extent that it is based on market data, is based on U.S. market data as it existed on or before May 22, 2024 and Australian market data as it existed on or before May 23, 2024, the last trading day prior to the date of BMO’s opinion, and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In conducting its analyses, BMO used two primary methodologies to review the valuation of the Company on a stand-alone basis to assess the fairness, from a financial point of view, to the Unaffiliated Stockholders of the Transaction Consideration to be received by such Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement. Specifically, BMO conducted a selected publicly traded companies analysis and a discounted cash flow analysis. BMO chose to exclude precedent transactions from its core valuation analyses given the lack of recent OPM transactions with publicly disclosed multiples, and the fact that recently-closed OPM transactions did not include any cash consideration at closing. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company used in any analysis as a comparison is identical to the Company, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies to which they are being compared. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. BMO used these analyses to determine the impact of various operating metrics on the implied value per common share of the Company. Each of these analyses yielded a range of implied values, and therefore, those implied value ranges developed from these analyses were viewed by BMO collectively and not individually.

May 23, 2024 Discussion Materials

Selected Publicly Traded Companies Analysis

BMO reviewed and compared certain publicly available financial information, ratios and market multiples relating to the Company with equivalent publicly available data for companies that share similar business characteristics with the Company to derive an implied equity value per share reference range for the Company. BMO reviewed nine publicly traded education technology companies, including two OPM companies and seven companies in the Online Courses and Platforms sector, with enterprise values between $141 million and $4.05 billion. BMO analyzed the ratio of enterprise value (“EV”) to adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) for estimated fiscal year ended June 30, 2025 and the ratio of EV to revenue for estimated fiscal years ended June 30, 2025 and June 30, 2024 based on consensus Wall Street analyst research (“Street consensus”) for each of these companies for comparison purposes. The multiples for each of the selected companies except for IDP Education Limited were calculated using their respective closing prices on May 22, 2024. The multiples for IDP Education Limited, which trades on the ASX, were calculated using its closing price on May 23, 2024. In each case, such multiples calculated based on closing prices as of the last trading day prior to the date of BMO’s opinion and were based on the most recent publicly available information and Street consensus estimates. The selected companies and corresponding data were as follows:

	EV/Revenue		EV/EBITDA
Selected Company	2024E	2025E	2025E
Grand Canyon Education, Inc.	4.1x	3.8x	11.8x
2U, Inc. (Book Value of Debt)	1.0x	1.0x	6.3x
2U, Inc. (Market Value of Debt)	0.6x	0.7x	4.1x
IPD Education Limited	4.5x	4.3x	14.8x
Stride, Inc. (Market Value of Debt)	1.6x	1.5x	7.5x
Udemy, Inc.	1.6x	1.4x	33.5x
Coursera, Inc.	1.1x	0.9x	19.7x
Skillsoft Corp. (Market Value of Debt)	0.7x	0.6x	2.1x
Nerdy, Inc.	1.7x	1.3x	20.7x
Thinkific Labs Inc.	2.3x	1.9x	nmf

For purposes of this analysis, BMO derived a range of multiples for each metric using the mean and median multiples from the selected publicly traded companies. For 2U, Inc., Stride, Inc. and Skillsoft Corp., the mean and median multiples derived by BMO utilized the market value of such company’s debt, rather than the book value. For each other selected publicly traded company that BMO reviewed, the mean and median multiples derived by BMO utilized the book value of such company’s debt. The following table reflects the results of this analysis:

	EV/Revenue			EV/EBITDA
Selected Company	LTM	2024E	2025E	LTM	2024E	2025E
Mean	2.0x	2.0x	1.8x	9.6x	9.0x	14.3x
Median	1.6x	1.6x	1.4x	8.7x	9.7x	13.3x

This analysis indicated the following implied per share equity value reference range for each Share, as compared to the Transaction Consideration:

Implied Per Share Equity Value Reference Range			Per Share Merger Consideration
EV/FY 24 Revenue	EV/FY 25 Revenue	EV/FY 25 Adjusted EBITDA
A$0.83 – A$1.76	A$0.97 – A$1.66	A$0.51 – $1.04	A$0.87

No company utilized in the selected publicly traded companies analysis is identical to the Company. In evaluating selected publicly traded companies, BMO made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the Company’s control, such as the impact of competition on the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company or the industry, or in the financial markets in general.

Discounted Cash Flow Analysis

BMO performed a discounted cash flow analysis to calculate the estimated present value of the unlevered free cash flows that the Company’s management forecasted the Company would generate for the fourth quarter of 2024 through fiscal year 2028 in the Projections. See “Special Factors — Certain Financial Projections”. BMO calculated terminal values for the Company by applying perpetuity growth rates ranging from 2.5% to 4.5%, which range was selected based on BMO’s professional judgment, and estimates of the Company’s weighted average cost of capital (“WACC”) ranging from 17% to 21%. This analysis indicated the following implied per share equity value reference range for each Share, as compared to the Transaction Consideration:

Implied Per Share Equity Value Reference Range	Per Share Transaction Consideration
A$0.62 – A$0.87	A$0.87

As part of the discounted cash flow analysis, BMO also analyzed the net present value of future U.S. federal net operating loss carryforward savings after the end of fiscal year 2028, assuming (i) an annual pre-tax income growth ranging from 2.5% to 4.5% after the end of fiscal year 2028, (ii) a WACC ranging from 17.0% to 21.0% and (iii) that 55% of the Company’s pre-tax income after the end of fiscal year 2028 would be attributable to the U.S., based on estimates provided by the Company’s management, which the Special Committee approved for BMO’s use. This analysis indicated an additional implied per share equity value reference range for each share of A$0.03 to A$0.04 relative to the implied per share equity value shown above.

Preliminary Discussion Materials

In addition to the May 23, 2024 financial presentation provided to the Special Committee in connection with BMO’s opinion, dated May 23, 2024, as summarized above, BMO also provided, for informational purposes, preliminary discussion materials to the Special Committee as summarized below.

The preliminary financial considerations and other information in the preliminary discussion materials reflected market data as of dates proximate to such materials and were based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and information, including tax information relating to the Company, made available to BMO as of, the date of such materials. Accordingly, to the extent preliminary financial analyses or information were included in such preliminary discussion materials, such preliminary financial analyses or information may have differed from the May 23, 2024 financial presentation as a result of, among other things, changes in the Company’s internal financial forecasts, estimates and assumptions, such financial, economic, monetary, market and other conditions and circumstances and other information. BMO also continued to refine various aspects of such preliminary financial considerations and other information. The May 23, 2024 financial presentation superseded the preliminary discussion materials. The preliminary discussion materials did not constitute an opinion of, or recommendation by, BMO with respect to a possible transaction or otherwise.

The March 14, 2024 preliminary discussion materials were substantially similar to the May 23, 2024 financial presentation and contained, among other things, a preliminary selected companies analysis and preliminary discounted cash flow analyses, which preliminary analyses generally used the same methodologies as described above under the heading “May 23, 2024 Discussion Materials.”

Miscellaneous

In connection with BMO’s services as the Company’s financial advisor, the Company was required to pay to BMO a fee of $1 million upon the delivery of its opinion, which was not contingent upon the consummation of the Merger or the conclusion reached therein. In addition, the Company has agreed to reimburse BMO for certain of its expenses and to indemnify BMO and related persons against various potential liabilities arising out of its engagement.

In the approximate two-year period preceding the date of its opinion, BMO did not have any material relationships, nor were any material relationships mutually understood to be contemplated, in which any compensation was received or was intended to be received by BMO as a result of any such relationship with the Company (other than this engagement) in connection with the provision of any financial advisory, investment banking, corporate finance and other services by BMO to the Company. Between November 1, 2021 and May 20, 2024, BMO and/or certain of its affiliates have provided and currently are providing certain commercial banking, deposit and global markets trading services to Sterling Capital Partners IV, L.P., an affiliate of Parent, for which BMO and its affiliates have received approximately $4.3 million, and in the future may provide certain financial advisory, investment banking, corporate finance and other services to Parent and/or certain of its affiliates, for which services BMO and/or its affiliates may receive compensation.

BMO, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, BMO and its affiliates from time to time for their own account and for the accounts of its customers and BMO and certain of its employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may effect transactions in, acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including derivative securities, loans and other obligations) of, or investments in, the Company, Parent or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger, and certain of BMO’s affiliates hold interests (representing less than one percent) in investment funds that are not involved in the Transactions which are advised or managed by one or more affiliates of Parent.

Other Factors

BMO also noted certain additional factors that were not considered part of BMO’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•        Premiums Paid Analysis — BMO conducted an analysis of premiums paid in selected transactions since May 2019 including (1) transactions involving U.S. and Australian targets across all industries, (2) transactions involving micro cap stocks for U.S. and Australian targets across all industries, with transaction values between $1 million and $500 million, and (3) transactions described in the preceding clause (2), but limited to those stocks with trading volumes of less than $100,000 per day for the six months leading up to the announcement of such transaction. BMO calculated, for each such transaction, the percentage premium represented by the transaction price per share to the target company’s market price per share on the trading day prior to the first public knowledge of the possibility of the transaction. Based on the analysis above and other considerations that BMO deemed relevant in its professional judgment, BMO applied an illustrative reference range of 40% to 60% to the closing price of the Common Stock on May 23, 2024 of A$0.54, to derive an implied equity value reference range of A$0.75 to A$0.86 per share;

•        52-week Trading Range — BMO analyzed historical trading prices of Common Stock during the 52-week period ended May 23, 2024, which indicated that during such period the Company’s closing stock prices ranged from A$0.22 to A$0.68 per share; and

•        Forward Stock Price Targets — BMO analyzed one-year forward stock price targets for Common Stock in publicly available research analysts’ reports available as of May 22, 2024, which indicated stock price targets for the Company, of A$0.67 to A$1.80, and also discounted by an assumed cost of equity range of 17% to 21% for a period of one year, of A$0.55 to A$1.54 per share.

Position of the Parent Parties and the Rollover Stockholders as to Fairness of the Merger

Under the SEC rules governing “going-private” transactions, each of the Parent Parties and the Rollover Stockholders is an affiliate of the Company and, therefore, required to express its beliefs as to the fairness of the Merger to the Company’s “unaffiliated security holders” (as defined under Rule 13e-3 under the Exchange Act). The Parent Parties and the Rollover Stockholders are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the Parent Parties and the Rollover Stockholders as to the fairness of the Merger should not be construed as a recommendation to any stockholder of the Company as to how that stockholder should vote on the proposal to adopt the Merger Agreement. The Parent Parties and the Rollover Stockholders have interests in the Merger that are different from, and in addition to, the Company’s unaffiliated security holders.

The Parent Parties and the Rollover Stockholders did not participate in the deliberation of the Special Committee regarding, nor receive advice from the respective legal or other advisors of the Special Committee as to, the fairness of the Merger. The Parent Parties and the Rollover Stockholders have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the Company’s unaffiliated security holders. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed in the section of this proxy statement entitled “Special Factors — Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” (which analysis and resulting conclusions the Parent Parties and the Rollover Stockholders adopt), the Parent Parties and the Rollover Stockholders believe that the Merger is substantively fair to the Company’s unaffiliated security holders. In particular, the Parent Parties and the Rollover Stockholders considered the following:

•        the current and historical market prices of the shares of Common Stock, including the market performance of the shares of Common Stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the Transaction Consideration represented (1) a premium of approximately 63% to the closing price of Common Stock on May 23, 2024, the last trading day prior to the announcement of the Merger Agreement, and (2) a premium of approximately 88.3% to the six-month volume weighted average price of Common Stock as of such date;

•        the fact that the Special Committee and the Board unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders (including the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 under the Exchange Act);

•        the fact that the Transaction Consideration is all cash, thus allowing the Company’s unaffiliated security holders to immediately realize a certain and fair value for their shares of Common Stock;

•        the fact that the Merger will provide liquidity for the Company’s unaffiliated security holders, particularly given the modest trading volume of Common Stock prior to the disclosure of the Company’s entry into the Merger Agreement (as shown by the lack of on-market trading on 52 out of 123 trading days in the six months prior to May 23, 2024), and without incurring brokerage and other costs typically associated with market sales;

•        the fact that the Merger is not conditioned on any financing being obtained by Parent, and that, concurrently with entering into the Merger Agreement, Parent obtained committed debt financing and entered into a definitive credit agreement with a reputable lender to cover the full amount of the aggregate Transaction Consideration, with limited conditions to the funding of the Debt Financing, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the Company’s unaffiliated security holders in the Merger will be received; and

•        the potential risks inherent in the Company continuing to have publicly traded common stock, including the Company’s inability to adequately incentivize management with illiquid stock (as evidenced by the recent departure of the Company’s Chief Financial Officer), the significant cost and distraction of maintaining the Company as a registered and listed entity (now requiring compliance with the regulatory and reporting regimes in both the U.S. and Australia), as well as the risks of market volatility and global economic uncertainty.

The Parent Parties and the Rollover Stockholders further believe that the Merger is procedurally fair to the Company’s unaffiliated security holders based upon, among other things, the following factors:

•        the fact that the Special Committee and the Board were fully informed about the extent to which the interests of the Parent Parties and the Rollover Stockholders in the Merger differed from those of the Company’s unaffiliated security holders;

•        the fact that the Board formed the Special Committee, consisting solely of non-management independent and disinterested members of the Board who are independent of, and not affiliated with, Sterling Partners or its affiliates, at the outset of discussions of a potential transaction between the Company and Sterling Partners;

•        the fact that since the outset of discussion of a potential transaction with Keypath, Sterling Partners has conditioned the consummation of any such transaction on approval by a majority of the Unaffiliated Stockholders;

•        the fact that the Special Committee retained, and had the benefit of advice from, internationally recognized legal and financial advisors;

•        the fact that the Transaction Consideration was the result of the Special Committee’s arm’s-length negotiations with Sterling Partners;

•        the fact that the Special Committee had the authority to reject any proposals made by Sterling Partners;

•        notwithstanding the fact that BMO’s fairness opinion was not delivered to the Parent Parties or the Rollover Stockholders, and the Parent Parties and Rollover Stockholders are not entitled to rely on such opinion, the fact that the Special Committee received a fairness opinion from BMO, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Transaction Consideration to be received by the Unaffiliated Stockholders in the Merger was fair to such Unaffiliated Stockholders from a financial point of view, as more fully described in the section of this proxy statement entitled “Special Factors — Opinion of BMO Capital Markets Corp.”;

•        the fact that the Closing is conditioned on Keypath’s receipt of the Company Stockholder Approval, including the adoption of the Merger Agreement by the affirmative vote of the majority of the Unaffiliated Stockholders;

•        Keypath’s ability, under certain circumstances as set out in the Merger Agreement, to provide information to, or participate in discussions or negotiations with, third parties regarding acquisition proposals that constitute, or are reasonably likely to lead to, superior proposals;

•        Keypath’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a superior proposal, subject to paying Parent a termination fee of $1,500,000 in cash, subject to and in accordance with the terms and conditions of the Merger Agreement; and

•        the availability of appraisal rights to the Keypath stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their shares.

The Parent Parties and the Rollover Stockholders also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:

•        the fact that the IPO was closed less than three years prior to signing the Merger Agreement at a price per share of Common Stock of A$3.71, or approximately 426.4% above the Transaction Consideration;

•        the fact that Keypath’s unaffiliated security holders will not participate in any future earnings, appreciation in value or growth of Keypath’s business and will not benefit from any potential sale of Keypath or its assets to a third party in the future;

•        the risk that the Merger might not be completed in a timely manner or at all;

•        the fact that Parent and Merger Sub are newly formed entities with essentially no assets and any recourse sought by Keypath in connection with the Merger Agreement and the Merger may be limited to the limited guaranty of the Sponsor, subject to the terms and conditions of the Limited Guaranty and the Merger Agreement;

•        the restrictions on the conduct of Keypath’s business prior to the completion of the Merger set forth in the Merger Agreement, which may delay or prevent Keypath from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of Keypath pending completion of the Merger;

•        the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on Keypath’s business and relationships with its employees, customers, vendors, regulatory authorities and partners;

•        subject to the terms and conditions of the Merger Agreement, the fact that Keypath and its subsidiaries are restricted from soliciting, initiating or knowingly encouraging the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal;

•        the possibility that the amounts that may be payable by Keypath upon the termination of the Merger Agreement, including payment to Parent of a termination fee of $1,500,000 in cash, and the processes required to terminate the Merger Agreement, including the opportunity for Parent to make revisions to its merger proposal, could discourage other potential acquirors from making a competing bid to acquire Keypath; and

•        the fact that an all cash transaction would be taxable to Keypath’s stockholders that are U.S. Holders for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered and given weight by the Parent Parties and the Rollover Stockholders in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Parent Parties and the Rollover Stockholders did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the Parent Parties and the Rollover Stockholders reached their position as to the fairness of the Merger after considering all of the foregoing as a whole. The Parent Parties and the Rollover Stockholders believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the Unaffiliated Stockholders (including Keypath’s “unaffiliated security holders” (as defined under Rule 13e-3 under the Exchange Act)). This position should not, however, be construed as a recommendation to any Keypath stockholder to approve the proposal to adopt the Merger Agreement. The Parent Parties and the Rollover Stockholders make no recommendation as to how Keypath stockholders should vote their shares relating to the Merger. The Parent Parties attempted to negotiate the terms of a transaction that would be most favorable to them, and not to Keypath’s unaffiliated security holders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such stockholders.

Based on the Parent Parties’ and the Rollover Stockholders’ knowledge and analysis of available information regarding Keypath, the Special Committee and the Board, as well as discussions with members of Keypath’s senior management regarding Keypath and its business and the factors considered by, and findings of, the Special Committee and the Board discussed in the section of this proxy statement entitled “Special Factors — Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger,” the Parent Parties and the Rollover Stockholders believe that the Merger is fair to the Unaffiliated Stockholders (including Keypath’s “unaffiliated security holders” (as defined under Rule 13e-3 under the Exchange Act)).

Purposes and Reasons of the Company for the Merger

The Company’s purpose for engaging in the Merger is to enable its stockholders to receive A$0.87 per share of Common Stock in cash, without interest, less any applicable withholding taxes, which Transaction Consideration represents a premium of approximately 63% above the closing price of the CDIs on May 23, 2024, the last trading day before the announcement of the Merger Agreement, and a premium of approximately 88% above the VWAP of the CDIs for the six month period ending on that date. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under “— Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 31.

Purposes and Reasons of the Parent Parties and the Rollover Stockholders for the Merger

Under the SEC rules governing “going-private” transactions, each of the Parent Parties and the Rollover Stockholders is an affiliate of Keypath and, therefore, required to express their reasons for the Merger to Keypath’s “unaffiliated security holders” (as defined in Rule 13e-3 of the Exchange Act). The Parent Parties and the Rollover Stockholders are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Parent Parties and the Rollover Stockholders, the primary purpose of the Merger is to mitigate the deterioration in the Company’s market value due to the substantial illiquidity in the Common Stock, the expensive costs in the Company maintaining its status as a public company and the risks to maintaining the core management team in light of the negative effects that such factors have on the value of their equity interests in the Company. The Parent Parties and the Rollover Stockholders believe that, as a private company, Keypath will be able to improve its ability to retain key members of management and execute initiatives that over time will create additional enterprise value for Keypath. Further, absent the reporting and associated burdens placed on public companies, the Parent Parties and the Rollover Stockholders believe that Keypath’s management and employees will be able to execute more effectively on future strategic plans. The Parent Parties and the Rollover Stockholders believe that structuring the transaction as a merger is preferable to other transaction structures, because it (1) is significantly more efficient and presents less execution risk as compared to alternative transaction structures, such as a self-tender, (2) will allow Keypath to cease to be a publicly registered and reporting company and (3) represents an opportunity for Keypath’s unaffiliated security holders to receive the Transaction Consideration in cash, without interest and less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the Merger Agreement.

Plans for the Company After the Merger

Following completion of the Merger, Merger Sub will have been merged with and into Keypath, with Keypath surviving the Merger as a wholly-owned subsidiary of Parent. Company CDIs are currently listed on the ASX and shares of Common Stock are currently registered under the Exchange Act. Following completion of the Merger, there will be no further market for the shares of Common Stock and, as promptly as practicable following the Effective Time and in compliance with applicable law, Keypath will be delisted from the official list of the ASX (and the trading of CDIs will be suspended) and the shares of Common Stock will be deregistered under the Exchange Act.

Given Sterling Partners’ long-standing indirect ownership stake in Keypath, the Parent currently anticipates that Keypath’s strategy and operations will initially be conducted following completion of the Merger substantially as they are currently being conducted (except that Keypath will cease to be a public company and will instead be a wholly-owned subsidiary of Parent). Following completion of the Merger, the Parent will continue to assess Keypath’s strategy, assets, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the Merger to enhance Keypath’s business and operations with the goal of improving Keypath’s long-term earning potential. In addition, Parent may seek to buy or combine Keypath or its subsidiaries with target companies, or enter into new business lines, that provide earnings and growth synergies, or seek to divest certain assets or exit certain business lines; however, no definitive contracts, arrangements, plans, proposals, commitments or understandings currently exist.

From and after the Effective Time, the officers of Keypath at the Effective Time will be the officers of the Surviving Corporation and the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors have been duly elected or appointed and qualified in accordance with the DGCL or the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be. At the Effective Time, the certificate of incorporation and bylaws of Keypath, as in effect immediately prior to the Effective Time, will be amended and restated in their entirety as set forth in Exhibit B and Exhibit C of the Merger Agreement, respectively, until thereafter changed or amended as provided therein or by applicable law.

Certain Financial Projections

In connection with the proposed Merger, Keypath is including in this proxy statement certain prospective financial information (the “Company Financial Projections”) that Keypath’s management prepared and made available to the Special Committee and BMO, in its capacity as the Special Committee’s financial advisor, for purposes of performing the financial analyses and issuing the opinion summarized under “Opinion of BMO Capital Markets Corp.” The Company has included the material portions of the Company Financial Projections below in order to give its stockholders access to this information as well. The summary of the Company Financial Projections set forth below is also being included in this proxy statement because such information was part of the information considered by the Special Committee in evaluating the Merger.

The Company Financial Projections reflect numerous assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the Company Financial Projections were prepared. However, this information is not factual and should not be relied upon as being indicative of actual future results. In addition, certain factors, such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction, general business, economic, regulatory, market and financial conditions, and other factors described under “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of the Company’s management, may cause the Company Financial Projections or the underlying assumptions not to be reflective of actual future results. In addition, the Company Financial Projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented or that were not anticipated after the time the Company Financial Projections were prepared, or to the completion of the Merger or the impact of any failure to complete the Merger. Except as may be required in order to comply with applicable securities laws, the Company does not intend to update, or otherwise revise, the Company Financial Projections, or the specific portions disclosed in this proxy statement, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Since the Company Financial Projections cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, the Company Financial Projections may not be realized, and actual results may be materially different than those contained in the Company Financial Projections.

The Company Financial Projections were not prepared with a view toward complying with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither KPMG LLP, the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the accompanying Company Financial Projections, and, accordingly, neither KPMG LLP nor any other public accounting firm expresses an opinion or any other form of assurance with respect to such projections and forecasts.

For the foregoing reasons, as well as the bases and assumptions on which the Company Financial Projections were compiled, the inclusion of specific portions of the Company Financial Projections in this proxy statement should not be regarded as an indication that the Company considers such Company Financial Projections to be necessarily predictive of actual future events, and the Company Financial Projections should not be relied on as such an indication. No one has made any representation to any stockholder of the Company regarding the information included in the Company Financial Projections, and the Company’s stockholders are cautioned not to place undue reliance, if any, on the Company Financial Projections included in this proxy statement.

Financial Projections Summary

(US $ in thousands)

		Year ending June					CAGR
	Q4 24E	2024E	2025P	2026P	2027P	2028P	2024E – 2028P
Revenue	$35,192	$137,800	$146,500	$161,324	$177,459	$197,087	9.4%
% growth	n.a.	11.3%	6.3%	10.1%	10.0%	11.1%
EBITDA(1)	$564	$(1,357)	$7,109	$11,450	$20,556	$32,972	n.m.
% margin	1.6%	(1.0)%	4.9%	7.1%	11.6%	16.7%
Management EBITDA Adjustments	$(170)	$4,433	$1,459	$1,366	$1,400	$1,400
Adjusted EBITDA(1)	$394	$3,076	$8,568	$12,816	$21,956	$34,372	82.8%
% margin	1.1%	2.2%	5.8%	7.9%	12.4%	17.4%
EBIT(1)	$(811)	$(6,963)	$933	$4,513	$13,102	$24,892	n.m.
% margin	(2.3)%	(5.1)%	0.6%	2.8%	7.4%	12.6%

Other Expenses(2)	$16	$65	$68	$71	$75	$79
Pre-Tax (Loss)/Income	$(827)	$(7,028)	$865	$4,442	$13,027	$24,813	n.m.
Unlevered Cash Taxes	$1,126	$2,330	$3,138	$3,983	$4,779	$5,257
After-Tax (Loss)/Income	$(1,953)	$(9,358)	$(2,273)	$459	$8,248	$19,556	n.m.
% margin	(5.5)%	(6.8)%	(1.6)%	0.3%	4.6%	9.9%
Depreciation & Amortization	$1,375	$5,606	$6,176	$6,937	$7,453	$8,081
% of revenue	3.9%	4.1%	4.2%	4.3%	4.2%	4.1%
Capital Expenditures	$1,064	$5,468	$6,273	$6,937	$7,631	$8,475
Increase in Net Working Capital and Other(3)	$4,413	$4,620	$3,007	$4,691	$1,680	$1,095

____________

(1)      Each of EBIT, EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBIT refers to earnings before interest, taxes, depreciation and amortization. EBITDA refers to earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA refers to earnings before interest, tax, depreciation and amortization less certain non-recurring items as well as stock-based compensation expense and SEC reporting expenses. The Company is not providing a quantitative reconciliation of the forward-looking non-GAAP financial measures presented herein. In accordance with Item10(e)(1)(i)(B) of Regulation S-K, a quantitative reconciliation of a forward-looking non-GAAP financial measure is only required to the extent it is available without unreasonable efforts. The Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation, or to quantify the probable significance of these items. The adjustments required for any such reconciliation of the Company’s forward-looking non-GAAP financial measures cannot be accurately forecast by the Company, and therefore the reconciliation has been omitted.

(2)      Includes interest expense on Microsoft licenses.

(3)      Includes changes in working capital, deferred income taxes, payments of taxes from withheld shares, and effect of foreign currency exchange rate changes.

Merger Consideration

Upon the consummation of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and any Dissenting Shares) will be converted into the right to receive the Transaction Consideration.

Financing of the Merger

The total amount of funds necessary to consummate the Merger and related transactions, including payment of related fees and expenses, will be approximately $[46] million.

Credit Agreement

Concurrently with the execution of the Merger Agreement, Parent, as the borrower, and the Parent Guarantor, as the direct parent company of Parent, entered into the Credit Agreement, pursuant to which funds affiliated with Morgan Stanley Private Credit have committed to provide the Debt Financing to Parent, the aggregate proceeds of which are expected to be, together with Keypath’s cash on hand, sufficient for Parent to pay the aggregate Transaction Consideration and all related fees and expenses of Keypath, Parent and Merger Sub. Loans under the Debt Financing will be available to be drawn subject to satisfaction of certain conditions to funding usual and customary for similar facilities and transactions, including, but not limited to, (i) the delivery of a customary borrowing notice, (ii) the making of certain customary and usual representations and warranties, (iii) subject to customary exceptions and exclusions, the delivery of documents and instruments required to create and perfect a security interest in the collateral and (iv) the consummation of the Merger in all material respects in accordance with the terms of the Merger Agreement and funded substantially concurrently with the closing of the Merger and, upon funding thereof, the obligations under the Credit Agreement will be guaranteed by the Parent Guarantor and the Subsidiary Guarantors and secured by a first priority lien on substantially all of the assets (subject to customary exceptions and exclusions) of the Parent Guarantor, Parent and the Subsidiary Guarantors. Each loan made under the Debt Financing will mature 5 years after it is drawn. Interest on each loan will accrue at a rate of Term SOFR (subject to a 4.50% floor) plus 9.50% per annum, with 50% of the accrued and unpaid interest payable in kind at Parent’s election (on or prior to the 24-month anniversary of the funding), which election shall occur automatically without notice until Parent shall have delivered written notice of the election to pay all accrued and unpaid interest in cash. An upfront fee equal to 3.00% of the aggregate principal amount of the loans under the Debt Financing funded on the date of funding shall be payable upon the funding thereof. Prepayments of the Debt Financing (subject to certain exceptions) will be subject to customary prepayment premiums. The Debt Financing will also include certain information rights and other customary covenants (including affirmative, negative and financial covenants) and mandatory prepayment provisions.

Limited Guaranty

In connection with the Merger Agreement, Parent and Merger Sub have delivered to Keypath the duly executed limited guaranty of each of the Sponsor (the “Limited Guaranty”), pursuant to which the Sponsor has guaranteed to Keypath each of their pro rata portions of the obligation to pay any Parent Termination Fee, monetary damages, enforcement costs and expense reimbursement obligations payable by Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to the Parent Damages Cap and subject to the other terms and conditions of the Merger Agreement.

Voting and Support Agreement

On May 23, 2024, in connection with the execution of the Merger Agreement, Keypath and the Majority Stockholder, who beneficially owns approximately 66% of the outstanding CDIs, entered into the Support Agreement with respect to the Owned Shares. Under the Support Agreement, the Majority Stockholder agreed, among other things and on the terms set forth therein, to (i) not transfer any of its Owned Shares or to enter into a contract or agreement relating thereto except in certain circumstances; (ii) vote (or cause to be voted) at the Stockholder Meeting the Owned Shares then beneficially owned by the Majority Stockholder in favor of the approval of the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement; (iii) vote in favor of the approval of a proposal to adjourn or postpone the Stockholder Meeting to a later date if there are not sufficient votes for the approval of the Merger Agreement and the Merger on the date on which such meeting is held; (iv) vote against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled; and (v) vote in favor of any other matter or action necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement.

Rollover Agreements

On May 23, 2024, in connection with the execution of the Merger Agreement, TopCo, an affiliate of Sterling Partners and the indirect owner of Parent, entered into the Rollover Agreements pursuant to which the Rollover Stockholders, among other things, agreed to, directly or indirectly, exchange shares of Common Stock for the TopCo Equity Units, on or prior to the Closing, expressly conditioned upon such Rollover Stockholder and TopCo reaching agreement on and entering into, on or prior to the Closing, certain definitive agreements relating to (i) the governance terms and repurchase terms relating to the TopCo Equity Units (including the terms of an Amended and Restated Limited Liability Company Agreement of TopCo to which the Rollover Stockholders would become a party), (ii) certain future compensation arrangements with each Management Rollover Stockholder, including certain contingent put rights on the TopCo Equity Units, and (iii) the terms of new TopCo incentive equity plans (or equity-like incentive plans) benefiting each of the Management Rollover Stockholders. If TopCo and the Rollover Stockholders are unable to agree on such definitive agreements prior to the Closing, the Rollover Stockholders shall have no obligation to TopCo to exchange their shares of Common Stock as above-described in connection with the Merger. The foregoing compensation arrangements are described in greater detail in “Special Factors — Interests of Certain Persons in the Merger” beginning on page 49.

Further, representatives of Sterling have had preliminary discussions with the Special Committee and additional members of Company management regarding potential rollover arrangements with respect to shares of Common Stock held by such additional members of Company management. However, there is no definitive agreement with respect to such rollover arrangements nor is there any understanding as to the amount of shares of Common Stock that would be subject to such rollover agreements or arrangements or the terms thereof, and there can be no assurances that the terms of such agreements or arrangements will be agreed upon with any additional members of Company management.

Interests of Certain Persons in the Merger

In considering the recommendations of the Special Committee and of the that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that, aside from their interests as stockholders of the Company, certain directors and executive officers of Keypath, the Parent Parties and the Rollover Stockholders have agreements or arrangements that provide them with interests in the Merger, including financial interests, that may be different from, or in addition to, the interests of the other stockholders of Keypath. The Board and the Special Committee were aware of these interests during their respective deliberations of the merits of the Merger and in determining to recommend that Keypath stockholders vote in favor of the proposal to adopt the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Interests of the Parent Parties and the Rollover Stockholders

As a result of the Merger, and subject to agreement on certain terms (as described in “Special Factors — The Rollover Agreements”), the Sponsor, Mr. Fireng, the Company’s Global Chief Executive Officer and Executive Director, and Mr. O’Hare, the Company’s Chief Executive Officer, Australia Asia-Pacific, will indirectly hold [__]%, [__]%, and [__]%, respectively, of the fully diluted equity interests of Parent, which will, in turn, own 100% of the equity interests of the Company immediately following the completion of the Merger. Because of the equity ownership of the Rollover Stockholders in Parent, each of the Rollover Stockholders will enjoy the benefits from any future earnings, growth or increases in the value of the Company after the Merger which, could result in the value of the Company that exceeds the amount paid by Parent as the Transaction Consideration to the stockholders that do not hold Excluded Shares. The Rollover Stockholders will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company and will have no certainty of any future opportunity to sell shares in Parent at an attractive price (or any price), or that any dividends paid by Parent will be sufficient to recover the Rollover Stockholders’ investment.

The merger may provide additional means to enhance stockholder value for the Rollover Stockholders, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance requirements, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to them, such as through dividends or other distributions.

The Company’s Net Book Value and Net Loss

The table below sets out the indirect interest in the Company’s net book value and net loss for each Rollover Stockholder before and after the Merger, based on the historical net book value and net loss of the Company as of March 31, 2024. The Company’s net loss for the nine-month period ended March 31, 2024 was $7.4 million, and its net book value as of March 31, 2024 was $49.0 million.

	Ownership Interest Prior to the Merger				Ownership Interest After the Merger
	Net Book Value		Net Loss		Net Book Value		Net Loss
Name	$’000	%(1)	$’000	%(1)	$’000%		$’000%
Parent	—	—	—	—	[__]	[__]	[__]	[__]
Majority Stockholder	32,340	66.0%	4,844	66.0%	[__]	[__]	[__]	[__]
Steven Fireng	2,176	4.4%	329	4.4%	[__]	[__]	[__]	[__]
Ryan O’Hare	298	—	45	—	[__]	[__]	[__]	[__]

____________

(1)      Ownership interest percentages are based on 214,694,686 shares of Common Stock issued and outstanding as of the date of this proxy statement.

Prior to the closing of the Merger, each of our directors and officers has an interest in our net book value and net earnings in proportion to his or her ownership interest in the Company (as described in “Special Factors — Interests of Certain Persons in the Merger — Treatment of Keypath Options and Keypath RSUs Held by Directors and Executive Officers” and “Important Information Regarding Keypath — Security Ownership of Certain Beneficial Owners and Management”). Immediately after the closing of the Merger, none of our directors and officers (other than Messrs. Fireng, O’Hare, Israel, Epstein and Hoehn-Saric) will have any direct or indirect interest in the Company’s net book value or net earnings.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally, including, among others:

•        executive officers will receive, in respect of each Vested RSU held by them immediately prior to the Effective Time, an amount in cash equal to the Cash Replacement Vested RSU Amount;

•        executive officers will, subject to the holder’s continued service with Parent and its affiliates through the applicable vesting dates, receive, in respect of each Unvested RSU held by them immediately prior to the Effective Time, an amount in cash equal to the Cash Replacement Unvested RSU Amount at the same time as the Unvested RSU for which such Cash Replacement Unvested RSU Amounts were exchanged would have vested pursuant to its terms;

•        the expected indirect ownership of equity interests in Parent by the Rollover Stockholders;

•        Messrs. Fireng and Epstein are expected to remain directors, and Messrs. Fireng, O’Hare and Israel are expected to remain officers, of the Surviving Corporation following the Merger;

•        Messers. Fireng, O’Hare and Israel are expected to receive cash transaction bonuses in connection with the closing of the transaction, and will also be entitled to participate in certain future incentive programs that will be put in place by Topco following the Merger;

•        members of the Special Committee will receive compensation in the amount of AUD $40,000 per member (other than the Chair of the Special Committee) and AUD $70,000 for the role of the Chair of the Special Committee (“Special Committee Payments”). The Special Committee Payments have been approved by the Company’s Board in recognition of the work required of the Special Committee in relation to the Merger, and is payable in two 50% tranches upon (i) execution of the Merger Agreement and (ii) either the consummation of the Merger, or alternatively, the failure of sufficient Company stock being voted in favor of the Merger, or abandonment of the stockholder vote; and

•        continued indemnification and liability insurance for directors and officers following completion of the Merger.

Stock Ownership

As of [__], 2024, Keypath’s directors and executive officers beneficially owned, in the aggregate, [__] shares of Common Stock (including all shares that such directors and executive officers could acquire within 60 days of [__], 2024 through the exercise of any stock options or other rights), representing approximately [__]% of the outstanding shares of Common Stock. For more information, see “Important Information Regarding Keypath — Security Ownership of Certain Beneficial Owners and Management.”

Treatment of Keypath Options and Keypath RSUs Held by Directors and Executive Officers

Each Vested RSU that is outstanding and vested immediately prior to such time, including those held by the Company’s directors and officers, will be canceled and converted into the right to receive the Cash Replacement Vested RSU Amount. Each Unvested RSU that is outstanding and unvested immediately prior to such time, including those held by the Company’s directors and officers, will be canceled and converted into the right to receive (without interest), the Cash Replacement Vested RSU Amounts at the time set forth in the Merger Agreement (or such later time as required to avoid imposition of additional taxes under Section 409A of the Code). The Cash Replacement Unvested RSU Amounts will, subject to the holder’s continued service with Parent and its affiliates through the applicable vesting dates, vest and be payable at the same time as the Unvested RSU for which such Cash Replacement Unvested RSU Amounts were exchanged would have vested pursuant to its terms. Under the Merger Agreement, each outstanding Keypath Option, to the extent then unexercised, will be automatically become immediately vested and be canceled and converted into the right to receive, within ten (10) business days following the Closing, a cash payment equal to, with respect to each share of Common Stock underlying such Keypath Option, the excess, if any, of the Transaction Consideration over the exercise price of such Keypath Option, without any interest and subject to all applicable withholding. Any Keypath Option with an exercise price that is greater than or equal to the Transaction Consideration (i.e., are “underwater”) will be cancelled for no consideration or payment. Accordingly, because all of the Keypath Options are “underwater” based on the Transaction Consideration, they will all be cancelled at the Effective Time for no consideration or payment.

In connection with the Rollover Agreements, each of the Rollover Stockholders will relinquish any right to receive future payments with respect to the Cash Replacement Vested RSU Amounts and Cash Replacement Unvested RSU Amounts in consideration for participation in Topco compensation programs that will be adopted following the closing of the Merger, subject to reasonable agreement on the terms and conditions of such programs.

The following table sets forth, for each of our directors and executive officers (other than the Rollover Stockholders) holding equity interests in the Company as of the date of this proxy statement, (a) the number of shares of Common Stock owned by such person, (b) the cash payment that will be made in respect of such shares at the Effective Time, (c) the aggregate number of Vested RSUs owned by such person, (d) the cash payment that will be made in respect of such Vested RSUs at the Effective Time, (e) the aggregate number of Unvested RSUs owned by such person, (f) the cash payment that will be made in respect of such Unvested RSUs, subject to continued

service by such person, in accordance with the Merger Agreement and (g) the total cash payment such person may receive in respect of all payments described in this table if the Merger is consummated (in all cases before applicable withholding taxes).

	Shares(1)			Vested RSUs			Unvested RSUs
Name of Directors and Executive Officers	Shares Beneficially Owned	Cash Payment at the Closing		Shares Underlying	Cash Payment at the Closing		Shares Underlying	Cash Payment at the Closing		Total Cash Payments
Eric Israel	576,843	$168,121	(2)	[__]	$	[__]	[__]	$	[__]	$	[__]
Peter Vlerick(3)	1,304,889	$760,619.80		[__]	$	[__]	[__]	$	[__]	$	[__]
Inna Nisenbaum	7,807	$4,551		[__]	$	[__]	[__]	$	[__]	$	[__]

____________

(1)      No amounts are shown with respect to Messrs. Fireng or O’Hare as such individuals have agreed pursuant to the Rollover Agreements to forgo any cash consideration upon the Merger in exchange for Topco equity interests and incentive programs.

(2)      Represents cash payment for half of Mr. Israel’s CDIs. Mr. Israel has agreed to forgo cash consideration for half of his CDIs upon the Merger in exchange for Topco equity interests and incentive programs.

(3)      Mr. Vlerick resigned from his position as Chief Financial Officer of the Company, effective May 3, 2024.

	Shares
Name of Directors	Shares Beneficially Owned	Cash Payment at the Closing
Diana Eilert(1)	95,559	$55,701
Melanie Laing(2)	30,977	$18,056
Robert Bazzani(3)	48,637	$28,351
Susan Wolford(2)	30,977	$18,056

____________

(1)      Ms. Eilert purchased CDIs at a weighted average price of A$3.46 per share. Includes 2,696 CDIs owned by Ms. Eilert’s spouse.

(2)      CDIs were purchased or received in connection with the IPO at a price of A$3.71 per share.

(3)      Mr. Bazzani purchased CDIs at a weighted average price of A$3.02. Includes 540 CDIs owned by Mr. Bazzani’s spouse.

New Compensation Arrangements

The Rollover Agreements for Messrs. Fireng and O’Hare contain a term sheet regarding certain compensation matters between the applicable Executive and Topco (the “New Compensation Arrangements”). These New Compensation Arrangements will consist of the following, subject to the applicable executive and Topco entering into mutually agreed upon plans and agreements implementing such New Compensation Arrangements:

With respect to Mr. Fireng:

•        participation in a new incentive Topco equity incentive program, pursuant to which Mr. Fireng will receive an award of “profits interests” equal to 5% of the fully-diluted equity of Topco (vesting over a four-year period);

•        a cash bonus payable upon the closing of the Merger of $1.0 million (U.S.);

•        an additional retention bonus of up to $1.0 million (U.S.), payable subject to continued employment, on the second anniversary of the Merger, but only in the event that Topco’s credit facility has not been repaid, and subject to certain minimum adjusted EBITDA thresholds; and

•        the potential to receive an additional transaction bonus of up to $3.0 million (U.S) in the event certain subsidiaries are sold prior to and separate from a sale of Keypath.

With respect to Mr. O’Hare:

•        participation in a new phantom equity program based on the value of certain subsidiaries, with a potential payout ranging from 1.8% to 4.5% of certain subsidiaries’ equity value at such time; and

•        a cash bonus payable upon the closing of the Merger of A$350,000.

In addition, Mr. Israel is expected to enter into New Compensation Arrangements that are expected to include the following terms:

•        participation in a new incentive Topco equity incentive program, pursuant to which Mr. Israel will receive an award of “profits interests” equal to 0.5% of the fully-diluted equity of Topco (vesting over a four-year period);

•        participation in a new phantom equity program based on the value of certain subsidiaries, with a potential payout equal to 0.6% of the net proceeds upon a sale of certain subsidiaries; and

•        a cash bonus payable upon the closing of the Merger of $300,000.

Each of the New Compensation Arrangements will be entered into subject to the executive’s agreement to forego any right to receive other compensation in exchange for their unvested Keypath equity awards and their agreement to the other terms set forth in the applicable Rollover Agreement.

Potential Payments to the Company’s Named Executive Officers in Connection with the Transactions

This section sets forth the information required by Item 402(t) of Regulation S-K, which requires disclosure of information regarding the compensation for each of our “named executive officers” (meaning the Company’s Chief Executive Officer and each of the Company’s two most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of the Company’s most recent fiscal year) that is based on or otherwise relates to the Merger. Amounts reflected in the table are presented in United States dollars, with amounts converted based on exchange rates as of June 24, 2024.

To the extent that any of our named executive officers’ compensation arrangements are described in “Summary Term Sheet,” elsewhere in this section entitled “Special Factors — Interests of Certain Persons in the Merger” or “Special Factors — Treatment of Keypath Options and Keypath RSUs Held by Directors and Executive Officers” of this proxy statement, they are incorporated herein by reference.

Golden Parachute Compensation

Name	Cash		Equity ($)(4)	Total ($)
Named Executive Officers
Steve Fireng Founder, Executive Director and Global Chief Executive Officer	2,000,000	(2)	—	2,000,000
Peter Vlerick(1) Former Chief Financial Officer	—		—	—
Ryan O’Hare Chief Executive Officer, Australia Asia-Pacific	232,925	(3)	—	232,925

____________

(1)      Mr. Vlerick’s employment with Keypath ended on May 3, 2024 and, accordingly, is not entitled to receive any compensation that is based on or otherwise relates to the Merger.

(2)      For Mr. Fireng, amount reflects value of (i) a $1,000,000 (US) transaction bonus that will become payable in connection with the Merger and (ii) a retention bonus in the amount of $1,000,000 (US) that may become payable upon the second anniversary of the Merger. The transaction bonus is a “single trigger” amount because it will become payable upon the Merger without respect to any other event. The retention bonus is a “double trigger” amount because it requires continued employment and is subject to certain additional terms and conditions in order to become payable. If Mr. Fireng were to be subsequently terminated without “cause” or if Mr. Fireng’s employment ceases for “good reason,” subject to Mr. Fireng signing a separation agreement containing a general release and waiver of all claims against the Company in a form and manner satisfactory to us, Mr. Fireng will be entitled to (i) 18 months of his then-current base salary, (ii) any annual bonus contemplated under his employment agreement that was not yet paid for the preceding fiscal year and (iii) the premiums (other than the portion that would have been paid by Mr. Fireng if he was still employed at such time) for 12 months of continued coverage under our health plan.

(3)      For Mr. O’Hare, amount consists of a A$350,000 transaction bonus that will become payable in connection with the merger. The transaction bonus is a “single trigger” amount because it will become payable upon the Merger without respect to any other event. Mr. O’Hare’s employment contract may be terminated at any time by either party by providing at least six weeks’ notice in writing before the proposed date of termination (except in the case of summary dismissal for serious misconduct, in which case advance notice is not required). In lieu of the notice described above, the Company may elect to make a payment to Mr. O’Hare equal to the regular compensation that he would have earned during the notice period.

(4)      In connection with the Rollover Agreements, each of Messrs. Fireng and O’Hare will forego any rights to receive payments on account of their Unvested RSUs in exchange for participation in a future Topco equity or equity-based incentive program. Under the anticipated terms of such Topco incentive program, no amounts would be payable in connection with a termination of employment immediately after the Merger. Such compensation arrangements are described above under “New Compensation Arrangements.”

Indemnification and Insurance

Under the Merger Agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the Surviving Corporation. For more information regarding such indemnification and insurance coverage, see “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 87.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of certain material U.S. federal income tax consequences of the Merger to holders of shares of Common Stock, which are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Common Stock that is:

•        a citizen or individual resident of the United States;

•        a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•        an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Common Stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Common Stock, you should consult your tax advisor.

This discussion applies only to beneficial owners of shares of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders liable for the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the Company, and holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements).

Holders of shares of Common Stock should consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

The exchange of shares of Common Stock for cash pursuant to the Merger will for U.S. federal income tax purposes, depending on the holder’s particular circumstances, generally be treated as (i) a sale of shares of Common Stock or (ii) as a redemption by the Company of such holder’s shares of Common Stock, as further described below.

Consequences to U.S. holders

Sale of Shares of Common Stock for U.S. Federal Income Tax Purposes

In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for its shares of Common Stock pursuant to the Merger that is treated as a sale will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder’s holding period in the shares of Common Stock surrendered in the Merger is greater than one year as of the date of the Merger, such gain or loss generally will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

In addition to regular U.S. federal income tax, a U.S. holder that is an individual, estate or trust and whose income exceeds certain thresholds is subject to a 3.8% Medicare tax on all or a portion of such U.S. holder’s “net investment income,” which may include all or a portion of such U.S. holder’s gain from the disposition of shares of Common Stock. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to gain from the disposition of shares of Common Stock pursuant to the Merger.

Redemption by the Company of such U.S. Holder’s Shares of Common Stock

•        Characterization of Redemption by the Company of such U.S. Holder’s Shares of Common Stock. If a portion of the funds used to pay for the shares of Common Stock pursuant to the Merger are funded by the Company’s cash, then the exchange of shares of Common Stock for such cash pursuant to the Merger would be treated as a redemption of shares of Common Stock by the Company for U.S. federal income tax purposes. In the event that a U.S. holder’s shares of Common Stock are redeemed, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Common Stock under Section 302 of the Code. Whether the redemption qualifies for sale treatment will depend largely on the total number of shares of Common Stock held or treated as held by the U.S. holder relative to all of shares of Common Stock both before and after the redemption. The redemption of shares of Common Stock generally will be treated as a sale of shares of Common Stock (rather than as a distribution with respect to such shares of Common Stock) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of Common Stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which would generally include stock which could be acquired pursuant to the exercise of the right. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of stock must, among other requirements, be less than 80% of our outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of Common Stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of Common Stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the stock will not be essentially equivalent to a dividend if a U.S. holder’s conversion results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances.

If none of the foregoing tests are satisfied, then the redemption would generally be treated as a distribution with respect to such shares of Common Stock and the tax effects will be as described below under “Redemption by the Company of such U.S. Holder’s Shares of Common Stock — Taxation of Distributions.”

•        Gain or Loss on a Redemption of Shares of Common Stock Treated as a Sale.    If the redemption qualifies as a sale of shares of Common Stock, see “Consequences to U.S. Holders — Sale of Shares of Common Stock for U.S. Federal Income Tax Purposes” above.

•        Taxation of Distributions.    If the redemption of shares of Common Stock does not qualify as a sale of shares of Common Stock, the U.S. holder will be treated as receiving a distribution with respect to such shares of Common Stock. In general, such distributions to U.S. holders will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the stock and will generally be treated as described under “Consequences to U.S. Holders — Sale of Shares of Common Stock for U.S. Federal Income Tax Purposes.” Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be taxable at a reduced rate. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividends.

Consequences to Non-U.S. Holders

Sale of Shares of Common Stock for U.S. Federal Income Tax Purposes

A non-U.S. holder generally will not be subject to U.S. federal income taxation upon the receipt of cash in exchange for such non-US holder’s shares of Common Stock pursuant to the Merger unless:

•        gain resulting from the Merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of such non-U.S. holder);

•        the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the Merger occurs and certain other conditions are satisfied; or

•        the Company is or has been a U.S. real property holding corporation (“USRPHC”), as defined in Section 897 of the Code, at any time within the five-year period preceding effective date of the Merger, the non-U.S. holder owned more than five percent of the shares of Common Stock at any time within that five-year period, and certain other conditions are satisfied. We believe that, as of the effective date of the Merger, we will not have been a USRPHC at any time within the five-year period ending on the date thereof. However, the determination of whether a corporation is a USRPHC is primarily factual in nature and the can be no assurance that the IRS or a court will agree with our determination.

Any gain recognized by a non-U.S. holder described in the first or third bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “United States person” (as defined under Section 7701(a)(30) of the Code). A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

Redemption by the Company of Such Non-U.S. Holder’s Shares of Common Stock

•        Characterization of Redemption by the Company of such Non-U.S. Holder’s Shares of Common Stock.    The characterization of the redemption of a non-U.S. holder’s shares of Common Stock as a sale or a distribution with respect to such shares of Common Stock for United States federal income tax purposes generally will correspond to the United States federal income tax characterization of the redemption of a U.S. holder’s shares of Common Stock, as described under “—Redemption by the Company of such U.S. Holder’s Shares of Common Stock — Characterization of Redemption by the Company of such U.S. Holder’s Shares of Common Stock.”

•        Gain or Loss on a Redemption of Shares of Common Stock Treated as a Sale.    If the redemption is characterized as a sale of shares of Common Stock, see “Consequences to Non-U.S. holders — Sale of Shares of Common Stock for U.S. Federal Income Tax Purposes” above.

•        Taxation of Distributions.    If the redemption does not qualify as a sale of shares of Common Stock, the non-U.S. holder will be treated as receiving a distribution with respect to such shares of Common Stock. In general, such distributions we make to a non-U.S. holder with respect to its shares of Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any such distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of Common Stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the shares of Common Stock, which will generally be treated as described under “Consequences to Non-U.S. holders — Sale of Shares of Common Stock for U.S. Federal Income Tax Purposes.” Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to United States withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding

Payments made to holders in exchange for their shares of Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a United States person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A U.S. holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the Merger if the non-U.S. holder has provided an IRS Form W-8BEN or W-8BEN-E (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Stock Repurchase Excise Tax

Section 4501 of the Code generally provides for, among other things, a U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The excise tax is imposed on the repurchasing corporation itself, not its stockholders form which shares are repurchased. Thus, to the extent applicable, such excise tax would be payable by the Company and not by the holder.

The foregoing discussion of certain material U.S. federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any stockholder. We once again urge you to consult with your own tax adviser to determine the particular tax consequences to you (including the application and effect of any U.S. federal, state, local or foreign income or other tax laws) of the receipt of cash in connection with the Merger.

Certain Australian Income Tax Consequences

Overview

Set out below is a general guide of the Australian income tax implications of the merger for CDI holders who are residents of Australia for income tax purposes, who hold their interests on capital account and who are exchanging their interests for cash consideration (“Australian Holders”).

For the purposes of the below guide, references to CDI holders “disposing” their interests includes a reference to those shares of Common Stock being cancelled or otherwise converted into a right to receive cash in connection with the Merger.

Neither Keypath nor any of its officers or employees, nor its taxation or other advisers, accepts any liability or responsibility in respect of any statement concerning taxation consequences, or in respect of the taxation consequences.

As this guide is general in nature only, the guide below does not, for example, apply to CDI holders who:

•        are not residents of Australia for income tax purposes;

•        are exchanging their interests for shares in the acquiring entity.

•        hold their interests as revenue assets (such as assets used in carrying on a business of share trading, banking or insurance), or as trading stock or those who have acquired shares of Common Stock for the purpose of on sale at a profit;

•        are subject to the Taxation of Financial Arrangements regime in Division 230 of the Income Tax Assessment Act 1997 (Cth);

•        acquired the interests issued under any employee share scheme;

•        may be subject to special tax rules, such as insurance companies, partnerships, tax exempt organizations, trusts (except where expressly stated), superannuation funds (except where expressly stated) or temporary residents.

The guide does not take account of the individual circumstances of particular CDI holders and does not constitute tax advice. It does not purport to be a complete analysis of the potential tax consequences of the Merger. CDI holders should seek advice from an appropriate professional advisor in relation to the tax implications of the Merger based on their own individual circumstances.

The comments below are based on the Australian tax law and administrative practice as it applies as at 9.00 am on the date of this proxy statement. Other than as expressly discussed or specified, the comments do not take into account or anticipate changes in Australian tax law or future judicial or administrative interpretations of law after this time. The comments below also do not take into account tax legislation of any country other than Australia.

Capital Gains or Losses

The disposal of CDIs by Australian Holders pursuant to the Merger will result in a capital gains tax (“CGT”) event (“CGT event”) happening for Australian Holders for Australian income tax purposes. Australian Holders will prima facie derive a capital gain for Australian income tax purposes as a result of that CGT event happening to the extent that the capital proceeds received (or taken to be received) for Australian income tax purposes exceeds the cost base for Australian income tax purposes of their CDIs. Conversely, Australian Holders will incur a capital loss as a result of that CGT event happening to the extent that the capital proceeds received (or taken to be received) are less than the reduced cost base (for Australian income tax purposes) of their CDIs.

The cost base of the CDIs held by each Australian Holder for Australian income tax purposes will generally include the consideration paid to acquire them plus certain related costs of acquisition, including any incidental costs of acquisition such as brokerage fees and duty. The reduced cost base for Australian income tax purposes is determined similarly, though there are some limitations on including certain related costs. The cost base and reduced cost base of the CDIs may be impacted by previous arrangements under which those assets were acquired, such as any previous roll-over chosen for Australian income tax purposes, and certain corporate transactions, such as any capital reductions.

Each Australian Holder should seek specific tax advice to confirm the cost base or reduced cost base of their CDIs (and therefore whether a capital gain or capital loss arises on the relevant CGT event happening).

To the extent any capital gain arises to an Australian Holder from the CGT event related to the disposal of their CDIs pursuant to the Merger, then subject to: (i) any eligible recoupment of any current and/or prior year capital losses to offset some or all of that capital gain (and any other capital gains arising to the Australian Holder in the same income year); and (ii) the application of any other applicable CGT discount (as discussed below), concession or exemption, that capital gain will be included in calculating the taxable income of the Australian Holder.

An Australian Holder who is an individual, complying superannuation entity or trustee of a trust may be entitled to a CGT discount where the CDIs have been held by that Australian Holder for at least 12 months (excluding the days of acquisition and disposal) at the time of the CGT event. Subject to certain exceptions, the CGT discount for individuals and trusts is 50%, and for complying superannuation entities is 33⅓%. There is no CGT discount for Australian Holders who are companies (or treated like companies for Australian income tax purposes). However, in broad terms, where an Australian Holder is a company that has held a direct voting percentage of 10% or more in Keypath throughout a 12-month period during the two years before the time the CGT event happens may in certain circumstances be able to reduce the capital gain by the applicable “active foreign business asset percentage.” Further advice should be sought if reliance is to be placed on this particular tax concession.

To the extent that a capital loss arises to an Australian Holder, such capital loss may generally be applied to reduce other capital gains arising in the same income year or, in certain circumstances and subject to satisfaction of the relevant rules, may be carried forward to reduce future capital gains derived by the Australian Holder.

Australian Holders should not be subject to foreign resident CGT withholding tax of 12.5% in respect of the merger consideration.

This summary of certain material U.S. federal income tax consequences and certain Australian income tax consequences is for general information only and is not, and shall not be construed as, tax advice, especially to any of the Parent Parties or Rollover Stockholders. Holders of shares of Common Stock should consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and the effect of any U.S. federal, state and local, Australian and other tax laws.

Fees and Expenses

Whether or not the Merger is completed, in general, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses. Total fees and expenses incurred or to be incurred by the Company in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid
(in thousands)
Valuation service fee	$1,150,000
Legal, accounting and other professional fees	1,230,725
SEC filing fees	19,275
Proxy solicitation, printing and mailing costs	50,000
Miscellaneous	50,000
Total	$2,500,000

These expenses will not reduce the Transaction Consideration to be received by our stockholders. It is also expected that Merger Sub and/or Parent will incur approximately $[        ] million of legal, financial and other advisory fees.

Closing and Effective Time

The Closing will take place no later than the third business day following the satisfaction or waiver (in accordance with the terms of the Merger Agreement) of the last of the conditions to the Closing set forth in the Merger Agreement (as described in the section entitled “Terms of the Merger Agreement — Conditions to the Closing of the Merger”), other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver (in accordance with the terms of the Merger Agreement) of such conditions at the Closing.

Regulatory Approval

Except for compliance with the applicable regulations of the SEC, the DGCL and the ASX Listing Rules, we are not required to comply with any U.S. federal or state or Australian regulatory requirements, and no U.S. federal or state or Australian regulatory approvals are required, in connection with the execution of the Merger Agreement and the consummation of the Transactions, including the Merger.

ASX Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be consummated until all waivers, confirmations or approvals required to be obtained from the ASX to facilitate the Merger have been obtained.

While Keypath is listed on the ASX, it must comply with the ASX Listing Rules. Keypath is prohibited under the ASX Listing Rule 6.23.2 from making a change which has the effect of cancelling Keypath RSUs for consideration unless such change is approved by Keypath’s stockholders. Accordingly, Keypath will apply to the ASX for a waiver of the ASX Listing Rule 6.23.2 to permit Keypath to cancel those Keypath RSUs described above for consideration without obtaining the approval of Keypath stockholders.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Litigation Related to the Merger

As of the date of this proxy statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Keypath, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no order, judgment, or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction (including any insurance regulator) has been entered and continues to be in effect, and no law has been adopted or is effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement, including the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame, or at all.

Effective Time of Merger

The Merger will be completed and become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or any later time as the Company and Parent agree upon in writing and specify in the certificate of merger. The parties intend to complete the Merger as soon as practicable following the receipt of the Company Stockholder Approval and satisfaction or waiver of the conditions to closing of the Merger set forth in the Merger Agreement. The parties to the Merger Agreement currently expect to complete the Merger during the first quarter of the Company’s fiscal year ended June 30, 2025. The Merger Agreement may be terminated by either party if the closing of the Merger has not occurred on or prior to 12:01 a.m., Chicago time, on September 20, 2024 (the “End Date”). The commitment under the Credit Agreement to provide the Debt Financing also expires on or around the End Date, unless the Merger Agreement is earlier terminated. Because the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined, if it is completed at all.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, Keypath will apply for the delisting of CDIs from the ASX, and the shares of Common Stock will be deregistered under the Exchange Act. Upon delisting from the ASX and deregistration under the Exchange Act, Keypath’s CDIs will no longer be traded on the ASX, and Keypath will no longer be a public company, and, as such, will no longer file reports with the SEC or the ASX.

Payment of the Transaction Consideration

At the Effective Time, each share of Common Stock outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares, but including the Depositary Shares) will be converted into the right to receive the Transaction Consideration. After the Merger is completed, holders of Common Stock and CDIs will have only the right to receive a cash payment in respect of their shares of Common Stock or CDIs and will no longer have any rights as holders of Common Stock or CDIs, including voting or other rights. Shares of Common Stock held by us or any of our direct or indirect subsidiaries will be cancelled at the Effective Time.

To effect cancellation of CDIs and payment of the Transaction Consideration to holders of CDIs, Keypath and Parent will ensure that:

•        prior to the Effective Time, Keypath will request the ASX to suspend trading of the CDIs on the ASX and to delist the Company from the official list of the ASX;

•        immediately prior to the Effective Time, the Paying Agent (as defined below) will hold, or be provided with, a copy of Keypath’s share register identifying the number of Depositary Shares;

•        provided the Effective Time occurs, Keypath will direct the Paying Agent to pay the Transaction Consideration to holders of CDIs;

•        immediately prior to the Effective Time, the Paying Agent will be provided a copy of the register of CDI holders with sufficient information to make a payment to CDI holders of the Transaction Consideration;

•        at or promptly following the Effective Time, the Paying Agent will reduce all holdings of CDIs to zero, thereby cancelling the CDIs; and

•        promptly following the Effective Time, the Paying Agent will make payment of the Transaction Consideration without interest to the previous holders of CDIs.

After the completion of the Merger, holders of Common Stock will cease to have any rights as a stockholder of the Company.

Upon the Surviving Corporation’s demand, the Paying Agent will return to the Surviving Corporation all funds in its possession one year after the Merger occurs. After that time, if you have not received payment of the Transaction Consideration, you may look only to the Surviving Corporation for payment of the Transaction Consideration, without interest, less any applicable withholding taxes, subject to applicable abandoned property, escheat and similar laws. Any Transaction Consideration remaining unclaimed by former holders of shares of Common Stock or CDIs as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the fullest extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

Effects of the Merger

The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver (in accordance with the terms of the Merger Agreement) of the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Keypath, whereupon the separate existence of Merger Sub will cease, and Keypath will continue as the Surviving Corporation and will continue to be governed by the laws of Delaware.

Effects on the Company if the Merger is not Completed

If our stockholders do not approve the Merger Agreement or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Common Stock provided by the Merger Agreement. Instead, unless the Company is sold to another third party, the Company will remain a publicly-traded company, and management would expect to operate the business in a manner similar to that in which it is being operated today. The Company will not apply for the delisting of CDIs from the official list of ASX, and CDIs will continue to be listed and quoted for trading on the ASX provided that the Company continues to meet the ASX listing requirements. In addition, the Company will remain subject to SEC and ASX reporting obligations (and reporting obligations under the Australian Corporations Act, to the extent applicable). Therefore, if the Merger is not completed, our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of shares of Common Stock. If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of the shares of CDIs, including the risk that the market price of shares of CDIs may decline to the extent that the current market price of our stock reflects a market assumption that the Merger will be completed. From time to time, the Board will evaluate and review the business operations, properties and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If our stockholders do not approve the Merger Agreement or the Merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. Also, under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described in the section entitled “The Merger Agreement — Termination Fees” beginning on page 92.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement included “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the Merger and other information relating to the Merger. All forward-looking statements included in this document are based on information available to the Company on the date hereof. These statements are identifiable because they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors” and “Important Information Regarding Keypath,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “could,” “should,” “will,” and “may” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date as of which the statements were made. We cannot guarantee any future results, levels of activity, performance or achievements. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•        the inability to complete the Merger due to the failure to obtain the required stockholder approvals for the Merger or the failure to satisfy other conditions to completion of the Merger;

•        the risk that the financing under the Credit Agreement entered into pursuant to the Merger Agreement is not provided as required, or the failure of the Merger to close for any other reason;

•        risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction;

•        the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company and others relating to the Merger Agreement;

•        the risk that the pendency of the Merger, or a failure to complete the Merger, disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the Merger;

•        the effect of the announcement of the Merger on the Company’s relationships with its customers, suppliers, operating results and business generally;

•        the amount of the costs, fees, expenses and charges related to the Merger;

•        trends in the higher education market and the market for online education, and expectations for growth in those markets;

•        the acceptance, adoption and growth of online learning by colleges and universities, faculty, students, employers, accreditors and state and federal licensing bodies;

•        the impact of competition on our industry and innovations by competitors;

•        our ability to comply with evolving regulations and legal obligations related to third-party servicers, revenue models, data privacy, data protection and information security;

•        our expectations about the potential benefits of KeypathEDGE data insights;

•        our dependence on third parties to provide certain technological services or components used in our platform;

•        our expectations about the predictability, visibility and recurring nature of our business model;

•        our ability to meet the anticipated launch dates of our degree programs;

•        our ability to acquire new university clients and expand our degree programs with existing university clients;

•        our ability to successfully integrate the operations of any acquisitions to achieve the expected benefits of any acquisitions and manage, expand and grow the combined company;

•        our ability to execute our growth strategy;

•        our ability to attract, hire and retain qualified employees;

•        our expectations about the scalability of our platform;

•        potential changes in regulations applicable to us or our university clients;

•        our expectations regarding the amount of time our cash balances and other available financial resources will be sufficient to fund our operations;

•        the potential negative impact of the significant decline in the market price of our Common Stock;

•        the impact of any natural disasters or public health emergencies; and

•        other factors beyond our control that could cause actual results to differ materially from those expressed in the forward-looking statements, which are discussed under “Risk Factors” and elsewhere in reports we have filed with the SEC, including our most recent filings on Form 10 and Form 10-Q.

Forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement, to reflect the occurrence of unanticipated events or for any other reason.

THE PARTIES INVOLVED IN THE MERGER

Keypath Education International, Inc.

Keypath Education International, Inc. is a Delaware corporation. The Company was founded in Chicago in 2014 as a full-service OPM company. We provide a bundled suite of services to our university partners, including market research, program design and development, faculty recruitment and training, marketing and student recruitment, student support services, and field and clinical placements. Additionally, we continue to develop and improve KeypathEDGE, which offers data-informed insights to improve the experiences of both universities and students. We enter into long-term contracts with universities and earn revenue from a share of tuition fees, typically ranging from 40% to 60%, paid to our university partners by students enrolled in the online programs delivered by us. Tuition shares are agreed with us and our university partners for each program prior to launch. See “Important Information Regarding Keypath — Business” beginning on page 96.

The Parent Parties

Karpos Intermediate, LLC

Karpos Intermediate, LLC is a Delaware limited liability company formed on May 10, 2024, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation.

Karpos Merger Sub, Inc.

Karpos Merger Sub, Inc. is a Delaware corporation and a wholly-owned subsidiary of Parent formed on May 10, 2024, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Merger Sub will cease to exist.

Parent and Merger Sub are affiliates of Sterling Partners, which also indirectly controls the Majority Stockholder, which holds CDIs of Keypath on behalf of the Sponsor. At the Effective Time, Keypath, as the Surviving Corporation, will be indirectly owned by the Sponsor.

In connection with the transactions contemplated by the Merger Agreement, the Sponsor has agreed to guarantee the payment of any termination fees, monetary damages, enforcement costs and expense reimbursement obligations, in each case payable by Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $2,500,000 and subject to the other terms and conditions of the Merger Agreement.

Other Parent Parties

The Sponsor, the Majority Stockholder and Messrs. Epstein and Hoehn-Saric are also affiliates of Parent and Merger Sub. Messrs. Epstein and Hoehn-Saric are both non-executive directors of the Company. The Majority Stockholder holds approximately 66% of the Company’s outstanding CDIs and holds such CDIs on behalf of the Sponsor. Mr. Hoehn-Saric is a manager of the Majority Stockholder, and is co-founder and managing director of the Sponsor. Mr. Epstein is a managing director and serves as the Chief Operating Officer and General Counsel of the Sponsor. Each of Messrs. Epstein and Hoehn-Saric holds indirect economic interests in the Sponsor, the Majority Stockholder, Parent and Merger Sub.

See “Important Information Regarding the Parent Parties” beginning on page 136.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting.

Date, Time and Place

The special meeting of Keypath stockholders (the “special meeting”) is scheduled to be held virtually on [__], 2024 at 10:00 a.m. AEST ([___], 2024 at [9:00] a.m. CDT). The Special Meeting will be a virtual meeting of stockholders. Only holders of record of Common Stock or CDIs at [8:00] AEST on [__], 2024 ([__] p.m. CDT on [__], 2024), the record date for the special meeting, or their legal proxy holders, may attend and participate in the special meeting or any adjournments or postponements thereof. You will be able to attend the special meeting by visiting the website at https://[___], where you will be able to listen to the special meeting, submit questions, and vote. To attend the special meeting, you must register at the website at https://[___]. In addition, record holders of Common Stock (and holders of CDIs who hold a legal proxy from CDN, the depositary of the CDIs and the record holder of the shares of Common Stock underlying their CDIs) will be entitled to vote online at the special meeting by visiting the website above. CDI holders that do not hold a legal proxy from CDN cannot vote online at the meeting but may instruct CDN to vote the shares underlying their CDIs by lodging a CDI Voting Instruction Form prior to the special meeting. You will not be able to attend the special meeting in person. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

Purpose of the Special Meeting

The special meeting is for the following purposes:

•        to consider and vote on a proposal to adopt the Merger Agreement; and

•        to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

The vote on the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies are separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, a stockholder may vote in favor of the proposal to approve the adjournment of the special meeting and vote not to approve the proposal to adopt the Merger Agreement (and vice versa).

A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [_______], 2024.

Recommendations of the Board and the Special Committee

The Special Committee unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, and unanimously recommended that the Board approve and declare advisable the Merger Agreement and the Transactions, including the Merger, and that the Company’s stockholders vote for the adoption of the Merger Agreement.

Based on the recommendations of the Special Committee, and with the assistance of its independent legal advisor, the Board, on May 23, 2024, unanimously (a) determined that the terms of the Merger Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (b) determined that it is in the best interests of the Company to enter into, and approved, adopted and declared advisable, the Merger Agreement, (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained therein, (d) directed that the adoption of the Merger Agreement and the approval of the Transactions, including the Merger, be submitted to the stockholders of the Company and (e) resolved to recommend that the stockholders of the Company vote, or cause the shares of Common Stock underlying their CDIs to vote, to adopt the Merger Agreement and approve the Transactions, including the Merger, at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof.

Accordingly, the Board, acting upon the unanimous recommendations of the Special Committee, unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement.

The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Record Date and Quorum

The holders of record of Common Stock as of the close of business on [__], 2024, the record date, are entitled to receive notice of and to vote at the special meeting. In addition, holders of CDIs outstanding as of the record date are entitled to receive notice of and to attend and ask questions at the special meeting or any adjournment or postponement thereof and may instruct CDN to vote the shares of Common Stock underlying their CDIs using the CDI Voting Instruction Form included with this proxy statement. Alternatively, a record holder of CDIs that obtains a legal proxy from CDN prior to the meeting may vote in person (electronically) at the meeting. On the record date, [_______] shares of Common Stock were issued and outstanding and held by [_______] holders of record.

No matter may be considered at the special meeting unless a quorum is present. For any matter to be considered, the presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the record date for the meeting will constitute a quorum. Shares of Common Stock represented by proxies reflecting abstentions will be counted as present and entitled to vote for purposes of determining a quorum. If a quorum is not present, the stockholders who are present or represented by proxy may adjourn the meeting until a quorum is present. The presence of a quorum is assured due to the agreement of the Majority Stockholder to vote in favor of the proposals pursuant to the Support Agreement (as defined below).

Required Vote

Each share of Common Stock outstanding as of the record date is entitled to one vote at the special meeting. Holders of CDIs are entitled to instruct CDN to vote one share of Common Stock for each CDI they own as of the record date. Alternatively, holders of CDIs that obtained a legal proxy from CDN prior to the special meeting are entitled to one vote for each share of Common Stock underlying each CDI they own as of the record date.

Proposal to Adopt the Merger Agreement

For the Company to consummate the Merger, under Delaware law and under the Merger Agreement, stockholders holding at least a majority of the shares of Common Stock (including the shares of Common Stock underlying the CDIs) outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the Merger Agreement (which vote is assured due to the agreement of the Majority Stockholder to vote in favor of such adoption). In addition, the Merger Agreement requires, as a condition to the consummation of the Merger, that Unaffiliated Stockholders holding at least a majority of the shares of Common Stock held by such Unaffiliated Stockholder vote “FOR” the proposal to adopt the Merger Agreement.

Proposal to Approve the Adjournment of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies

Approval of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement requires the affirmative vote of a majority of the shares (including shares of Common Stock underlying CDIs outstanding as of the record date) present in person or represented by proxy at the special meeting and entitled to vote thereon (which vote is assured due to the agreement of the Majority Stockholder to vote in favor of such adoption).

In connection with the Merger Agreement, Parent entered into the Support Agreement with the Majority Stockholder, pursuant to which the Majority Stockholder agreed, subject to certain conditions, to vote all of the shares of Common Stock (including shares of Common Stock underlying CDIs) they beneficially own in favor of the approval of the proposal to adopt the Merger Agreement. See “Special Factors — Interests of Certain Persons in the Merger” on page 49. This effectively assures the presence of a quorum at the special meeting.

Voting; Proxies; Revocation

Attendance and Voting at the Special Meeting

If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered a “stockholder of record” and you may vote your shares electronically at the special meeting or by submitting a proxy by mail, over the internet, or by fax. If you plan to attend the virtual special meeting, you will be able to vote your shares electronically. Although Keypath offers four different methods for shares to be voted at the special meeting, Keypath encourages you to submit a proxy over the internet, which is a convenient, cost-effective, and reliable method of causing your shares to be voted. If you choose to submit a proxy over the internet, there is no need for you to mail back your proxy card. To attend and participate in the special meeting, you must register at the website at https:/[___].

If you are a holder of record of CDIs registered directly in your name with Computershare, the share registry of our CDIs, CDN is the record holder of the shares of Common Stock underlying your CDIs. Although you are entitled to notice of and to attend and ask questions at the special meeting, unless you obtain a legal proxy from CDN to vote the shares underlying your CDIs prior to the special meeting (following the instruction contained in the CDI Voting Instruction Form), you will not be entitled to vote such shares virtually at the special meeting. However, you may instruct CDN to vote the shares underlying your CDIs by completing and submitting the CDI Voting Instruction Form over the internet or by fax, hand delivery or mail prior to the time indicated on the CDI Voting Instruction Form. To attend the special meeting, you must register at the webss://[__].

If your CDIs are held by your broker, bank or other nominee, you are considered the beneficial owner of CDIs held in “street name” and we expect you will receive a CDI Voting Instruction Form from your broker, bank or other nominee seeking instruction from you as to how to direct CDN to vote the shares of Common Stock underlying your CDIs. To attend the special meeting, you must register at the ws://[__].

Keypath recommends that you submit a proxy or submit a CDI Voting Instruction Form (or, if you hold your CDIs in “street name”, your voting instructions to your broker, bank or other nominee if such service is provided by contacting your broker, bank or other nominee) as soon as possible, even if you are planning to attend the special meeting, to ensure that your shares will be represented and voted at the special meeting. If you are a record holder of Common Stock and return an executed proxy without indicating how you wish to vote with regard to a particular proposal, your shares of Common Stock will be voted “FOR” such proposal. If you are a record holder of CDIs and return a CDI Voting Instruction Form without indicating how you wish the shares of Common Stock underlying your CDIs to be voted with regard to a particular proposal, the shares of Common Stock underlying your CDIs will be voted “FOR” such proposal. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and the adjournment proposal.

Revocation of Proxies

If you are the record holder of your shares of Common Stock (or hold a legal proxy from the record holder of your shares of Common Stock), you can change or revoke your proxy at any time before 10:00 a.m. AEST on [___], 2024 ([7:00] p.m. CDT on [___], 2024) (except in the event you are revoking your proxy by attending the special meeting and voting electronically). If you are the record holder of your shares (or hold a legal proxy from the record holder of your shares of Common Stock), you may revoke your proxy by:

•        submitting another proxy over the internet or by fax for shares held directly;

•        timely delivering a written notice of the revocation of your proxy to Keypath Education International, Inc., 1501 Woodfield Rd, Suite 204N, Schaumburg, IL, Attention: General Counsel;

•        timely delivering a valid, later-dated proxy by mail; or

•        attending the special meeting and voting in person (electronically) during the virtual special meeting.

Please note, however, that only your last-dated proxy, received prior to the cutoff time described herein, will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to Keypath or by sending a written notice of revocation to Keypath, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Keypath before the special meeting, as described herein. Please note that to be effective, your new proxy card, Internet or fax instructions or written notice of revocation must be received by Computershare prior to the cutoff time described herein.

If you are a holder of CDIs and you direct CDN to vote by completing the CDI Voting Instruction Form, you may revoke those instructions by delivering to Computershare, no later than [__], 2024 at [10:00] a.m. AEST ([__], 2024 at [7:00] p.m. CT), a written notice of revocation bearing a later date than the CDI Voting Instruction Form previously sent. In addition, if you are a holder of CDIs, you may change your vote by completing a later-dated CDI Voting Instruction Form and delivering to Computershare, no later than [__], 2024 at [10:00] a.m. AEST ([__], 2024 at [7:00] p.m. CT).

If you are the beneficial owner of CDIs held in “street name,” you should contact your bank, broker, or other nominee with questions about how to change or revoke your voting instructions.

Abstentions

Abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and the adjournment proposal.

Appraisal Rights

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of Common Stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the Transaction Consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the Merger Agreement, you must NOT vote in favor of the proposal to adopt the Merger Agreement and you must otherwise comply with the requirements of Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Delaware law could result in the loss of your appraisal rights. See “Rights of Appraisal” beginning on page 7 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to adopt the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that such adjournment or postponement is necessary under applicable law to allow additional time for any disclosure. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given, unless the adjournment is for more than 30 days. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone, or by facsimile or by electronic means by officers, directors and regular employees of the Company. In addition, the Company will utilize the services of [___], an independent proxy solicitation firm, and will pay approximately $[__] plus reasonable expenses as compensation for those services. The Company may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Additional Assistance

If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact [__], which is acting as the Company’s proxy solicitation agent and information agent in connection with the Merger.

[__]

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

THE MERGER AGREEMENT

The discussion of the terms of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Annex A hereto. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Keypath, Parent, Merger Sub or Sterling Partners or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after May 23, 2024, which subsequent information may or may not be reflected in Keypath’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Keypath and its business. Please see the section entitled “Where You Can Find More Information.”

Effects of the Merger

The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver (in accordance with the terms of the Merger Agreement) of the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Keypath, whereupon the separate existence of Merger Sub will cease, and Keypath will continue as the Surviving Corporation and will continue to be governed by the laws of Delaware.

Closing and Effective Time

The Closing will take place on the third business day after the satisfaction or waiver (in accordance with the terms of the Merger Agreement) of the last of the conditions to the Closing set forth in the Merger Agreement (as described in the section entitled “Terms of the Merger Agreement — Conditions to the Closing of the Merger”), other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver (in accordance with the terms of the Merger Agreement) of such conditions, or at such other date and time as Keypath and Parent may agree in writing. As soon as practicable on the Closing Date, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective at such time as the certificate of merger is filed with the Secretary of State of the State of Delaware or on such later date and time as will be agreed to by Keypath and Parent and specified in the certificate of merger.

Directors and Officers; Certificate of Incorporation; Bylaws

Immediately prior to and conditional upon the occurrence of, the Effective Time, each of the directors of Keypath’s Board will resign as a director of Keypath effective as of the Effective Time. The Merger Agreement provides that the parties will take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation as of the Effective Time and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

The Merger Agreement provides that the parties will take all necessary action such that the officers of Keypath immediately prior to the Effective Time will be the officers of the Surviving Corporation as of the Effective Time and will hold such offices until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

At the Effective Time, the certificate of incorporation and bylaws of Keypath, as in effect immediately prior to the Effective Time, will be amended and restated in their entirety as set forth in Exhibit B and Exhibit C of the Merger Agreement, respectively, until thereafter changed or amended as provided therein or by applicable law.

Merger Consideration

Common Stock

At the Effective Time, subject to applicable withholding tax, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Dissenting Shares) will be automatically converted into the right to receive the Transaction Consideration.

Outstanding Keypath Equity Awards

The Merger Agreement provides that Keypath’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:

•        Keypath RSUs.    Subject to certain agreed exceptions and the terms and conditions of the Merger Agreement, (i) immediately prior to the Effective Time, each restricted stock unit in respect of Common Stock (a “Keypath RSU”) that is outstanding and vested at such time (each, a “Vested RSU”) shall, automatically and without any required action on the part of the holder thereof, be canceled and converted into the right to receive (without interest), at the time set forth in the Merger Agreement (or such later time as required to avoid imposition of additional taxes under Section 409A of the Code), an amount in cash equal to (x) the total number of shares of Common Stock subject to such Vested RSU multiplied by (y) the Transaction Consideration, less applicable taxes required to be withheld with respect to such payment (the “Cash Replacement Vested RSU Amounts”), and (ii) each Keypath RSU outstanding immediately prior to the Effective Time that is not a Vested RSU (each an “Unvested RSU”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (x) the number of shares of Common Stock subject to such award of Unvested RSUs as of immediately prior to the Effective Time multiplied by (y) the Transaction Consideration (the “Cash Replacement Unvested RSU Amounts”). The Cash Replacement Unvested RSU Amounts will, subject to the holder’s continued service with Parent and its affiliates through the applicable vesting dates, vest and be payable at the same time as the Unvested RSU for which such Cash Replacement Unvested RSU Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Unvested RSU Amounts will have substantially the same terms and conditions, including, with respect to vesting as applied to the Unvested RSU for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Unvested RSU Amounts.

•        Keypath Options.    Under the Merger Agreement, immediately prior to the Effective Time, each Keypath Option, to the extent then unexercised, would, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Keypath Option to receive (without interest), an amount in cash equal to (x) the total number of shares of Common Stock subject to such Keypath Option multiplied by (y) the excess, if any, of the Transaction Consideration over the exercise price per share of Common Stock under such Keypath Option, less applicable taxes required to be withheld with respect to such payment. Any Keypath Option which has a per share exercise price that is greater than or equal to the Transaction Consideration (i.e. are “underwater”) will be cancelled at the Effective Time for no consideration or payment and shall be of no further force or effect. Accordingly, because all of the Keypath Options are “underwater” based on the Transaction Consideration, they will all be cancelled at the Effective Time for no consideration or payment.

While Keypath is listed on the ASX, it must comply with the ASX Listing Rules. Keypath is prohibited under the ASX Listing Rule 6.23.2 from making a change which has the effect of cancelling the Keypath RSUs for consideration unless such change is approved by Keypath’s stockholders. Accordingly, Keypath will apply to the ASX for a waiver of the ASX Listing Rule 6.23.2 to permit Keypath to cancel those Keypath RSUs described above for consideration without obtaining the approval of Keypath stockholders.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to Keypath to act as paying agent (the “Paying Agent”) for the payment of the Transaction Consideration in the Merger and shall enter into an agreement relating to the Paying Agent’s responsibilities under the Merger Agreement in form and substance reasonably satisfactory to Keypath. Parent will deposit, or cause to be deposited, with the Paying Agent, prior to or concurrently with the Effective Time, cash in Australian dollars sufficient to pay the aggregate Transaction Consideration payable in the Merger to holders of Common Stock, other than Excluded Shares and Dissenting Shares (such cash, the “Payment Fund”); provided, that Keypath will, and will cause its subsidiaries to, at the written request of Parent, deposit with the Paying Agent at the Closing such portion of the aggregate Transaction Consideration from Keypath’s cash on hand as specified in such request.

With respect to any shares of Common Stock underlying CDIs (the “Depositary Shares”), Parent and Keypath will establish procedures to ensure that (i) Keypath delivers and surrenders to the Paying Agent, before the Effective Time, the certificate representing the Depositary Shares, and (ii) promptly following the Effective Time, the Paying Agent makes payment of the Transaction Consideration, without interest, to the holders of CDIs as of the Effective Time for each CDI held by such holders. Other than in respect of the Depositary Shares, upon surrender of certificates (or affidavit of loss in lieu thereof) or book-entry shares to the Paying Agent together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such certificates or book-entry shares will be entitled to receive in exchange therefor the Transaction Consideration. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer or stock records of Keypath, any cash to be paid upon due surrender of the certificate (or affidavit of loss in lieu thereof) or book-entry share formerly representing such shares of Common Stock may be paid or issued, as the case may be, to such a transferee if such certificate (or affidavit of loss in lieu thereof) or book-entry share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar taxes have been paid or are not applicable. No interest will be paid or will accrue on the Transaction Consideration payable upon surrender of any certificate (or affidavit of loss in lieu thereof) or book-entry share. Until surrendered as contemplated by the Merger Agreement, each certificate and book-entry share will be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Transaction Consideration. Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the Paying Agent to receive the Transaction Consideration that such holder is entitled to receive pursuant to the Merger Agreement. In lieu thereof, each holder of record of one or more book-entry shares whose shares of Common Stock were converted into the right to receive the Transaction Consideration will, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent will cause the Paying Agent to exchange and deliver as promptly as reasonably practicable after the Effective Time, the Transaction Consideration in respect of each such share of Common Stock, and the book-entry shares of such holder will thereupon be cancelled.

Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of certificates and book-entry shares for 12 months after the Effective Time will be delivered to Parent, upon Parent’s demand, and any holder of certificates or book-entry shares who has not prior to such date complied with these procedures must thereafter look only to Parent or the Surviving Corporation for satisfaction of its claim for Transaction Consideration which such holder has the right to receive pursuant to the Merger Agreement.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. If any certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Parent, and, if required by the Surviving Corporation, Parent, the CDN or the Paying Agent,

the posting by such person of a bond in customary amount as Parent, the CDN or the Paying Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund, Parent) shall deliver, in exchange for such lost, stolen or destroyed certificate, the Transaction Consideration to which the holder thereof is entitled pursuant to the Merger Agreement had such lost, stolen or destroyed certificate been surrendered. For holders of shares of Common Stock other than holders of CDIs, these procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The Merger Agreement contains representations and warranties of Keypath, Parent and Merger Sub.

Certain of the representations and warranties in the Merger Agreement made by Keypath are qualified by knowledge and/or “materiality” qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Keypath, any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of Keypath and its subsidiaries, taken as a whole. No event, change, circumstance or effect will be deemed to constitute, nor will any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent that such event, change, circumstance or effect results from, arises out of, or relates to:

•        any changes in general United States or global economic conditions, except to the extent that such changes have a disproportionate adverse effect on Keypath and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Keypath or any of its subsidiaries operates;

•        any changes in conditions generally affecting any industry or geographic region in which Keypath or any of its subsidiaries operates, except to the extent that such changes have a disproportionate adverse effect on Keypath and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Keypath or any of its subsidiaries operates;

•        any decline in the market price or trading volume of Common Stock, however, Parent is not precluded from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect;

•        any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a disproportionate adverse effect on Keypath and its subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Keypath or any of its subsidiaries operates;

•        any failure, in and of itself, by Keypath to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period, however, Parent is not precluded from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect;

•        the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger Agreement, the Merger or the taking of any action expressly required by the Merger Agreement or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective subsidiaries or affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Keypath or any of its subsidiaries with customers, suppliers, officers or employees;

•        any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any law following May 23, 2024, except to the extent such changes have a disproportionate adverse effect on Keypath and its subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Keypath or any of its subsidiaries operates;

•        any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following May 23, 2024, except to the extent such changes have a disproportionate adverse effect on Keypath and its subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Keypath or any of its subsidiaries operates;

•        any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military action threatened or underway as of May 23, 2024, except to the extent that such changes or conditions have a disproportionate adverse effect on Keypath and its subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Keypath or any of its subsidiaries operates;

•        any taking of any action at the written request of Parent or Merger Sub or with the prior written consent of Parent or Merger Sub;

•        any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, epidemics, disease outbreaks, pandemics or other public health emergencies (including SARS-CoV-2 or COVID-19 and any variants, evolutions or mutations thereof), acts of God or any change resulting from weather events, conditions or circumstances; or

•        any litigation arising from allegations of a breach of fiduciary duty or violation of applicable law solely relating to the Merger Agreement, the Merger or the other transactions contemplated the Merger Agreement.

In addition, for purposes of the Merger Agreement, “Parent Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Merger Sub to perform their respective obligations under the Merger Agreement or prevent or materially delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

In the Merger Agreement, Keypath has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in Keypath’s disclosure letter to the Merger Agreement delivered in connection therewith. These representations and warranties relate to, among other things:

•        the valid existence, good standing and authority and qualification to conduct business with respect to Keypath and its subsidiaries;

•        the capital structure of Keypath, Keypath’s and its subsidiaries’ ownership of its subsidiaries, voting agreements or agreements restricting transfer of the capital stock of Keypath or its subsidiaries to which Keypath or its subsidiaries are party, Keypath’s and its subsidiaries’ ownership of equity or debt interests other than of subsidiaries of Keypath;

•        Keypath’s corporate authority, assuming the Company Stockholder Approval has been obtained, to enter into, perform its covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and the enforceability of the Merger Agreement;

•        the approval of, and recommendation by, the Special Committee and the Board in favor of the proposal to adopt the Merger Agreement;

•        the absence of conflicts with laws, Keypath’s and its subsidiaries’ organizational documents and Keypath’s and its subsidiaries’ contracts;

•        required consents and regulatory filings and approvals in connection with the Merger Agreement;

•        the accuracy of Keypath’s filings with the ASX and the SEC including filed financial statements, and Keypath’s disclosure controls and procedures and internal control over financial reporting and the absence of outstanding or unresolved comments in comment letters received by Keypath or any of its subsidiaries and any ongoing SEC review;

•        the absence of specified undisclosed liabilities of Keypath and its subsidiaries;

•        the conduct of business of Keypath and its subsidiaries in the ordinary course, the absence of any event, change, effect, development or occurrence that would have a Company Material Adverse Effect and the absence of certain specified events or actions by Keypath, in each case, since June 30, 2023;

•        Keypath’s possession of necessary permits and Keypath’s compliance with laws;

•        the absence of actions or other legal proceedings relating to Keypath and its subsidiaries;

•        the accuracy of the information supplied by or on behalf of Keypath or any of its subsidiaries for inclusion in this proxy statement and the Schedule 13E-3;

•        the filing of tax returns, the payment of taxes and certain other tax matters related to Keypath and its subsidiaries;

•        Keypath’s employee benefit plans;

•        the existence and enforceability of, and compliance with, specified categories of Keypath’s material contracts;

•        intellectual property rights (including privacy, data protection and other cybersecurity matters);

•        certain real property matters;

•        certain environmental matters;

•        certain labor and employment matters;

•        the inapplicability of anti-takeover statutes to the Merger;

•        payment of fees to brokers in connection with the Merger Agreement;

•        the Special Committee’s receipt of a fairness opinion from its financial advisor;

•        certain matters relating to international trade and anti-corruption laws;

•        the absence of certain related party transactions; and

•        the acknowledgment by Keypath of the absence of any other representations and warranties of Parent, Merger Sub or any person on behalf of Parent or Merger Sub, other than as set forth in the Merger Agreement.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Keypath that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•        the due organization, valid existence, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•        Parent’s and Merger Sub’s authority to enter into, perform their covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and the enforceability of the Merger Agreement with respect to Parent and Merger Sub;

•        the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s, Merger Sub’s or their subsidiaries’ contracts;

•        required consents, regulatory filings and approvals in connection with the Merger Agreement;

•        Parent’s, Merger Sub’s and their subsidiaries’ compliance with laws;

•        the absence of actions or other legal proceedings related to Parent, Merger Sub or any of their subsidiaries;

•        Merger Sub’s purpose and the absence of any business activities by Merger Sub not contemplated by the Merger Agreement;

•        the absence of any required vote of Parent’s stockholders to consummate the transactions contemplated by the Merger Agreement;

•        the accuracy of the information supplied by or on behalf of Parent for inclusion in this proxy statement and the Schedule 13E-3;

•        payment of fees to brokers in connection with the Merger Agreement;

•        matters with respect to Parent’s financial capacity;

•        the solvency of Parent and the Surviving Corporation at and following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

•        the absence of agreements or obligations or understandings between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of Keypath’s management or the Board, on the other hand, relating in any way to Keypath, Keypath’s subsidiaries or the transactions contemplated by the Merger Agreement, and the absence of any agreements pursuant to which any Keypath stockholder would receive consideration other than the Transaction Consideration or agrees to vote to approve the proposal to adopt the Merger Agreement or agrees to vote against any Company Superior Proposal (as defined in the section entitled “Terms of the Merger Agreement — Restrictions on Solicitations of Other Offers”);

•        ownership of Common Stock;

•        the enforceability of the Rollover Agreements, the Limited Guaranty and the Support Agreement;

•        Parent’s investment intention with respect to Keypath and Parent’s direction by sophisticated persons under Rule 506(b)(2)(ii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”); and

•        the acknowledgment by Parent and Merger Sub of the absence of any other representations and warranties of Keypath or any person on behalf of Keypath, other than as set forth in the Merger Agreement.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger, other than as set forth in the Merger Agreement.

Conduct of Business Pending the Merger

The Merger Agreement provides that, from May 23, 2024 until the earlier of the Effective Time and the termination of the Merger Agreement, except (i) as may be required by applicable law, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, and if Parent fails to respond in the negative to any consent requested in writing within five (5) business days of receipt of such request, Parent will be deemed to have granted such consent), (iii) as may be required or expressly permitted by the Merger Agreement, or (iv) as set forth in Keypath’s disclosure letter, Keypath and its subsidiaries (a) will use commercially reasonable efforts to conduct the businesses of Keypath and its subsidiaries in the ordinary course, and to the extent consistent therewith, Keypath will use commercially reasonable efforts to preserve in all material respects its existing relationships with key customers, suppliers, governmental entities and other persons with which it has material business relations and (b) will not:

•        amend Keypath’s or any of its subsidiaries’ organizational documents;

•        declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock;

•        adjust, split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including any Keypath equity awards, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock;

•        repurchase, redeem or otherwise acquire any shares of the capital stock of Keypath or any of its subsidiaries, or any other Keypath equity awards or equity interests or any rights, warrants or options to acquire any such shares or interests;

•        subject to certain exceptions, issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any Keypath equity awards, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security);

•        sell, assign, lease, license, abandon, permit to lapse, transfer or otherwise dispose of any material intellectual property rights, including disclosing any material trade secrets of Keypath or its subsidiaries (including source code);

•        merge or consolidate with any other person; or acquire any material assets from or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other person;

•        sell, lease, license, subject to a material lien, or otherwise dispose of any material assets, product lines or businesses of Keypath or any of its subsidiaries (including capital stock or other equity interests of any subsidiary of Keypath);

•        make capital expenditures except (A) pursuant to existing contracts and ordinary course renewals thereof or in accordance with Keypath’s capital expenditure budget or (B) capital expenditures, not in excess of $1,000,000 in the aggregate;

•        make any loans, advances or capital contributions to any other person in excess of $1,000,000 in any 12-month period;

•        subject to certain exceptions, create, incur, guaranty or assume any indebtedness for borrowed money in excess of $2,000,000 in the aggregate;

•        cancel any material debts of any person to Keypath or any of its subsidiaries or waive any material claims or rights of value;

•        subject to certain exceptions, increase the compensation or other benefits payable or provided to Keypath’s or its subsidiaries’ officers or other employees;

•        subject to certain exceptions, enter into any employment, consulting, change of control, severance, separation, stay bonus or retention agreement with any employee or other service provider of Keypath;

•        establish, adopt, enter into, terminate or amend any of Keypath’s employee benefit plans, or increase or accelerate the funding, payment or vesting of the compensation or benefits provided under any of Keypath’s employee benefit plans;

•        enter into, negotiate, modify, extend, or terminate any labor agreement or recognize or certify any labor union, works council, or other labor organization as the bargaining representative for any employees of Keypath or its subsidiaries;

•        implement or announce any reductions-in-force or employee layoffs that trigger notice requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or similar laws;

•        waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

•        settle or compromise any material claim involving Keypath or its subsidiaries equal to or greater than $350,000 in the aggregate, other than settlements or compromises solely funded by Keypath’s insurance carriers or in the ordinary course of Keypath’s business;

•        enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business of Keypath and its subsidiaries taken as a whole after the Effective Time;

•        except in the ordinary course of Keypath’s business consistent with past practice and subject to certain exceptions, enter into any material contract or amend or terminate any material contract of Keypath, in each case in a manner that would be material and adverse to Keypath and its subsidiaries, taken as a whole;

•        alter or amend in any material respect any existing accounting methods, principles or practices, except as may be required by U.S. generally accepted accounting principles or applicable law;

•        make, change or revoke any material tax election or material tax method of accounting; amend any material tax return; surrender any claim for a refund of material taxes; settle or compromise any material tax claim or assessment; or enter into any closing agreement with respect to any material tax;

•        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Keypath or any of its subsidiaries; or

enter any contract, or otherwise obligate itself in a legally binding manner, to take any of the foregoing actions.

Restrictions on Solicitations of Other Offers

In the Merger Agreement, Keypath agreed that it will, and will cause its subsidiaries and each of its and their respective directors and officers to, and will instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, after May 23, 2024:

•        immediately cease and cause to be terminated any solicitation, discussions or negotiations with any persons, other than Parent and its representatives, that are ongoing with respect to a Company Takeover Proposal (as defined below) or any inquiry, discussion or request that would reasonably be expected to lead to a Company Takeover Proposal;

•        promptly (and in any event within five business days following May 23, 2024) request in writing the prompt return or destruction of all non-public information previously furnished to any third party or its representatives;

•        not, directly or indirectly through intermediaries, solicit, initiate or knowingly encourage (including by way of furnishing non-public information relating to Keypath or any of its subsidiaries) the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal;

•        not, directly or indirectly through intermediaries, conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with, or for the purpose of knowingly encouraging, a Company Takeover Proposal, other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the relevant provision of the Merger Agreement;

•        not, directly or indirectly through intermediaries, execute or enter into any binding letter of intent, acquisition agreement, merger agreement, joint venture agreement or similar contract, whether written, oral, binding or non-binding, with respect to a Company Takeover Proposal (other than an “Acceptable Confidentiality Agreement” as defined in the Merger Agreement); and

•        not, directly or indirectly through intermediaries, grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, the Merger Agreement) of any third party under any standstill or confidentiality agreement; provided that Keypath will be permitted to grant a waiver of any standstill or similar obligation of any third party with respect to Keypath or any of its subsidiaries to allow such third party to make a Company Takeover Proposal.

None of the foregoing will prohibit Keypath or its representatives from contacting any person or group of persons that has made a Company Takeover Proposal after May 23, 2024, solely to ascertain the facts or request the clarification of the terms and conditions thereof so as to determine whether the Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal or to request that any Company Takeover Proposal made orally be in writing.

Notwithstanding anything to the contrary contained in the Merger Agreement, if, at any time prior to obtaining the Company Stockholder Approval, Keypath or any of its representatives receives a bona fide, written Company Takeover Proposal from any person, which did not result from a material breach of the relevant terms of the Merger Agreement, and if the Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal and that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, then Keypath, its subsidiaries and their respective representatives may (i) furnish information with respect to Keypath and its subsidiaries to the person who has made such Company Takeover Proposal, including non-public information, if Keypath receives from such person an executed confidentiality agreement containing terms that are not materially less restrictive in the aggregate to the other party than those contained in the Confidentiality Deed; provided, that Keypath will promptly, and in any event within 48 hours following the delivery to such person, make available to Parent any non-public information concerning Keypath or any of its subsidiaries that is provided or made available to such person or its representatives unless such non-public information has been previously provided or made available to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal, its representatives and any prospective debt and equity financing sources regarding such Company Takeover Proposal. In addition to Keypath’s obligations under other provisions of the Merger Agreement, Keypath will promptly, and in any event within 24 hours, notify Parent and Merger Sub if Keypath commences furnishing non-public information or commences discussions or negotiations as provided for in the Merger Agreement.

In addition, Keypath agreed:

•        to promptly, and in no event later than 24 hours after receipt, notify Parent in writing in the event that Keypath or any of its representatives receives a Company Takeover Proposal or any inquiry, proposal or request that would reasonably be expected to lead to any Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal or such inquiry, proposal or request and the material terms and conditions thereof (including, if applicable, copies of any written proposals or offers, including proposed term sheet and agreements);

•        to keep Parent reasonably informed, on a prompt basis (and in no event later than 24 hours after receipt), regarding any material changes to the status and material terms of any such Company Takeover Proposal or inquiry, proposal or offer, including, if applicable, by providing Parent with copies of related written documentation; and

•        along with its subsidiaries, not to enter into any agreement with any person subsequent to May 23, 2024, that prohibits Keypath from providing any information to Parent in accordance with, or otherwise complying with the non-solicitation provisions of the Merger Agreement.

For purposes of the Merger Agreement:

•        a “Company Takeover Proposal” is any proposal or offer from any person or group of persons (other than Parent, Merger Sub or any of their affiliates) to Keypath or any of its representatives relating to (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Keypath or any of its subsidiaries that would result in such other person directly or indirectly acquiring (x) beneficial ownership of 20% or more of the outstanding Common Stock or securities of Keypath representing more than 20% of the voting power of Keypath or (y) assets or businesses that constitute 20% or more of the consolidated assets, net revenues or net income of Keypath and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board (acting upon the recommendation of the Special Committee) or the Special Committee), (B) any acquisition, in one transaction or a series of related transactions, of the beneficial ownership or the right to acquire beneficial ownership, directly or indirectly, of 20% or more of the outstanding Common Stock or securities of Keypath representing more than 20% of the voting power of Keypath, (C) any direct or indirect acquisition, purchase or license (including the acquisition of stock in any subsidiary of Keypath), in one transaction or a series of related transactions, of assets or businesses of Keypath or its subsidiaries, including pursuant to a joint venture, representing 20% or more of the consolidated assets, net revenues or net income of Keypath and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board (acting upon the recommendation of the Special Committee) or the Special Committee), (D) any tender offer or exchange offer or any other similar transaction or series of transactions that if consummated would result in any person or group directly or indirectly acquiring beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding Common Stock or securities of Keypath representing more than 20% of the voting power of Keypath or (E) any combination of the foregoing; and

•        a “Company Superior Proposal” is a bona fide, written Company Takeover Proposal (but substituting “50%” for all references to “20%” in the definition of such term) which did not result from a material breach of the non-solicitation provision of the Merger Agreement that the Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel (including the Special Committee’s financial advisor and outside legal counsel), taking into account the timing, likelihood of consummation (it being understood that the likelihood of consummation must include the likelihood of obtaining requisite approval by the stockholders of Keypath for any such Company Takeover Proposal), legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the financing terms thereof, and such other factors as the Board (acting upon the recommendation of the Special Committee) or the Special Committee considers to be appropriate, and taking into account any revisions to the terms of the Merger Agreement to which Parent has committed in writing in response to such Company Takeover Proposal in accordance with the relevant provision of the Merger Agreement, is reasonably likely to be consummated in accordance with its terms, and if consummated would be more favorable, from a financial point of view, to the stockholders of Keypath than the transactions contemplated by the Merger Agreement.

Alternative Acquisition Agreements

Notwithstanding anything in the Merger Agreement, prior to, but not after, obtaining the Company Stockholder Approval, the Board (acting upon the recommendation of the Special Committee) or the Special Committee may, in respect of a Company Superior Proposal, either or both (1) make a Company Adverse Recommendation Change (as defined below) or (2) terminate the Merger Agreement in order to enter into a definitive agreement for such Company Superior Proposal, in each case, if and only if, prior to taking such action, the Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that, prior to taking either such action:

•        Keypath has given Parent at least four business days’ prior written notice of its intention to take such action, including the terms and conditions of and the basis for such action, and the identity of the person making any such Company Superior Proposal and has contemporaneously provided with such notice to Parent a copy of the Company Superior Proposal or any proposed acquisition agreements (or if not provided in writing to Keypath, a written summary of the terms thereof) and a summary of any related financing commitments in Keypath’s possession;

•        to the extent requested in writing by Parent, Keypath (acting through the Special Committee) has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such four business day period concerning any revisions to the terms of the Merger Agreement proposed by Parent; and

•        following the end of such four business days’ notice period, the Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined, after consultation with its outside legal counsel, and giving due consideration to the revisions to the terms of the Merger Agreement to which Parent has committed in writing, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal, assuming the revisions committed to by Parent in writing were to be given effect.

Any change to the financial terms or any other material terms of such Company Superior Proposal requires a new notice thereof and Keypath will be required to comply again with the requirements described in the paragraph immediately above (except that the four business day period above will be a two business day period).

Notwithstanding anything to the contrary contained in the Merger Agreement, neither Keypath nor any of its subsidiaries will enter into any acquisition agreement relating to a Company Superior Proposal unless the Merger Agreement has been terminated in accordance with its terms and the termination fee (as described below) has been paid in accordance with the terms of the Merger Agreement.

Adverse Recommendation Changes

As described above, and subject to the provisions described below, the Board (acting upon the unanimous recommendation of the Special Committee) has made the unanimous recommendation that Keypath stockholders vote “FOR” the proposal to adopt the Merger Agreement (the “Company Board Recommendation”). Additionally, the Special Committee has made the unanimous recommendation that the Keypath stockholders vote “FOR” the proposal to adopt the Merger Agreement (“Special Committee Recommendation”). The Merger Agreement provides that the Board will not affect a Company Adverse Recommendation Change (as defined below) except as described below.

Under the terms of the Merger Agreement, the Board may not:

(i)     fail to include the Special Committee Recommendation and the Company Board Recommendation in this proxy statement when it is disseminated to Keypath’s stockholders, (ii) withhold, withdraw or modify, or authorize or publicly propose to withhold, withdraw or modify, in any such case in a manner adverse to Parent, the Company Board Recommendation, (iii) publicly make any recommendation in support of a tender offer or exchange offer that constitutes a Company Takeover Proposal or fail to recommend against any such tender offer or exchange offer, (iv) publicly adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to stockholders of Keypath a Company Takeover Proposal or (v) fail to publicly recommend against any Company Takeover Proposal or fail to publicly reaffirm the Company Board Recommendation, in each case, within five business days after Parent so requests in writing following a publicly announced Company Takeover Proposal, provided, that Parent may only make such request once with respect to any particular Company Takeover Proposal or any material publicly announced or disclosed amendment or modification thereto (any action described in this clause being referred to as a “Company Adverse Recommendation Change”); or

(ii)    authorize, cause or permit Keypath or any of its subsidiaries to enter into any binding letter of intent, memorandum of understanding or agreement, including an acquisition agreement, merger agreement, joint venture agreement or other agreement, with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement).

Notwithstanding anything in the Merger Agreement to the contrary, other than in connection with a Company Takeover Proposal (as discussed above), the Board (acting upon the recommendation of the Special Committee) or the Special Committee may otherwise only, at any time prior to, but not after, obtaining the Company Stockholder Approval, make a Company Adverse Recommendation Change in response to an event, development or change in circumstances that was not known or reasonably foreseeable to the Special Committee (or if known, the consequences of which were not known or reasonably foreseeable to the Special Committee) as of or prior to May 23, 2024, which event, development or change in circumstances becomes known to the Special Committee prior to the Stockholder Meeting (an “Intervening Event”), if, prior to taking such action, the Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that, prior to taking such action:

•        Keypath has given Parent at least four business days’ prior written notice of its intention to take such action, and specifying in reasonable detail the Intervening Event and the potential reasons that the Board (acting upon the recommendation of the Special Committee) or the Special Committee is proposing to effect a Company Adverse Recommendation Change;

•        to the extent requested in writing by Parent, Keypath (acting through the Special Committee) has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such four business day period to enable Parent to propose revisions to the terms of the Merger Agreement such that it would cause the Board (acting upon the recommendation of the Special Committee) or the Special Committee not to make such Company Adverse Recommendation Change; and

•        following the end of such four business days’ period, the Board (acting upon the recommendation of the Special Committee) or the Special Committee has considered in good faith any revisions to the terms of the Merger Agreement to which Parent has committed in writing, and will have determined, after consultation with its outside legal counsel, assuming the revisions committed to by Parent in writing were to be given effect, that the failure to make a Company Adverse Recommendation Change is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

The Merger Agreement does not restrict Keypath or the Board (acting upon the recommendation of the Special Committee) or the Special Committee from complying with its disclosure obligations under any applicable laws, including the Australian Corporations Act 2001 (Cth), the ASX Listing Rules, or any United States federal or state law with regard to a Company Takeover Proposal, including (i) taking and disclosing to the stockholders of Keypath a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of Keypath pursuant to Rule 14d-9(f) under the Exchange Act if, in either case, the Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with outside legal counsel (including the Special Committee’s outside legal counsel), that the failure to do so is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law or obligations of Keypath, the Board or the Special Committee under applicable federal securities law.

Employee Matters

Until the first anniversary of the Effective Time (or, if earlier, the termination date of the applicable Continuing Employee (as defined below)) (the “Benefits Continuation Period”), the Surviving Corporation will provide, or cause to be provided, for those employees of Keypath and its subsidiaries as of immediately prior to the Closing who continue as employees of the Surviving Corporation or any of its subsidiaries immediately following the Closing (the “Continuing Employees”), during all or a portion of the Benefits Continuation Period (i) base salary or hourly wages and (ii) employee benefits (excluding any defined benefit pension, equity or equity-based, transaction, retention, severance, change in control, nonqualified deferred compensation, or retiree or post-employment health or welfare benefits (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time under Keypath’s employee benefit plans, subject to the same exclusions. Nothing in the Merger Agreement will be deemed to be a guarantee of employment, or any particular terms or conditions of employment, for any current or former employee of Keypath or any of its subsidiaries, or other than as provided in any applicable employment agreement or other contract, to restrict the right of Parent or the Surviving Corporation to terminate the employment of any such employee. From and after the Effective Time, Parent must honor, and cause its subsidiaries to honor, in accordance with its terms, (i) each employment, change in control, severance and termination protection plan, policy or agreement of or between Keypath or any of its subsidiaries and any current or former officer, director or employee and (ii) all obligations in effect as of the Effective Time pursuant to Keypath’s employee benefit plans.

Under the Merger Agreement, Parent must cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending 90 days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act affecting in whole or in part any site of employment, facility, or operating unit of the Surviving Corporation or any of its subsidiaries without complying in all material respects with the WARN Act.

The Surviving Corporation will, for the plan year in which the Closing Date occurs, use commercially reasonable efforts to (i) waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation or any of its affiliates in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Keypath employee benefit plan in which such Continuing Employee participated immediately prior to the Effective Time,

(ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid for the plan year that includes the Closing Date under the Keypath employee benefit plans that are group health plans for the purposes of satisfying the corresponding deductible or out-of-pocket requirements under the Surviving Corporation’s group health plans, and (iii) recognize, or cause to be recognized, service prior to the Effective Time with Keypath or any of its subsidiaries for purposes of eligibility to participate, vesting (for the avoidance of doubt, other than with respect to Keypath equity or equity-based awards), and determination of level of benefits to the same extent such service was recognized by Keypath or any of its subsidiaries under the analogous Keypath employee benefit plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that such service crediting will not apply to the extent it results in a duplication of benefits, compensation or coverage for the same period of service or for any purpose under any Excluded Benefit.

Nothing contained in the Merger Agreement, whether express or implied, (i) will be treated as an establishment, amendment or other modification of any of Keypath’s employee benefit plans or any other benefit or compensation plan program, policy, agreement, or arrangement (ii) will create any third-party beneficiary rights in any person in respect of continued employment by Keypath, Parent, any of their respective affiliates or otherwise, or (iii) subject to the requirements of the Merger Agreement, will limit the right of Parent or the Surviving Corporation or any of its subsidiaries (including, following the Closing Date, Keypath or any of its subsidiaries) to amend, terminate or otherwise modify any of Keypath’s employee benefit plans or any other benefit or compensation plan, program, policy, agreement, or arrangement.

Efforts to Close the Merger

Keypath, Parent and Merger Sub have agreed to use, and to cause their respective subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable, including to use their respective reasonable best efforts to, as promptly as practicable, (i) cause all of the conditions to the Closing set out in the Merger Agreement to be satisfied, (ii) prepare and file all necessary, proper or advisable filings and submissions with any governmental entity, (iii) obtain all necessary, proper or advisable governmental approvals, (iv) obtain all necessary material consents or waivers from non-governmental entity third parties (provided, that in no event will Keypath or its subsidiaries be obligated to pay or to commit to pay to any person whose consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such person in connection with such consent or waiver) and (v) execute and deliver any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and fully carry out the purposes of, the Merger Agreement.

In accordance with the terms and subject to the conditions of the Merger Agreement, Parent and Merger Sub have agreed to take and to cause their respective controlled affiliates to take, in each case as promptly as practicable (and in any event prior to the End Date), all steps necessary to avoid, eliminate or resolve each and every impediment under any antitrust law that may be asserted by any governmental entity and obtain all clearances, consents, approvals and waivers under antitrust laws that may be required by any governmental entity (including complying with all restrictions and conditions, if any, imposed or requested by any governmental entity in connection with granting any necessary consent, approval, order, actions or nonactions, waiver or clearance, or terminating any applicable waiting period), so as to enable the parties to close the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable (and in any event no later than the End Date), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, trust, or otherwise:

•        the sale, divestiture, license or other disposition of any subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parent or any of its controlled affiliates (including Keypath or any of its subsidiaries after the Effective Time);

•        any limitation or modification of any of the businesses, services, products or operations of Parent or any of its controlled affiliates (including Keypath or any of its subsidiaries after the Effective Time);

•        the termination, relinquishment, modification, or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled affiliates (including Keypath or any of its subsidiaries after the Effective Time); and/or

•        the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled affiliates (including Keypath or any of its subsidiaries after the Effective Time).

Notwithstanding the preceding paragraph, Parent will not be required to take any of the actions identified in the bullets above that is not conditioned upon consummation of the Merger.

In accordance with the terms and subject to the conditions of the Merger Agreement, Parent will, and will cause its controlled affiliates to, take all actions (i) necessary to defend, including through pursuing litigation on the merits, any administrative or judicial action or proceeding asserted or threatened by any governmental entity or any other person under antitrust laws (including pursuing all available avenues of administrative and/or judicial appeal) that seeks, or would reasonably be expected to seek, to prevent, restrain, impede, delay, enjoin, or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) necessary in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) entered, issued or threatened that would prevent, restrain, impede, delay, enjoin or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement prior to the End Date or otherwise materially delaying the closing or delaying the Effective Time beyond the End Date.

Access to Information

For the sole purpose of furthering the transactions contemplated by the Merger Agreement and integration planning related thereto, Keypath will upon reasonable advance notice, afford Parent and its representatives (at Parent’s and its representatives’ sole cost and expense) reasonable access during normal business hours, throughout the period prior to the Effective Time, in a manner that does not unreasonably interfere with the business of Keypath or any of its subsidiaries, to personnel, properties, contracts, books and records (other than any of the foregoing that relate to the negotiation and execution of the Merger Agreement, the process that led to the negotiation and execution of the Merger Agreement or, subject to the disclosure requirements of the relevant provisions of the Merger Agreement, any Company Takeover Proposal), and, during such period, Keypath will, and will cause its subsidiaries to, without limitation to the preceding obligations, make available to Parent subject to the same terms and conditions all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that Keypath will be permitted to redact any information or documentation provided to the extent that such information or documentation includes competitively sensitive information; and, provided, further, that Keypath may restrict the foregoing access to those persons who have entered into or are bound by a confidentiality agreement with it.

Notwithstanding the foregoing, Keypath will not be required to provide access to or make available to any person any document or information that, in the reasonable judgment of Keypath, (i) would violate any of its obligations with respect to any applicable law or order, (ii) would violate any of its material obligations with respect to confidentiality or the terms of any contract or (iii) is subject to any attorney-client or work-product privilege.

Financing and Financing Cooperation

Parent and Merger Sub agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to arrange and obtain, on or prior to the Closing Date, the Debt Financing on the terms and conditions described in the Credit Agreement, and will not permit any material amendment or modification to be made to the Credit Agreement that would, or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing to an amount less than an amount necessary to pay the aggregate Transaction Consideration and related fees and expenses payable under the Merger Agreement (the “Required Funding Amount”) or (ii) impose new or additional conditions precedent or other terms or otherwise expand, amend or modify any of the conditions to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing or (B) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) less likely to occur.

If any portion of the Debt Financing necessary to satisfy the Required Funding Amount becomes unavailable (after giving effect to any other equity and/or debt financing that may then be available to cover such unavailable amount) on the terms and conditions contemplated in the Credit Agreement, Parent will use its reasonable best efforts to arrange and obtain alternative debt financing on terms and conditions in the aggregate not less favorable to Parent (as determined in good faith by Parent, but in any event that does not impose any new or additional condition precedent, or otherwise expand, amend or modify any of the conditions precedent, to the receipt of any portion of the Debt Financing in a manner that would be reasonably expected to (A) materially delay or prevent the Closing or (B) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) less likely to occur) than the Debt Financing contemplated by the Credit Agreement as in effect on the date hereof in an amount sufficient to replace any unavailable portion of the Debt Financing as promptly as practicable following the occurrence of such event, it being understood that in no event will the reasonable best efforts of Parent be deemed or construed to require Parent to pay any fees materially in excess of those contemplated by the Credit Agreement.

•        Keypath will, and will use its reasonable best efforts to cause its and its subsidiaries’ representatives to (x) furnish to Parent or Merger Sub all information required to be provided with respect to Keypath and its subsidiaries, and the business, operations and financial conditions thereof, pursuant to the terms of the Credit Agreement and (y) use reasonable best efforts to provide Parent with all cooperation as is reasonably requested by Parent in connection with arranging and obtaining the Debt Financing, including, without limitation, by:

•        making available to Parent and the Debt Financing sources reasonably requested financial and other pertinent information regarding Keypath pursuant to the Credit Agreement;

•        participating at reasonable times and upon reasonable notice in a reasonable number of meetings and due diligence sessions (it being understood that such meetings or due diligence sessions may occur telephonically or by videoconferencing) with Parent and/or the Debt Financing sources;

•        cooperating with Parent and its Debt Financing sources in the preparation of customary materials for customary marketing in connection with the Debt Financing;

•        assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required in connection with the Debt Financing (including a certificate of an appropriate officer of Keypath with respect to solvency of Keypath and its subsidiaries on a consolidated basis as of the Closing Date after giving effect to the transactions contemplated by the Merger Agreement) and other customary documents, in each case as may be reasonably requested by Parent or the Debt Financing sources and that are not effective until as of, or after, the Closing;

•        cooperating with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing;

•        providing to Parent and the Debt Financing sources at least four business days prior to the Closing all documentation and other information required by bank regulatory authorities in the United States under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and any beneficial ownership certification required in connection with 31 C.F.R. Section 1010.230, in each case, to the extent reasonably requested ten days prior to the Closing;

•        facilitating the granting of a security interest (and the perfection thereof) in collateral (including obtaining insurance certificates with customary endorsements and delivering original stock certificates with customary stock powers as required in connection with the Debt Financing) and the termination of any existing guarantee and collateral arrangements in respect thereof;

•        subject to customary confidentiality agreements, using reasonable best efforts to cooperate with the due diligence investigation of the Debt Financing sources, to the extent customary and reasonable; and

•        causing the taking of all corporate and other actions by Keypath and its subsidiaries that are reasonably requested by Parent to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to Parent and/or Merger Sub as of the Closing; it being understood and agreed that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of Keypath or any of its subsidiaries who retain their respective positions as of the Closing.

Notwithstanding anything in the Merger Agreement to the contrary, (i) none of Keypath or any of its subsidiaries will be required to execute or enter into any certificate, instrument, agreement or other document in connection with the Debt Financing which will be effective prior to the Effective Time; (ii) nothing in the Merger Agreement shall require cooperation or other actions or efforts on the part of Keypath, its subsidiaries or any of their affiliates, or any of their respective directors, officers, employees or agents, in connection with the Debt Financing to the extent it would interfere unreasonably or materially with the business or operations of Keypath and its subsidiaries (it being understood that the assistance described in the foregoing bullets does not unreasonably or materially interfere with the business or operations of Keypath and its subsidiaries); (iii) none of Keypath or any of its subsidiaries will be required to pay any commitment or other similar fee or to incur any other liability or obligation, in each case, in connection with the Debt Financing prior to the Closing; (iv) nothing in the Merger Agreement will require the board of directors or similar governing body of Keypath or any of its subsidiaries, prior to the Closing, to adopt resolutions approving the agreements, documents or instruments pursuant to which the Debt Financing is made (it being agreed and understood that persons who will continue as directors or managers of Keypath or any of its subsidiaries after the Closing may be required to execute and deliver in escrow resolutions or consents to approve or authorize the execution of the Debt Financing that will be effective at the Closing); and (v) none of Keypath, any of its subsidiaries or any of their representatives will be required to deliver any legal opinions.

Parent will (i) reimburse Keypath for any reasonable and documented out-of-pocket expenses incurred or otherwise payable by Keypath, any of its subsidiaries or any of their respective representatives in connection with their financing cooperation, promptly upon receipt of Keypath’s written request therefor and (ii) indemnify and hold harmless Keypath, its subsidiaries and their respective representatives from and against any and all liabilities suffered or incurred by them in connection with their financing cooperation or any information provided in connection therewith, except to the extent such liabilities arise out of or result from the gross negligence, fraud or willful misconduct by Keypath, its subsidiaries or any of their respective equityholders, parent entities, agents or other representatives.

Indemnification and Insurance

Under the Merger Agreement, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and related rights to advancement of expenses now existing in favor of any present or former director or officer of Keypath as of the Effective Time and any of its subsidiaries and any other person entitled to indemnification under Keypath’s or its subsidiaries respective organizational documents (collectively, the “Company Indemnified Parties”) or any indemnification agreements in existence as of the date of the Merger Agreement between such Company Indemnified Party and Keypath or any of its subsidiaries, will survive the transactions contemplated by the Merger Agreement and will continue in full force and effect in accordance with their terms, and will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties.

From and after the Effective Time, Parent will, and Parent will cause the Surviving Corporation to, jointly and severally indemnify and hold harmless, to the fullest extent permitted by applicable law, each Company Indemnified Party against any costs or expenses or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to the fact that such person is or was a Company Indemnified Party and pertaining to matters existing or occurring or actions or omissions taken at or prior to the Effective Time, including (i) the transactions contemplated by the Merger Agreement, and (ii) actions to enforce indemnification rights provided for by the Merger Agreement and any other indemnification or advancement right of any Company Indemnified Party, and Parent will, and Parent will cause the Surviving Corporation to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by applicable law; provided, that, to the extent required by applicable law, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification.

Prior to the Effective Time, Keypath may and, if Keypath does not, Parent must cause the Surviving Corporation to, not later than the Effective Time, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of Keypath’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as Keypath’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than Keypath’s existing policies. If neither Keypath nor the Surviving Corporation obtains such a “tail” insurance policy as of the Effective Time, then, for a period of six years after the Effective Time, the Surviving Corporation must cause to be maintained in effect the D&O Insurance in place as of the date of the Merger Agreement with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than those provided in Keypath’s existing policies as of the date of the Merger Agreement (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of similar national reputation that have at least the same coverage and amounts as the D&O Insurance in place on the date of the Merger Agreement and containing terms, conditions, retentions and limits of liability which are no less favorable in the aggregate to the Company Indemnified Parties than those of the D&O Insurance in place on the date of the Merger Agreement) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, however, that the Surviving Corporation will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid in 2023 by Keypath for such insurance, and if such premiums for such insurance would at any time exceed such amount, then the Surviving Corporation must cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to such amount.

Other Covenants

Stockholder Meeting

As promptly as reasonably practicable after the SEC advises that it has no further comments on this proxy statement and the Schedule 13E-3 or that Keypath may commence mailing this proxy statement and the Schedule 13E-3, Keypath, acting through the Board or any committee thereof, and in accordance with applicable law, the ASX Listing Rules and ASX Settlement Operating Rules, will, subject to the applicable provisions of the Merger Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of Keypath (which will in no event be scheduled for later than the 40th day following the first mailing of the proxy statement to the stockholders of Keypath) for the purpose of seeking the Company Stockholder Approval (the “Stockholder Meeting”).

Conditions to the Closing of the Merger

The respective obligations of each party to effect the Merger will be subject to the fulfillment (or waiver by Keypath and Parent, to the extent permissible under applicable law, except that the condition below with respect to obtaining the Company Stockholder Approval is not waivable) on or prior to the Closing Date of the following conditions:

•        Keypath will have obtained the Company Stockholder Approval;

•        All waivers, confirmations or approvals required to be obtained from the ASX to facilitate the Merger shall have been obtained (and any conditions imposed by the ASX granting its waiver, confirmation or approval have been satisfied); and

•        No order, judgment, or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction will have been entered and will continue to be in effect, and no law will have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, waiver by Parent on or prior to the Closing Date of the following conditions:

•        Each of the representations and warranties of Keypath contained in the Merger Agreement, without regard to any materiality or Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement — Representations and Warranties”) qualification, must be true and correct as of May 23, 2024, and as of the Effective Time, except for such failures to be true and correct as have not had a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date); provided, however, that certain representations and warranties of Keypath:

•        regarding the absence of a Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement — Representations and Warranties”) must be true and correct in all respects at and as of May 23, 2024, and as of the Effective Time;

•        regarding its capital structure must be true and correct at and as of May 23, 2024, and at and as of the Effective Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date), except for any de minimis inaccuracies; and

•        regarding (i) its and its subsidiaries’ existence and good standing, (ii) its power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and (iii) broker fees must be true and correct in all material respects as of May 23, 2024, and as of the Effective Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date);

•        Keypath must have performed and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by Keypath prior to the Effective Time;

•        Since May 23, 2024, there must not have occurred any Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement — Representations and Warranties”); and

•        Keypath must have delivered to Parent a certificate, dated the Effective Time, certifying to the effect that the foregoing conditions relating to Keypath’s representations and warranties and Keypath’s performance and compliance with the covenants and agreements required by the Merger Agreement have been satisfied.

The obligations of Keypath to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, waiver by Keypath on or prior to the Closing Date of the following conditions:

•        Each of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement, without giving effect to any materiality or Parent Material Adverse Effect (as defined in the section entitled “The Merger Agreement — Representations and Warranties”) qualification, must be true and correct in all respects as of the Closing Date as though made on and as of such date, except as such failures to be true and correct has not had a Parent Material Adverse Effect (except to the extent such representations and warranties address matters only as of a particular date, in which case such representations and warranties must be so true and correct as of such particular date); provided, however, that the representations and warranties of Parent and Merger Sub regarding their (i) due organization, existence, good standing and power and authority and (ii) power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, must, if qualified by materiality or Parent Material Adverse Effect qualifications, be true and correct in all respects or, if not so qualified, be true and correct in all material respects, as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date);

•        Each of Parent and Merger Sub must have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under the Merger Agreement at or prior to the closing of the Merger; and

•        Keypath must have received a certificate from an executive officer of Parent confirming the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, only as follows, and subject to any required authorizations of the Board (acting upon the recommendation of the Special Committee) or the board of directors of Merger Sub to the extent required by the DGCL, as applicable:

•        by mutual written consent of Keypath (upon approval of the Special Committee) and Parent;

•        by either Keypath (upon approval of the Special Committee) or Parent if:

•        the Company Stockholder Approval is not obtained upon a vote taken thereon at the Stockholder Meeting or at any adjournment or postponement thereof;

•        the Closing has not occurred on or prior to the End Date, regardless of whether the Company Stockholder Approval has been obtained; provided, however, that this right to terminate the Merger Agreement may not be exercised by any party whose failure to perform any covenant or obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or prior to the End Date; or

•        an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order has become final and nonappealable; provided, however, that this right to terminate the Merger Agreement will not be available to a party if such order (or such order becoming final and nonappealable) was due to the material breach of such party of any representation, warranty, covenant or agreement of such party set forth in the Merger Agreement (such termination, a “Legal Restraint Termination”).

•        by Keypath (upon approval of the Special Committee) if:

•        Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform, if it occurred or was continuing to occur at the Effective Time, would result in a failure of a condition to the obligations of Keypath to effect the Merger; and (B) the relevant breach, failure to perform or inaccuracy referred to in clause (A) either is not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) days following written notice from Keypath to Parent describing such breach, failure or inaccuracy in reasonable detail (provided that Keypath is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement such that any condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate) would not be satisfied) (such termination, a “Parent Breach Termination”);

•        prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal (after compliance in all material respects with the applicable terms of the Merger Agreement) either concurrently with or immediately following such termination; provided, that immediately prior to or concurrently with (and as a condition to) the termination of the Merger Agreement, Keypath pays to Parent the termination fee in the manner provided in the relevant provisions of the Merger Agreement; or

•        (i) all of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger have been (and remain) satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing), (ii) Parent and Merger Sub shall have failed to consummate the Merger by the date on which the Closing should have occurred pursuant to the Merger Agreement, (iii) Keypath has provided to Parent and Merger Sub irrevocable written notice stating that (A) all of the closing conditions set forth in the Merger Agreement have been satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing) and (B) Keypath is ready, willing and able to consummate, and will consummate, the Closing as of such date and prior to such termination and (C) Keypath intends to terminate the Merger Agreement pursuant to the Merger Agreement, and (iv) Parent and Merger Sub fail to consummate the Closing within five (5) business days following such irrevocable notice; provided, that (x) the conditions to the obligations of Parent and Merger Sub set forth in the Merger Agreement must remain continuously satisfied throughout such five (5) business day period and (y) Parent shall not be entitled to terminate the Merger Agreement during such five (5) business day period (such termination, a “Financing Failure Termination”).

•        by Parent if:

•        Keypath has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform, if it occurred or was continuing to occur at the Effective Time, would result in a failure of a condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate), such breach, failure to perform or inaccuracy is not curable or is not cured by the earlier of (x) the End Date and (y) the date that is 30 days following written notice from Parent to Keypath describing such breach, failure, or inaccuracy in reasonable detail and (C) the relevant breach, failure to perform or inaccuracy is not an inaccuracy in any representation or warranty of Keypath that Keypath can reasonably demonstrate the Keypath directors affiliated with Sterling Partners had actual knowledge of, without any obligation to have undertaken due inquiry, prior to the date of the Merger Agreement (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement such that any condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate) would not be satisfied) (such termination, a “Keypath Breach Termination”); or

•        prior to obtaining the Company Stockholder Approval, a Company Adverse Recommendation Change has occurred; provided, that Keypath pays to Parent the Keypath Termination Fee.

In the event of termination of the Merger Agreement pursuant to the relevant provisions thereof, the Merger Agreement will terminate and become void and of no effect (except that the Confidentiality Deed and the provisions relating to the absence of any other representations or warranties by Keypath, Parent and Merger Sub, the effect of termination, the termination fee, and certain other procedural provisions will survive any termination), and there will be no other liability on the part of Keypath, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in provisions of the Merger Agreement relating to the termination fee and; provided, however, that, subject to those provisions, if such termination should result from the willful and material breach of any provision of the Merger Agreement or any fraud by any party, such party will not be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the Merger Agreement or its fraud.

Damages Caps

Notwithstanding anything to the contrary in the Merger Agreement, in no event will the aggregate monetary liability of Keypath relating to or arising out of the Merger Agreement, any related agreement or the transactions contemplated by the Merger Agreement or any such related agreement (including the Keypath Termination Fee, monetary damages in lieu of specific performance, damages for willful and material breach or fraud by such party and any consequential, special, indirect, punitive or other damages) exceed the Keypath Damages Cap of $2,000,000, and under no circumstances will any person be entitled to seek or obtain any monetary recovery or award (including the Keypath Termination Fee, monetary damages in lieu of specific performance, damages for willful and material breach or fraud by such party or any consequential, special, indirect, punitive or other damages) in the aggregate in excess of the Keypath Damages Cap against Keypath, for, or with respect to, the Merger Agreement or the transactions contemplated by the Merger Agreement (including any claim for breach (including a willful and material breach) or fraud), the termination of the Merger Agreement, the failure to consummate the transactions contemplated by the Merger Agreement or any claims or actions under applicable law arising under the Merger Agreement or otherwise.

Notwithstanding anything to the contrary in the Merger Agreement, in no event will the aggregate monetary liability of Parent, Merger Sub or the Sponsor relating to or arising out of the Merger Agreement, any related agreement or the transactions contemplated by the Merger Agreement or any such related agreement (including the Parent Termination Fee (as defined below), monetary damages in lieu of specific performance, damages for willful and material breach or fraud by such party and any consequential, special, indirect, punitive or other damages) exceed the Parent Damages Cap of $2,500,000, and under no circumstances will any person be entitled to seek or obtain any monetary recovery or award (including the Parent Termination Fee, monetary damages in lieu of specific performance, damages for willful and material breach or fraud by such party or any consequential, special, indirect, punitive or other damages) in the aggregate in excess of the Parent Damages Cap against Parent, Merger Sub or the Sponsor, for, or with respect to, the Merger Agreement or the transactions contemplated by the Merger Agreement (including any claim for breach (including a willful and material breach) or fraud), the termination of the Merger Agreement, the failure to consummate the transactions contemplated by the Merger Agreement or any claims or actions under applicable law arising under the Merger Agreement or otherwise.

Notwithstanding the foregoing, under no circumstances will Parent, Merger Sub or the Company be permitted or entitled to receive both (i) a grant of specific performance that results in the Closing and (ii) payment of any monetary damages.

Termination Fees

Keypath may be required to pay the Keypath Termination Fee to Parent in the amount of $1,500,000 if:

•        the Merger Agreement is terminated by Keypath to enter into a definitive agreement providing for a Company Superior Proposal;

•        the Merger Agreement is terminated by Parent because a Company Adverse Recommendation Change has occurred prior to obtaining the Company Stockholder Approval;

•        (i) a Company Takeover Proposal has been publicly disclosed by any person after May 23, 2024 and not withdrawn prior to a termination of the Merger Agreement as contemplated by its terms and thereafter the Merger Agreement is terminated (x) by Parent or Keypath because the closing of the Merger has not occurred on or prior to the End Date and at the time of such termination the condition to the parties’ obligations to effect the Merger relating to the absence of legal prohibitions has been satisfied, (y) by Parent because of the breach of any representation, warranty, covenant or other agreement under the Merger Agreement by Keypath, which breach would give rise to the failure of any conditions to the obligations of Parent to effect the Merger or (z) by Parent or Keypath if the Company Stockholder Approval has not been obtained upon a vote taken thereon at the Stockholder Meeting or any adjournment or postponement thereof and (ii) at any time on or prior to the 12-month anniversary of such termination, Keypath or any of its subsidiaries enters into a definitive agreement with respect to any transaction included within the definition of Company Takeover Proposal that is subsequently consummated (whether within such 12-month period or thereafter); provided, that for the purposes of this provision, all references in the definition of Company Takeover Proposal to 20% will instead be references to 50%;

•        the Merger Agreement is terminated by Parent pursuant to a Keypath Breach Termination; or

•        the Merger Agreement is terminated by Parent pursuant to a Legal Restraint Termination, and the relevant order was primarily due to the material breach of Keypath of a representation, warranty, covenant or agreement of Keypath set forth in the Merger Agreement.

Parent may be required to pay the Parent Termination Fee to Keypath in the amount of $2,000,000 if:

•        the Merger Agreement is terminated by Keypath pursuant to a Parent Breach Termination or a Financing Failure Termination; or

•        the Merger Agreement is terminated by Keypath pursuant to a Legal Restraint Termination, and the relevant order was primarily due to the material breach of Parent of a representation, warranty, covenant or agreement of Parent set forth in the Merger Agreement.

Notwithstanding anything in the Merger Agreement to the contrary, Keypath will not be entitled to seek or obtain any monetary recovery or award (including the Parent Termination Fee, monetary damages in lieu of specific performance, damages for willful and material breach or fraud by Parent or Merger Sub or any consequential, special, indirect, punitive or other damages) in the event that Parent is then, or at any time has been, prohibited from validly terminating the Merger Agreement pursuant to a Keypath Breach Termination primarily as a result of a failure of the condition set forth in clause (C) thereof.

Specific Performance

Keypath, Parent and Merger Sub are entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the performance of terms and provisions of the Merger Agreement, including the right of a party to cause each other party to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions of the Merger Agreement, and the right of Keypath to cause Parent to cause the Debt Financing to be funded pursuant to the terms of the Merger Agreement and to enforce the obligations of the Sponsor pursuant to the terms of the Limited Guaranty and the Merger Agreement, as applicable, without proof of actual damages.

Notwithstanding the foregoing or anything else to the contrary in the Merger Agreement, Keypath, Parent and Merger Sub agreed that, prior to the valid termination of the Merger Agreement, Keypath may seek and obtain an injunction, specific performance or other equitable remedies to specifically enforce Parent’s obligation to consummate the Closing at the time the Closing is required to occur on the terms and conditions set forth in the Merger Agreement, in each case, if and only if (and only so long as): (i) all of the conditions to the obligations of Parent and Merger Sub to effect the Merger have been (and remain) satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing), (ii) Parent and Merger Sub have failed to consummate the Merger by the date on which the Closing should have occurred pursuant to the Merger Agreement, (iii) the Debt Financing has been funded in full or will be funded in full at the Closing, in each case in accordance with the terms and conditions of the Credit Agreement, (iv) Keypath has provided to Parent and Merger Sub irrevocable written notice stating that (A) all of the closing conditions to the obligations of Keypath to effect the Merger have been satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing) and (B) the Company is ready, willing and able to consummate, and will consummate, the Closing if specific performance is granted and (v) Parent and Merger Sub fail to consummate the Closing within five (5) business days following such irrevocable notice; provided, that the conditions to the obligations of Parent and Merger Sub to effect the Merger must remain continuously satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing) throughout such five (5) business day period.

Fees and Expenses

Whether or not the Merger is consummated, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring or required to incur such fees or expenses.

Amendments; Waivers and Extension

The Merger Agreement provides that, at any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived, but only if such amendment or waiver is in writing and signed, in the case of an amendment, by Keypath, Parent and Merger Sub or, in the case of a waiver, by the party waiving such provision; provided, however, that in the event that the Merger Agreement has been approved by the stockholders of Keypath in accordance with the DGCL, no amendment will be made to the Merger Agreement that requires the approval of such stockholders without such approval.

At any time and from time to time prior to the Effective Time, either Keypath, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent permissible by applicable law and except as otherwise set forth in the Merger Agreement, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of an extension by Keypath, or of Keypath, in the case of an extension by Parent and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (c) waive compliance with any of the agreements or conditions for the benefit of any such party contained in the Merger Agreement.

Notwithstanding the foregoing, (i) no failure or delay by any party to the Merger Agreement in exercising any right of amendment, waiver or extension will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement, and (ii) the provisions of the Merger Agreement, as they relate to the Debt Financing sources, shall not be waived in a manner that is adverse in any material respect to any Debt Financing source without the prior written consent of the Debt Financing sources party to the Credit Agreement that have consent rights over amendments to the Merger Agreement.

Jurisdiction

Keypath, Parent and Merger Sub have each irrevocably agreed that any legal suit, action or proceeding with respect to the Merger Agreement and the rights and obligations arising thereunder, or recognition and enforcement of any judgment in respect of the Merger Agreement and the rights and obligations arising thereunder brought by the other party to the Merger Agreement or its successors or assigns, must be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties to the Merger Agreement has irrevocably submitted to the personal jurisdiction of such courts and agrees that it will not bring any action relating to the Merger Agreement or the transactions contemplated by the Merger Agreement in any court other than such courts; provided, however, that each party agrees that a final judgment in the aforesaid court shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law and in any other court. Each of the parties to the Merger Agreement has irrevocably waived, and agreed not to assert (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) the Merger Agreement, or the subject matter thereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable law, each of the parties to the Merger Agreement has consented to the service of process in accordance with the relevant provisions of the Merger Agreement.

Governing Law

The Merger Agreement and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to the Merger Agreement or the negotiation, execution or performance thereof, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Unaffiliated Stockholders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

IMPORTANT INFORMATION REGARDING KEYPATH

BUSINESS

Overview

Keypath is a leading global Education Technology (“EdTech”) company1 based in the U.S. with current operations in the U.S., Australia, Singapore and Malaysia and limited operations2 in the U.K. and Canada. Keypath is incorporated in the state of Delaware. We partner with leading universities3 to offer high quality online programs and other services across the most in-demand disciplines globally.

Keypath’s vision is to be a leader in education transformation — the key that unlocks greatness in educators and individuals. By collaborating with our university partners, together we can transform education and thus, the world. Keypath university partner programs attract students looking to upskill or reskill and prepare for the future of work in an increasingly knowledge-based economy facing significant skills shortages. Keypath works with university faculty to reimagine in-person degrees into online courses with rural areas, underserved communities, and a global reach in mind. University faculty design and teach the program curriculum and Keypath provides the program management to support an enhanced online student learning experience including program marketing, recruitment, student support, instructional and course design, clinical placement, and faculty recruitment services.

History

Keypath was founded in Chicago in 2014 as a full-service OPM company and has grown to provide: market research, program design and development, faculty recruitment and training, marketing and student recruitment, student support services, and field and clinical placements. In 2015, we launched our first partnerships in the U.S. and Australia before expanding into Canada in 2017, the U.K. in 2018, Malaysia in 2020, and Singapore in 2022. In 2023, we announced a realignment of our strategic focus, commencing the transition out of the Canadian and U.K. markets, to enable the Company to focus on priorities in our key foundational and emerging markets.

In the U.S., we have built a dynamic Healthcare OPM offering, including a clinical placements platform with over 24,000 clinical and field placement relationships in over 600 Healthcare systems. Driven by global demand, we expect to see continued strong growth in our Healthcare offerings across all our operating regions. Our recent entrance into the large Southeast Asian market further extends our footprint and demonstrates our ability to deliver successful OPM solutions across diverse markets.

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1        Keypath’s management believes that Keypath is a leading global EdTech company as we operate across a range of jurisdictions and have been central in introducing or significantly expanding the postgraduate OPM model in a number of those jurisdictions. For example, we believe that we lead the competitive, postgraduate OPM landscape in Australia by partnering with eleven universities, which represents approximately 24% of the universities in Australia, and we are one of the first to offer the OPM postgraduate higher education model in Singapore and Malaysia. In addition, Keypath is categorized by Holon IQ (a global data platform for the climate, education and healthcare markets) as one of 18 major OPMs worldwide. Holon IQ uses analytics to generate market intelligence in discreet economic sectors (including higher education) and tracks hundreds of OPMs around the world.

2        See “Reallocation of Investment to U.S. Healthcare and APAC in FY23” below for more information.

3        Based on the rankings of our university partners, which currently include Melbourne Business School (the #1 ranked MBA program in Australia according to the 2024 QS Global MBA Rankings, 2024), University of New South Wales (the equal #19 ranked university globally according to the 2024 QS World University Rankings) and UTS (the #9 ranked university in Australia and the #90 ranked university in the world according to the 2024 QS World University Rankings). In the U.S., several of Keypath’s partners were recognized on U.S. News & World Report’s list of the 2024 Best Colleges, including: Florida State University (#53 ranked National University and #23 ranked Public School), Baylor University (#93 ranked National University), Texas Women’s University (#67 – ranked in Nursing), Elmhurst University (ranked #6 Regional Universities Midwest and #7 Top Performers on Social Mobility), Ithaca College (ranked #13 Regional Universities North and #2 Most Innovative Schools) and St. Bonaventure (#17 ranked Regional Universities North and #14 ranked Most Innovative Schools). In Southeast Asia, all of Keypath’s partners were recognized by Quacquarelli Symonds (“QS”), which named Sunway University as one of the top 125 universities in Asia (as ranked by QS Asia University Rankings 2023).

Business Model

We earn revenue from a share of tuition fees, typically ranging from 40% to 60%, paid to our university partners by students enrolled in the online programs designed by Keypath and taught by our university partners. Tuition shares are agreed between us and our university partners for each program prior to launch. Our business model is designed to align with the long-term success of our university partners. The successful launch and growth of these online programs allows universities to prudently increase enrollments in high-demand, industry-aligned disciplines. By offering flexible study options and access to a student advisor and support services, including placement services where required, we promote student outcomes and retention, further supporting revenue generation.

Our Competitive Strengths

In the U.S., Keypath has delivered over 24,000 clinical and field placements. Keypath works with over 600 U.S. Healthcare systems to place students for their required practicums. With this large and productive network, Keypath is able to continually add new and complex healthcare products to our portfolio which now includes over 100 U.S. Healthcare programs. In support of these programs, Keypath offers a unique Healthcare platform that allows universities to quickly scale their Healthcare programs using our student insights, marketing marketplace, clinical network, faculty recruitment consortium, regulatory knowledge and experience and learning design expertise.

In the Asia Pacific region (“APAC”), Keypath is a leader in supporting university partners with student acquisition. Since 2014, Keypath has captured significant data and insights as to which courses will appeal to students across our range of verticals and across the regions in which we operate. We know which students will suit which programs and can therefore market to these students in the most effective way possible. Combining this targeted program marketing with our proven unit economic model, our partners realize increased impact and revenue with minimal financial outlay. In these relationships, Keypath benefits from the seven to ten years’ contract terms, creating long-term returns on the investment we make in the early years of the programs.

Throughout our operating history in APAC, Keypath has partnered with leading education institutions in Australia and Southeast Asia. These partnerships have given Keypath the opportunity to innovate across highly regarded institutions and provide access to an increasing number of students in APAC.

Our competitive strengths in the U.S. and APAC will enable us to continue to add new partners as well as expand program offerings with our existing partners. Such expansion brings opportunities for new geographies with innovative offerings, such as student pathway models (for example, our UniFastTrack initiative, supporting the UNSW College Transition Program Online, equipping international students with academic skills and preparation via a purpose-built online university preparation program).

A.     Reallocation of Investment to U.S. Healthcare and APAC in FY23

These strategic priorities and our focus led us to reallocate capital and resources in FY23 from the U.K. and Canadian operations into the U.S. and APAC operations, where we see the greatest opportunity to achieve our purpose.

As a result, we reduced our workforce by approximately 50 people. The restructure impacted our Canadian and U.K. operations and a portion of our U.S. operations to best support our strategic focus priorities on Healthcare in the U.S. and growing throughout the APAC region.

The restructuring and increased focus on U.S. Healthcare and APAC expansion is intended to result in margin accretion over the medium term.

Our strategic priorities help to drive our growth strategies.

B.      Our Opportunity

The global online higher education market is expected to grow to approximately $97 billion by 2025, representing a CAGR of 18% from 2019.4 Concurrently, the penetration of the online sector in the global higher education market is expected to increase from 2% to 5%. These figures represent a significant market opportunity for the Company, given our global operations, and our passion for innovation and for the development of high-quality online higher education programs.

We operate in the OPM segment of the global online higher education market. OPM providers offer a set of services and a commercial model to assist universities to build and launch high quality online programs in a fast and effective manner.

In particular, online program partnerships have been the fastest growing type of university academic partnerships with growth predominantly coming from outside the U.S., benefiting OPM providers with international presence, such as us.

Post-secondary education is seeing enormous global growth with an additional one billion post-secondary graduates expected over the next 30 years. 75% of these students are expected to come from Asia and Africa, with many seeking an English-based degree or credential.5 With our global presence and track record and experience entering new markets, including Southeast Asia, we are ideally positioned to participate in this long-term growth.

Intellectual Property

Intellectual property is integral to our business. Keypath has developed and owns or, has licensed the use of, intellectual property that is protected by copyright, trademark, service mark, trade secret, or other contractual protection as described below. This intellectual property includes, but is not limited to, technology, software, websites and website content, courseware materials, aggregated data, business know-how and internal processes and procedures developed for optimizing the technology and services provided to university partners for the operation of distance education. Such licensed-in technology is commercially available and licensed under contractual terms ranging from one to three (1-3) years. Keypath relies on a combination of copyrights, trademarks, service marks, trade secrets, domain names and agreements to protect its intellectual property. For example, Keypath relies on trademark protection in the United States and various foreign jurisdictions to protect its rights to various marks, including Keypath Education (which the Company has used since 2015), the Keypath logo (which the Company has used since 2015), Global Health Education (which the Company has used since 2023), StudyNext (which the Company has used since 2023) and UniFastTrack (which the Company has used since 2023). Keypath owns and operates websites under its aforementioned trademarks as well as https://mbadiscovery.com.au and https://onlineabsnprograms.com. Keypath protects its intellectual property by signing agreements with employees, independent contractors, consultants and companies requiring that any third party created intellectual property be assigned to Keypath. In addition, Keypath seeks to maintain the confidentiality of its proprietary information through the use of established business procedures and confidentiality agreements with employees, independent contractors, consultants and companies with whom it conducts business.

KeypathEDGE

KeypathEDGE is an integrated technology and data platform composed of proprietary and third-party technology that provides end-to-end support for online programs. KeypathEDGE is used by Keypath to identify market opportunities to design, deliver and enhance student-centered programs. KeypathEDGE provides automation, data and analytics to support our services within course design and development, marketing, recruitment and clinical placement. This helps Keypath address key education pain-points, driving benefits to partners, industry and, most importantly, students.

____________

4        “Online Degree and Micro-Credential Market to reach $117B by 2025,” HolonIQ, March 2021.

5        “The Future of OPMs and the Changing Partnership Market,” HolonIQ, March 2022.

Healthcare platform

The Keypath Healthcare platform is a set of healthcare-focused interconnected services and capabilities including student insights (which students will suit which courses with which partners), marketing marketplace (attracting the right students), clinical network (placing the students in a clinical setting for the practical components of their program), faculty recruitment consortium (to source additional faculty for the new online Healthcare programs), regulatory knowledge and experience (to make the regulatory approval process for the Healthcare programs as smooth as possible) and learning design expertise (to optimize the student learning experience in the online environment). These services and capabilities are used by Keypath and university partners to jointly deliver practice ready Healthcare practitioners, and by students to find and succeed in their chosen Healthcare specialty.

Customers

We partner with over 40 universities and higher education institutions to provide OPM services in the U.S., Australia, Malaysia, Singapore and, as described above, in a limited manner in Canada and the U.K.6

Industry and Competitors

We compete in a global OPM market. Some OPM providers offer selected program capabilities, while a few, including Keypath, provide a broad spectrum of program capabilities. Programs may include undergraduate and postgraduate courses, along with non-degree (graduate certificate) or degree programs in a wide array of disciplines.

Additionally, OPM providers can be grouped according to:

•        providers with larger customer bases, such as us, that typically have 30+ partners operating across multiple jurisdictions, with programs in a broad range of disciplines;

•        providers with smaller customer bases, sometimes more targeted at specific disciplines or degree levels; and

•        massive online open course providers that offer single courses and specializations with open access.

Universities around the world are facing rapidly increasing market demand, coupled with an acceptance of online course delivery. To meet this demand, universities are increasingly turning to long-term, strategic partnerships with OPM providers. An OPM partnership allows a university to leverage the OPM provider’s capacity for up-front capital investment, as well as their expertise in navigating the complexity involved in optimizing the online student experience.

Keypath, with our leadership team of OPM pioneers, track record of operating globally and across key disciplines, and data and technology insights, is ideally positioned to partner with universities to create successful and in-demand online programs.

OPM providers compete on a range of factors, including:

•        experience and track record in a geographic region and/or discipline;

•        breadth of solution offered (for example the extent of their marketing, recruitment, student support or faculty solutions);

•        knowledge and expertise, which is developed through experience and driven by data;

•        technical capability, which is enabled by the provider’s technology platform and can be an important factor affecting the provider’s ability to scale programs in a cost-effective manner; and

•        business model and cost (i.e., tuition share, fee-for-service or hybrid).

____________

6        See p. 2, “Reallocation of Investment to U.S. Healthcare and APAC in FY23” for more information.

Certain market dynamics, which play a role in universities’ process of selecting an OPM provider, may benefit existing market participants and pose challenges to providers seeking to enter and operate in the market, including:

•        Data-driven technology platform:    capital, intellectual property and a significant amount of time need to be invested to design and maintain a scalable and efficient OPM technology platform, which can afford competitive strengths to more established participants when competing for partnerships. In addition, the OPM’s technology platform becomes more powerful and effective as it is informed by the data collected from the programs delivered over time;

•        Market knowledge and experience:    knowledge and experience in identifying appropriate programs and the development, design and delivery of those programs may provide established OPM providers with a competitive advantage, where data collected from previous programs can be analyzed and evaluated for future program design and development. This information will also be useful to inform the marketing strategy for each program;

•        Long-term contracts:    OPM contracts are typically awarded on seven-to-ten year terms, resulting in relatively few contracts coming up for renewal over any given time period, which can benefit incumbent providers; and

•        Reputation and track record:    given the potential impact that an OPM provider can have on a university’s brand when providing OPM services, an established reputation and proven capability can be important factors in the selection of OPM providers and may assist more established market participants in a particular region and/or discipline in being awarded new contracts.

We also face competition from various companies in the broader online education sector, including colleges, universities and companies that provide direct-to-consumer online education offerings and technology solutions and services. Some colleges and universities may elect to continue using or to develop their own online learning solutions in-house.

Human Capital

As of June 18, 2024, Keypath had 746 employees spanning five countries (U.S., Canada, U.K., Australia and Malaysia). We are proud of our culture, and we know it is one of our greatest strengths at Keypath. When asked in our 2023 Employee Engagement Pulse Survey, the top three reasons our employees chose to stay with the organization was overwhelmingly global collaboration with great people, followed by flexibility and our culture of building and maintaining a diverse and inclusive working environment.

Government Regulation

The higher education market, including OPM providers to higher education institutions, is a highly regulated industry subject to various laws, regulations and guidance in applicable jurisdictions. In addition to laws generally impacting businesses operating in a particular jurisdiction (for example, employment, consumer protection, privacy, data security, health and safety laws and laws relating to the proper conduct of business), higher education institutions, and often indirectly their service providers such as OPMs, are subject to various laws, regulations, standards and agency guidance relating to the provision of postsecondary education and related services (“Education Laws”). Examples of these laws are referred to below. Even if an OPM is not directly subject to an Education Law, it may be contractually required to act in a manner which complies with such Education Laws.

In the U.S., universities that are eligible to receive federal financial aid on behalf of students are subject to regulation from the federal Department of Education (“DOE”), accrediting agencies, state licensing authorities and occasionally various programmatic licensing boards. All of our university clients in the U.S. participate in Title IV federal student financial assistance programs (“Title IV Programs”) administered by the DOE under the Higher Education Act of 1965 (as amended) and are therefore subject to extensive regulation by the DOE, including accountability for the activities of supporting organizations. To participate in the Title IV Programs, an institution must receive and maintain authorization by the appropriate state education agencies, be accredited by an accrediting commission recognized by the DOE and be certified by the DOE as an eligible institution. While OPMs such as us do not directly participate in the Title IV Programs and therefore generally are not subject to these rules, there are certain DOE regulations that these service providers, such as OPMs, must comply with as a result of their contractual obligations to avoid causing the university partner to be out of compliance with applicable

Education Law. These regulations include, for example, regulations around student recruitment, marketing and privacy. Currently, the primary DOE regulation that is material to OPMs such as us is the incentive compensation rule. The incentive compensation rule provides, in relevant part to us, that institutions participating in the Title IV Programs must “not provide any commission, bonus, or other incentive payment based in any part, directly or indirectly, upon success in securing enrollments, to any person or entity who is engaged in student recruitment or admissions activity.” The DOE provided guidance in a March 17, 2011 “Dear Colleague Letter” (“DCL”) setting out an exception to the general rule prohibiting such payments. The DCL, in Example 2-B, sets out a scenario permitting certain tuition revenue sharing arrangements known as the “bundled services exception” between an institution of higher education and an “unaffiliated third party” that provides a set of “bundled services” that includes recruitment services, such as those provided by us, along with other non-recruiting services. Our current tuition revenue-share business model in the U.S. relies primarily on this bundled services exception. This tuition revenue-sharing arrangement is commonly used by universities and OPMs like us.

Higher education regulation in Australia is regulated at the federal level through the Higher Education Standards (“HES”) framework which specifies standards for higher education and criteria for higher education providers to obtain and retain registration and course accreditation. The quality assurance and regulatory agency for higher education in Australia that upholds these standards is the Tertiary Education Quality and Standards Agency (“TEQSA”). All universities that provide higher education qualifications in Australia must be registered with TEQSA and comply with the HES framework.

We also have a presence in a number of other jurisdictions and may be subject to other Education Laws, for example including Private Higher Educational Institutions Act 1996 and Malaysian Qualifications Agency Act 2007 in Malaysia, and the Higher Education and Research Act 2017 in the U.K.

U.S. Education Regulatory Updates

Third-party Servicer Designation

The U.S. DOE recently issued guidance outlining — and then subsequently delaying — significant changes to longstanding agency interpretations of entities that qualify as “third-party servicers” (“TPS”).

An organization designated as a TPS by DOE is required to, among other terms, agree to be jointly and severally liable to the DOE with any institution it supports for any noncompliance related to services provided, undergo annual compliance audits to assess compliance with federal requirements, and must be reported to the DOE by each institution it supports. If the DOE determines that a TPS has not met DOE regulations or has violated its fiduciary duty, the DOE may fine the TPS or limit, suspend or terminate the ability of a TPS to support institutions that participate in federal student financial assistance programs authorized by Title IV of the Higher Education Act of 1965, as amended, Title IV Programs. Currently, Keypath believes the services it provides, including those related to student recruiting and retention, do not meet the definition of a TPS.

On February 15, 2023, the DOE announced revisions to TPS guidance through a DCL to expand the definition of covered activities and exclude certain foreign companies from providing such services. The DCL is a form of policy guidance issued by the DOE generally to interpret a statute or regulation and can be issued at any time by the agency. Based on the originally proposed TPS guidance, Keypath likely would have met the definition of a TPS for its U.S. university partners. Following significant concerns expressed by service providers and universities alike, the DOE quickly updated the guidance on February 28, 2023, to delay implementation and reporting requirements originally scheduled for May 1, 2023, until September 1, 2023, while encouraging comments from the public.

On May 16, 2023, the DOE published another DCL (the “Revised TPS DCL”) rescinding the prohibition on contracting with foreign or foreign-owned servicers (noting the issue may be addressed in future rulemaking), emphasizing the considerable feedback it received, and further delayed implementing the prior guidance and reporting obligations indefinitely. The Revised TPS DCL also noted the deadlines for audit and contractual requirements for entities deemed to be TPS will follow in a future DCL with an effective date no earlier than six months after issuance and the DOE clarified that the audit and contractual obligations will apply to the institution’s first fiscal year that begins after the effective date of such guidance.

On November 28, 2023, the DOE announced the establishment of the foreshadowed negotiated rulemaking committee, to consider changes to regulations in relation to the “nuts and bolts” of Title IV Program integrity and institutional quality under the Higher Education Act.7

On November 29, 2023, the DOE published an accompanying schedule of topics to be addressed at negotiated rulemaking sessions commencing in 2024. TPS was not included in the schedule. The DOE did, however, comment that matters relating to TPS could be addressed in future negotiated rulemaking sessions, and that the DOE intended to issue further guidance in early 2024 regarding TPS.

For now, there is no change to the longstanding DOE guidance regarding the definition of a TPS and no new obligations for universities or organizations that support their missions.

Incentive Compensation Rule

As previously disclosed, all of Keypath’s university partners in the U.S. participate in Title IV Programs and are subject to extensive regulation by the DOE, as well as various state agencies, licensing boards and accrediting commissions.

Pursuant to DOE requirements, each U.S. higher education institution that participates in Title IV Programs agrees that it will not “provide any commission, bonus, or other incentive payment based in any part, directly or indirectly, upon success in securing enrollments or the award of financial aid, to any person or entity who is engaged in any student recruitment or admission activity, or in making decisions regarding the award of Title IV, HEA program funds” (commonly referred to as the “incentive compensation rule”).

Although the incentive compensation rule generally prohibits entities or individuals from receiving direct or indirect compensation payments for the successful recruitment, admission or enrollment of students, the DOE provided guidance in a March 17, 2011 DCL (the “IC DCL”) permitting certain tuition sharing arrangements between higher education institutions and unaffiliated organizations providing a “bundle” of services that include recruitment and non-recruitment services. This is known as the “bundled services exception.” Keypath’s current tuition share business model (in the U.S.) relies primarily on the bundled services exception to permit tuition sharing agreements with its U.S. university partners.

As evidenced by the recent announcements related to the TPS designation discussed above, there is risk that the rule could be reinterpreted, altered or removed without prior notice, public comment period or other administrative procedural requirements that accompany formal agency rulemaking. Although the IC DCL represents the current policy of the DOE, the bundled services exception could be altered or vacated in the future. In addition, the legal weight the IC DCL would carry in litigation over the propriety of any specific compensation arrangements, or the incentive compensation rule is uncertain. Keypath can offer no assurances as to how the IC DCL would be interpreted by a court. The revision, removal or invalidation of the bundled services exception by U.S. Congress, the DOE or a court could require Keypath to change its business model in the U.S. and renegotiate certain terms of its U.S. university partner contracts.

Although the IC DCL remains the longstanding policy, the DOE solicited feedback from the public and conducted “listening sessions” in March 2023, confirming the intent to reconsider prior guidance related to the incentive compensation rule, including with respect to the bundled services exception. Any change to the long-standing guidance is unlikely to prevent partnerships between institutions and third parties but may change how institutions compensate supportive organizations that are involved in student recruiting, admissions, or financial aid.

In addition to monitoring relevant regulatory updates that may impact our business, Keypath continually monitors its operating environment for any change to the Company’s risk profile. Keypath’s current risk assessment remains consistent with the disclosures set out at Section 5 of the Keypath Prospectus dated and lodged with the Australian Securities and Investments Commission on May 11, 2021 and filed with the ASX on June 1, 2021, subject to any subsequent updates to the market.

For additional information, see “Item 1A. Risk Factors — Risks Related to Regulatory Matters” in our Registration Statement on Form 10, which was declared effective on April 24, 2024 (the “Registration Statement”).

____________

7        U.S. Department of Education, Biden-Harris Administration Seeks Nominations for NewHigher Education Program Integrity and Institutional Quality Rulemaking Panel, November 28, 2023, https://www.ed.gov/news/press-releases/biden-harris-administration-seeks-nominations-new-higher-education-program-integrity-and-institutional-quality-rulemaking-panel.

Corporate Information

Our website address is www.keypathedu.com. When this proxy statement becomes effective, the Company will file reports, proxy statements and other information with the SEC, which will be available on the Company’s website. The information on, or that can be accessed through, our website is not and should not be considered part of this proxy statement.

PROPERTIES

Our Company is headquartered in Chicago, Illinois. We also maintain leased and licensed office spaces in Melbourne, Australia; Toronto, Canada; and Kuala Lumpur, Malaysia. The Keypath workforce has transitioned to a hybrid and remote work environment following the COVID pandemic, and we believe that our facilities are adequate to meet the needs of our current workforce.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our Common Stock (including shares underlying all issued and outstanding CDIs) as of June 24, 2024, of the Company by (i) each person who, to our knowledge, owns more than 5% of our Common Stock, (ii) each of our named executive officers and directors, and (iii) all of our current executive officers and directors as a group. Shares of our Common Stock subject to options, warrants, or other rights currently exercisable, or exercisable within 60 days of June 24, 2024, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. As of June 24, 2024, the Company had 214,694,686 shares of Common Stock issued and outstanding, including all shares of Common Stock underlying issued and outstanding CDIs. Unless otherwise indicated below, the address for each beneficial owner is c/o 1501 Woodfield Rd, Suite 204N, Schaumburg, IL 60173.

Name of beneficial owner 5% Stockholders	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned
AVI Mezz Co LP(2)	141,687,978	66.0%
Copia Investment Partners Ltd(3)	16,100,000	7.50%
Regal Funds Management Pty Ltd(4)	14,477,737	6.74%
Directors and named executive officers:
Steve Fireng	9,521,783	4.44%
Peter Vlerick(5)	1,304,889	*
Ryan O’Hare	861,114	*
Diana Eilert(6)	95,559	*
Robert Bazzani(7)	48,637	*
Melanie Laing	30,997	*
Susan Wolford	30,997	*
R. Christopher Hoehn-Saric(8)	—	—
M. Avi Epstein(9)	—	—
All current directors and executive officers as a group (10 individuals)(10)	11,173,737	5.20%

____________

*        Less than one percent (1%).

(1)      Includes shares of Common Stock underlying issued and outstanding CDIs as of February 1, 2024.

(2)      AVI Mezz Co LP holds the CDIs shown in the table above on behalf of Sterling Capital Partners IV, L.P. (“SCP IV”) and SCP IV Parallel, L.P. (“SCP IV Parallel”). The general partner of AVI Mezz Co LP is SCP IV. The general partner of SCP IV and SCP IV Parallel is SC Partners IV, LP (“SC Partners LP”). The general partner of SC Partners LP is Sterling Capital Partners IV, LLC (“SC Partners IV”). SC Partners IV is managed by Steven M. Taslitz, Douglas L. Becker and R. Christopher Hoehn-Saric, who are natural persons who jointly hold and exercise voting and investment power over securities held by AVI Mezz Co LP, making such voting and investment decisions by majority vote. Each of the aforementioned entities and individuals may also be deemed to be the beneficial owners having voting power and/or investment power with respect to the securities described above. Messrs. Taslitz, Becker and Hoehn-Saric disclaim beneficial ownership of the securities held directly by AVI Mezz Co LP. The business address of each of the entities and persons listed in this footnote is c/o Sterling Partners, 167 N. Green St., 4th Floor, Chicago, Illinois 60607.

(3)      Based on information from the Form 604 Notice of Change of Interest of Substantial Holder signed by Copia Investment Partners Ltd and filed with the ASX on March 8, 2024. The address for Copia Investment Partners Ltd is Level 47, 80 Collins Street (North Tower), Melbourne, Victoria, 3000, Australia.

(4)      Based on information from the Form 603 Notice of Initial Substantial Holding signed by Regal Funds Management Pty Ltd and filed with the ASX on March 11, 2024. The address for Regal Funds Management Pty Ltd is Level 47, 1 Macquarie Place, NSW, 2000, Sydney, Australia.

(5)      On March 10, 2024, Mr. Peter Vlerick resigned from his position as the Chief Financial Officer of the Company, effective May 3, 2024.

(6)      Includes 2,696 shares of our Common Stock underlying CDIs held by Diana Eilert’s spouse. Ms. Eilert disclaims beneficial ownership of the Common Stock underlying CDIs held by her spouse.

(7)      Includes 540 shares of our Common Stock underlying CDIs held by Robert Bazzani’s spouse. Mr. Bazzani disclaims beneficial ownership of the Common Stock underlying CDIs held by his spouse.

(8)      Mr. Hoehn-Saric is the Co-founder and Senior Managing Director of Sterling Partners and disclaims beneficial ownership of the Common Stock underlying CDIs held directly by AVI Mezz Co LP as described in the table above. See also footnote 2 above.

(9)      M. Avi Epstein is a managing director and serves as the Chief Operating Officer and General Counsel of Sterling Partners. Mr. Epstein disclaims beneficial ownership of any shares of Common Stock underlying CDIs held directly by AVI Mezz Co LP as described in the table above. See also footnote 2 above.

(10)    Includes beneficial ownership of all current directors and named executive officers as set out in the table above, as well as the beneficial ownership of our two additional executive officers, Eric Israel (General Counsel and Company Secretary) and Inna Nisenbaum (Interim Chief Accounting Officer, Vice President and Controller of the Company).

DIRECTORS AND EXECUTIVE OFFICERS

The Board presently consists of seven members. The persons listed below are the directors and executive officers of Keypath as of the date of this proxy statement. The Merger Agreement provides, however, that the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation from and after the Effective Time. The Merger Agreement provides that the officers of Keypath at the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the certificate of incorporation and the bylaws of Keypath.

Neither any of these persons nor Keypath has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons have been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

All of the directors and executive officers can be reached c/o Keypath Education International, Inc., 1501 Woodfield Rd, Suite 204N, Schaumburg, IL, (224) 419-7988.

Name	Citizenship	Age	Position
Steve Fireng*	USA	56	Global Chief Executive Officer and Executive Director
Inna Nisenbaum*	USA	48	Interim Chief Accounting Officer, Vice President and Controller
Ryan O’Hare*	Australia	43	Chief Executive Officer, Australia Asia-Pacific
Eric Israel*	USA	50	General Counsel and Company Secretary
Diana Eilert	Australia	64	Non-Executive Chair
Melanie Laing	Australia	62	Non-Executive Director
Robert Bazzani	Australia	64	Non-Executive Director
Susan Wolford	USA	68	Non-Executive Director
R. Christopher Hoehn-Saric	USA	62	Non-Executive Director
M. Avi Epstein	USA	51	Non-Executive Director

____________

*        Denotes Executive Officer for Section 16

Steve Fireng is our Global Chief Executive Officer and founder and was appointed an executive director of the Company in March 2021 and has served as Global Chief Executive Officer of our business since January 2014. Mr. Fireng lives in Illinois, U.S. Mr. Fireng has over 25 years of experience in higher education, having led both institutional and corporate teams. Prior to our founding, Mr. Fireng was CEO and President at EmbanetCompass (later renamed Pearson Embanet) where, after five years of leading the business, it was acquired by Pearson for $650 million. He spent over 17 years at Career Education Corporation, holding a variety of senior leadership positions where he was one of the founding leadership members, growing two online universities from inception to over 30,000 students in five years, leaving as Group President. Mr. Fireng holds a Bachelor of Science (Business Administration) from the W.A. Franke College of Business at Northern Arizona University. Steve was selected to serve as Global Chief Executive Officer and also on the Board due to his strong experience in higher education and executive leadership.

Inna Nisenbaum joined Keypath in July 2021 and currently serves as Interim Chief Accounting Officer, Vice President and Controller. Ms. Nisenbaum has over 20 years of corporate accounting expertise. Prior to joining Keypath, she served as Director of Consolidation and Management Reporting at Stericycle, Inc. from 2015 until July 2021 and as its Manager of Corporate Finance from 2007 to 2015. Ms. Nisenbaum holds a Bachelor of Science in Commerce from DePaul University and is an active member of the Illinois CPA Society. Ms. Nisenbaum was selected to serve as Interim Chief Accounting Officer due to her experience in financial leadership for companies and at Keypath itself.

Ryan O’Hare joined Keypath in February 2014 and currently serves as Chief Executive Officer of Australia & Asia-Pacific. Mr. O’Hare founded our Australian business in 2014. Mr. O’Hare has over 20 years of experience at the forefront of higher education across the U.K., North America, Australia and Asia-Pacific. Prior to joining Keypath, Mr. O’Hare was the National Learning Solutions Manager at Pearson Asia-Pacific and held leadership roles at Achieve Global Australia, Edge Consulting, and Invest Northern Ireland. Mr. O’Hare holds a postgraduate qualification in Management and a Bachelor of Arts (Humanities) (Hons) from the University of Ulster. Ryan was selected to serve as Chief Executive Officer of Australia & Asia Pacific due to his experience in global higher education.

Eric Israel joined Keypath in January 2016 and currently serves as our General Counsel and Company Secretary. Mr. Israel has over 20 years of legal experience in the K-12 and higher education sectors. Prior to joining Keypath, Mr. Israel served as general counsel and secretary for the Meritas Family of Schools, Senior Vice President and Business Unit General Counsel for Career Education Corporation, and a corporate attorney at Katten Muchin Rosenman LLP. Mr. Israel holds a Juris Doctor (cum laude) from Loyola University Chicago School of Law and a Bachelor of Arts (Political Science) from the University of Michigan. Eric was selected to serve as General Counsel and Company Secretary due to his pertinent experience in the higher education industry as a general counsel, secretary and corporate attorney.

Diana Eilert was appointed as the independent, non-executive Chair of the Company in May 2021. Ms. Eilert has more than 10 years as a listed company director and has held board roles in some of Australia’s best-known companies. Her focus is on companies scaling up and sectors undergoing digital transformation. Ms. Eilert is currently a non-executive director of ASX-listed company Domain Holdings Australia Limited (appointed 2017) and was previously a non-executive director of Elders Limited (2017 – 2023), Super Retail Group (2015 – 2021), Navitas Limited (2014 – 2019), REA Group Ltd (2010 – 2012) and Veda Group Limited (2013 – 2016). With an extensive and diverse executive career spanning more than 25 years, Ms. Eilert has run large businesses and held senior strategic roles. Her experience includes roles as Head of Strategy and Corporate Development for News Limited, Group Executive for Suncorp’s entire insurance business and subsequently Group Executive for Technology, People and Marketing. She spent 10 years with Citibank and as part of the senior leadership team and consulted in strategy as a Partner with IBM and as Principal with A.T. Kearney. Ms. Eilert is a member of the Australian Competition Tribunal (appointed December 2019). She holds a Bachelor of Science from The University of Sydney and a Master of Commerce from The University of New South Wales. Ms. Eilert was selected to serve on the Board due to her experience as a non-executive director and in leadership role of ASX-listed companies.

Melanie Laing was appointed as an independent, non-executive director and People, Remuneration and Sustainability Committee Chair of the Company in May 2021. Ms. Laing is a non-executive director and global executive with an expansive and diverse background, bringing a depth of experience shaping enterprise-wide culture and capability in markets undergoing significant change and growth. Ms. Laing was previously Group Executive,

Human Resources at the Commonwealth Bank of Australia from 2012 until 2018, where she led a global team, responsible for the strategic planning, transformation and implementation of the bank’s people agenda and human resources servicing globally. Prior to this, she was the Global Head of People and Culture at Origin Energy and has previously held executive human resources leadership roles with Unisys Asia Pacific, Vodafone Asia Pacific and the General Re Corporation Europe, having lived and worked extensively overseas. Melanie is currently a non-executive director of ASX-listed companies AUB Group and Ridley Corporation (both appointed 2023). Ms. Laing was previously a non-executive director of Inflection.com, Inc. (appointed 2020) and Chief Executive Women (appointed 2020). Ms. Laing holds a Post Graduate Diploma in Personnel Management (IPM) from the University of Westminster, London and a Bachelor of Arts (Hons) from the University of Witwatersrand, in South Africa. Ms. Laing is a Fellow of the Australian Institute of Company Directors (FAICD) and a Fellow of the Australian Human Resources Institute (FAHRI). Ms. Laing was selected to serve on the Board and on the People, Performance and Culture Committee Chair due to her experience as a non-executive director and in executive leadership.

Robert Bazzani was appointed as an independent, non-executive director of the Company in May 2021. Mr. Bazzani spent 21 years at KPMG, holding a variety of senior leadership positions, including as Chairman of KPMG Victoria, National Managing Partner for KPMG Australia’s Enterprise Division and National Managing Partner for KPMG’s M&A Division, before he retired in 2019. While in these various roles, Mr. Bazzani was a member of KPMG’s National Executive Committee, which oversees and is responsible for KPMG’s turnover, strategic decision making, profitability and operations. Mr. Bazzani was previously a non-executive director of ASX-listed Class Ltd (2020 – 2023) and is currently Chairman of Natrio Australia and Mach7 Technologies (appointed 2020), as well as Natrio Australia Pty Ltd, ORDE Financial Ltd, and NALSPA Limited. Mr. Bazzani holds a Master of Business Administration from Monash University and a Bachelor of Laws (LLB) and Bachelor of Science from Monash University. Mr. Bazzani was selected to serve on the Board due to his experience as a non-executive director and senior leadership.

Susan Wolford was appointed as an independent, non-executive director of the Company in May 2021. Ms. Wolford spent 17 years at BMO Capital Markets, holding a variety of senior leadership positions, and was Vice Chair in her final role before retiring in 2020. She has extensive investment and corporate banking experience and, at BMO Capital Markets, was previously Group Head & Managing Director of the Technology & Business Services Group and the Media & Business Services Group. Prior to this, Ms. Wolford was a Managing Director at First Union and held roles at Parker/Hunter Incorporated, PNC Securities and Kidder Peabody. Ms. Wolford is on the Director’s Leadership Council of the Rutgers Cancer Institute of New Jersey (appointed 2008) and was a member of the Dean’s Advisory Council of Villanova School of Business (2002 – 2021). She is currently serving as a board member of Savvas Learning Company, Lightbridge Academy, Edify Acquisition Corporation, eDynamic Learning, and Mindprint Learning. Ms. Wolford holds a Master of International Affairs (International Finance) from Columbia University and a Bachelor of Arts (History) from Villanova University. Ms. Wolford was selected to serve on the Board due to her experience in senior leadership positions, her role as Vice Chair of BMO Capital Markets and her experience serving on the councils of higher education institutions.

R. Christopher Hoehn-Saric was appointed as a non-executive director of the Company in March 2021 and has served as a director of our entities since 2014. Mr. Hoehn-Saric is the Co-founder and Senior Managing Director of Sterling Partners, a growth-oriented, private-equity firm that was an early investor in Keypath. Since its founding in 1983, Sterling Partners has established a track record of successful investment activity throughout a variety of economic and market conditions. Mr. Hoehn-Saric is currently a board member for Amerigo Education (appointed 2016) and Hudson Global Scholars (appointed 2019). Mr. Hoehn-Saric has previously served as a director of other companies in the education industry, including Sylvan Learning, Connections Academy and Shorelight Education. Mr. Hoehn-Saric is an emeritus Trustee of Johns Hopkins University, having served on its board of directors for 18 years. Mr. Hoehn-Saric was selected to serve on the Board due to his affiliation with the Majority Stockholder and due to his experience as a non-executive director and as Co-founder and Senior Managing Director of Sterling Partners.

M. Avi Epstein was appointed as a non-executive director of the Company in March 2021 and has served as a director of our entities since 2014. Mr. Epstein joined Sterling Partners in 2008 and is currently a managing director and serves as the Chief Operating Officer and General Counsel of Sterling Partners. Mr. Epstein previously served as general counsel and Vice President of Business Affairs for a division of Kaplan, Inc. and also worked as a corporate attorney at Katten Muchin Rosenman LLP. Mr. Epstein is also currently a board member of Cintana Education (appointed 2019), among other Sterling Partners investments. Mr. Epstein holds a Juris Doctor from Harvard Law School and a Bachelor of Arts (Political Science) from The Ohio State University. Mr. Epstein was selected to serve on the Board due to his affiliation with the Majority Stockholder and due to his experience as a non-executive director and other executive leadership experience.

RELATED PARTY TRANSACTIONS

Except for (a) the transaction described below, and (b) the arrangements in connection with the Merger discussed elsewhere in this proxy statement, during the past two years: (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Parent Parties, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities; election of the Company’s directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of the Company’s consolidated revenues with any member of the Parent Parties; and (iii) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any member of the Parent Parties.

The following includes a summary of transactions since January 1, 2022 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Executive Compensation” of our Registration Statement.

The Company entered into a Relationship Deed on May 11, 2021 with SC Partners LP as general partner of AVI Mezz Co LP (the “Relationship Deed”). This document governs the parties’ relationship while AVI Mezz Co LP retains at least 5% of issued shares in the Company, including those represented by CDIs. The material terms of the Relationship Deed are as follows: SC Partners LP and the Company agree that dealings with each other and with their respective affiliates will take place on arm’s length terms; the parties have resolved to agree procedures for the management of conflicts of interest and appropriate use of confidential information; SC Partners LP has the right to nominate two directors to the Board while AVI Mezz Co LP holds at least 20%, or one director to the Board while AVI Mezz Co LP holds at least 10%, of the issued CDIs; nominee directors of AVI Mezz Co LP are granted access rights in respect of certain information of the Company; the Company is required to provide market disclosure (subject to certain conditions) to facilitate AVI Mezz Co LP selling CDIs; and the Relationship Deed terminates on AVI Mezz Co LP ceasing to hold at least 5% of all of the issued CDIs in the Company. SC Partners LP, Sterling Fund Management and certain entities affiliated therewith have also entered into confidentiality arrangements with the Company which govern access to our information, including information provided pursuant to the above Relationship Deed.

LEGAL PROCEEDINGS

The Company is not aware of any pending or threatened legal proceedings that individually or in the aggregate would have a material adverse effect on the Company’s business, operating results, or financial conditions. The Company may in the future be party to litigation arising in the ordinary course of business. Such future claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. For additional information, see “Item 1A — Risk Factors — Risks Related to Regulatory Matters” in our Registration Statement.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

There is no established U.S. public trading market for our Common Stock. Interests in our Common Stock are listed on the ASX under the ASX code “KED” in the form of CDIs, with each such CDI representing a beneficial interest in one share of our Common Stock. Our CDIs have been listed on the ASX since June 2, 2021. Prior to such time, there was no public market for our securities. The following table sets forth the high and low sales prices for our CDIs as reported on the ASX for the periods indicated since our CDIs began public trading and are reported in Australian dollars and as converted into U.S. dollars. All currency conversions are based on the prevailing Australian dollar to U.S. dollar rate on the last day of each respective quarter.

	Low (A$)	High (A$)	Low (US$)	High (US$)
Fiscal 2024 to Date
Fourth Quarter (through June 21, 2024)	0.50	0.87	0.33	0.58
Third Quarter	0.34	0.62	0.22	0.44
Second Quarter	0.25	0.34	0.17	0.23
First Quarter	0.30	0.58	0.19	0.37
Fiscal 2023
Fourth Quarter	0.23	0.80	0.15	0.53
Third Quarter	0.54	0.90	0.36	0.60
Second Quarter	0.62	1.10	0.42	0.75
First Quarter	0.90	1.30	0.58	0.84
Fiscal 2022
Fourth Quarter	1.10	2.24	0.76	1.54
Third Quarter	2.06	2.80	1.54	2.10
Second Quarter	2.35	3.30	1.71	2.40
First Quarter	3.02	4.01	2.18	2.89
Fiscal 2021
June 2, 2021 through June 30, 2021	3.02	3.89	2.27	2.92

Holders

As of June 18, 2024, 214,694,686 shares of our Common Stock were issued and outstanding, including all shares of Common Stock underlying issued and outstanding CDIs, par value $0.01, and there was one holder of our Common Stock, CHESS Depositary Nominees Pty Limited, which held all of the issued and outstanding shares of our Common Stock in the form of CDIs on behalf of the 521 registered holders of our CDIs as of such date.

Dividend Policy

We have never paid or declared any cash dividends on our Common Stock or CDIs in the past, and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and expansion of our business. Subject to such restrictions, any future determination to pay dividends or other distributions from our reserves will be at the discretion of our Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

Equity Compensation Plan Information

The following table provides information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of June 30, 2023:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	10,773,727	(2)	$1.56	*
Equity compensation plans not approved by security holders	—		$—	—
Total	10,773,727	(2)	$1.56	*

____________

(1)      The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options and restricted stock units (“RSUs”) issued under the plan adopted by the Company under which various equity rights over CDIs may be granted to employees, directors and other eligible participants (the “2021 Equity Incentive Plan”). The Company does not issue warrants as part of its 2021 Equity Incentive Plan.

(2)      Includes 5,361,556 stock options and 5,412,171 RSUs issued under the 2021 Equity Incentive Plan.

*        The number of shares issuable under the 2021 Equity Incentive Plan is not limited by the plan.

See “Item 6. Executive Compensation — Equity Plans —2021 Equity Incentive Plan” in our Registration Statement for additional information concerning the 2021 Equity Incentive Plan.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Financial Statements

Our financial statements, together with the report of our independent registered public accounting firm, appear on pages F-1 through F-45 of this proxy statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discuss and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and notes to such financial statements attached as Annex [__] to this proxy statement.

The following discussion contains forward-looking statements that involve risks and uncertainties regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategy, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for, and use of, working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plan,” “potential,” “project,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend,” or the negative of these words or other variations on these words or comparable terminology. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed under “Item 1A. Risk Factors” and other sections in our Registration Statement, our Quarterly Report on Form 10-Q for quarter ended March 31, 2024, and this proxy statement. See “Forward-looking Statements.”

Overview

We are a leading global EdTech company8 that partners with universities to deliver market-led, online higher education programs. Our university partner programs attract students looking to upskill or reskill to prepare for the future of work in an increasingly knowledge-based economy facing significant skills shortages, particularly in areas such as Healthcare.

Keypath was founded in Chicago in 2014 as a full-service OPM company. We provide a bundled suite of services to our university partners, including market research, program design and development, faculty recruitment and training, marketing and student recruitment, student support services, and field and clinical placements. Additionally, we continue to develop and improve KeypathEDGE, which offers data-informed insights to improve the experiences of both universities and students.

We enter into long-term contracts with universities and earn revenue from a share of tuition fees, typically ranging from 40% to 60%, paid to our university partners by students enrolled in the online programs delivered by us. Tuition shares are agreed with us and our university partners for each program prior to launch.

Immaterial Revisions to Previously Issued Financial Statements; Controls and Procedures

In 2024, in connection with the audit of our financial statements for the fiscal years ended June 30, 2023, 2022 and 2021 for inclusion in this proxy statement, the Company made immaterial revisions to our previously reported consolidated financial statements for those years that were included in the Company’s Appendix 4E filed with the ASX on August 27, 2023, August 28, 2022 and August 29, 2021 (AEST), respectively. Management concluded that the revisions are not material to the accompanying consolidated balance sheets as of June 30, 2023, 2022 and 2021 and the consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the years ended June 30, 2023, 2022, and 2021 but has revised them herein.

In connection with the audit of our financial statements for the fiscal years ended June 30, 2023, 2022 and 2021, a material weakness in our internal control over financial reporting was identified related to complex accounting transactions and attributed to a lack of sufficient technical accounting personnel to appropriately analyze, record, and disclose accounting matters for non-routine, non-recurring, complex accounting transactions.

In FY21, the Company began to implement a plan to develop its accounting and finance staff to meet the needs of its growing business and to help the Company adapt to being a public company in Australia following the IPO, including, but not limited to, by hiring new accounting and finance staff and engaging outside accounting and finance experts to perform non-routine analyses. The Company plans to continue to engage external resources in order to address the material weakness as well as provide guidance in connection with future non-routine, complex transactions, if any. Since the material weakness was identified, the Company has changed its monthly process for closing its accounting records to involve additional detailed reporting from relevant individuals, specifically including inquiries regarding any non-routine, complex transactions. If any non-routine, complex transactions are identified, we will engage with external resources to analyze the appropriate accounting treatment of those

____________

8        Keypath’s management believes that Keypath is a leading global EdTech company as we operate across a range of jurisdictions and have been central in introducing or significantly expanding the postgraduate OPM model in a number of those jurisdictions. For example, we believe that we lead the competitive, postgraduate OPM landscape in Australia by partnering with eleven universities, which represents approximately 24% of the universities in Australia, and we are one of the first to offer the OPM postgraduate higher education model in Singapore and Malaysia. In addition, Keypath is categorized by Holon IQ (a global data platform for the climate, education and healthcare markets) as one of 18 major OPMs worldwide. Holon IQ uses analytics to generate market intelligence in discreet economic sectors (including higher education) and tracks hundreds of OPMs around the world.

transactions. At the appropriate time, we expect to review and consider whether any additional actions will be required to address this material weakness and whether any additional procedures and controls may need to be updated. We expect to have completed our remediation efforts by December 31, 2024.

For additional information concerning the revisions, see Section H. Financial Statements and Supplementary Data; Note 1, “Principal business activity and significant accounting policies” to our consolidated financial statements included elsewhere in this proxy statement.

Key Operating Metrics (Non-GAAP)

The following discussion of our results of operations includes references to, and analysis of, contribution margin, contribution margin percentage and Adjusted EBITDA (as defined below), which are financial measures not recognized in accordance with U.S. GAAP. These non-GAAP financial measures are used by management to monitor and evaluate the Company’s operating performance and make strategic decisions, including these related to operating expenses, and are used by investors to understand and evaluate our operating performance. These measures are not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies. A reconciliation of these non-GAAP measures to their most directly comparable measures under U.S. GAAP is included below.

•        Contribution margin is revenue less direct costs, which consist of salaries and wages, direct marketing and general and administrative expenses attributable to pre-enrollment services, post-enrollment services, and account management functions (“direct departments”), all of which directly relate to our revenue generating activities. Contribution margin is used to monitor and evaluate financial performance for individual programs relative to planned performance targets over the whole-of-life of the programs.

•        Contribution margin percentage represents our contribution margin as a percentage of revenue.

•        Adjusted EBITDA is earnings before interest, tax, depreciation and amortization less certain non-recurring items as well as stock-based compensation (“SBC”) expense and Legacy Long-Term Incentive Plan Cash Award (“Legacy LTIP Cash Awards”). In addition to the above, Adjusted EBITDA is used to determine non-equity incentive compensation.

For each of the periods indicated, the following tables present the Company’s gross profit, as calculated in accordance with GAAP, and the Company’s contribution margin and contribution margin percentage, and reconciles contribution margin and contribution margin percentage to gross profit and gross profit percentage, respectively.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024 $’000	2023 $’000	2024 $’000	2023 $’000
Revenue	35,699	32,866	102,608	91,554
Direct salaries and wages	(13,391)	(12,847)	(38,574)	(38,177)
Direct marketing	(12,461)	(12,214)	(34,778)	(34,770)
General and administrative allocated to direct departments	(705)	(655)	(2,048)	(2,215)
Stock-based compensation allocated to direct departments	(75)	(131)	(189)	(397)
Amortization of intangible assets	(1,105)	(924)	(3,120)	(2,887)
Gross profit	7,962	6,095	23,899	13,108
Gross profit %	22.3%	18.5%	23.3%	14.3%
Adjusted to exclude the following:
Stock-based compensation allocated to direct departments	75	131	189	397
Amortization of intangible assets	1,105	924	3,120	2,887
Contribution margin	9,142	7,150	27,208	16,392
Contribution margin %	25.6%	21.8%	26.5%	17.9%

	Years Ended June 30,
	2023 $’000	2022 $’000	2021 $’000
Revenue	123,816	118,314	98,138
Direct salaries and wages	(50,548)	(46,558)	(37,156)
Direct marketing	(47,719)	(46,724)	(33,245)
General and administrative allocated to direct departments	(3,089)	(2,780)	(2,022)
Stock-based compensation allocated to direct departments	(484)	(1,243)	(3,104)
Amortization of intangible assets	(3,816)	(3,148)	(2,875)
Gross profit	18,160	17,861	19,736
Gross profit %	14.7%	15.1%	20.1%
Adjusted to exclude the following:
Stock-based compensation allocated to direct departments	484	1,243	3,104
Amortization of intangible assets	3,816	3,148	2,875
Contribution margin	22,460	22,252	25,715
Contribution margin %	18.1%	18.8%	26.2%

For each of the periods indicated, the following tables present the Company’s net loss, as calculated in accordance with GAAP, and the Company’s Adjusted EBITDA, and reconciles Adjusted EBITDA to net loss.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024 $’000	2023 $’000	2024 $’000	2023 $’000
Net loss	(2,547)	(4,521)	(7,407)	(18,035)
Adjusted to exclude the following:
Income tax (benefit) expense	(50)	439	1,204	699
Interest expense	50	—	50	—
Depreciation and amortization	1,527	1,323	4,231	4,062
Stock-based compensation	751	1,220	2,170	3,103
Legacy LTIP Cash Awards	—	—	—	1,825
Restructuring	—	388	—	388
SEC registration costs	678	99	2,434	99
Adjusted EBITDA	409	(1,052)	2,682	(7,859)
	Years Ended June 30,
	2023 $’000	2022 $’000	2021 $’000
Net loss	(24,443)	(24,121)	(75,678)
Adjusted to exclude the following:
Income tax expense (benefit)	774	1,088	(391)
Interest expense	—	—	2,346
Loss on redemption of non-controlling interest	—	—	27,667
Depreciation and amortization	5,369	4,741	4,064
Stock-based compensation	4,097	9,327	41,941
Legacy LTIP Cash Awards	1,825	(1,579)	1,754
IPO transaction costs expensed	—	—	4,915
Restructuring	1,966	—	—
SEC registration costs	285	—	—
Adjusted EBITDA	(10,127)	(10,544)	6,618

Components of Results of Operations

Revenue

Revenue is generated from OPM services and comprises Keypath’s share of tuition fees paid to university partners by students undertaking the online programs that Keypath developed and launched for those university partners. The percentage of revenue share that Keypath earns is negotiated and specific to each contract, typically falling within the range of 40% to 60% of the tuition revenue. Contract durations with partners typically span from seven to ten years.

Programs are custom-developed, and revenue begins to accrue upon the enrollment of the first students in a program, typically occurring approximately six to eight months after the contract is signed.

Keypath provides its university partners with highly integrated OPM services, including market research, program development, academic services, marketing and recruitment, placement services, student services, faculty recruitment and course development to support online learning degree programs offered by universities.

Operating expenses

•        Salaries and wages — The Company’s cost base is primarily employee costs relating to the salaries and wages of its direct cost departments including recruitment (comprising student recruitment advisors and recruitment management departments), marketing services, product development (employees who work on program and learning design), student retention, account management and student placement. In addition to these direct costs, the Company also has corporate functions such as IT, finance, legal, HR, corporate communications, business development and executive management functions. Employee levels in most direct areas are determined so as to ensure that existing and planned contractual service standards can be met and tend to be program specific. Salaries and wages in other areas are less program specific and less affected by significant increases in revenue.

•        Direct marketing — The Company relies on pay per click advertising via Google, Facebook and LinkedIn as its main marketing channel in promoting online programs. Other lead generating channels also include search engine optimization, pay per impression and email marketing. Direct marketing costs also include creative costs, representing outsourced expenses notably related to creative design work, public relations and video.

•        General and administration (“G&A”) — G&A includes the aggregate costs of managing and administrating the affairs of the Company. Other G&A expenses primarily include information technology and communications, lease and property outgoings, professional fees and outsourced services, insurance, and travel.

•        Depreciation and Amortization — Depreciation and amortization expenses primarily consist of the depreciation of property and equipment, and the amortization of intangible assets. Depreciation includes expenses related to computer equipment, office equipment, and leasehold improvements. Amortization includes expenses associated with our capitalized course development, software and website development costs, as well as acquired intangible assets and contract acquisition costs. Course development expenditure primarily consists of capitalized salaries and wages of staff and contractor costs directly involved in program development. The Company capitalizes certain costs associated with developing its internal-use software. Contract acquisition costs include capitalized commissions paid to staff who earn such commissions as part of their compensation for selling new partners and programs.

•        Stock-Based Compensation (“SBC”) — SBC consists of two components:

•        SBC — 2021 Equity Incentive Plan (Ongoing): The Company adopted the 2021 Equity Incentive Plan with effect from the IPO.

•        SBC — Legacy Plans (Legacy): Prior to the IPO, Steve Fireng, our Founder, Executive Director and Global Chief Executive Officer, held restricted units, while certain employees and former directors held unit options. These awards were cancelled upon the IPO and replaced by CDIs and CDI Rights, respectively.

Other (expense) income

Other (expense) income primarily includes foreign currency transaction (losses) gains.

Provision for Income Taxes

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in determining its provision for income taxes and deferred tax assets and liabilities, including evaluating uncertainties in the application of accounting principles and complex tax laws.

Results of Operations

The following tables summarize our results of operations for the periods presented.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024 $’000	2023 $’000	2024 $’000	2023 $’000
Revenue	35,699	32,866	102,608	91,554
Operating expenses:
Salaries and wages	19,062	17,771	53,564	54,326
Direct marketing	12,461	12,214	34,778	34,770
General and administrative	4,248	4,050	13,620	12,071
Depreciation and amortization	1,527	1,323	4,231	4,062
Stock-based compensation	751	1,220	2,170	3,103
Total operating expenses	38,049	36,578	108,363	108,332
Operating loss	(2,350)	(3,712)	(5,755)	(16,778)
Interest expense	(50)	—	(50)	—
Other expense, net	(197)	(370)	(398)	(558)
Loss before income taxes	(2,597)	(4,082)	(6,203)	(17,336)
Income tax benefit (expense)	50	(439)	(1,204)	(699)
Net loss	(2,547)	(4,521)	(7,407)	(18,035)
	Years Ended June 30,
	2023 $’000	2022 $’000	2021 $’000
Revenue	123,816	118,314	98,138
Operating expenses:
Salaries and wages	72,082	61,875	50,301
Direct marketing	47,719	46,724	33,245
General and administrative	17,529	17,498	14,797
Depreciation and amortization	5,369	4,741	4,064
Stock-based compensation	4,097	9,327	41,941
Total operating expenses	146,796	140,165	144,348
Operating loss	(22,980)	(21,851)	(46,210)
Other income (expense):
Interest expense	—	—	(2,346)
Loss on redemption of non-controlling interest	—	—	(27,667)
Other (expense) and income, net	(689)	(1,182)	154
Loss before income taxes	(23,669)	(23,033)	(76,069)
Income tax (expense) benefit	(774)	(1,088)	391
Net loss	(24,443)	(24,121)	(75,678)

Three months ended March 31, 2024 compared to the three months ended March 31, 2023

Revenue

	Three Months Ended March 31,
Revenue by region	2024 $’000	2023 $’000	Change $’000	Change %	Organic Growth(a)	Foreign Exchange(b)
Americas & Europe	21,060	18,584	2,476	13.3%	13.2%	0.1%
APAC	14,639	14,282	357	2.5%	6.7%	(4.2)%
Total revenue	35,699	32,866	2,833	8.6%	10.4%	(1.7)%

____________

(a)      Organic growth represents the change in revenue excluding the impact of foreign exchange impacts.

(b)      The comparisons at constant currency rates (foreign exchange) reflect comparative local currency foreign exchange rates at the prior period’s average foreign exchange rates. This measure provides information on the change in revenue assuming that foreign currency exchange rates have not changed between the prior period and the current period. Management believes the use of this measure aids in the understanding of changes in revenue without the impact of foreign currency.

The Company earned revenue of $35.7 million in the three months ended March 31, 2024 compared to $32.9 million in the three months ended March 31, 2023, an increase of 8.6%. On a constant currency basis, revenue increased by 10.4% when adjusted for unfavorable foreign exchange impacts of $0.6 million.

Our Americas & Europe region includes the U.S., Canada and the U.K. Our APAC region includes Australia, Malaysia and Singapore. The Company’s revenues are primarily earned in the U.S. and Australia markets, where 97.7% and 92.8% of revenue was generated in the three months ended March 31, 2024 and 2023, respectively.

	Three Months Ended March 31,
Revenue by vintage	2024 $’000	% of Revenue	2023 $’000	% of Revenue	Change $’000	Change %
Mature	14,299	40.1%	18,028	54.9%	(3,729)	(20.7)%
2021	8,800	24.7%	8,563	26.1%	237	2.8%
2022	6,427	18.0%	4,567	13.9%	1,860	40.7%
2023	4,959	13.9%	1,708	5.2%	3,251	190.3%
2024	1,214	3.4%	—	—	1,214	—%
Total revenue	35,699	100.0%	32,866	100.0%	2,833	8.6%

The Company closely monitors revenue by vintage, the fiscal year in which a program has its first student intake. For example, if a program commences on July 1, 2023, it will be classified as an FY24 vintage. This helps in understanding the growth trajectory of programs as they evolve through the unit economic model. The model demonstrates how a program, over its lifecycle, transitions from an initial growth phase with significant investments and lower margins, to a maturity phase where efficiencies, stable revenues, and strategic improvements lead to a higher and more stable contribution margin. Keypath begins to earn revenue from a program only after the first student intake.

Vintages prior to 2021 (mature) declined, as expected, by $3.7 million in the three months ended March 31, 2024. This decline is attributable to several factors, including a decrease in enrollment in some of our non-Healthcare programs and the reallocation of capital towards our newer, more in-demand programs, primarily in the Healthcare vertical.

The 2021 and subsequent vintages continue to scale toward maturity and reflect the full benefit of the KeypathEDGE platform and are primarily focused in the Healthcare vertical in the U.S. as well as across all verticals in the APAC market.

	Three Months Ended March 31,
Revenue by vertical	2024 $’000	% of Revenue	2023 $’000	% of Revenue	Change $’000	Change %
Nursing	15,269	42.8%	12,458	37.9%	2,811	22.6%
Business	7,234	20.3%	6,984	21.2%	250	3.6%
Health & Social Services	6,525	18.3%	5,904	18.0%	621	10.5%
STEM	3,447	9.7%	4,434	13.5%	(987)	(22.3)%
Education	2,223	6.2%	2,365	7.2%	(142)	(6.0)%
Other	1,001	2.8%	721	2.2%	280	38.8%
Total revenue	35,699	100.0%	32,866	100.0%	2,833	8.6%

Healthcare includes the Nursing and the Health & Social Services verticals. For the three months ended March 31, 2024 Healthcare revenue was $21.8 million, 18.7% higher than for the three months ended March 31, 2023. As a percentage of total revenue, Healthcare was 61.0% in the three months ended March 31, 2024 compared to 55.9% in the three months ended March 31, 2023.

Partners and student enrollments have continued to grow

	Three Months Ended March 31,
	2024	2023	Change	Change %
Partners	40	43	(3)	(7.0)%
Course enrollments	38,580	35,940	2,640	7.3%
Revenue per enrollment ($)	925	914	11	1.2%

Operating expenses

	Three Months Ended March 31,
	2024 $’000	% of Revenue	2023 $’000	% of Revenue	Change $’000	Change %
Salaries and wages	19,062	53.4%	17,771	54.1%	1,291	7.3%
Direct marketing	12,461	34.9%	12,214	37.2%	247	2.0%
General and administrative	4,248	11.9%	4,050	12.3%	198	4.9%
Depreciation and amortization	1,527	4.3%	1,323	4.0%	204	15.4%
Stock-based compensation	751	2.1%	1,220	3.7%	(469)	(38.4)%
Total operating expenses	38,049	106.6%	36,578	111.3%	1,471	4.0%

Salaries and wages increased by $1.3 million, or 7.3%, to $19.1 million in the three months ended March 31, 2024, compared to the three months ended March 31, 2023.

To continue to focus our strategy and investment on where we can make the biggest impact with our unique competitive strengths, in FY23, we reduced our workforce by approximately 50 people and restructured our Canadian, U.K. and some U.S. operations. For the three months ended March 31, 2023, we recorded a $0.4 million one-time restructuring charge related to employee terminations, which is reflected in salaries and wages above.

Direct marketing increased by $0.2 million, or 2.0%, to $12.5 million in the three months ended March 31, 2024, compared to the three months ended March 31, 2023.

G&A increased by $0.2 million, or 4.9%, to $4.2 million in the three months ended March 31, 2024, compared to the three months ended March 31, 2023.

In FY23, after extensive review and analysis, the Company determined it was required to register shares of its Common Stock with the SEC under the U.S. Securities Exchange Act of 1934. In connection with the Company’s evaluation of such matters and taking of initial steps to affect the SEC registration, the Company incurred costs, including accounting and legal advice, of $0.7 million and $0.1 million for the three months ended March 31, 2024 and 2023, respectively, which is reflected in G&A expenses above.

SBC decreased by $0.5 million, or 38.4%, to $0.8 million in the three months ended March 31, 2024, compared to the three months ended March 31, 2023.

Other expense

Other expense consists primarily of foreign currency exchange losses, which were $0.2 million and $0.4 million in for the three months ended March 31, 2024 and 2023, respectively.

Income tax expense

The Company recorded $0.0 million and $0.4 million income tax expense in the three months ended March 31, 2024 and 2023, respectively.

Nine months ended March 31, 2024 compared to the nine months ended March 31, 2023

Revenue

	Nine Months Ended March 31,
Revenue by region	2024 $’000	2023 $’000	Change $’000	Change %	Organic Growth	Foreign Exchange
Americas & Europe	59,376	50,545	8,831	17.5%	17.2%	0.2%
APAC	43,232	41,009	2,223	5.4%	8.9%	(3.4)%
Total revenue	102,608	91,554	11,054	12.1%	13.5%	(1.4)%

The Company earned revenue of $102.6 million in nine month ended March 31, 2024 compared to $91.6 million in the nine months ended March 31, 2023, an increase of 12.1%. On a constant currency basis, revenue increased by 13.5% when adjusted for unfavorable foreign exchange impacts of $1.3 million.

The Company’s revenues are primarily earned in the U.S. and Australia markets where 94.9% and 93.6% of revenue was generated in the nine months ended March 31, 2024 and 2023, respectively.

	Nine Months Ended March 31,
Revenue by vintage	2024 $’000	% of Revenue	2023 $’000	% of Revenue	Change $’000	Change %
Mature	45,247	44.1%	53,257	58.2%	(8,010)	(15.0)%
2021	24,519	23.9%	23,993	26.2%	526	2.2%
2022	17,948	17.5%	11,348	12.4%	6,600	58.2%
2023	12,467	12.2%	2,956	3.2%	9,511	321.8%
2024	2,427	2.4%	—	—%	2,427	—%
Total revenue	102,608	100.0%	91,554	100.0%	11,054	12.1%

Vintages prior to 2021 (mature) declined, as expected, by $8.0 million in the nine months ended March 31, 2024. This decline is attributable to several factors, including a decrease in enrollment in some of our non-Healthcare programs and the reallocation of capital towards our newer, more in-demand programs, primarily in the Healthcare vertical.

The 2021 and subsequent vintages continue to scale toward maturity and reflect the full benefit of the KeypathEDGE platform and are primarily focused in the Healthcare vertical in the U.S. as well as across all verticals in the APAC market.

	Nine Months Ended March 31,
Revenue by vertical	2024 $’000	% of Revenue	2023 $’000	% of Revenue	Change $’000	Change %
Nursing	41,750	40.7%	34,199	37.4%	7,551	22.1%
Business	20,167	19.7%	20,460	22.3%	(293)	(1.4)%
Health & Social Services	20,087	19.6%	15,505	16.9%	4,582	29.6%
STEM	11,066	10.8%	12,708	13.9%	(1,642)	(12.9)%
Education	6,915	6.7%	6,829	7.5%	86	1.3%
Other	2,623	2.6%	1,853	2.0%	770	41.6%
Total revenue	102,608	100.0%	91,554	100.0%	11,054	12.1%

Healthcare includes the Nursing and the Health& Social Services verticals. For the nine months ended March 31, 2024 Healthcare revenue was $61.8 million, 24.4% higher than for the nine months ended March 31, 2023. As a percentage of total revenue, Healthcare was 60.3% in the nine months ended March 31, 2024 compared to 54.3% in the nine months ended March 31, 2023.

Partners and student enrollments have continued to grow

	Nine Months Ended March 31,
	2024	2023	Change	Change %
Partners	40	43	(3)	(7.0)%
Course enrollments	86,332	81,699	4,633	5.7%
Revenue per enrollment ($)	1,189	1,121	68	6.1%

Operating expenses

	Nine Months Ended March 31,
	2024 $’000	% of Revenue	2023 $’000	% of Revenue	Change $’000	Change %
Salaries and wages	53,564	52.2%	54,326	59.3%	(762)	(1.4)%
Direct marketing	34,778	33.9%	34,770	38.0%	8	0.0%
General and administrative	13,620	13.3%	12,071	13.2%	1,549	12.8%
Depreciation and amortization	4,231	4.1%	4,062	4.4%	169	4.2%
Stock-based compensation	2,170	2.1%	3,103	3.4%	(933)	(30.1)%
Total operating expenses	108,363	105.6%	108,332	118.3%	31	0.0%

Salaries and wages decreased by $0.8 million, or 1.4%, to $53.6 million in the nine months ended March 31, 2024, compared to the nine months ended March 31, 2023.

Salaries and wages for the nine months ended March 31, 2023 include a $1.8 million Legacy LTIP Cash Awards expense. In FY23, holders of the Legacy LTIP Cash Awards received a cash payment of $2.0 million (per the Board’s approval of 50% of the maximum award) in full settlement of such awards.

To continue to focus our strategy and investment on where we can make the biggest impact with our unique competitive strengths, in FY23, we reduced our workforce by approximately 50 people and restructured our Canadian, U.K. and some U.S. operations. For the nine months ended March 31, 2023, we recorded a $0.4 million one-time restructuring charge related to employee terminations, which is reflected in salaries and wages above.

Direct marketing was flat at $34.8 million in the nine months ended March 31, 2024, compared to the nine months ended March 31, 2023.

G&A increased by $1.5 million, or 12.8%, to $13.6 million in the nine months ended March 31, 2024, compared to the nine months ended March 31, 2023.

In FY23, after extensive review and analysis, the Company determined it was required to register shares of its Common Stock with the SEC under the U.S. Securities Exchange Act of 1934. In connection with the Company’s evaluation of such matters and taking of initial steps to affect the SEC registration, the Company incurred costs, including accounting and legal advice, of $2.4 million and $0.1 million for the nine months ended March 31, 2024 and 2023, respectively, which is reflected in G&A expenses above.

SBC decreased by $0.9 million, or 30.1%, to $2.2 million in the nine months ended March 31, 2024, compared to the nine months ended March 31, 2023.

Other expense

Other expense consists primarily of foreign currency exchange losses, which were $0.4 million and $0.6 million in for the nine months ended March 31, 2024 and 2023, respectively.

Income tax expense

The Company recorded $1.2 million and $0.7 million income tax expense in the nine months ended March 31, 2024 and 2023, respectively, primarily related to estimated current income tax liability for our Australian operations, withholding taxes, minimum state income tax payments and book to tax temporary differences.

Year ended June 30, 2023 (“2023”) compared to the year ended June 30, 2022 (“2022”)

Revenue

Revenue by region	2023 $’000	2022 $’000	Change $’000	Change %	Organic Growth	Foreign Exchange
Americas & Europe	67,871	61,274	6,597	10.8%	11.7%	(0.9)%
APAC	55,945	57,040	(1,095)	(1.9)%	5.8%	(7.7)%
Total revenue	123,816	118,314	5,502	4.7%	8.9%	(4.2)%

____________

(a)      Organic growth represents the change in revenue excluding the impact of foreign exchange impacts.

(b)      The comparisons at constant currency rates (foreign exchange) reflect comparative local currency foreign exchange rates at the prior period’s average foreign exchange rates. This measure provides information on the change in revenue assuming that foreign currency exchange rates have not changed between the prior period and the current period. Management believes the use of this measure aids in the understanding of changes in revenue without the impact of foreign currency.

The Company earned revenue of $123.8 million in FY23 compared to $118.3 million in FY22, an increase of 4.7%. On a constant currency basis, FY23 revenue increased by 8.9% compared to FY22 when adjusted for unfavorable foreign exchange impacts of $5.0 million. The revenue comparability has been impacted in Australia by the COVID-related increase in enrollments due to lockdowns in FY22 and by the expected softening of enrollments in some programs from mature vintages, weighted to the business vertical in FY23.

Our Americas & Europe region includes the U.S., Canada and the U.K. Our APAC region includes Australia, Malaysia and Singapore. The Company’s revenues are primarily earned in the U.S. and Australia markets where 93.6% and 93.4% of revenue was generated in FY23 and FY22, respectively.

Americas & Europe contributed 54.8% of total revenue compared to 51.8% in FY22, driven in part by our continued progress in Healthcare. APAC contributed 45.2% of total revenue compared to 48.2% in FY22. On a constant currency basis, both regions grew their total revenue in FY23 as a result of growing existing programs and also the launch of new programs in key disciplines.

The five largest partners by revenue contributed 41.9%, or $51.9 million, to total revenue in FY23 compared to 45.0%, or $53.2 million, in FY22. All other partners grew their share to 58.1%, or $71.9 million compared to 55.0%, or $65.1 million, in FY22, reflecting a growing partner base. This reduction in partner concentration continued the positive trend of diversifying across verticals and programs.

Revenue by vintage	2023 $’000	% of Revenue	2022 $’000	% of Revenue	Change $’000	Change %
Mature	52,657	42.5%	65,925	55.7%	(13,268)	(20.1)%
2020	17,398	14.1%	19,029	16.1%	(1,631)	(8.6)%
2021	31,624	25.5%	28,570	24.1%	3,054	10.7%
2022	16,481	13.3%	4,790	4.0%	11,691	244.1%
2023	5,656	4.6%	—	—%	5,656	—%
Total revenue	123,816	100.0%	118,314	100.0%	5,502	4.7%

The Company closely monitors revenue by vintage, the fiscal year in which a program has its first student intake. For example, if a program commences on July 1, 2022, it will be classified as an FY23 vintage. This helps in understanding the growth trajectory of programs as they evolve through the unit economic model. The model demonstrates how a program, over its lifecycle, transitions from an initial growth phase with significant investments and lower margins, to a maturity phase where efficiencies, stable revenues, and strategic improvements lead to a higher and more stable contribution margin. Keypath begins to earn revenue from a program only after the first student intake.

Vintages prior to 2020 (mature) declined, as expected, by $13.3 million in FY23. This decline can be attributed to several factors: a tough comparison with the COVID related increase in FY22, a decrease in enrollment in some of our non-Healthcare programs, and the reallocation of capital towards our newer, more in-demand programs, primarily in the Healthcare vertical.

The 2020 vintage declined by $1.6 million in FY23. Approximately $0.7 million of this decline was foreign currency related with the remainder being driven entirely by non-Healthcare programs and the lingering COVID effect in FY22. Our Healthcare programs in this vintage were up by over $0.7 million year-over-year.

The 2021 and subsequent vintages continue to scale toward maturity and reflect the full benefit of the KeypathEDGE platform and are primarily focused in the Healthcare vertical in the U.S. as well as across all verticals in the APAC market.

Revenue by vertical	2023 $’000	% of Revenue	2022 $’000	% of Revenue	Change $’000	Change %
Nursing	45,713	36.9%	38,399	32.5%	7,314	19.0%
Business	26,985	21.8%	32,666	27.6%	(5,681)	(17.4)%
Health & Social Services	22,282	18.0%	17,496	14.8%	4,786	27.4%
STEM	17,025	13.8%	18,557	15.7%	(1,532)	(8.3)%
Education	9,221	7.4%	9,670	8.2%	(449)	(4.6)%
Other	2,590	2.1%	1,526	1.3%	1,064	69.7%
Total revenue	123,816	100.0%	118,314	100.0%	5,502	4.7%

Healthcare includes the Nursing and the Health & Social Services verticals. FY23 Healthcare revenue was $68.0 million, 21.6% higher than FY22. As a percentage of total revenue, Healthcare was 54.9% in FY23 compared to 47.2% in FY22.

Partners, active programs and student enrollments have continued to grow

The Company defines a program as a bachelor’s, master’s, or doctoral degree program, a post master’s degree certificate (in the U.S.) or a graduate diploma program (in APAC) that we are actively supporting on behalf of one of our university partners or for which we have executed contracts for a future program launch. As of June 30, 2023, we had 212 programs, including 49 non-revenue generating programs, 34 of which were signed during FY23.

	2023	2022	Change	Change %
Partners	46	39	7	17.9%
Active programs	212	178	34	19.1%
Course enrollments	104,376	101,561	2,815	2.8%
Revenue per enrollment ($)	1,186	1,165	21	1.8%

Operating expenses

	2023 $’000	% of Revenue	2022 $’000	% of Revenue	Change $’000	Change %
Salaries and wages	72,082	58.2%	61,875	52.3%	10,207	16.5%
Direct marketing	47,719	38.5%	46,724	39.5%	995	2.1%
General and administrative	17,529	14.2%	17,498	14.8%	31	0.2%
Depreciation and amortization	5,369	4.3%	4,741	4.0%	628	13.2%
Stock-based compensation	4,097	3.3%	9,327	7.9%	(5,230)	(56.1)%
Total operating expenses	146,796	118.6%	140,165	118.5%	6,631	4.7%

Salaries and wages increased by $10.2 million, or 16.5%, to $72.1 million in FY23. This increase primarily reflects the full year impact of FY22 employee additions, higher mid-year FY23 headcount that was reduced as part of our restructuring later in the year, annual merit-based employee pay increases, and higher employee benefits costs.

Salaries and wages for FY23 include a $1.8 million Legacy LTIP Cash Awards expense compared to $1.6 million income as a result of change in the valuation of the associated liability. During the year ended June 30, 2023, holders of the Legacy LTIP Cash Awards received a cash payment of $2.0 million (per the Board’s approval of 50% of the maximum award).

To continue to focus our strategy and investment on where we can make the biggest impact with our unique competitive strengths, during Q4 FY23 we reduced our workforce by approximately 50 people and restructured our Canadian, U.K. and some U.S. operations, resulting in one-time restructuring charges of which $1.2 million was employee termination related charges reflected in FY23 salaries and wages above. These activities primarily occurred in our U.K. and Canada businesses, given our strategic focus on Healthcare in the U.S. and growing throughout the APAC region.

Direct marketing increased by $1.0 million, or 2.1%, to $47.7 million in FY23. This increase is primarily attributed to the growth in active programs and the number and size of programs in their development and launch phase, which was partially offset by spend rationalization for existing programs and reductions from exited programs.

G&A remained steady at $17.5 million in FY23.

In FY23, after extensive review and analysis, the Company determined it is required to register its shares with the SEC under the U.S. Securities Exchange Act of 1934. In connection with the Company’s evaluation of such matters and taking of initial steps to affect the SEC registration, the Company incurred costs, including accounting and legal advice, of $0.3 million in FY23 which is reflected in G&A expenses above. This registration may increase the Company’s flexibility to access a broader range of investors in the future and list its securities on a larger national security exchange, but the Company has no current plans for any such listing or any U.S. capital raising.

In addition, related to the restructuring of our Canadian and U.K. operations, we recognized a loss of $0.8 million due to the disposal of assets, which is reflected in G&A expenses above.

SBC decreased $5.2 million, or 56.1%, to $4.1 million in FY23.

	2023 $’000	2022 $’000
CDIs in relation to restricted units for Steve Fireng, the existing CEO (legacy)	647	2,019
CDI Rights in relation to unit options for employees (legacy)	819	5,221
Grants to the employees under the 2021 Equity Incentive Plan (ongoing)	2,631	2,087
Stock-based compensation	4,097	9,327

Other expense

Other expense consists primarily of foreign currency exchange losses, which were $0.7 million in FY23 and $1.1 million in FY22.

Income tax expense

For FY23, the Company recorded $0.8 million income tax expense primarily related to withholding taxes, minimum state income tax payments and book to tax temporary differences. For FY22, the Company recorded $1.1 million income tax expense primarily related to withholding taxes, minimum state income tax payments and adjustments related to prior year differences.

Year ended June 30, 2022 (“2022”) compared to the year ended June 30, 2021 (“2021”)

Revenue

Revenue by region	2022 $’000	2021 $’000	Change $’000	Change %	Organic Growth(a)	FY21 One-Time Revenue(b)	Foreign Exchange(c)
Americas & Europe	61,274	48,419	12,855	26.5%	31.9%	(5.4)%	0.0%
APAC	57,040	49,719	7,321	14.7%	18.0%	—%	(3.3)%
Total revenue	118,314	98,138	20,176	20.6%	24.9%	(2.7)%	(1.6)%

____________

(a)      Organic growth represents the change in revenue excluding the impact of FY21 one-time revenue and foreign exchange impacts.

(b)      One-time fee of $2.6 million recognized in Q4 FY21 for transition services relating to a terminated contract.

(c)      The comparisons at constant currency rates (foreign exchange) reflect comparative local currency foreign exchange rates at the prior period’s average foreign exchange rates. This measure provides information on the change in revenue assuming that foreign currency exchange rates have not changed between the prior period and the current period. Management believes the use of this measure aids in the understanding of changes in revenue without the impact of foreign currency.

The Company earned revenue of $118.3 million in FY22 compared to $98.1 million in FY21, an increase of 20.6%. On a constant currency basis and excluding the impact of FY21 one-time revenue, FY22 revenue increased by 24.9% compared to FY21. Keypath’s strong revenue performance is underpinned by course enrollment growth, strong student retention and the launch of new programs in key disciplines.

Our Americas & Europe region includes the U.S. and Canada and the U.K. Our APAC region includes Australia, Malaysia and Singapore. The Malaysian business commenced operations during FY21 but did not earn any revenue in FY21 and earned immaterial revenue in FY22. We launched our first partner in Singapore in FY22 and we began generating revenue in FY23. The Company’s revenues are primarily earned in the U.S. and Australia markets where 93.4% and 93.3% of revenue was generated in FY22 and FY21, respectively.

Americas & Europe contributed 51.8% of total revenue compared to 49.3% in FY21, driven in part by our continued progress in Healthcare. APAC contributed 48.2% of total revenue compared to 50.7% in FY21. On a constant currency basis, both regions grew their total revenue in FY22 as a result of course enrollment growth, strong student retention and the launch of new programs in key disciplines.

The five largest partners by revenue contributed 45.0%, or $53.2 million, to total revenue in FY22 compared to 46.5%, or $45.6 million, in FY21. All other partners grew their share to 55.0%, or $65.1 million compared to 53.5%, or $52.5 million, in FY21, reflecting a growing partner base. This reduction in partner concentration continued the positive trend of diversifying across verticals and programs.

Revenue by vintage	2022 $’000	% of Revenue	2021 $’000	% of Revenue	Change $’000	Change %
Mature(a)	41,891	35.4%	50,622	51.6%	(8,731)	(17.2)%
2019	24,034	20.3%	21,555	22.0%	2,479	11.5%
2020	19,029	16.1%	15,363	15.7%	3,666	23.9%
2021	28,570	24.1%	10,598	10.8%	17,972	169.6%
2022	4,790	4.0%	—	—%	4,790	—%
Total revenue	118,314	100.0%	98,138	100.0%	20,176	20.6%

____________

(a)      For FY21, mature vintage includes one-time fee of $2.6 million for transition services.

The Company closely monitors revenue by vintage, the fiscal year in which a program has its first student intake. For example, if a program commences on July 1, 2021, it will be classified as an FY22 vintage. This helps in understanding the growth trajectory of programs as they evolve through the unit economic model. The model demonstrates how a program, over its lifecycle, transitions from an initial growth phase with significant investments and lower margins, to a maturity phase where efficiencies, stable revenues, and strategic improvements lead to a higher and more stable contribution margin. Keypath begins to earn revenue from a program only after the first student intake.

Vintages prior to 2019 (mature) declined year-over-year primarily as a result of this group containing some programs from the inception of the Company that are not in currently targeted verticals. 2019 and subsequent vintages continue to scale toward maturity and reflect the full benefit of the KeypathEDGE platform.

Revenue by vertical	2022 $’000	% of Revenue	2021 $’000	% of Revenue	Change $’000	Change %
Nursing	38,399	32.5%	21,246	21.6%	17,153	80.7%
Business	32,666	27.6%	36,314	37.0%	(3,648)	(10.0)%
Health & Social Services	17,496	14.8%	12,936	13.2%	4,560	35.3%
STEM	18,557	15.7%	11,662	11.9%	6,895	59.1%
Education	9,670	8.2%	12,686	12.9%	(3,016)	(23.8)%
Other	1,526	1.3%	3,294	3.4%	(1,768)	(53.7)%
Total revenue	118,314	100.0%	98,138	100.0%	20,176	20.6%

Healthcare includes the Nursing and the Health & Social Services verticals. FY22 Healthcare revenue was $55.9 million, 63.5% higher than FY21. As a percentage of total revenue, Healthcare was 47.2% in FY22 compared to 34.8% in FY21.

Partners, active programs and student enrollments have continued to grow

The Company defines a program as a bachelor’s, master’s, or doctoral degree program, a post master’s degree certificate (in the U.S.) or a graduate diploma program (in APAC) that we are actively supporting on behalf of one of our university partners or for which we have executed contracts for a future program launch. As of June 30, 2022, we had 178 programs, including 46 non-revenue generating programs, 40 of which were signed during FY22.

	2022	2021	Change	Change %
Partners	39	32	7	21.9%
Active programs	178	133	45	33.8%
Course enrollments	101,561	86,042	15,519	18.0%
Revenue per enrollment ($)	1,165	1,141	24	2.1%

Course enrollments grew 18.0% to 101,561 in FY22, aided by continued strong student retention and the signing of 45 new programs during the reporting period. The new programs added in FY22 brings the total number of active programs to 178 as of June 30, 2022.

Operating expenses

	2022 $’000	% of Revenue	2021 $’000	% of Revenue	Change $’000	Change %
Salaries and wages	61,875	52.3%	50,301	51.3%	11,574	23.0%
Direct marketing	46,724	39.5%	33,245	33.9%	13,479	40.5%
General and administrative	17,498	14.8%	14,797	15.1%	2,701	18.3%
Depreciation and amortization	4,741	4.0%	4,064	4.1%	677	16.7%
Stock-based compensation	9,327	7.9%	41,941	42.7%	(32,614)	(77.8)%
Total operating expenses	140,165	118.5%	144,348	147.1%	(4,183)	(2.9)%

Salaries and wages increased by $11.6 million, or 23.0%, to $61.9 million in FY22. This increase reflects the addition of 140 employees in FY22 to support the growth in partners, programs and students as well as increased corporate staff to support this growth and listed public company requirements. Note that FY21 reflects only 1 month of being a listed company and includes $0.7 million of internal costs related to IPO.

In FY21, in conjunction with the IPO, the existing performance awards plan was terminated and replaced by the conditional rights to receive a cash payment (“Legacy LTIP Cash Awards”). Due to the change in the valuation of the associated liability, salaries and wages for FY22 reflect an income of $1.6 million compared to an expense of $1.8 million in FY21.

Direct marketing increased by $13.5 million, or 40.5%, to $46.7 million in FY22. The increase is primarily attributed to the FY21-24 historically large vintages collectively being in their investment phase.

G&A increased by $2.7 million, or 18.3%, to $17.5 million in FY22. G&A costs increased as a result of the overall growth of the business, the expansion into Malaysia and Singapore and the infrastructure required to support a public company. Included in FY21 G&A were IPO transaction costs: a $3.2 million fee payable to Sterling Fund Management for services provided by it to the Company and its affiliates, and $1.0 million of advisor fees incurred in preparing the Company to operate as a listed public company (such as auditor and tax advisory fees related to the audited financial statements and reviewed financial statements, corporate governance advice, remuneration benchmarking and advisory fees related to the 2021 Equity Incentive Plan). There were no IPO-related costs for FY22.

SBC decreased by $32.6 million, or 77.8%, to $9.3 million in FY22. In FY21, in conjunction with the IPO, the existing restricted unit and options plan were terminated and replaced by conditional obligations on the Company to provide CDIs in relation to the restricted units and CDI Rights in relation to the employee options.

	2022 $’000	2021 $’000
CDIs in relation to restricted units for Steve Fireng, the existing CEO (legacy)	2,019	23,926
CDI Rights in relation to unit options for employees (legacy)	5,221	17,819
Grants to the employees under the 2021 Equity Incentive Plan (ongoing)	2,087	196
Stock-based compensation	9,327	41,941

Other (expense) income

Other expense consists primarily of foreign currency exchange losses and gains. In FY22 we had a $1.1 million loss and in FY21 a $0.2 million gain.

Interest expense

The Company remained debt-free during FY22 and had no interest expense during the year. Interest expense was incurred on borrowings entered into by Keypath during FY20 and which were repaid in full at the IPO date. For FY21, the Company recognized a $0.9 million non-cash write-off of unamortized balance of capitalized borrowing costs and the unwinding of the present value discount on the loan and $0.4 million in early termination fees, which have been recognized as an interest expense in the condensed consolidated statement of operations and comprehensive loss.

Loss on redemption of non-controlling interest

A number of third parties held interests in the Company prior to the IPO primarily in the form of redeemable preferred units that carried a preferred return rate per annum. All non-controlling interests were redeemed from the proceeds from the IPO (see also comments on financial position below). For FY21, a $27.7 million loss represents the difference between the payout values and their carrying amounts at the time of redemption.

Income tax (expense) benefit

For FY22, the Company recorded $1.1 million income tax expense primarily related to withholding taxes, minimum state income tax payments and adjustments related to prior year differences. For FY21, the Company recorded $0.4 million income tax benefit primarily related to the utilization of foreign net operating losses and the release of valuation allowances for its Canada and U.K. subsidiaries, post-IPO legal entity restructuring and recapitalization of certain foreign entities.

Financial Position

The Company’s IPO has transformed its capital structure and provided the Company with liquidity sufficient to fund its operations and pursue its growth objectives. A summary of the financial position of the Company is provided below for the periods indicated:

	March 31, 2024 $’000	June 30, 2023 $’000
Cash	41,223	46,840
Accounts receivable and other current assets	12,074	13,179
Accounts payable and other current liabilities	(25,485)	(27,779)
Net working capital	27,812	32,240
Property and equipment, net	707	1,007
Goodwill	8,754	8,754
Intangible assets, net	8,611	7,589
Other non-current assets	3,311	4,938
Other non-current liabilities	(201)	(469)
Net assets	48,994	54,059
	2023 $’000	2022 $’000	2021 $’000
Cash and restricted cash	46,840	59,179	67,451
Accounts receivable and other current assets	13,179	19,038	22,213
Accounts payable and other current liabilities	(27,779)	(25,328)	(21,607)
Net working capital	32,240	52,889	68,057
Property and equipment, net	1,007	1,260	1,715
Goodwill	8,754	8,754	8,754
Intangible assets, net	7,589	6,901	5,893
Other non-current assets	4,938	6,894	8,458
Other non-current liabilities	(469)	(440)	(951)
Net assets	54,059	76,258	91,926

Liquidity and Capital Resources

Keypath’s balance sheet remains strong with cash and no debt at March 31, 2024 of $41.2 million compared to $46.8 million at June 30, 2023. The Company’s main use of cash is to support our growth strategy, fund our operations and working capital and our investment in the development of programs and other capital expenditure. We believe our existing cash along with cash flow from operations, will be sufficient to meet our working capital and investment requirements beyond the next 12 months.

The following table summarizes our cash flows for the periods indicated:

	Nine Months Ended March 31,
	2024 $’000	2023 $’000	2023 $’000	2022 $’000	2021 $’000
Net cash from:
Operating activities	(849)	(16,286)	(4,822)	(1,705)	(11,224)
Investing activities	(4,404)	(3,954)	(5,367)	(4,870)	(4,143)
Financing activities	(50)	(1,929)	(1,956)	—	(67,502)
Effect of exchange rate changes on cash and restricted cash	(314)	(162)	(194)	(1,697)	(617)
Net change in cash and restricted cash	(5,617)	(22,331)	(12,339)	(8,272)	(52,752)

Seasonality

The Company’s business is subject to seasonality as revenue is affected by when programs start as determined by university partners. In the U.S, program starts are typically similar in all quarters except for the second (ending December 31st) quarter. All jurisdictions experience negligible levels of program starts during November and December due to closure of universities for the holiday period. In Australia, program starts are higher in the first and third quarters.

Operating Activities

Net cash used in operations in the nine months ended March 31, 2024 decreased to $0.8 million from $16.3 million in the nine months ended March 31, 2023, driven by stronger operational results and strong working capital management.

Net cash used in operations in FY23 increased to $4.8 million from $1.7 million in FY22, primarily driven by the $2.0 million one-time cash settlement of LTIP Cash Awards in FY23 and change in the net working capital.

Net cash used in operations in FY22 decreased to $1.7 million from $11.2 million in FY21, primarily driven by strong revenue growth, collections and focus on cash management. During FY22, we have spent approximately $19 million related to the FY22, FY23 and FY24 vintages, primarily reflected in cash from operating activities. During FY21, we have spent approximately $12 million related to the FY21 and FY22 vintages and $4.9 million on IPO transaction costs.

Investing Activities

Net cash used in investing activities in the nine months ended March 31, 2024 increased to $4.4 million from $4.0 million in the nine months ended March 31, 2023, primarily representing the capitalized value of employee and contractor costs directly involved in the development of programs and capitalized software and website development costs.

Net cash used in investing activities in FY23 increased to $5.4 million from $4.9 million in FY22, primarily representing the capitalized value of employee and contractor costs directly involved in the development of programs and capitalized software and website development costs.

Net cash used in investing activities in FY22 increased to $4.9 million from $4.1 million in FY21 primarily representing the capitalized value of employee and contractor costs directly involved in the development of programs and capitalized software and website development costs.

Financing Activities

Net cash used in financing activities in the nine months ended March 31, 2024 was insignificant and $1.9 million in the nine months ended March 31, 2023, representing the amount of cash outflow to satisfy employees’ income tax withholding obligations as part of a net-share settlement of stock-based awards and employee stock repurchases.

Net cash used in financing activities in FY23 was $2.0 million, representing the amount of cash outflow to satisfy employees’ income tax withholding obligations as part of a net-share settlement of stock-based awards and employee stock repurchases. There were no financing cash flow activities in FY22.

There were no financing cash flow activities in FY22. FY21 financing cash flows reflect the net proceeds from the IPO and the use of those funds to pay in full the non-controlling interests, the non-participating security holders and the borrowings.

Contractual obligations and commitments

As of June 30, 2023, we have future contractual obligations related to leased facilities under operating lease agreements expiring through 2025 in the amount of $1.0 million, of which approximately $0.6 million is short-term in nature. We have office facility operating leases in the U.S., Australia, and Canada.

We have short-term contractual obligations in the amount of $1.3 million. These obligations include agreements with vendors in the areas of software-as-a-service, cloud infrastructure and network service providers. We did not have material obligations or commitments with any other individual vendors as of June 30, 2023.

Off-Balance Sheet Arrangements

For the years ended June 30, 2023, 2022 and 2021, there were no off-balance sheet arrangements.

Critical accounting policies and estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of consolidated financial statements requires management to make estimates, assumptions and judgements that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The critical accounting estimates, assumptions, and judgments that we believe to have the most significant impact on our consolidated financial statements are described below. This discussion is provided to supplement the descriptions of our accounting policies contained in Section H. Financial Statements and Supplementary Data; Note 1, “Principal business activity and significant accounting policies” to our consolidated financial statements included elsewhere in this proxy statement.

Revenue Recognition

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The transaction price is determined based on the consideration to which the Company expects to be entitled to in exchange for transferring services to the customer.

OPM services include market research, program development, academic services, marketing and recruitment, placement services, student services, faculty recruitment and course development to support online degree programs offered by universities. Our contractual fees are primarily comprised of a share of the tuition fees charged to students enrolled in program courses with our customers, who are university partners. The Company’s contracts with university partners typically have terms of seven to ten years and are non-cancellable unless there is a failure to enroll a minimum number of students in the program. The Company determined that OPM services constitute a single performance obligation, consisting of a distinct series of academic terms. This is because the obligations under the contracts consist of significantly integrated technology and services that university partners need to attract, enroll, educate and support students, which are not distinct within the context of the contracts. The single performance obligation is satisfied over time as the university partners receive and consume benefits, which occurs ratably over a series of academic terms. In this context, each academic term represents an individual item within each series. The amounts received from university partners over the term of the arrangement are variable in nature in that they are dependent upon the number of students that are enrolled in the program within each academic term. These amounts are allocated to and are recognized ratably over the related academic term, defined as the period beginning on the first day of classes through the last. Fees paid by customers, paid in advance, are deferred in the consolidated balance sheets and recognized as income as they are earned over the academic term to which they are allocated.

The Company does not disclose the value of unsatisfied performance obligations because the variable consideration is allocated entirely to a wholly unsatisfied promise to transfer a service to the academic term to which the variable consideration relates that forms part of a single performance obligation.

Goodwill

Goodwill is tested for impairment at the reporting unit level annually, as of April 1, or more frequently if events or changes in circumstances indicate that the asset may be impaired. The Company determined that the business operations as a whole are represented by a single reporting unit, which is OPM. Therefore the Company’s impairment tests are based on a single operating segment and reporting unit structure.

When testing for goodwill impairment, the Company performs a qualitative assessment. Based on the results of this qualitative assessment, we determine if it is necessary to perform a quantitative goodwill impairment review. We review goodwill for impairment using a quantitative approach if we decide to bypass the qualitative assessment or determine that it is more likely than not that the fair value of a reporting unit is less than its carrying value based on a qualitative assessment. Upon completion of a quantitative assessment, we may be required to recognize an impairment based on the difference between the carrying value and the fair value of the reporting unit.

Fair value reflects the price a market participant would be willing to pay in a potential sale of the reporting unit and may be based on the income approach (discounted cash flow method) or the market approach (guideline public company method).

After performing the qualitative assessment, as of April 1, 2023, the Company determined that goodwill was not impaired. As a result of the deterioration of the Company’s share price in Q4 FY23, a quantitative goodwill impairment review was performed as of June 30, 2023. No impairment was required to be recognized as the fair value of the reporting unit was determined to be greater than the carrying value.

Recent Accounting Pronouncements

See Section H. Financial Statements and Supplementary Data; Note 1, “Principal business activity and significant accounting policies” to our consolidated financial statements included elsewhere in this proxy statement for recently adopted accounting pronouncements.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of reporting company effective dates.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

On January 24, 2024, the Board agreed PricewaterhouseCoopers Australia (“PwC”) would not continue in its role as the Company’s independent auditor, and PwC resigned effective as of such date.

Following the foregoing, on January 24, 2024, the Company engaged KPMG LLP (“KPMG”) as its independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2024. The appointment of KPMG was recommended to the Company’s Board by the Audit & Risk Management Committee of the Board and subsequently approved by the Board. The Company also engaged KPMG to re-audit the Company’s consolidated financial statements for the fiscal years ended June 30, 2023, 2022 and 2021 for inclusion in our proxy statement.

The audit reports of PwC on the Company’s consolidated financial statements for the fiscal years ended June 30, 2023 and 2022, prepared in accordance with U.S. generally accepted accounting principles, were issued under International Standards on Auditing and did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

In connection with the audit of the Company’s financial statements ended June 30, 2023 and 2022, and in the subsequent interim periods through January 24, 2024, there were (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter thereof in connection with its reports for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Prior to engaging KPMG as the Company’s independent auditor for the fiscal year ending June 30, 2024, the Company had not consulted KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or a reportable event, nor did the Company consult with KPMG regarding any disagreements with its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused the prior auditor to make reference to the subject matter of the disagreements in connection with its reports.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates.

Foreign Currency Exchange Risk

The USD is our reporting currency. The functional currency of each of our foreign subsidiaries is the currency of the economic environment in which the subsidiary primarily does business. Revenues denominated in currencies other than the USD accounted for 46.6% of our consolidated revenues for the nine months ended March 31, 2024. We therefore have foreign currency risk related to these currencies, which is primarily the Australian dollar. Accordingly, changes in exchange rates, and in particular a weakening of foreign currencies relative to the USD, may negatively affect our revenue and operating income as expressed in the USD. For the nine months ended March 31, 2024, a hypothetical 5% adverse change in the average annual foreign currency exchange rates would have decreased our consolidated revenues by approximately $2.3 million. In addition, the effect of exchange rate changes on cash as of March 31, 2024, was a decrease of $0.2 million. We do not use foreign exchange contracts or derivatives to hedge any foreign currency exposures.

RIGHTS OF APPRAISAL

Holders of shares of Common Stock (including holders of CDIs) who do not vote in favor of the adoption of the Merger Agreement, who properly demand appraisal of their shares and who otherwise comply with the requirements of Section 262 of the DGCL (“Section 262”) will be entitled to appraisal rights under Section 262 in connection with the Merger. In order to exercise and perfect appraisal rights, the holder of shares must properly and in a timely manner follow the steps summarized below.

The following summary is a description of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C and incorporated by reference herein. To the extent there are any inconsistencies between the foregoing summary and Section 262, the DGCL will govern. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of shares of Common Stock (including holders of CDIs) who do not vote in favor of the proposal to adopt the Merger Agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have the “fair value” (as defined pursuant to Section 262) of their shares determined by the Delaware Court of Chancery and to receive payment in cash of the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

Any holder of shares of Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holders’ right to do so, should carefully review the following discussion and Annex C because failure to timely and properly comply with the procedures specified could result in the stockholder’s forfeiture or waiver of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Common Stock, if a stockholder considers exercising such rights, such stockholder should consider seeking the advice of legal counsel.

Filing Written Demand

Any holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the proposal to adopt the Merger Agreement at the special meeting, a written demand for the appraisal of the stockholder’s shares (including shares underlying the CDIs that such stockholder holders). A holder of Common Stock wishing to exercise appraisal rights must be the holder of record of the shares (or of CDIs) on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. Appraisal rights will be lost if the shares are transferred prior to the Effective Time. The holder must not vote in favor of the proposal to adopt the Merger Agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and such voting of the proxy will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement.

Neither voting against the proposal to adopt the Merger Agreement, nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement, will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement. The demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the holder and the intention of the holder to demand an appraisal of the fair value of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the Merger Agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Common Stock, or a person duly authorized and explicitly purporting to act on such holder’s behalf, will be entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record by a person other than the beneficial owner, such as by a broker, fiduciary, depository or other nominee, execution of the demand should be made in that capacity and must identify the record owner(s), and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

A holder of CDIs may assert dissenters’ rights either by causing CDN to do so on the holder’s behalf or by asserting such holder’s dissenters’ rights directly by complying with the requirements described below.

A record stockholder (such as CDN, in the case of shares underlying the CDIs) may assert dissenters’ rights as to fewer than all of the shares registered in such stockholder’s name only if the stockholder dissents with respect to all shares beneficially owned by any one person (such as a holder of CDIs) and delivers to the Company a notice of the name and address of each person on whose behalf the record stockholder asserts dissenters’ rights. The rights of a partially dissenting record stockholder are determined as if the shares as to which the record stockholder dissents and the dissenter’s other shares were registered in the names of different stockholders.

Beneficial owners of Common Stock (including holders of CDIs) who desire to directly assert dissenters’ rights as to shares they beneficially own (rather than by causing the record holder of their shares to do so on their behalf) may do so only if (a) the beneficial owner delivers to the Company the executed written consent of the record holder (e.g., CDN, in the case of CDIs) to the dissent not later than the time the beneficial owner asserts dissenters’ rights; and (b) asserts dissenters’ rights with respect to all shares of which such person is the beneficial owner or over which such person has power to direct the vote.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Keypath at:

Keypath Education International, Inc.
1501 Woodfield Rd, Suite 204N
Schaumburg, IL
Attn: General Counsel

At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Keypath, as the Surviving Corporation of the Merger, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of Keypath, as the Surviving Corporation. If Keypath, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who properly withdraws or ceases such stockholder’s right to appraisal in accordance with the first sentence of this paragraph, if the Delaware Court of Chancery does not approve the dismissal of the stockholder to an appraisal proceeding, or if rights to appraisal otherwise cease, the stockholder will be entitled to receive only the appraised fair value determined in any such appraisal proceeding plus interest, which fair value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, provided however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days.

Notice by the Surviving Corporation

Within ten days after the Effective Time, Keypath, as the Surviving Corporation, must notify each holder of Common Stock (including holders of CDIs) who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the proposal to adopt the Merger Agreement, of the date that the Merger became effective.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, Keypath, as the Surviving Corporation, or any holder of Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares of Common Stock (including holders of CDIs) who had previously demanded appraisal of their shares. Keypath, as the Surviving Corporation, is under no obligation, and has no present intention, to file such a petition, and the Company’s stockholders should not assume that Keypath will file a petition or initiate any negotiations with respect to the fair value of the shares of Common Stock. Accordingly, it is the obligation of the holders of shares of Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Common Stock within the period prescribed in Section 262.

Within 120 days after the Effective Time, any holder of Common Stock (including holders of CDIs) who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Keypath, as the Surviving Corporation, a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the later of (a) the date on which a written request for such statement has been received by Keypath or (b) ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from Keypath, as the Surviving Corporation, the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares of Common Stock, service of a copy thereof shall be made upon Keypath, which, as the Surviving Corporation, will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to Keypath and all of the stockholders shown on the Verified List. Such notice also shall be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs any such notices would borne by Keypath.

After notice to the stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. The Delaware Court of Chancery must dismiss an appraisal proceeding as to all Keypath stockholders who assert appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (ii) the value of the consideration provided in the Merger for such total number of shares seeking appraisal exceeds $1 million, or (iii) the Merger was approved pursuant to Section 253 or Section 267 of the DGCL. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of Common Stock owned by such stockholders (including shares underlying CDIs), in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, and except as provided in subsection (h) of Section 262 of the DGCL, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value” but, rather, applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Although Keypath believes that the Transaction Consideration is fair, no representation is made as to the outcome of any appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Transaction Consideration. Neither any of the Parent Parties nor Keypath anticipates offering more than the applicable merger consideration to any stockholder of Keypath exercising appraisal rights, and Keypath reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the fair value of a share of Common Stock is less than the applicable merger consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Upon application by Keypath or by any Keypath stockholder (including holders of CDIs) entitled to participate in an appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any Keypath stockholder whose name appears on the Verified List and who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he or she is not entitled to appraisal rights. The Delaware Court of Chancery shall direct the payment of the fair value of the shares, together with interest, if any, by Keypath to the stockholders entitled thereto. Payment shall be so made to each such stockholder upon the surrender to Keypath of his or her certificates in the case of a holder of certificated shares. Payment shall be made forthwith in the case of holders of uncertificated shares. The Delaware Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expense.

Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time.

If any stockholder who demands appraisal of shares of Common Stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, such stockholder’s shares of Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Transaction Consideration pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the Transaction Consideration offered pursuant to the Merger Agreement.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

If the Merger is completed, we may not hold an annual meeting of stockholders in 2024. If the Merger is not completed, we will hold a 2024 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2024 annual meeting will be held. If the 2024 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2024 annual meeting of stockholders (the “2024 Annual Proxy Statement”) in accordance with Rule 14a-8 under the Exchange Act, as described below.

Stockholders may present proper proposals for inclusion in the proxy materials for our 2024 Annual Proxy Statement by submitting their proposals in writing to Keypath in a timely manner. As described in Keypath’s annual proxy statement for the 2023 annual meeting of stockholders, Keypath stockholders had the opportunity to submit proper proposals for inclusion in the 2024 Annual Proxy Statement and for consideration at the 2024 Annual Meeting by submitting their proposals to [___], before the close of business on [__], 2024, and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act. However, if the 2024 annual meeting is held and the date of the 2024 Annual Meeting is more than 30 days after [__], 2024, then the deadline will be a reasonable time before Keypath begins to print and send its proxy materials for the 2024 Annual Meeting.

Notices of stockholders’ proposals (including nominations) submitted outside the processes of Rule 14a-8 will be considered timely (but not considered for inclusion in the 2024 Annual Proxy Statement), pursuant to the advance notice requirement set forth in Keypath’s bylaws, if such notices were filed with Keypath’s Corporate Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders (i.e., not earlier than [__], 2024, and not later than [__], 2024). However, in the event that the 2024 annual meeting is held and the date of such meeting is not within 30 days before or 60 days after [__], 2024, notice by the stockholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which notice of the date of the 2024 annual meeting was mailed or public disclosure of the date of the 2024 annual meeting was made, whichever first occurs.

If the 2024 annual meeting is held, in addition to satisfying the requirements under Keypath’s bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Keypath’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than [__], 2024. If the date of the 2024 annual meeting is changed by more than 30 days from [__], 2024, then notice must be provided by the later of 60 days prior to the date of the annual meeting or within 10 days of Keypath’s first public announcement of the date of the 2025 annual meeting.

Mailing Instructions

Proposals should be delivered to Keypath Education International, Inc., 1501 Woodfield Rd, Suite 204N, Schaumburg, IL, Attention: General Counsel. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

IMPORTANT INFORMATION REGARDING THE PARENT PARTIES

This section sets forth certain information about the Parent Parties. Unless otherwise indicated, the current business address of each entity or person listed in this section is c/o 167 North Green Street, 4th Floor, Chicago, IL 60607, and its telephone number is (312) 465-7000. None of the Parent Parties nor any other persons listed in this section have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons have been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Parent Parties

Merger Sub.    Merger Sub is a Delaware corporation, and its principal business is to engage in the transactions contemplated by the Merger Agreement. The sole stockholder of Merger Sub is Parent.

Parent.    Parent is a Delaware limited liability company, and its principal business is to hold the capital stock of Merger Sub and engage in the transactions contemplated by the Merger Agreement. Following the consummation of the Merger, Parent will own all of the outstanding capital stock of the Surviving Corporation. The sole member of Parent is Upper Parent.

Upper Parent.    Karpos Parent, Inc. (“Upper Parent”) is a Delaware corporation, and its principal business is to hold the capital stock of Parent. The sole stockholder of Upper Parent is TopCo.

TopCo.    TopCo is a Delaware limited liability company, and its principal business is to hold the capital stock of Upper Parent. The sole member of TopCo is the Majority Stockholder.

Majority Stockholder.    The Majority Stockholder is a Delaware limited partnership, and its principal business is to own shares of Common Stock. The general partner of the Majority Stockholder is SCP IV and the sole limited partner of the Majority Stockholder is AVI Holdings.

AVI Holdings.    AVI Holdings L.P. (“AVI Holdings”) is a Delaware limited partnership, and its principal business is to own limited partnership interests in the Majority Stockholder. The general partner of AVI Holdings is AVI GP and the limited partners of AVI Holdings are SCP IV and SCP IV Parallel.

AVI GP.    AVI GP, LLC (“AVI GP”) is a Delaware limited liability company, and its principal business is to serve as the general partner of AVI Holdings. The sole member of AVI GP is SCP IV.

SCP IV.    Sterling Capital Partners IV, L.P. (“SCP IV”) is a Delaware limited partnership, and its principal business is to achieve long-term capital growth through the provision of capital.

SCP IV Parallel.    SCP IV Parallel, L.P. (“SCP IV Parallel”) is a Delaware limited partnership, and its principal business is to achieve long-term capital growth through the provision of capital.

SC Partners LP.    SC Partners IV, LP (“SC Partners LP”) is a Delaware limited partnership, and its principal business is to serve as the general partner of SCP IV and SCP IV Parallel.

SC Partners IV.    Sterling Capital Partners IV, LLC (“SC Partners IV”) is a Delaware limited liability company, and its principal business is to serve as the general partner of SC Partners LP. SC Partners IV is managed by Steven M. Taslitz, Douglas L. Becker and R. Christopher Hoehn-Saric.

Each of the Parent Parties is ultimately controlled by Messrs. Taslitz, Becker and Hoehn-Saric, as the members of the board of managers of SC Partners IV.

Directors, Executive Officers and Managers

The names and material occupations, positions, offices or employment during the past five years of Merger Sub’s, Parent’s and Upper Parent’s directors and executive officers, and SC Partners IV’s members of the board of managers, are set forth below.

Name	Citizenship	Material Occupations, Positions, Offices or Employment During the Past Five Years
Steven M. Taslitz	U.S.	Mr. Taslitz is a member of the board of managers of SC Partners IV, and Chairman of Sterling Partners, which he co-founded in 1983.
Douglas L. Becker	U.S.	Mr. Becker is a member of the board of managers of SC Partners IV, and co-founder of Sterling Partners.
R. Christopher Hoehn-Saric	U.S.

Mr. Becker is a member of the board of managers of SC Partners IV, and co-founder and Senior Managing Director of Sterling Partners. Mr. Hoehn-Saric was appointed as a non-executive director of the Company in March 2021 and has served as a director of our entities since 2014.

M. Avi Epstein	U.S.

Mr. Epstein serves on the Board of Upper Parent and Merger Sub, and is the President of Upper Parent, Parent and Merger Sub. Mr. Epstein is a managing director and serves as the Chief Operating Officer and General Counsel of Sterling Partners. Mr. Epstein was appointed as a non-executive director of the Company in March 2021 and has served as a director of our entities since 2014. Mr. Epstein also serves as the General Counsel and Chief Compliance Officer of Sterling Fund Management, the Education Opportunity Fund, and Sterling Partners Equity Advisors.

Jeffrey Elburn	U.S.

Mr. Elburn serves on the Board of Upper Parent and Merger Sub, and is the Secretary of Upper Parent, Parent and Merger Sub. Mr. Elburn is a managing director and serves as the Chief Financial Officer of Sterling Partners. Mr. Elburn also serves as the Chief Financial Officer of Sterling Fund Management, the Education Opportunity Fund, and Sterling Partners Equity Advisors.

OTHER MATTERS

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Pursuant to our bylaws, business transacted at the special meeting will be limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting by or at the direction of the Board, we intend that shares of Common Stock represented by properly submitted proxies will be voted in accordance with the recommendations of the Board.

It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the prepaid envelope enclosed for that purpose or to submit a proxy via the Internet or by telephone.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s public filings are available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. You can also obtain copies of the reports, proxy statements and other information the Company files with the SEC, as well as copies of Keypath’s governing documents, on our website at www.keypathedu.com.

The Company will make available a copy of its public reports through the “Investors” section of its website at https://keypathedu.com/investor-relations, free of charge, as soon as reasonably practicable after the Company files the reports electronically with the SEC. We will furnish without charge to each person, including any beneficial owner, to whom a proxy statement is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

Keypath Education International, Inc.
1501 Woodfield Rd, Suite 204N
Schaumburg, IL
Attn: General Counsel
Telephone: (224) 419-7988

The Company is also listed on the ASX and as such is subject to regular reporting and disclosure obligations. Specifically, while listed on the ASX, the Company is subject to the ASX Listing Rules, which require (subject to some exceptions) continuous disclosure of any information that the Company has that a reasonable person would expect to have a material effect on the price or value of Company securities.

The ASX maintains files containing publicly disclosed information about all companies listed on the ASX. Information disclosed to the ASX by the Company is available on the ASX’s website at www.asx.com.au or from the Company’s website www. keypathedu.com.

Because the Merger is a “going private” transaction, the Company has filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [____________], 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

KEYPATH EDUCATION INTERNATIONAL, INC.

Keypath Education International, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands of U.S. dollars)

	March 31, 2024	June 30, 2023
ASSETS
Current Assets
Cash	$41,223	$46,840
Accounts receivable, net of allowance	10,497	10,947
Prepaid expenses and other current assets	1,577	2,232
Total Current Assets	53,297	60,019
Property and equipment, net	707	1,007
Operating lease right-of-use assets	173	392
Goodwill	8,754	8,754
Intangible assets, net	8,611	7,589
Contract acquisition costs	2,523	3,023
Deferred tax asset	253	1,103
Other assets	362	420
Total Assets	$74,680	$82,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,738	$6,991
Accrued liabilities	12,355	12,704
Deferred revenue	5,379	7,023
Income tax payable	587	508
Operating lease liabilities	426	553
Total Current Liabilities	25,485	27,779
Deferred tax liabilities	62	29
Long-term operating lease liabilities	139	440
Total Liabilities	25,686	28,248

Stockholders’ Equity
Common stock	2,147	2,140
Additional paid-in capital	259,677	257,564
Accumulated deficit	(212,377)	(204,970)
Accumulated other comprehensive loss	(453)	(675)
Total Stockholders’ Equity	48,994	54,059
Total Liabilities and Stockholders’ Equity	$74,680	$82,307

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Keypath Education International, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Revenue	$35,699	$32,866	$102,608	$91,554
Operating expenses:
Salaries and wages	19,062	17,771	53,564	54,326
Direct marketing	12,461	12,214	34,778	34,770
General and administrative	4,248	4,050	13,620	12,071
Depreciation and amortization	1,527	1,323	4,231	4,062
Stock-based compensation	751	1,220	2,170	3,103
Total operating expenses	38,049	36,578	108,363	108,332
Operating loss	(2,350)	(3,712)	(5,755)	(16,778)
Interest expense	(50)	—	(50)	—
Other expense, net	(197)	(370)	(398)	(558)
Loss before income taxes	(2,597)	(4,082)	(6,203)	(17,336)
Income tax benefit (expense)	50	(439)	(1,204)	(699)
Net loss	$(2,547)	$(4,521)	$(7,407)	$(18,035)

Loss per share:
Net loss per common share, basic and diluted	$(0.01)	$(0.02)	$(0.03)	$(0.08)
Weighted-average shares of common stock outstanding, basic and diluted	214,694,686	213,630,891	214,515,117	212,778,578

Comprehensive loss:
Net loss	$(2,547)	$(4,521)	$(7,407)	$(18,035)
Foreign currency translation adjustment	(153)	74	222	(39)
Total comprehensive loss	$(2,700)	$(4,447)	$(7,185)	$(18,074)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Keypath Education International, Inc.
Condensed Consolidated Statements of Changes in Stockholders’ Equity
(Unaudited)
(In thousands of U.S. dollars, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2023	214,694,686	$2,147	$258,926	$(209,830)	$(300)	$50,943
Net loss	—	—	—	(2,547)	—	(2,547)
Currency translation adjustment	—	—	—	—	(153)	(153)
Stock-based compensation	—	—	751	—	—	751
Balance as of March 31, 2024	214,694,686	$2,147	$259,677	$(212,377)	$(453)	$48,994
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2022	213,523,881	$2,136	$255,406	$(194,041)	$(891)	$62,610
Net loss	—	—	—	(4,521)	—	(4,521)
Currency translation adjustment	—	—	—	—	74	74
Stock-based compensation	—	—	1,220	—	—	1,220
CDI vesting, net of payments of taxes from withheld shares	153,841	1	(26)	—	—	(25)
Balance as of March 31, 2023	213,677,722	$2,137	$256,600	$(198,562)	$(817)	$59,358
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount
Balance as of June 30, 2023	213,971,128	$2,140	$257,564	$(204,970)	$(675)	$54,059
Net loss	—	—	—	(7,407)	—	(7,407)
Currency translation adjustment	—	—	—	—	222	222
Stock-based compensation	—	—	2,170	—	—	2,170
CDI vesting, net of payments of taxes from withheld shares	723,558	7	(57)	—	—	(50)
Balance as of March 31, 2024	214,694,686	$2,147	$259,677	$(212,377)	$(453)	$48,994
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount
Balance as of June 30, 2022	208,223,105	$2,082	$255,481	$(180,527)	$(778)	$76,258
Net loss	—	—	—	(18,035)	—	(18,035)
Currency translation adjustment	—	—	—	—	(39)	(39)
Stock-based compensation	—	—	3,103	—	—	3,103
CDI vesting, net of payments of taxes from withheld shares	6,524,159	65	(1,478)	—	—	(1,413)
Employee stock repurchases	(1,069,542)	(10)	(506)	—	—	(516)
Balance as of March 31, 2023	213,677,722	$2,137	$256,600	$(198,562)	$(817)	$59,358

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Keypath Education International, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands of U.S. dollars)

	Nine Months Ended March 31,
	2024	2023
Operating activities:
Net loss	$(7,407)	$(18,035)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	4,231	4,062
Stock-based compensation	2,170	3,103
Deferred compensation liability	—	1,825
Deferred income taxes	874	552
Other, net	207	86
Changes in operating assets and liabilities:
Accounts receivable	420	(7,177)
Prepaids and other	599	923
Accounts payable and accrued liabilities	(434)	(6,106)
Deferred revenue	(1,574)	4,851
Income tax payable	65	(370)
Net cash from operating activities	(849)	(16,286)

Investing activities:
Capitalized software and website development costs	(4,172)	(3,324)
Purchases of property and equipment	(232)	(630)
Net cash from investing activities	(4,404)	(3,954)

Financing activities:
Payments of taxes from withheld shares	(50)	(1,413)
Employee stock repurchases	—	(516)
Net cash from financing activities	(50)	(1,929)

Effect of exchange rate changes on cash	(314)	(162)
Net change in cash	(5,617)	(22,331)
Cash at beginning of period	46,840	59,179
Cash at end of period	$41,223	$36,848

Supplemental cash flows information:
Income taxes paid	$242	$390

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Keypath Education International, Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies

Description of business

Keypath Education International, Inc.’s principal activity is OPM primarily serving the postgraduate education market of traditional universities. The Company enables universities in Australia, the U.S., Canada, the U.K., Malaysia and Singapore to deliver technology-enabled online degrees and programs driven by market demand. Through end-to-end technology and data-driven service, the Company and its subsidiaries partner with universities to design, launch, and grow online programs that deliver career-relevant skills to address global, social and economic challenges and prepare busy professionals for the future of work.

The suite of services the Company provides to its university partners includes program design and development, marketing, management, student recruitment, student support, clinical placement services and faculty recruitment. Additionally, we continue to develop and improve KeypathEDGE, which offers data-informed insights to improve the experiences of both universities and students. The Company enters into long-term contracts with universities and earns revenue through an agreed revenue share with the relevant university during the contracted term. Keypath has over 700 employees spanning five countries (U.S., Canada, U.K., Australia and Malaysia).

Basis of presentation and principles of consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all intercompany accounts and transactions. The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. All amounts are reported in U.S. dollars, unless otherwise noted.

The accompanying unaudited condensed consolidated financial statements as of March 31, 2024 and for the nine months ended March 31, 2024 and 2023, have been prepared pursuant to the rules and regulations of the SEC for interim reporting and, therefore, do not include all information and footnote disclosures normally included in audited financial statements prepared in conformity with U.S. GAAP. In the opinion of management, however, all adjustments, consisting of normal recurring adjustments necessary to present fairly the results of operations, financial position and cash flows have been made. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Registration Statement on Form 10-12G, filed with the SEC on February 26, 2024, as amended. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year or any other period.

Segment

The Company’s chief operating decision maker is its CEO, who reviews the financial results of the Company on an aggregate basis when making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one reportable segment, which is OPM.

While the Company operates in different geographies, the OPM business offered by the Company in each geography is fundamentally the same. The CEO evaluates revenue by geography as an important measure of operating performance and growth. However, the costs of the Company are assessed by the CEO on a consolidated basis as many costs are centralized on cross geographic boundaries, and accordingly any measure of profitability by geography is not considered meaningful.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts

Keypath Education International, Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies (cont.)

of revenue and expenses during the reporting period. The Company bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances. Estimates and assumptions are inherent in the analysis and the measurement of impairment of accounts receivable, the recoverability of long-lived assets, amortizable intangibles, goodwill, deferred tax assets, and stock-based compensation expense. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates. The Company evaluates its estimates and assumptions on an ongoing basis.

2. Revenue

The following table presents revenue disaggregated by geographical regions for the three and nine months ended March 31, 2024 and 2023:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Americas & Europe	$21,060	$18,584	$59,376	$50,545
APAC	14,639	14,282	43,232	41,009
Total revenue	$35,699	$32,866	$102,608	$91,554

Our Americas & Europe region includes the U.S., Canada and the U.K. Our Asia-Pacific (“APAC”) region currently includes Australia, Malaysia and Singapore.

Contract Acquisition Costs

The Company’s incremental direct costs of obtaining a contract, which consist of sales commissions, are capitalized and amortized over the term of the contract life, which usually ranges from seven to ten years. The following table represents amortization of the sales commissions for the three and nine months ended March 31, 2024 and 2023, recognized within depreciation and amortization in the condensed consolidated statement of operations and comprehensive loss:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Amortization of capitalized sales commissions	$191	$142	$517	$405

Contract acquisition costs consisted of the following:

	March 31, 2024	June 30, 2023
Gross carrying amount	$4,884	$4,902
Accumulated amortization	(2,361)	(1,879)
Net contract acquisition costs	$2,523	$3,023

Keypath Education International, Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except share data and unless otherwise indicated)

2. Revenue (cont.)

Contract liabilities

Contract liabilities consist of deferred revenue. The following table presents the changes in the Company’s deferred revenue for the nine months ended March 31, 2024:

Balance as of June 30, 2023	$7,023
Additional amounts deferred	4,272
Revenue recognized	(5,916)
Balance as of March 31, 2024	$5,379

Allowance for Doubtful Accounts

The following table presents the changes in the Company’s allowance for doubtful accounts for the nine months ended March 31, 2024:

Balance as of June 30, 2023	$575
Charged to expenses	10
Write-offs	(405)
Balance as of March 31, 2024	$180

3. Amortizable intangible assets

Finite-lived intangible assets consisted of the following as of March 31, 2024 and June 30, 2023:

	Gross Carrying Amount	Accumulated Amortization	Net Value
Capitalized course development costs	$13,833	$(9,191)	$4,642
Capitalized software and website development costs	7,147	(4,305)	2,842
Customer relationships	1,910	(1,340)	570
Trade names	205	(144)	61
Work in progress – course development	496	—	496
Balance as of March 31, 2024	$23,591	$(14,980)	$8,611
	Gross Carrying Amount	Accumulated Amortization	Net Value
Capitalized course development costs	$11,582	$(7,382)	$4,200
Capitalized software and website development costs	5,388	(3,238)	2,150
Customer relationships	1,910	(1,220)	690
Trade names	205	(131)	74
Work in progress – course development	475	—	475
Balance as of June 30, 2023	$19,560	$(11,971)	$7,589

The changes in the carrying amount of intangible assets were as follows:

Balance as of June 30, 2023	$7,589
Additions	4,172
Amortization during the period	(3,120)
Changes due to foreign currency fluctuations	(30)
Balance as of March 31, 2024	$8,611

Keypath Education International, Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except share data and unless otherwise indicated)

4. Accrued liabilities

Accrued liabilities consisted of the following as of March 31, 2024 and June 30, 2023:

	March 31, 2024	June 30, 2023
Compensation	$7,423	$7,446
Direct marketing	3,755	4,304
Professional fees	843	550
Other	334	404
Total accrued liabilities	$12,355	$12,704

5. Deferred compensation liability

In conjunction with the Company’s IPO, the Legacy LTIP Cash Awards granted each eligible employee the right to receive a cash payment if the Company achieves certain market capitalization criteria within two years following the IPO, provided that the eligible employee remains in continuous employment with the Company on the payment date following the achievement of the applicable market capitalization criteria. The maximum contractual term of the liability award was $4,000.

In August 2022, the Board of Directors approved termination of the Legacy LTIP Cash Awards in exchange for the payment of an amount equal to 50% of the maximum award.

Subsequently, in September 2022, holders of the Legacy LTIP Cash Awards received a cash payment of $2,000. Accrued deferred compensation liability was $175 as of June 30, 2022.

Legacy LTIP Cash Awards expense was $1,825 for the nine months ended March 31, 2023, and is recognized within salaries and wages in the condensed consolidated statement of operations and comprehensive loss.

6. Loss per share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is the same as basic loss per share for the three and nine months ended March 31, 2024 and 2023 because the effects of potentially dilutive items were anti-dilutive, given the Company’s net loss.

Accordingly, 4,894,462 options for CDIs and 10,578,569 RSUs have been excluded from the calculation of weighted-average number of shares for the three and nine months ended March 31, 2024. 5,634,396 options for CDIs, 412,610 CDI Rights and 5,651,208 RSUs have been excluded from the calculation of weighted-average number of shares for the three and nine months ended March 31, 2023.

The following table summarizes the loss per share for the three and nine months ended March 31, 2024 and 2023:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Numerator:
Net loss	$(2,547)	$(4,521)	$(7,407)	$(18,035)

Denominator:
Weighted-average common shares, basic and diluted	214,694,686	213,630,891	214,515,117	212,778,578

Loss per share, basic and diluted	$(0.01)	$(0.02)	$(0.03)	$(0.08)

Keypath Education International, Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except share data and unless otherwise indicated)

7. Stock-based compensation

In November 2023, the Board of Directors of Keypath approved the issuance of RSUs to certain employees and members of the executive leadership team (“ELT”) granted under the 2021 Equity Incentive Plan. There are two plans under the RSU award agreement:

•        Long-Term Equity (LTE) Plan — to ELT and certain employees

•        Long-Term Incentive (LTI) Plan — to ELT

The fair value of RSUs is based on the closing price of the Company’s common stock on the date of grant and is amortized to expense over the service period.

RSUs granted in November 2023 under the LTE Plan vest in equal, annual installments over a three-year period (a “tranche”) on September 1, 2024, September 1, 2025 and September 1, 2026, in each case, if the participant is continuously employed by, or maintains a service relationship with, the Company or any Affiliate through the applicable vesting date. 5,220,000 RSUs under LTE Plan were assigned a weighted-average fair value of $0.19 per award, for a total value of approximately $1.0 million.

RSUs granted in November 2023 under the LTI Plan vest on September 1, 2026 (cliff vesting period of three years), if the participant is continuously employed by, or maintains a service relationship with, the Company or any affiliate through such date, and based on achievement of performance criteria in relation to revenue and Adjusted EBITDA for fiscal year 2026. Management believes that achievement of the performance criteria are probable as of the grant date and as of March 31, 2024. 1,250,000 RSUs under the LTI Plan were assigned a weighted-average fair value of $0.19 per award, for a total value of approximately $0.2 million.

The following table presents stock-based compensation expense recognized within salaries and wages in the condensed consolidated statement of operations and comprehensive loss for the three and nine months ended March 31, 2024 and 2023:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
CDIs	$50	$143	$210	$531
CDI Rights	—	169	—	756
Options	284	513	1,019	1,288
RSUs	417	395	941	528
Stock-based compensation	$751	$1,220	$2,170	$3,103

8. Commitments and contingencies

The Company is not aware of any pending or threatened legal proceedings that individually or in the aggregate would have a material adverse effect on the Company’s business, operating results, or financial conditions. The Company may in the future be party to litigation arising in the ordinary course of business. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provides for the potential of indemnification obligations. The Company’s exposure under these agreements is unknown because it involves future claims that may be made against the Company but have not yet been made. To date, the Company has not paid any claims or been required to defend any actions related to its indemnification obligations; however, the Company may record charges in the future as a result of these indemnification obligations. In addition, the Company has indemnification agreements with its directors and certain executive officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service with the Company. The terms of such obligations may vary.

Keypath Education International, Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except share data and unless otherwise indicated)

9. Subsequent events

The Company has evaluated subsequent events and transactions for potential recognition or disclosure in the condensed consolidated financial statements through May 23, 2024, the date the condensed consolidated financial statements were available to be issued.

On May 23, 2024, the Company entered into an Agreement and Plan of Merger with Karpos Intermediate, LLC, a Delaware limited liability company (“Parent”), and Karpos Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent is a newly formed entity that is an affiliate of Sterling Partners, which also indirectly controls AVI Mezz Co., L.P. (the “Majority Stockholder”), which holds its Company CDIs on behalf of Sterling Capital Partners IV, L.P. and SCP IV Parallel, L.P.. The Majority Stockholder currently holds approximately 66% of the outstanding CDIs. The proposed transaction constitutes a “going-private transaction” under the rules of the SEC and is expected to close by the first quarter of our fiscal year 2025, subject to customary closing conditions, including stockholder approval.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors
Keypath Education International, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Keypath Education International, Inc. and subsidiaries (the Company) as of June 30, 2023, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2023, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2023.

Chicago, Illinois
February 26, 2024

Keypath Education International, Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except share and per share data)

	June 30,
	2023	2022	2021
ASSETS
Current Assets
Cash	$46,840	$58,810	$67,049
Restricted cash	—	369	402
Accounts receivable, net of allowance	10,947	16,522	19,674
Prepaid expenses and other current assets	2,232	2,516	2,539
Total Current Assets	60,019	78,217	89,664
Property and equipment, net	1,007	1,260	1,715
Operating leases right-of-use assets	392	1,090	1,502
Goodwill	8,754	8,754	8,754
Intangible assets, net	7,589	6,901	5,893
Contract acquisition costs	3,023	3,083	2,419
Deferred tax asset	1,103	1,507	2,535
Other assets	420	1,214	2,002
Total Assets	$82,307	$102,026	$114,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,991	$8,259	$4,280
Accrued liabilities	12,704	12,708	11,297
Deferred revenue	7,023	2,542	1,779
Income tax payable	508	773	1,076
Operating lease liabilities	553	871	1,421
Deferred compensation liability	—	175	1,754
Total Current Liabilities	27,779	25,328	21,607
Deferred tax liabilities	29	—	—
Long-term operating lease liabilities	440	440	604
Other liabilities	—	—	347
Total Liabilities	28,248	25,768	22,558

Stockholders’ Equity
Preferred shares (par value $0.01 per share, 500,000 shares authorized, zero issued and outstanding in 2023, 2022 and 2021)	—	—	—
Common stock (par value $0.01 per share, 500,000,000 shares authorized, 213,971,128 issued and outstanding in 2023 and 208,223,105 issued and outstanding in 2022 and 2021)	2,140	2,082	2,082
Additional paid-in capital	257,564	255,481	246,154
Accumulated deficit	(204,970)	(180,527)	(156,406)
Accumulated other comprehensive loss	(675)	(778)	96
Total Stockholders’ Equity	54,059	76,258	91,926
Total Liabilities and Stockholders’ Equity	$82,307	$102,026	$114,484

The accompanying notes are an integral part of these consolidated financial statements.

Keypath Education International, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands of U.S. dollars, except share and per share data)

	Years Ended June 30,
	2023	2022	2021
Revenue	$123,816	$118,314	$98,138
Operating expenses:
Salaries and wages	72,082	61,875	50,301
Direct marketing	47,719	46,724	33,245
General and administrative	17,529	17,498	14,797
Depreciation and amortization	5,369	4,741	4,064
Stock-based compensation	4,097	9,327	41,941
Total operating expenses	146,796	140,165	144,348
Operating loss	(22,980)	(21,851)	(46,210)
Other income (expense):
Interest expense	—	—	(2,346)
Loss on redemption of non-controlling interest	—	—	(27,667)
Other (expense) and income, net	(689)	(1,182)	154
Loss before income taxes	(23,669)	(23,033)	(76,069)
Income tax (expense) benefit	(774)	(1,088)	391
Net loss	(24,443)	(24,121)	(75,678)
Non-controlling interest redemption increment	—	—	(1,579)
Net loss attributable to Keypath Education International, Inc. stockholders	$(24,443)	$(24,121)	$(77,257)

Loss per share:
Net loss per common share, basic and diluted	$(0.11)	$(0.12)	$(0.53)
Weighted-average shares of common stock outstanding, basic and diluted	213,038,279	208,223,105	146,791,203

Comprehensive loss:
Net loss attributable to Keypath Education International, Inc. stockholders	$(24,443)	$(24,121)	$(77,257)
Foreign currency translation adjustment	103	(874)	605
Total comprehensive loss	$(24,340)	$(24,995)	$(76,652)

The accompanying notes are an integral part of these consolidated financial statements.

Keypath Education International, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands of U.S. dollars, except share data)

	Preferred Units		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of July 1, 2020	16,100	$16,100	—	$—	$54,085	$(79,149)	$(509)	$(9,473)
Net loss	—	—	—	—	—	(77,257)	—	(77,257)
Currency translation adjustment	—	—	—	—	—	—	605	605
Conversion of preferred shares to common	(16,100)	(16,100)	16,100	—	16,100	—	—	—
Common control transaction	—	—	141,671,878	1,417	(19,739)	—	—	(18,322)
Proceeds of initial public offering, net of issuance and transaction costs	—	—	57,172,708	572	153,860	—	—	154,432
Stock-based compensation	—	—	9,362,419	93	41,848			41,941
Balance as of July 1, 2021	—	$—	208,223,105	$2,082	$246,154	$(156,406)	$96	$91,926
Net loss	—	—	—	—	—	(24,121)	—	(24,121)
Currency translation adjustment	—	—	—	—	—	—	(874)	(874)
Stock-based compensation	—	—	—	—	9,327	—	—	9,327
Balance as of June 30, 2022	—	$—	208,223,105	$2,082	$255,481	$(180,527)	$(778)	$76,258
Net loss	—	—	—	—	—	(24,443)	—	(24,443)
Currency translation adjustment	—	—	—	—	—	—	103	103
Stock-based compensation	—	—	—	—	4,097	—	—	4,097
CDI vesting, net of payments of taxes from withheld shares	—	—	6,817,565	68	(1,508)	—	—	(1,440)
Employee stock repurchases	—	—	(1,069,542)	(10)	(506)	—	—	(516)
Balance as of June 30, 2023	—	$—	213,971,128	$2,140	$257,564	$(204,970)	$(675)	$54,059

The accompanying notes are an integral part of these consolidated financial statements.

Keypath Education International, Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

	Years Ended June 30,
	2023	2022	2021
Operating activities:
Net loss	$(24,443)	$(24,121)	$(75,678)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	5,369	4,741	4,064
Stock-based compensation	4,097	9,327	41,941
Deferred compensation liability	1,825	(1,579)	1,754
Deferred income taxes	434	813	(670)
Loss on disposal of assets	802	—	—
Loss on redemption of non-controlling interest	—	—	27,667
Other, net	691	774	576
Changes in operating assets and liabilities:
Accounts receivable	4,956	2,658	(11,928)
Prepaids and other	597	(620)	(4,437)
Accounts payable and accrued liabilities	(3,288)	5,742	4,634
Deferred revenue	4,400	811	573
Income tax payable	(262)	(251)	280
Net cash from operating activities	(4,822)	(1,705)	(11,224)

Investing activities:
Capitalized software and website development costs	(4,649)	(4,315)	(3,108)
Purchases of property and equipment	(718)	(555)	(1,035)
Net cash from investing activities	(5,367)	(4,870)	(4,143)

Financing activities:
Payments of taxes from withheld shares	(1,440)	—	—
Employee stock repurchases	(516)	—	—
Repayments of long-term debt	—	—	(10,000)
Proceeds of initial public offering, net of issuance and transaction costs	—	—	154,432
Payments to redeemable non-controlling interests	—	—	(58,608)
Payments to non-participating security holders	—	—	(18,322)
Net cash from financing activities	(1,956)	—	67,502

Effect of exchange rate changes on cash and restricted cash	(194)	(1,697)	617
Net change in cash and restricted cash	(12,339)	(8,272)	52,752
Cash and restricted cash at beginning of year	59,179	67,451	14,699
Cash and restricted cash at end of year	$46,840	$59,179	$67,451

Supplemental cash flows information:
Income taxes paid	$474	$533	$—
Interest paid	$—	$—	$1,382

The accompanying notes are an integral part of these consolidated financial statements.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies

Description of business

Keypath Education International, Inc.’s (the “Company”) principal activity is online program management (“OPM”) primarily serving the postgraduate education market of traditional universities. The Company enables universities in Australia, the U.S., Canada, the U.K., Malaysia and Singapore to deliver technology-enabled online degrees and programs driven by market demand. Through end-to-end technology and data-driven service, the Company and its subsidiaries (the “Group”) partner with universities to design, launch, and grow online programs that deliver career-relevant skills to address global, social and economic challenges and prepare busy professionals for the future of work.

The suite of services the Company provides to its university partners includes program design and development, marketing, management, student recruitment, student support, clinical placement services and faculty recruitment. Additionally, we continue to develop and improve KeypathEDGE, which offers data-informed insights to improve the experiences of both universities and students. The Company enters into long-term contracts with universities and earns revenue through an agreed revenue share with the relevant university during the contracted term. Keypath has over 700 employees spanning five countries (U.S., Canada, U.K., Australia and Malaysia).

Initial public offering

The Company was incorporated in Delaware on March 11, 2021. Pursuant to a corporate reorganization, the Company acquired Keypath International Ltd. (“Keypath International”) immediately prior to, and in conjunction with, an initial public offering (“IPO”) of CHESS Depositary Interests (“CDIs”) over the Company’s common stock. The Company was admitted to the Official List of the Australian Securities Exchange (“ASX”) on June 1, 2021 (the “IPO date”). All common stock of the Company is represented by CDIs on a one-for-one ratio, which are tradable on ASX. Further information on the capital structure of the Company, including the financial effect of the IPO, is set out in Note 12.

Basis of presentation and principles of consolidation

The accompanying audited consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all intercompany accounts and transactions. The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). All amounts are reported in U.S. dollars, unless otherwise noted.

Immaterial revisions to previously issued financial statements

In 2024, certain revisions were made to our consolidated financial statements for the fiscal years ended June 30, 2023, 2022 and 2021 that were previously included in the Company’s Appendix 4E filed with the ASX on August 27, 2023, August 28, 2022 and August 29, 2021, respectively.

Management has concluded that the revisions are not material to the previously issued consolidated financial statements but has revised them herein.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies (cont.)

The tables below set forth the consolidated financial statements, including as reported, the impacts resulting from the revisions and the as revised balances, in each case, for the year ended June 30, 2021:

(In thousands of U.S. dollars)	Consolidated Balance Sheets
As of June 30, 2021	As Reported	Adjustment	As Revised
Accounts receivable, net of allowance	$19,384	$290	$19,674
Intangible assets, net	5,813	80	5,893
Contract acquisition costs	2,501	(82)	2,419
Other assets	2,246	(244)	2,002
Total Assets	114,440	44	114,484
Deferred compensation liability	3,187	(1,433)	1,754
Total Liabilities	23,991	(1,433)	22,558
Accumulated deficit	(157,883)	1,477	(156,406)
Total Stockholders’ Equity	90,449	1,477	91,926
Total Liabilities and Stockholders’ Equity	114,440	44	114,484
(In thousands of U.S. dollars)	Consolidated Statement of Operations and Comprehensive Loss
Year Ended June 30, 2021	As Reported	Adjustment	As Revised
Revenue	$98,092	$46	$98,138
Salaries and wages	51,644	(1,343)	50,301
Depreciation and amortization	4,152	(88)	4,064
Total operating expenses	145,779	(1,431)	144,348
Operating loss	(47,687)	1,477	(46,210)
Loss before income taxes	(77,546)	1,477	(76,069)
Net loss	(77,155)	1,477	(75,678)
Net loss attributable to Keypath Education International, Inc. shareholders	(78,734)	1,477	(77,257)
Loss per share:
Net loss per common share, basic and diluted	(0.54)	0.01	(0.53)
Comprehensive loss:
Total comprehensive loss	(78,129)	1,477	(76,652)
(In thousands of U.S. dollars)	Consolidated Statement of Cash Flows
Year Ended June 30, 2021	As Reported	Adjustment	As Revised
Net loss	$(77,155)	$1,477	$(75,678)
Depreciation and amortization	4,152	(88)	4,064
Deferred compensation liability	3,187	(1,433)	1,754
Accounts receivable	(11,638)	(290)	(11,928)
Prepaids and other	(4,771)	334	(4,437)
Net cash from operating activities	(11,224)	—	(11,224)

For 2021, these revisions relate to:

1)      a $46 understatement of revenue due to the timing of recognition of revenue related to a terminated contract and the appropriate recognition of the financing component associated with a related long-term receivable. As a result, accounts receivable was understated and other assets were overstated;

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies (cont.)

2)      a $1,433 overstatement of salaries and wages due to the revision in the accounting for Legacy Long-Term Incentive Plan Cash Award (“Legacy LTIP Cash Awards”). As a result, deferred compensation liability was overstated;

3)      a $90 understatement of sales commission expense and overstatement of capitalized and amortized sales commissions. As a result, contract acquisition costs were overstated; and

4)      a $88 overstatement of amortization resulting from the incorrect timing of when intangible assets became operational. As a result, intangible assets, net was understated.

The tables below set forth the consolidated financial statements, including as reported, the impacts resulting from the revisions and the as revised balances, in each case, for the year ended June 30, 2022:

(In thousands of U.S. dollars)	Consolidated Balance Sheets
As of June 30, 2022	As Reported	Adjustment	As Revised
Accounts receivable, net of allowance	$16,441	$81	$16,522
Intangible assets, net	6,678	223	6,901
Contract acquisition costs	3,256	(173)	3,083
Other assets	1,334	(120)	1,214
Total Assets	102,015	11	$102,026
Accrued liabilities	12,874	(166)	12,708
Deferred compensation liability	4,000	(3,825)	175
Total Liabilities	29,759	(3,991)	25,768
Additional paid-in capital	255,530	(49)	255,481
Accumulated deficit	(184,578)	4,051	(180,527)
Total Stockholders’ Equity	72,256	4,002	76,258
Total Liabilities and Stockholders’ Equity	102,015	11	102,026
(In thousands of U.S. dollars)	Consolidated Statement of Operations and Comprehensive Loss
Year Ended June 30, 2022	As Reported	Adjustment	As Revised
Revenue	$118,399	$(85)	$118,314
Salaries and wages	64,155	(2,280)	61,875
Direct marketing	47,056	(332)	46,724
General and administrative	17,332	166	17,498
Depreciation and amortization	4,905	(164)	4,741
Stock-based compensation	9,376	(49)	9,327
Total operating expenses	142,824	(2,659)	140,165
Operating loss	(24,425)	2,574	(21,851)
Loss before income taxes	(25,607)	2,574	(23,033)
Net loss	(26,695)	2,574	(24,121)
Loss per share:
Net loss per common share, basic and diluted	(0.13)	0.01	(0.12)
Comprehensive loss:
Total comprehensive loss	(27,569)	2,574	(24,995)

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies (cont.)

(In thousands of U.S. dollars)	Consolidated Statement of Cash Flows
Year Ended June 30, 2022	As Reported	Adjustment	As Revised
Net loss	$(26,695)	$2,574	$(24,121)
Depreciation and amortization	4,905	(164)	4,741
Stock-based compensation	9,376	(49)	9,327
Deferred compensation liability	813	(2,392)	(1,579)
Accounts receivable	2,449	209	2,658
Prepaids and other	(608)	(12)	(620)
Accounts payable and accrued liabilities	5,908	(166)	5,742
Net cash from operating activities	(1,705)	—	(1,705)

For 2022, these revisions relate to:

(1)    a $85 overstatement of revenue due to the timing of recognition of revenue related to a terminated contract and the appropriate recognition of the financing component associated with a related long-term receivable. As a result, accounts receivable was understated and other assets were overstated;

(2)    a $2,392 overstatement of salaries and wages due to the revision in the accounting for Legacy LTIP Cash Awards. As a result, deferred compensation liability was overstated;

(3)    a $112 understatement of sales commission expense and overstatement of capitalized and amortized sales commissions. As a result, contract acquisition costs were overstated;

(4)    a $332 overstatement of marketing expenses attributable to the timing of recognition. As a result, accrued liabilities were understated;

(5)    a $166 understatement of general and administrative expenses attributable to the timing of recognition. As a result, accrued liabilities were understated;

(6)    a $164 overstatement of amortization resulting from the incorrect timing of when intangible assets became operational. As a result, intangible assets, net was understated; and

(7)    a $49 valuation revision in the expected term of the stock options issued during the year ended June 30, 2021, resulting in the overstatement of stock-based compensation and corresponding overstatement of additional paid-in capital.

The tables below set forth the consolidated financial statements, including as reported, the impacts resulting from the revisions and the as revised balances, in each case, for the year ended June 30, 2023:

(In thousands of U.S. dollars)	Consolidated Balance Sheets
As of June 30, 2023	As Reported	Adjustment	As Revised
Accounts receivable, net of allowance	$11,338	$(391)	$10,947
Contract acquisition costs	3,205	(182)	3,023
Total Assets	82,880	(573)	82,307
Additional paid-in capital	257,450	114	257,564
Accumulated deficit	(204,283)	(687)	(204,970)
Total Stockholders’ Equity	54,632	(573)	54,059
Total Liabilities and Stockholders’ Equity	82,880	(573)	82,307

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies (cont.)

(In thousands of U.S. dollars)	Consolidated Statement of Operations and Comprehensive Loss
Year Ended June 30, 2023	As Reported	Adjustment	As Revised
Revenue	$124,168	$(352)	$123,816
Salaries and wages	68,018	4,064	72,082
Direct marketing	47,387	332	47,719
General and administrative	17,695	(166)	17,529
Depreciation and amortization	5,178	191	5,369
Stock-based compensation	4,132	(35)	4,097
Total operating expenses	142,410	4,386	146,796
Operating loss	(18,242)	(4,738)	(22,980)
Loss before income taxes	(18,931)	(4,738)	(23,669)
Net loss	(19,705)	(4,738)	(24,443)
Loss per share:
Net loss per common share, basic and diluted	(0.09)	(0.02)	(0.11)
Comprehensive loss:
Total comprehensive loss	(19,602)	(4,738)	(24,340)
(In thousands of U.S. dollars)	Consolidated Statement of Cash Flows
Year Ended June 30, 2023	As Reported	Adjustment	As Revised
Net loss	$(19,705)	$(4,738)	$(24,443)
Depreciation and amortization	5,178	191	5,369
Stock-based compensation	4,132	(35)	4,097
Deferred compensation liability	(2,000)	3,825	1,825
Accounts receivable	4,484	472	4,956
Prepaids and other	344	253	597
Accounts payable and accrued liabilities	(3,122)	(166)	(3,288)
Net cash from operating activities	(4,624)	(198)	(4,822)
Employee stock repurchases	(714)	198	(516)
Net cash from financing activities	(2,154)	198	(1,956)

For 2023, these revisions relate to:

(1)    a $352 overstatement of revenue due to the timing of recognition of revenue related to a terminated contract and the appropriate recognition of the financing component associated with a related long-term receivable. As a result, accounts receivable was overstated;

(2)    a $3,825 understatement of salaries and wages due to the revision in the accounting for Legacy LTIP Cash Awards;

(3)    a $198 understatement of salaries and wages from recording of a premium paid for CDIs. As a result, additional paid-in capital was understated;

(4)    a $41 understatement of sales commission expense and overstatement of capitalized and amortized sales commissions. As a result, contract acquisition costs were overstated;

(5)    a $332 understatement of marketing expenses attributable to the timing of recognition;

(6)    a $166 overstatement of general and administrative expenses attributable to the timing of recognition;

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies (cont.)

(7)    a $191 understatement of amortization resulting from the incorrect timing of when intangible assets became operational; and

(8)    a $35 valuation revision in the expected term of the stock options issued during the year ended June 30, 2021, resulting in the overstatement of stock-based compensation and corresponding overstatement of additional paid-in capital.

Segment

The Company’s chief operating decision maker is its CEO, who reviews the financial results of the Company on an aggregate basis when making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one reportable segment, which is OPM.

While the Company operates in different geographies, the OPM business offered by the Company in each geography is fundamentally the same. The CEO evaluates revenue by geography as an important measure of operating performance and growth. However, the costs of the Company are assessed by the CEO on a consolidated basis as many costs are centralized on cross geographic boundaries, and accordingly any measure of profitability by geography is not considered meaningful.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances. Estimates and assumptions are inherent in the analysis and the measurement of impairment of accounts receivable, the recoverability of long-lived assets, amortizable intangibles, goodwill, deferred tax assets, and stock-based compensation expense. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates. The Company evaluates its estimates and assumptions on an ongoing basis.

Revenue from contract with customers

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The transaction price is determined based on the consideration to which the Company expects to be entitled to in exchange for transferring services to the customer.

OPM services include market research, program development, academic services, marketing and recruitment, placement services, student services, faculty recruitment and course development to support online degree programs offered by universities. Our contractual fees are primarily comprised of a share of the tuition fees charged to students enrolled in program courses with our customers, who are university partners. The Company’s contracts with university partners typically have terms of seven to ten years and are non-cancellable unless there is a failure to enroll a minimum number of students in the program. The Company determined that OPM services constitute a single performance obligation, consisting of a distinct series of academic terms. This is because the obligations under the contracts consist of significantly integrated technology and services that university partners need to attract, enroll, educate and support students, which are not distinct within the context of the contracts. The single performance obligation is satisfied over time as the university partners receive and consume benefits, which occurs ratably over a series of academic terms. In this context, each academic term represents an individual item within each series. The amounts received from university partners over the term of the arrangement are variable in nature in that they are dependent upon the number of students that are enrolled in the program within each academic term.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies (cont.)

These amounts are allocated to and are recognized ratably over the related academic term, defined as the period beginning on the first day of classes through the last. Fees paid by customers, paid in advance, are deferred in the consolidated balance sheets and recognized as income as they are earned over the academic term to which they are allocated.

The Company does not disclose the value of unsatisfied performance obligations because the variable consideration is allocated entirely to a wholly unsatisfied promise to transfer a service to the academic term to which the variable consideration relates that forms part of a single performance obligation.

Concentration of credit risk

Financial Instruments:    The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable and accrued expenses. The carrying values of cash, accounts receivable, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the relatively short-term maturity or variable pricing of these financial instruments.

Accounts Receivable:    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. Concentration of credit risk with respect to trade receivables exists due to the size of the Company’s dependence on larger partners. The Company maintains allowances for potential credit losses. Concentration of credit risk with respect to trade receivables exists due to the size of the Company’s dependence on large partners.

As of June 30, 2023, 2022 and 2021, the Company’s top five customers comprised over 41.9%, 45.0% and 46.5%, respectively, of total revenue. During the years ended June 30, 2023, 2022 and 2021, the Company had sales to a single customer that accounted for 10.4%, 12.5% and 16.7% of our total revenue, respectively. As of June 30, 2023, 2022 and 2021, the Company did not have outstanding receivables from a single customer that accounted for greater than 10% of the Company’s revenue for the applicable fiscal year.

Foreign Currency Risk:    The Company is exposed to foreign currency risk relating to transactions and assets denominated in a foreign currency. The Company does not currently use derivative instruments to manage its foreign currency risk.

Cash and restricted cash

Cash and restricted cash is stated at cost, which approximates fair value. Restricted cash is represented by a bank guarantee required on the Company’s office lease in Australia.

Accounts receivable and allowance for doubtful accounts

Accounts receivable includes trade accounts receivable, which is comprised of billed and unbilled revenue. The Company recognizes unbilled revenue when revenue recognition occurs in advance of billings because billings to university partners do not occur until after the academic term has commenced and final enrollment information is available. The carrying value of the Company’s receivables is presented net of an allowance for doubtful accounts. The Company estimates its allowance for doubtful accounts based on an evaluation of accounts receivable aging and, where applicable, specific reserves on a customer-by-customer basis. Accounts receivable deemed uncollectible are charged against the allowance for doubtful accounts when identified.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies (cont.)

Contract assets and liability

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts in the period that the Company’s right to consideration is unconditional. Payment terms on invoiced amounts are typically 30 days. The timing of revenue recognition may differ from the timing of invoicing to customers. If revenue is recognized prior to the Company’s unconditional right to consideration, a contract asset is recorded.

The Company records a contract liability that represents the excess of amounts billed or received as compared to amounts recognized in revenue in the consolidated statements of operations and comprehensive loss as of the end of the reporting period, and such amounts are classified as deferred revenue in the consolidated balance sheets. The Company generally receives payments from university clients early in each academic term. These payments are recorded as deferred revenue until the services are delivered or until the Company’s obligations are otherwise met, at which time revenue is recognized.

Contract acquisition costs

Under ASC 606 and Subtopic 340-40, the “incremental costs of obtaining a contract with a customer” are to be capitalized as an asset if the Company expects to recover these costs. The Company has identified that sales commissions paid on the signing of a new partner and/or program have met this criterion as it relates directly to obtaining university partner degree program contracts and are not earned unless a contract is executed and the related programs launch. The capitalized commissions are amortized over the term of the contract life, which usually ranges from seven to ten years.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Expenditures for purchases and improvements are capitalized. Depreciation is computed using straight-line method over the estimated useful lives of the assets as follows:

Furniture and fixtures	7 years
Computer hardware	3 years
Leasehold improvements	Duration of the lease or 7 years

Amortizable intangible assets

Intangible assets with a definite life are amortized over their useful lives using straight-line method.

In our consolidated balance sheets, intangible assets include:

Capitalized software and website development costs:    The Company capitalizes costs to develop software for internal use incurred during the application development stage. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Once an application has reached the development stage, qualifying internal and external costs are capitalized until the software feature is substantially complete and ready for its intended use. Capitalized qualifying costs are amortized on a straight-line basis when the software is ready for its intended use over the estimated useful life of the related asset, which is approximately three years. The Company evaluates the useful lives of these assets and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Capitalized course development:    Costs related to the development of online learning programs are capitalized and have useful lives of three years. These costs include instructional design, multimedia development and the uploading of course material. Applicable costs include direct third-party costs (such as specific contract labor, software and license purchases) as well as salaries and wages and other payroll-related costs of employees specifically involved in development of courses contracted with university partners.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies (cont.)

Acquired intangible assets:    Acquired intangible assets consist of customer relationships and trade names. These assets are capitalized and have useful lives of 12 years.

Evaluation of long-lived assets

The Company evaluates the recoverability of the carrying value of long-lived assets (property and equipment and amortizable intangible assets) whenever events or circumstances indicate the carrying amount may not be recoverable and changes are reflected prospectively as the asset is amortized over the revised remaining useful life.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized, but is tested for impairment at the reporting unit level annually, as of April 1, or more frequently if events or changes in circumstances indicate that the asset may be impaired. The Company determined that the business operations as a whole are represented by a single reporting unit, which is OPM. Therefore the Company’s impairment tests are based on a single operating segment and reporting unit structure.

When testing for goodwill impairment, the Company performs a qualitative assessment. Based on the results of this qualitative assessment, we determine if it is necessary to perform a quantitative goodwill impairment review. We review goodwill for impairment using a quantitative approach if we decide to bypass the qualitative assessment or determine that it is more likely than not that the fair value of a reporting unit is less than its carrying value based on a qualitative assessment. Upon completion of a quantitative assessment, we may be required to recognize an impairment based on the difference between the carrying value and the fair value of the reporting unit.

Fair value reflects the price a market participant would be willing to pay in a potential sale of the reporting unit and may be based on the income approach (discounted cash flow method) or the market approach (guideline public company method).

In conducting the qualitative assessment, the Company performs an analysis on the conditions below as it relates to the business to determine if goodwill is impaired:

•        macroeconomic conditions such as a deterioration in general economic conditions, limitations on accessing capital, fluctuations in foreign exchange rates, or other developments in equity and credit markets;

•        industry and market considerations such as a deterioration in the environment in which an entity operates, an increased competitive environment, a decline in market-dependent multiples or metrics (consider in both absolute terms and relative to peers), a change in the market for an entity’s products or services, or a regulatory or political development;

•        cost factors such as increases in labor, or other costs that have a negative effect on earnings and cash flows;

•        overall financial performance such as negative or declining cash flows or a decline in actual or planned revenue or earnings compared with actual and projected results of relevant prior periods, company valuation trend;

•        other relevant entity-specific events such as changes in management, key personnel, strategy, or customers; contemplation of bankruptcy; or litigation; and

•        events affecting a reporting unit such as a change in the composition or carrying amount of its net assets, a more-likely-than-not expectation of selling or disposing of all, or a portion, of a reporting unit, the testing for recoverability of a significant asset group within a reporting unit, or recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies (cont.)

After performing the qualitative assessment, as of April 1, 2023, the Company determined that goodwill was not impaired. As a result of the deterioration of the Company’s share price in Q4 FY23, a quantitative goodwill impairment review was performed as of June 30, 2023. No impairment was required to be recognized as the fair value of the reporting unit was determined to be greater than the carrying value.

Leases

For the Company’s operating leases, an assessment is performed to determine if an arrangement contains a lease at lease inception, which is generally when the Company takes possession of the asset. The Company records a lease liability and a corresponding right-of-use asset. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease and are calculated as the present value of minimum lease payments over the expected lease term, which includes options to extend or terminate the lease when it is reasonably certain those options will be exercised. The present value of the lease liability is determined using the Company’s incremental borrowing rate based on relevant benchmark interest rates at the lease commencement, as the information necessary to determine the rate imputed in the lease is not readily available. Right-of-use assets represent the right to control the use of the leased asset during the lease and are initially recognized in an amount equal to the lease liability. In addition, prepaid rent, initial direct costs and adjustments for lease incentives are components of the right-of-use asset. The lease expense is recognized on a straight-line basis over the lease term.

The Company has elected, as an accounting policy for its leases of real estate, to account for lease and non-lease components in a contract as a single lease component. In addition, the recognition requirements are not applied to leases with a term of 12 months or less. Rather, the lease payments for short-term leases are recognized in the consolidated statements of operations and comprehensive loss on a straight-line basis over the lease term.

The Company subleases office premises in Canada and Australia and has determined that these would classify as operating leases under ASC 842, Leases. In addition, the Company applies the short-term lease recognition exemption for leases in the U.S. and Malaysia with terms at commencement of not greater than 12 months. The Company does not have any financing leases.

Variable payments that depend on an index or a rate are initially measured using the index or rate at the lease commencement date. Such variable payments are included in the total lease payments when measuring the lease liability and right-of-use asset. The Company will only re-measure variable payments that depend on an index or a rate when the Company is re-measuring the lease liability due to any of the following occurring: (i) the lease is modified and the modification is not accounted for as a separate contract; (ii) a contingency, upon which some or all of the variable lease payments that will be paid over the remainder of the lease term are based, is resolved; (iii) there is a change in lease term; (iv) there is a change in the probability of exercising a purchase option or (v) there is a change in the amount probable of being owed under residual value guarantees. Until the lease liability is re-measured due to one of the aforementioned events, additional payments for an increase in the index or rate will be recognized in the period in which they are incurred. Variable payments that do not depend on an index or a rate are excluded from the measurement of the lease liability and recognized in the consolidated statements of operations and comprehensive loss in the period in which the obligation for those payments is incurred. The Company will re-measure its lease payments when the contingency underlying such variable payments is resolved such that some or all of the remaining payments become fixed.

Accrued liabilities

Liability is recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies (cont.)

Long service leave and annual leave (specific to Australia):    The Company does not expect its long service leave or annual leave to settle wholly within 12 months for each reporting date but is recognized as a current liability when the Company does not have an unconditional right to defer settlement. The liability for long service leave and annual leave is recognized and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date. Expected future payments are discounted using market yields at the end of the reporting period of government bonds.

Involuntary termination benefits are accrued upon the commitment to a termination plan and when the benefit arrangement is communicated to affected employees, or when liabilities are determined to be probable and estimable, depending on the existence of a substantive plan for severance or termination.

Income taxes

The Company is a holding company for subsidiaries that are corporations or limited liability companies.

The consolidated financial statements reflect the tax cost or benefit of the results of its operations, and as such, the Company presents its income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenue.

The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company files income tax returns for itself and its subsidiaries in the U.S. federal jurisdiction, various U.S. states and foreign jurisdictions as required.

Fair value measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•        Level 1 inputs — unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;

•        Level 2 inputs — other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies (cont.)

•        Level 3 inputs — unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. In these cases, the Company develops its own assumptions about the assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances.

The carrying amounts of certain of the Company’s financial instruments, which include cash and restricted cash, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued liabilities and other current liabilities approximate their fair values due to their short maturities.

Stock-based compensation

The Company accounts for stock-based compensation awards under ASC 718, Compensation — Stock Compensation, which requires measurement and recognition of compensation expense for all share-based payment awards based on the estimated fair value on the date of the grant.

Stock Options:    Stock options are granted at exercise prices of not less than the fair market value of the Company’s common stock on the date of grant. Stock options are subject to service-based vesting conditions and may vest at various times from the date of the grant. Expense related to options with graded vesting is recognized using the straight-line method over the vesting period. Forfeitures are accounted for in the period in which they occur. See Note 13 for additional information.

Restricted Stock Units (“RSUs”):    The fair value of each RSU granted is equal to the market price of the Company’s stock at the date of grant. The Company recognizes stock-based compensation expense on a straight-line basis over the awards’ requisite service period, generally the vesting period. Forfeitures are accounted for in the period in which they occur. See Note 13 for additional information.

Combination of entities under common control and comparative information

As stated above, the Company became the legal parent of the Group pursuant to a corporate reorganization for the year ended June 30, 2021. The Company has accounted for the capital reorganization at book value and on a retrospective basis, consistent with the guidance for combinations under common control provided under ASC 805, Business Combinations. On this basis, the consolidated financial statements for the Company will effectively reflect a continuation of the Keypath International consolidated financial statements accounted for using the continuity of interests method of accounting, where:

•        the consolidated assets and liabilities of the Company at the IPO date reflected the carrying values of the consolidated assets and liabilities acquired from Keypath International (rather than their fair values), and the results of the Company reflect the results of operations in a manner consistent with Keypath International’s historical financial reporting;

•        the accumulated losses and other reserves recognized in the consolidated financial statements of the Company will include the consolidated accumulated losses and other reserves acquired from Keypath International; and

•        the amount recognized as issued capital in the consolidated financial statements of the Company reflects the book value of the CDIs issued by the Company to effect its acquisition of Keypath International.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

1. Principal business activity and significant accounting policies (cont.)

Foreign currency

The functional and reporting currency of the Company is the U.S. dollar. In accordance with ASC 830, Foreign Currency Matters, assets and liabilities of non-U.S. subsidiaries, whose functional currency is the local currency, are translated into U.S. dollars at exchange rates prevailing at the consolidated balance sheet date. Functional currencies of non-U.S. subsidiaries include Australian dollar, Canadian dollar, British Pound Sterling, Malaysian Ringgit and Singapore dollar. Revenue and expenses are translated at average exchange rates during the year. The net exchange differences resulting from these translations are reported in accumulated other comprehensive loss. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and comprehensive loss.

Recent adopted accounting pronouncements

The Company adopted FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 attempts to simplify aspects of accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. This ASU was effective for public business entities for fiscal years beginning after December 15, 2020, including interim periods within that fiscal year. The adoption of ASU 2019-12 did not have a material impact on the Company’s consolidated financial statements.

The Company adopted FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets held. This ASU was effective for financial statements issued for fiscal years beginning after December 15, 2019. The Company adopted this guidance effective June 30, 2020 and did not have a material impact on the Company’s consolidated financial statements.

Recent accounting pronouncements not yet adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segments Disclosures (“ASU 2023-07”). ASU 2023-07 is intended to enhance disclosures for significant segment expenses for all public entities required to report segment information in accordance with ASC Topic 280, Segment Reporting (“ASC 280”). ASC 280 requires a public entity to report for each reportable segment a measure of segment profit or loss that its chief operating decision maker (“CODM”) uses to assess segment performance and to make decisions about resource allocations. ASU 2023-07 is intended to improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more useful financial analyses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply ASU 2023-07 retrospectively to all prior periods presented in the consolidated financial statements. The Company is currently evaluating the impact of ASU 2023-07 on its future consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 is intended to enhance the transparency and decision usefulness of income tax disclosures. ASU 2023-09 addresses investor requests for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid information. Early adoption is permitted. A public entity should apply ASU 2023-09 prospectively to all annual periods beginning after December 15, 2024. The Company is currently evaluating the impact of ASU 2023-09 on its future consolidated financial statements and related disclosures.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

2. Revenue

The following table presents revenue disaggregated by geographical regions for the years ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
Americas & Europe	$67,871	$61,274	$48,419
APAC	55,945	57,040	49,719
Total revenue	$123,816	$118,314	$98,138

Our Americas & Europe region includes the U.S., Canada and the U.K. Our Asia-Pacific (“APAC”) region currently includes Australia, Malaysia and Singapore.

Contract Acquisition Costs

Contract acquisition costs, which consist of capitalized sales commissions, were $760, $1,274 and $725 for the years ended June 30, 2023, 2022 and 2021, respectively. Total amortization for the years ended June 30, 2023, 2022 and 2021 was $562, $505 and $418, respectively, and is recognized within general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Contract acquisition costs consisted of the following as of June 30, 2023, 2022 and 2021:

	2023	2022	2021
Gross carrying amount	$4,902	$4,765	$3,676
Accumulated amortization	(1,879)	(1,682)	(1,257)
Net contract acquisition costs	$3,023	$3,083	$2,419

During the year ended June 30, 2023, the Company assessed the carrying value of its capitalized sales commissions for potential write down, related to the restructuring of our Canadian and U.K. operations, and recognized a loss of $145.

Contract assets

The following table presents the Company’s contract assets as of June 30, 2023, 2022 and 2021, were classified as follows:

	2023	2022	2021
Accounts receivable, net of allowance	$480	$797	$423
Other assets	—	822	1,619
Total contract assets	$480	$1,619	$2,042

Contract liabilities

Contract liabilities consist of deferred revenue. The following table presents the changes in the Company’s deferred revenue for the years ended June 30, 2023, 2022 and 2021:

	Balance at Beginning of Period	Additional Amounts Deferred	Revenue Recognized	Balance at End of Period
2021	$1,168	$1,779	$(1,168)	$1,779
2022	$1,779	$2,542	$(1,779)	$2,542
2023	$2,542	$7,023	$(2,542)	$7,023

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

2. Revenue (cont.)

Allowance for Doubtful Accounts

The following table presents the changes in the Company’s allowance for doubtful accounts for the years ended June 30, 2023, 2022 and 2021:

	Balance at Beginning of Period	Charged to Expenses	Write-offs	Balance at End of Period
2021	$745	$(269)	$(33)	$443
2022	$443	$(45)	$(4)	$394
2023	$394	$181	$—	$575

3. Property and equipment

Property and equipment consisted of the following as of June 30, 2023, 2022 and 2021:

	2023	2022	2021
Computer equipment	$2,465	$2,218	$1,810
Leasehold improvements	591	1,295	1,330
Furniture and fixtures	249	512	495
Total	3,305	4,025	3,635
Less: accumulated depreciation	(2,298)	(2,765)	(1,920)
Property and equipment, net	$1,007	$1,260	$1,715

The changes in the carrying amount of property and equipment were as follows:

Balance as of July 1, 2020	$1,401
Additions	1,035
Depreciation during the year	(771)
Changes due to foreign currency fluctuations	50
Balance as of July 1, 2021	1,715
Additions	555
Depreciation during the year	(962)
Changes due to foreign currency fluctuations	(48)
Balance as of June 30, 2022	1,260
Additions	718
Depreciation during the year	(924)
Disposals	(24)
Changes due to foreign currency fluctuations	(23)
Balance as of June 30, 2023	$1,007

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

4. Amortizable intangible assets

Finite-lived intangible assets consisted of the following as of June 30, 2023, 2022 and 2021:

	Gross Carrying Amount	Accumulated Amortization	Net Value
Capitalized course development costs	$11,582	$(7,382)	$4,200
Capitalized software and website development costs	5,388	(3,238)	2,150
Customer relationships	1,910	(1,220)	690
Trade names	205	(131)	74
Work in progress – course development	475	—	475
Balance as of June 30, 2023	$19,560	$(11,971)	$7,589
	Gross Carrying Amount	Accumulated Amortization	Net Value
Capitalized course development costs	$10,288	$(6,406)	$3,882
Capitalized software and website development costs	4,043	(2,407)	1,636
Customer relationships	1,910	(1,061)	849
Trade names	205	(114)	91
Work in progress – course development	443		443
Balance as of June 30, 2022	$16,889	$(9,988)	$6,901
	Gross Carrying Amount	Accumulated Amortization	Net Value
Capitalized course development costs	$7,853	$(4,560)	$3,293
Capitalized software and website development costs	2,915	(1,807)	1,108
Customer relationships	1,910	(902)	1,008
Trade names	205	(97)	108
Work in progress – course development	376		376
Balance as of June 30, 2021	$13,259	$(7,366)	$5,893

The changes in the carrying amount of intangible assets were as follows:

Balance as of July 1, 2020	$5,609
Additions	3,108
Amortization during the year	(2,875)
Changes due to foreign currency fluctuations	51
Balance as of July 1, 2021	5,893
Additions	4,315
Amortization during the year	(3,148)
Changes due to foreign currency fluctuations	(159)
Balance as of June 30, 2022	6,901
Additions	4,649
Amortization during the year	(3,816)
Disposals	(84)
Changes due to foreign currency fluctuations	(61)
Balance as of June 30, 2023	$7,589

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

4. Amortizable intangible assets (cont.)

The estimated intangible assets amortization expense for each of the next five years ended June 30, is as follows:

2024	$3,546
2025	2,521
2026	1,266
2027	197
2028	59
$7,589

5. Leases

The Company holds operating subleases for its office premises in Canada and Australia. Non-cancellable operating subleases for office space expire in fiscal years through 2025 and require the Company to pay its pro rata portion of operating costs (property taxes, maintenance and insurance).

Total lease expense recorded for the years ended June 30, 2023, 2022 and 2021 was $1,105, $1,676 and $1,392, respectively, and is recognized within general and administrative expenses in the consolidated statements of operations and comprehensive loss. Included in the operating lease expense above are certain variable payments to common area maintenance and property taxes. Expenses for variable payments were $338, $448 and $397, respectively, for the years ended June 30, 2023, 2022 and 2021.

Short-term lease costs were $76 for the year ended June 30, 2023. There were no short-term leases costs for the years ended June 30, 2022 and 2021.

Information regarding operating lease terms and discount rates as of June 30, 2023, 2022 and 2021 were as follows:

	2023	2022	2021
Weighted average remaining lease term (years)	1.89	1.64	1.49
Weighted average discount rate	10%	10%	10%

Maturities of lease liabilities as of June 30, 2023 were as follows:

2024	$582
2025	361
2026	81
Total lease payments	1,024
Less: imputed interest	31
Total lease liability (short-term and long-term)	$993

Supplemental cash flow information related to operating leases were as follows for the years ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
Cash paid for amounts included in the measurement of lease liabilities	$1,150	$1,526	$1,284
Right-of-use assets obtained in exchange for operating lease obligations, net of lease incentives	$655	$711	$392

During the year ended June 30, 2023, the Company assessed the carrying value of its right-of-use asset for potential write down, driven by the decision to close the office in Canada, and recognized a loss of $487.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

6. Accrued liabilities

Accrued liabilities consisted of the following as of June 30, 2023, 2022 and 2021:

	2023	2022	2021
Compensation	$7,446	$7,082	$6,404
Direct marketing	4,304	4,842	3,325
Professional fees	550	640	1,114
Other	404	144	454
Total accrued liabilities	$12,704	$12,708	$11,297

7. Deferred compensation liability

In conjunction with the Company’s IPO, the Legacy LTIP Cash Awards granted each eligible employee the right to receive a cash payment if the Company achieves certain market capitalization criteria within two years following the IPO, provided that the eligible employee remains in continuous employment with the Company on the payment date following the achievement of the applicable market capitalization criteria. The maximum contractual term of the liability award was $4,000.

The fair value of this award was determined using a Monte Carlo simulation model, which utilizes multiple input variables to estimate the probability of the company achieving the market condition discussed above. Key assumptions used in the valuation of the award as of June 2021 and as of June 2022 are presented below:

	2022	2021
Risk-free interest rate	2.3%	0.1%
Expected volatility	60.0%	50.0%
Dividend yield	0%	0%
Fair value of awards	$193	$3,200

In August 2022, the Board of Directors approved termination of the Legacy LTIP Cash Awards in exchange for the payment of an amount equal to 50% of the maximum award.

Subsequently, in September 2022, holders of the Legacy LTIP Cash Awards received a cash payment of $2,000. Accrued deferred compensation liability was $175 as of June 30, 2022.

Legacy LTIP Cash Awards expense recorded within salaries and wages in the consolidated statement of operations and comprehensive loss was $1,825, ($1,579) and $1,754 for the years ended June 30, 2023, 2022 and 2021, respectively.

8. Long-term debt

Long-term debt was $nil as of June 30, 2023, 2022 and 2021. At the IPO date, the Company repaid the $10,000 loan balance under the Venture Loan and Security Agreement with Horizon Technology Finance Corporation (Horizon).

For the year ended June 30, 2021, the Company recorded within interest expense in the consolidated statement of operations and comprehensive loss:

•        amortization of $103 in relation to the transaction costs,

•        a $862 non-cash write-off of unamortized balance of capitalized borrowing costs and the unwinding of the present value discount on the loan, and

•        $405 in early termination fees.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

8. Long-term debt (cont.)

In connection with the Venture Loan and Security Agreement, the lender was issued warrants to purchase Series B preferred units in a subsidiary entity. The warrants were cash settled on the IPO date for an amount of $1,597. Further information is provided in Note 10.

9. Income taxes

The U.S. and foreign components of loss before income taxes for the years ended June 30, 2023, 2022 and 2021 are as follows:

	2023	2022	2021
U.S.	$(21,769)	$(24,012)	$(79,196)
Foreign	(1,900)	979	3,127
Total	$(23,669)	$(23,033)	$(76,069)

The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions and foreign jurisdictions. Income tax expense for the years ended June 30, 2023, 2022 and 2021 includes these components:

	2023	2022	2021
Current
U.S. – federal	$233	$250	$—
U.S. – states and local	93	25	—
Foreign	14	—	279
Total current income tax expense	340	275	279
Deferred
U.S. – federal	—	—	—
U.S. – states and local	—	—	—
Foreign	434	813	(670)
Total deferred income tax expense (benefit)	434	813	(670)
Total income tax expense (benefit)	$774	$1,088	$(391)

A reconciliation of the Company’s income tax benefit at the statutory rate to the reported income tax expense for the years ended June 30, 2023, 2022 and 2021 is as follows:

	2023	2022	2021
Tax at statutory rate (21%)	$(4,970)	$(4,837)	$(15,975)
Withholding tax	198	250	279
Change in partnership investment	—	—	1,606
Provision to return	(95)	(305)	(109)
Change in valuation allowance	5,486	5,815	10,175
State income taxes	73	(513)	(2,777)
Earnings of foreign subsidiaries	92	629	1,196
Stock-based compensation	33	94	5,118
Non-deductible expenses and other	(43)	(45)	96
	$774	$1,088	$(391)

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

9. Income taxes (cont.)

The components of current and deferred income taxes in the consolidated balance sheets as of June 30, 2023, 2022 and 2021 are as follows:

	2023	2022	2021
Income tax payable	$(508)	$(773)	$(1,076)
Deferred income tax asset	1,103	1,507	2,535
Deferred income tax liability	$(29)	$—	$—

The tax effects of temporary differences related to deferred taxes shown in the consolidated balance sheets as of June 30, 2023, 2022 and 2021 are as follows:

	2023	2022	2021
Deferred tax assets:
Allowance for doubtful accounts	$144	$98	$111
Accrued expenses and other	1,213	789	837
Stock-based compensation	6,142	6,302	4,380
Accrued compensation and related benefits	817	681	1,128
Property and equipment	8,188	8,710	12,649
Net operating losses	27,232	21,963	17,274
Other	1,558	1,531	592
Valuation allowance	(41,714)	(36,808)	(31,013)
Total deferred tax assets	3,580	3,266	5,958
Deferred tax liabilities:
Prepaid expenses and security deposits	27	84	564
Property and equipment	629	809	2,154
Accrued business commissions	1,850	866	678
Other	—	—	27
Total deferred tax liabilities	2,506	1,759	3,423
Net deferred tax asset	$1,074	$1,507	$2,535

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2023	2022	2021
Balance as of July 1	$467	$467	$467
Additions related to current year provisions	—	—	—
Balance as of June 30	$467	$467	$467

The Company had $467 of unrecognized tax benefits, including interest and penalties as of June 30, 2023, primarily relating to withholding taxes. During the year ended June 30, 2022, the Company filed a voluntary disclosure with the foreign jurisdiction along with payment for withholding taxes, interest and penalties. The Company has not received a final resolution on the matter. Based on the information currently available, we do not anticipate a significant change to our tax contingencies for these issues within the next 12 months. It is the Company’s policy to recognize interest and penalties related to income tax matters in income tax expense.

As of June 30, 2023, the Company has total net operating loss carry-forwards for income tax purposes of $117,498 comprised of $109,279 of federal net operating losses and $8,219 of foreign net operating losses. Federal net operating losses of $29,484 expire at various intervals between the years 2036 and 2038, while $79,795 have an unlimited life. Foreign net operating losses of $4,298 expire at various intervals between the years 2037 and 2043, while $3,921 have an unlimited life. The Company also has loss carry-forwards in certain U.S. states, which will expire over various periods based on individual state tax laws.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

9. Income taxes (cont.)

As of each reporting date, management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. As the Company has cumulative losses incurred over the three-year period ended June 30, 2023, a full valuation allowance has been recorded to offset its net deferred tax assets in the U.S., and certain foreign jurisdictions. We intend to continue maintaining a full valuation allowance on our deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. The Company recorded an increase to its valuation allowances in the years ended June 30, 2023 and 2022 of 4,177 and 6,346, respectively. The change in valuation allowances is due to increases in net operating losses and other deferred tax assets for which the Company is unable to support realization.

The Company’s foreign subsidiaries are subject to income tax in foreign jurisdictions. The Company’s undistributed earnings are permanently reinvested. Tax years 2020 through 2023 remain open to examination.

10. Redeemable non-controlling interests

All non-controlling interests were redeemed from the proceeds received from the IPO at or immediately after completion of the IPO.

The redemption of the non-controlling interests resulted from the following transactions during the year ended June 30, 2021:

•        The preferred units in Keypath Education Holdings, LLC (“KEH”) were redeemed for a cash payment of $19,136, with no gain or loss on redemption. The consolidated statement of operations and comprehensive loss included non-controlling redemption increment on these units of $995 for the period from July 1, 2020 to the date of redemption.

•        The preferred units in Keypath Education Intermediate Holdings, LLC (“KEIH”) were redeemed for a cash payment of $37,875. The consolidated statement of operations and comprehensive loss included non-controlling redemption increment on these units of $584 for the period from July 1, 2020 to the date of redemption, and a non-cash loss on redemption of $26,587, being the difference between the redemption amount and the carrying amount of these units at the date of redemption.

•        The warrants held by Horizon were redeemed for a cash payment of $1,597, giving rise to a non-cash loss on redemption included in the consolidated statement of operations and comprehensive loss of $1,080.

11. Loss per share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is the same as basic loss per share for the years ended June 30, 2023, 2022 and 2021 because the effects of potentially dilutive items were anti-dilutive, given the Company’s net loss. Accordingly:

•        5,361,556 options for CDIs have been excluded from the calculation of weighted average number of shares for the year ended June 30, 2023.

•        6,158,314 options for CDIs and 9,135,621 CDI Rights have been excluded from the calculation of weighted average number of shares for the year ended June 30, 2022.

•        5,996,151 options for CDIs and 9,235,539 CDI Rights have been excluded from the calculation of weighted average number of shares for the year ended June 30, 2021.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

11. Loss per share (cont.)

The following table summarizes the loss per share for the years ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
Numerator:
Net loss	$(24,443)	$(24,121)	$(77,257)
Numerator for basic loss per share	$(24,443)	$(24,121)	$(77,257)

Denominator:
Denominator for basic loss per share – weighted average common shares	213,038,279	208,223,105	146,791,203
Effect of dilutive securities:
Options for CDIs	—	—	—
CDI Rights	—	—	—
RSUs	—	—	—
Denominator for diluted loss per share – weighted average common shares	213,038,279	208,223,105	146,791,203

Loss per share – Basic	$(0.11)	$(0.12)	$(0.53)
Loss per share – Diluted	$(0.11)	$(0.12)	$(0.53)

12. Equity

Pre-IPO transactions

Prior to the incorporation of the Company, the business of Keypath was conducted by KEH, a direct subsidiary of KEIH and an indirect subsidiary of Keypath International. The existing investors indirectly controlled Keypath International through their interests in AVI Mezz Co LP (“AVI Mezz”). AVI Mezz held all of the shares in Keypath International.

The Company was incorporated on March 11, 2021 in Delaware. Pursuant to a corporate reorganization, the Company acquired Keypath International immediately prior to, and in conjunction with, the IPO and became the legal parent of Keypath International and its controlled entities, which together comprise the consolidated group.

On July 1, 2021 as a part of an internal restructuring, two of Keypath’s wholly-owned subsidiaries KEIH and Keypath International merged with and into another Keypath wholly-owned subsidiary, KEH. The surviving entity, KEH, assumed all of KEIH’s and Keypath International’s assets, liabilities, rights and obligations. Given that all entities were and (where applicable) remain, wholly owned subsidiaries of the Company during the previous and current reporting period, there is no material change to the Company’s profit or loss arising from the mergers.

In connection with the IPO, the Company undertook the following restructuring transactions:

•        Conversion of preferred shares to ordinary shares — the existing preferred shares in Keypath International were converted into ordinary shares of Keypath International. This resulted in a decrease of preferred shares by $16,100 with a corresponding increase in ordinary shares.

•        Acquisition of Keypath International by the Company — Keypath International’s sole shareholder AVI Mezz Co LP (“AVI Mezz”) and AVI Holdings, LP, a shareholder in AVI Mezz (“AVI Holdings”) distributed ordinary shares in Keypath International to the existing investors in those entities that “exited” their interests in the Keypath business (non-participating security holders). Those non-participating security holders transferred their ordinary shares in Keypath International to the Company in exchange for an $18,322 cash payment, and AVI Mezz transferred its remaining ordinary shares in Keypath International in exchange for restricted stock in the Company to be held as CDIs, which resulted in the Company becoming the owner of the existing Group members. The restricted CDIs

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

12. Equity (cont.)

held by AVI Mezz will be released from voluntary escrow upon the announcement of the Company’s results for the year ended June 30, 2022. No compensation expense had been recognized on these plans prior to cancellation.

•        This transaction was accounted for as a combination under common control and resulted in the carrying amount of ordinary shares of Keypath International of $70,185 being replaced by $1,417, representing 141,687,978 CDIs issued by the Company to AVI Mezz.

•        Termination of the existing restricted units (“RU”)/options plan and the existing performance awards plan — in conjunction with the IPO, the existing RU/options plan operated by KEH (Keypath Education Holdings LLC 2017 Equity Incentive Plan) and the existing performance awards plan operated by KEH (Keypath Education Holdings, LLC 2017 Incentive Plan) were terminated and replaced by obligations (certain of which were conditional and certain of which were unconditional) on the Company to provide CDIs in relation to the restricted units, CDI Rights in relation to the options and the Legacy LTIP Cash Awards in relation to the performance awards. See Note 7 in relation to the Legacy LTIP Cash Awards and Note 13 in relation to the CDI Rights.

Initial Public Offering

The Company was admitted to the Official List of ASX on June 1, 2021. The initial public offering of CDIs over shares of common stock (one CDI equivalent to one common share) were offered at an issue price of A$3.71 (approximately $2.87) per CDI to raise $163,961. Total cost of the IPO incurred during the year ended June 30, 2021 totaled $9,529, resulting in overall net proceeds of $154,432, of which $58,608 was used to pay-out non-controlling interests, $18,322 to pay the non-participating security holders and $10,000 to repay the outstanding loan.

Information in relation to the payments made to redeem the non-controlling interests is set out in Note 10. Payments made to non-participating security holders represent payments made to shareholders in Keypath International that exchanged their equity holdings for notes payable in cash by the Company on the IPO date.

Common and Preferred Stock

The total number of shares of all classes of capital stock that the Company is authorized to issue is 500,500,000, of which 500,000,000 are shares of common stock having a par value of $0.01 per share and 500,000 are preferred stock having a par value of $0.01 per share.

As of June 30, 2023, the Company had issued 213,971,128 shares of common stock on a 1:1 ratio to CDIs as follows:

	Number of Shares	Common Stock
CDIs	209,289,918	$2,093
CDIs held in escrow	4,681,210	47
	213,971,128	$2,140

As of June 30, 2023, no preferred stock was issued.

13. Stock-based compensation

The Company adopted the 2021 Equity Incentive Plan with effect from May 2021 that provides the framework under which individual grants of equity-based awards may be made to directors and employees of the Company. The number of shares issuable under the 2021 Equity Incentive Plan is not limited by the plan.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

13. Stock-based compensation (cont.)

The following types of awards may be granted:

•        options to subscribe for CDIs (“Options”);

•        rights to be paid a cash amount determined by the price of CDIs at a specified time or the movement in price over a period of time (“Stock Appreciation Rights”);

•        ability to subscribe for CDIs that are subject to restrictions, including on transfer, until specified conditions are satisfied (“Restricted Stock”);

•        rights to receive CDIs or cash that are subject to restrictions, including on transfer, until specified conditions are satisfied (“Restricted Stock Units” or “RSUs”); or

•        rights to receive CDIs, which may be based on specified conditions (“Stock Bonus Awards”).

Options

All Options granted to date vest after a period of three years and expire on the sixth anniversary of the grand date. Each Option entitles the holder to one CDI on exercise of the Option.

The following tables summarizes the Options issued, outstanding and exercisable as of June 30, 2023, 2022 and 2021:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life Years	Total Aggregate Intrinsic Value
Outstanding as of July 1, 2022	6,158,314	$2.58
Granted	—	—
Forfeited	(796,758)	2.16
Outstanding as of June 30, 2023	5,361,556	$2.64	4.0	$—
Exercisable as of June 30, 2023	—	—	—	—
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life Years	Total Aggregate Intrinsic Value
Outstanding as of July 1, 2021	5,996,151	$2.69
Granted	715,259	1.71
Forfeited	(553,096)	2.69
Outstanding as of June 30, 2022	6,158,314	$2.58	5.1	$—
Exercisable as of June 30, 2022	—	—	—	—
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life Years	Total Aggregate Intrinsic Value
Outstanding as of July 1, 2020	—	$—
Granted	5,996,151	2.69
Outstanding as of June 30, 2021	5,996,151	$2.69	5.9	$—
Exercisable as of June 30, 2021	—	—	—	—

During the years ended June 30, 2023, 2022 and 2021, no Options had vested and accordingly, no Options were exercised into shares of Common Stock.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

13. Stock-based compensation (cont.)

At June 30, 2023, there was $1,890 of total unrecognized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 1.0 year.

The Company estimates the fair value of stock options granted to employees and directors using the Black-Scholes option-pricing model. The Black-Scholes model considers various assumptions, such as:

Risk-free interest rate — We use Australia Sovereign Curvet for our risk-free interest rate that corresponds with the expected term.

Expected term — We determine the expected term based on the average period the stock-based awards are expected to remain outstanding using the simplified method, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Expected volatility — Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since we do not have sufficient trading history of our common stock, we estimate the expected volatility by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the awards.

Dividend yield — We assume a dividend yield of zero, as we do not currently issue dividends, nor do we expect to do so in the future.

The assumptions used in estimating the fair value of options granted during the years ended June 30, 2022 and 2021 under Black-Sholes method include:

	2022		2021
Risk-free interest rate	0.3	% – 3.1%	0.3%
Expected term (in years)	4.5		4.5
Expected volatility	45	% – 65%	45.0%
Dividend yield	0%		0%
Weighted average grant date fair values (per share)	$0.77		$1.14

There were no stock options granted in the year ended June 30, 2023.

RSUs

In November 2022, the Board of Directors of Keypath approved the issuance of RSUs to certain employees and Executive Leadership Team (“ELT”) members granted under the 2021 Equity Incentive Plan. There are two plans under the RSU award agreement:

•        Long-Term Equity (“LTE”) Plan — to ELT and certain employees

•        Long-Term Incentive (“LTI”) Plan — to ELT

Each RSU entitles the holder to one CDI upon vesting.

RSUs under the LTE Plan vest in equal, annual installments over a three-year period (a “tranche”) on September 1, 2023, September 1, 2024 and September 1, 2025, in each case, if the participant is continuously employed by, or maintains a service relationship with, the Company or any Affiliate through the applicable vesting date.

RSUs under the LTI Plan vest on September 1, 2025 (cliff vesting period of three years), if the participant is continuously employed by, or maintains a service relationship with, the Company or any affiliate through such date.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

13. Stock-based compensation (cont.)

The following tables summarizes the RSUs outstanding and exercisable as of June 30, 2023:

	Number of Units	Weighted Average Grant Date Fair Value
Non-vested as of July 1, 2022	—	$—
Granted	5,651,208	0.49
Forfeited	(239,037)	0.49
Non-vested as of June 30, 2023	5,412,171	$0.49

At June 30, 2023, there was $1,763 of total unrecognized compensation expense related to the unvested RSUs, which is expected to be recognized over a weighted average period of 2.0 years.

CDIs

Steve Fireng, our Global Chief Executive Officer and Executive Director, held 7,000 restricted units in KEH prior to the IPO. He was the sole holder of these units. On the IPO date, these restricted units were cancelled. In their place, the Company granted Mr. Fireng 9,362,419 CDIs. A portion of these CDIs, amounting to 1,129,846, are subject to forfeiture. This portion corresponds to 1,000 unvested units in KEH as of the IPO date and are governed by the original vesting schedule set to continue periodically until October 2024. The rest of the CDIs, totaling 8,232,573, were given to Mr. Fireng in exchange for the restricted units and represented 6,000 vested restricted units in KEH as of the IPO date.

The CDIs held by Mr. Fireng are subject to voluntary escrow and will be released from escrow in the following tranches: 50% released upon the announcement of the Company’s results for the year ending June 30, 2022, 25% released upon the announcement of the Company’s results for the year ending June 30, 2023 and 25% released upon the announcement of the Company’s results for the year ending June 30, 2024, as per below:

Number of CDIs
Released at June 30, 2022	4,681,209
Expected to be released following the reporting of the financials for the 2023 fiscal year	2,340,605
Expected to be released following the reporting of the financials for the 2024 fiscal year	2,340,605
9,362,419

CDI Rights

Prior to the IPO, certain employees and former directors had been granted 6,850 unit options in KEH. Prior to the IPO date, no unit options had been exercised and no stock-based compensation expense was recognized. These unit options were cancelled on the IPO date in consideration for the granting by the Company of 9,235,539 CDI Rights.

On the IPO date, 6,381,565 CDI Rights (representing 4,654 unit options) were vested, with the remainder vesting according to the original monthly vesting schedule that applied to the options. CDI Rights automatically converted to CDIs on specific conversion dates as follows:

•        CDI Rights vested as of the IPO date automatically converted into CDIs upon the announcement of the Company’s results for the year ended June 30, 2022. As these CDI Rights represent “vested” interests of a holder, CDIs in respect of these CDI Rights were issued to that holder irrespective of whether the holder remained employed by the Company or a Group member on the results announcement date.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

13. Stock-based compensation (cont.)

•        CDI Rights that were unvested on the IPO date, followed the original monthly vesting schedule of the unvested unit options that they replaced. For the CDI Rights that vested after the IPO date and before the date of the announcement of the Company’s results for the year ended June 30, 2022, these CDI Rights automatically converted into CDIs on the results announcement date.

•        For the CDI Rights that were unvested following the date of the announcement of the Company’s results for the year ended June 30, 2022, those CDI Rights vested on a monthly basis and automatically converted into CDIs on a monthly basis until the second anniversary of the IPO date, at which time any remaining CDI Rights automatically converted into CDIs. The vesting and delivery of CDI Rights unvested at the IPO was subject to the relevant holder remaining an employee until the relevant vesting date (for example, if a holder of CDI Rights ceased employment, all of their CDI Rights which had not vested and converted into CDIs lapsed).

9,235,539 CDIs Rights granted in 2021 were assigned a weighted average fair value of $2.61 per share, for a total intrinsic value of approximately $24.1 million. The tables below set out the timing of conversion of CDI Rights to CDIs (1:1):

Number of CDIs
Non-vested as of July 1, 2022	1,076,273
Vested	(1,009,732)
Forfeited	(66,541)
Non-vested as of June 30, 2023	—
Number of CDIs
Non-vested as of July 1, 2021	2,632,144
Vested	(1,524,372)
Forfeited	(31,499)
Non-vested as of June 30, 2022	1,076,273
Number of CDIs
Non-vested as of July 1, 2020	—
Granted	9,235,539
Vested	(6,534,973)
Forfeited	(68,422)
Non-vested as of June 30, 2021	2,632,144

The Company used the Finnerty model to estimate Discounts for Lack of Marketability. This was due to the fact that options were issued as a right to a CDI and could not be exercised for a certain period until the Company issues the CDI’s. The Company considered the following assumptions within the model:

Expected term — We determine the expected term based on the lock-up period of the CDI Rights.

Expected volatility — Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since we do not have sufficient trading history of our common stock, we estimate the expected volatility by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the awards.

Dividend yield — We assume a dividend yield of zero, as we do not currently issue dividends, nor do we expect to do so in the future.

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

13. Stock-based compensation (cont.)

The assumptions used in estimating the fair value of CDI Rights granted during the years ended June 30, 2021 include:

2021
Illiquidity discount rate	7.0% – 10.0%
Expected term (in years)	0.5 – 1.0
Expected volatility	45.0%
Dividend yield	0%

Stock-based compensation expense

The following table presents stock-based compensation expense recognized within salaries and wages in the consolidated statement of operations and comprehensive loss for the years ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
CDIs	$647	$2,019	$23,926
CDI Rights	819	5,221	17,819
Options	1,736	2,087	196
RSUs	895	—	—
Stock-based compensation	$4,097	$9,327	$41,941

14. Employee retirement plans

The Company has a 401(k) defined contribution retirement savings plan offered to all U.S. employees, a similar registered retirement savings plan match plan offered to all Canadian employees and a U.K. pension plan offered to all U.K. employees. Employees can elect to contribute up to the maximum allowable contribution, and the Company will match the employee’s contribution equal to 100% of salary deferrals that do not exceed 3% of compensation plus 50% of salary deferrals between 3% and 5% of compensation for both the U.S. and Canadian plans. The U.K. plan match is a set employee contribution of 5% matched 80% by the employer.

During the years ended June 30, 2023, 2022 and 2021, the Company contributions were $1,222, $1,074 and $787, respectively, for the U.S. plan, $123, $141 and $106, respectively, for the Canadian plan, and $35, $39 and $42, respectively, for the U.K. plan.

In Australia, pension (superannuation) contributions are made in accordance with Australian statutory mandated rates, which was 10% of an employee’s gross salary or wage for the years ended June 30, 2022 and 2021, increasing to 10.5% for the year ended June 30, 2023, subject to set limits over certain salary thresholds. Employees may contribute to any plan operated by registered superannuation funds of their choice. During the years ended June 30, 2023, 2022 and 2021, the Company’s superannuation contributions expense for Australian employees was $1,769, $1,617 and $1,277, respectively.

15. Commitments and contingencies

The Company is not aware of any pending or threatened legal proceedings that individually or in the aggregate would have a material adverse effect on the Company’s business, operating results, or financial conditions. The Company may in the future be party to litigation arising in the ordinary course of business. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provides for the potential of indemnification obligations. The Company’s exposure under these agreements is unknown because it involves future claims that may be made against the Company but have not yet been made. To date, the Company has not paid any claims or been required to defend any

Keypath Education International, Inc.

Notes to the Consolidated Financial Statements

(In thousands of U.S. dollars, except share data and unless otherwise indicated)

15. Commitments and contingencies (cont.)

actions related to its indemnification obligations; however, the Company may record charges in the future as a result of these indemnification obligations. In addition, the Company has indemnification agreements with its directors and certain executive officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service with the Company. The terms of such obligations may vary.

16. Subsequent events

The Company has evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through February 26, 2024, the date the consolidated financial statements were available to be issued.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

KARPOS INTERMEDIATE, LLC,

KARPOS MERGER SUB, INC.,

and

KEYPATH EDUCATION INTERNATIONAL, INC.

Dated as of May 23, 2024

Annex A-i

Annex A-ii

Exhibit A	Guarantors
Exhibit B	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit C	Form of Amended and Restated Bylaws of the Surviving Corporation

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 23, 2024, is by and among Keypath Education International, Inc., a Delaware corporation (the “Company”), Karpos Intermediate, LLC, a Delaware limited liability company (“Parent”), and Karpos Merger Sub, Inc., a Delaware corporation and direct wholly owned Subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, subject to the terms and conditions of this Agreement, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Merger”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), on the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has established a special committee (the “Special Committee”), consisting solely of members of the Company Board of Directors that are disinterested and independent of Parent, Merger Sub, the Affiliated Stockholders (as defined herein) and their respective Affiliates (as defined herein) to, among other things, evaluate and negotiate the terms of this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), and to make a recommendation to the Company Board of Directors as to whether the Company should enter into this Agreement;

WHEREAS, the Special Committee has unanimously (a) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the holders of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), including holders of Company CDIs issued over Company Common Stock (other than the Affiliated Stockholders, Parent, Merger Sub, Rollover Stockholders, any current directors of the Company or Company Section 16 Officers (as defined herein), or any of their respective Affiliates, “associates” or members of their “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act (as defined herein))) (the “Unaffiliated Stockholders”), (b) determined that it is advisable and in the best interests of the Company and the Unaffiliated Stockholders to enter into, and approve, adopt and declare advisable, this Agreement and (c) recommended that the Company Board of Directors (i) determine that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) determine that it is in the best interests of the Company to enter into, and approve, adopt and declare advisable, this Agreement, (iii) approve the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, (iv) direct that the adoption of this Agreement and the approval of the Transactions, including the Merger, be submitted to the stockholders of the Company, and (v) recommend that the stockholders of the Company vote, or cause the shares of Company Common Stock underlying their Company CDIs to vote, to adopt this Agreement and approve the Transactions, including the Merger, at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof (such recommendation, the “Special Committee Recommendation”);

WHEREAS, the Company Board of Directors, acting upon the unanimous recommendation of the Special Committee, by unanimous vote of the Non-Recused Directors (as defined below) (a) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (b) determined that it is in the best interests of the Company to enter into, and approved, adopted and declared advisable, this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, (d) directed that the adoption of this Agreement and the approval of the Transactions, including the Merger, be submitted to the stockholders of the Company, and (e) resolved to recommend that the stockholders of the Company vote, or cause the shares of Company Common Stock underlying their Company CDIs to vote, to adopt this Agreement and approve the Transactions, including the Merger, at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that the terms of the Transactions, including the Merger, are advisable, fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) determined that it is in the best interests of Merger Sub to enter into, and approved, adopted and declared advisable, this Agreement, (c) approved the execution and delivery, by Merger Sub, of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, and (d) resolved to recommend that Parent, as the sole stockholder of Merger Sub, vote to adopt this Agreement and approve the Transactions, including the Merger, by written consent;

WHEREAS, as an inducement and a condition to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the parties set forth on Exhibit A (collectively, the “Guarantors” and each, a “Guarantor”) have delivered to the Company a limited guaranty (the “Limited Guaranty”), pursuant to which the Guarantors have agreed to guarantee only the obligations of Parent and Merger Sub set forth in Section 7.3(b) hereunder, subject to the terms and conditions of the Limited Guaranty;

WHEREAS, concurrently with or prior to the execution of this Agreement, as an inducement to Parent to enter into this Agreement, Parent and certain holders of Company Common Stock (the “Rollover Stockholders”) shall have entered into one or more rollover agreements (the “Rollover Agreements”) pursuant to which the Rollover Stockholders are, among other things, agreeing to, directly or indirectly, exchange shares of Company Common Stock underlying their Company CDIs having an aggregate value equal to the Rollover Amount (the “Rollover Shares”) for direct or indirect equity interests in Sterling Karpos Holdings, LLC, a Delaware limited liability company, in each case subject to the terms and conditions of the Rollover Agreements;

WHEREAS, (i) as of the date hereof, the Sponsor and the Specified Stockholder (each, as defined herein) collectively own 141,687,978 Company CDIs issued over the shares of Company Common Stock (the “Specified Stockholder Shares”), which shares constitute all of the shares of Company Common Stock owned directly or through Company CDIs by the Affiliated Stockholders, and (ii) as a condition and inducement to the Company’s willingness to enter into this Agreement, the Sponsor, the Specified Stockholder and the Company have entered into a voting and support agreement (the “Support Agreement”) in connection with the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other Transactions and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger as the surviving corporation (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a direct, wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place by the electronic exchange of documents on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Annex A-2

Section 1.3 Effective Time. As soon as practicable on the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5 Organizational Documents of the Surviving Corporation.

(a) At the Effective Time, the Company Certificate (as defined below), as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit B until thereafter changed or amended as provided therein or by applicable Law (but subject to Section 5.10).

(b) The Parties shall take all necessary action such that, at the Effective Time, the Company Bylaws (as defined below), as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit C until thereafter changed or amended as provided therein or by applicable Law (but subject to Section 5.10).

Section 1.6 Directors. Immediately prior to, but conditioned on the occurrence of, the Effective Time, each of the directors of the Company Board of Directors shall resign as a director of the Company with effect as of the Effective Time, and the Parties shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time, shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The Parties shall take all necessary action such that the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and as of the Effective Time and shall hold such offices until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or Merger Sub Common Stock:

(i) Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Rollover Shares, any Cancelled Shares (as defined below) and any Dissenting Shares (as defined below)) shall be automatically converted into the right to receive AU$0.87 in cash, without interest (the “Transaction Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Transaction Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 2.2.

(ii) Cancellation of Company Common Stock. At the Effective Time, each share of Company Common Stock that immediately prior to the Effective Time (x) is held in the treasury of the Company, (y) is owned or is represented by Company CDIs owned by Parent (including any Rollover Shares) or any direct or indirect wholly-owned Subsidiary of Parent (including Merger Sub), or (z) is to be treated as otherwise agreed

Annex A-3

to in writing before the Effective Time between Parent or its Affiliates and the holder thereof, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (such shares described in the foregoing clauses (x), (y) and (z), the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Treatment of Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, any certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

All of the shares of Company Common Stock converted into the right to receive the Transaction Consideration pursuant to this Article II shall no longer be outstanding and upon the conversion thereof shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Transaction Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate, as applicable, have been converted pursuant to this Section 2.1(a).

(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Person (a “Dissenting Stockholder”) who has not voted in favor of the adoption of this Agreement and who has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of shares of Company Common Stock to demand appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock, and may include shares of Company Common Stock held by the Depositary in respect of which (i) no vote in favor of adoption of this Agreement was cast by the Depositary and (ii) all actions have been taken by or on behalf of the beneficial owner of such shares to properly exercise the dissenters’ rights in accordance with the DGCL (whether directly on instruction of a holder of Company CDIs or by a Person, including a holder of Company CDIs, as proxy for the Depositary) (“Dissenting Shares”), shall not be converted into the right to receive the Transaction Consideration as described in Section 2.1(a)(i), but such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. To the extent such Dissenting Stockholder, whether before, at or after the Effective Time, effectively withdraws its demand for appraisal with respect to one or more shares of Company Common Stock or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Company Common Stock so withdrawn or with respect to which there is a loss or failure to perfect rights of appraisal shall thereupon be treated as though such shares of Company Common Stock had been converted as of the Effective Time into the right to receive the Transaction Consideration pursuant to Section 2.1(a)(i) and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment to any Dissenting Stockholder with respect to, or settle or offer to settle, or approve the withdrawal of, any such demands. Solely for purposes of this Section 2.1(b), a holder of shares of Company Common Stock shall include a “beneficial owner” (as defined in Section 262 of the DGCL) to the extent, and solely to the extent, such a beneficial owner is permitted to demand and perfect an appraisal of shares of Company Common Stock pursuant to the Appraisal Provisions.

(c) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock or Company CDIs shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares or any stock dividend or distribution with a record date during such period, the Transaction Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(c) shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Annex A-4

Section 2.2 Exchange of Certificates and Book-Entry Shares.

(a) Appointment of Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company (which bank or trust company shall be reasonably acceptable to the Company) to act as paying agent (the “Paying Agent”) for the payment of the Transaction Consideration in the Merger in accordance with this Section 2.2 and shall enter into an agreement relating to the Paying Agent’s responsibilities under this Agreement, which shall be in form and substance reasonably satisfactory to the Company.

(b) Deposit of Transaction Consideration. Parent shall deposit, or cause to be deposited, with the Paying Agent, prior to or concurrently with the Effective Time, cash in Australian dollars sufficient to pay the aggregate Transaction Consideration payable in the Merger to holders of Company Common Stock, other than Rollover Shares, Cancelled Shares and Dissenting Shares (such cash, the “Payment Fund”); provided, that the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, deposit with the Paying Agent at the Closing such portion of the aggregate Transaction Consideration from the Company Cash on Hand as specified in such request.

(c) Exchange Procedures.

(i) Depositary Shares. Prior to the Effective Time, Parent and the Company shall establish procedures to ensure that: (A) the Company delivers and surrenders to the Paying Agent, before the Effective Time, the Certificate representing the Depositary Shares (provided; if the Effective Time does not occur, the Company will be entitled to the return of the Certificate), (B) the Paying Agent holds, or is provided with, a register of Company CDI holders as of immediately prior to the Effective Time, including sufficient information for the Paying Agent to make payment to such Company CDI holders of the Transaction Consideration promptly following the Effective Time pursuant to the direction set forth in Section 2.2(c)(i)(F); (C) the Company requests ASX to suspend trading of the Company CDIs promptly after the Requisite Company Stockholder Approvals have been obtained and so that there are at least two (2) days on which settlement occurs on ASX prior to the Effective Time; (D) the Paying Agent holds, or is provided with a copy of, the register of Company Common Stock identifying the number of Depositary Shares as of immediately prior to the Effective Time and that number is equal to the number of Company CDIs on issue at that time; (E) provided the Effective Time occurs, the Company, as attorney for the Depositary under Rule 13.5.8 of the ASX Settlement Operating Rules, directs the Paying Agent to pay the Transaction Consideration in respect of Depositary Shares (excluding the Rollover Shares and Cancelled Shares) to the holders of Company CDIs issued over those Depositary Shares as of immediately prior to the Effective Time (and not to the Depositary) as provided for in Rules 13.6.1 and 13.6.7(c) of the ASX Settlement Operating Rules; (F) promptly following the Effective Time, the Paying Agent makes payment of the Transaction Consideration, without interest, to the holders of Company CDIs as of the Effective Time for each Company CDI held by such holders pursuant to the direction set forth in Section 2.2(c)(i)(E); and (G) promptly following the Effective Time, the Paying Agent reduces, as of the Effective Time, all holdings of Company CDIs to zero, thereby cancelling those Company CDIs which shall cease to exist as at the Effective Time.

(ii) Certificates. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of shares of a Certificate (excluding Certificates representing the Depositary Shares which are to be surrendered to the Paying Agent prior to the Effective Time in accordance with Section 2.2(c)(i)(A)) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in such form and contain such provisions as are customary and reasonably acceptable to the Company) (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of Certificates in exchange for the payment of the Transaction Consideration payable in the Merger.

(iii) Book-Entry Shares. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of Book-Entry Shares (A) a Letter of Transmittal and (B) instructions for use in effecting the surrender of Book-Entry Shares in exchange for payment of the Transaction Consideration payable in the Merger. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate to the Paying Agent to receive the Transaction Consideration that such holder is entitled to receive pursuant to this Article II.

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(iv) Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Transaction Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(d) Surrender of Certificates or Book-Entry Shares. Other than in respect of the Depositary Shares, upon surrender of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Transaction Consideration. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the Transaction Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Transaction Consideration. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Transaction Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Transaction Consideration shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to exchange and deliver as promptly as reasonably practicable after the Effective Time, the Transaction Consideration in respect of each such share of Company Common Stock, and the Book-Entry Shares of such holder shall forthwith be cancelled.

(e) No Further Ownership Rights in Company Common Stock. The Transaction Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock and cancellation of any underlying Company CDIs shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Transaction Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in accordance with Section 2.2(d), without interest, and (ii) the stock transfer books of the Company and the Company CDI register shall be closed with respect to all shares of Company Common Stock and Company CDIs outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company and the Company CDI register shall be closed, and there shall be no further registration on the stock transfer books of the Surviving Corporation of transfers of shares of Company Common Stock, and no further registration of any transfer on the Company CDI register of Company CDIs, that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, any Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. No such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and following any losses from any such investment, or to the extent the Payment Fund otherwise diminishes for any reason below the level required for the Paying Agent to make payments pursuant to this Article II, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of

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shares of Company Common Stock at the Effective Time in the amount of such losses or other shortfall (and add or cause the Company to add sufficient cash to the Payment Fund in the event Dissenting Shares lose their status as such in accordance with the second sentence of Section 2.1(b)), which additional funds will be deemed to be part of the Payment Fund. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any cash amounts in excess of the amounts payable under Section 2.1 shall be promptly returned to Parent.

(g) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon Parent’s demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation for satisfaction of its claim for Transaction Consideration which such holder has the right to receive pursuant to this Article II.

(h) No Liability. None of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Transaction Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Parent, and, if required by the Surviving Corporation, Parent, the Depositary or the Paying Agent, the posting by such Person of a bond in customary amount as Parent, the Depositary or the Paying Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

Section 2.3 Company Equity Awards. Except as otherwise agreed by Parent and an individual holder of Company Equity Awards (as defined below) or as set forth in Section 3.2(b)(iii) of the Company Disclosure Letter:

(a) Company RSU Awards.

(i) Immediately prior to the Effective Time, each restricted stock unit in respect of Company Common Stock (a “Company RSU”) that is outstanding and vested at such time (each, a “Vested RSU”) shall, automatically and without any required action on the part of the holder thereof, be canceled and converted into the right to receive (without interest), at the time set forth in Section 2.3(d) (or such later time as required to avoid imposition of additional Taxes under Section 409A of the Code), an amount in cash equal to (x) the total number of shares of Company Common Stock subject to such Vested RSU multiplied by (y) the Transaction Consideration, less applicable Taxes required to be withheld with respect to such payment.

(ii) Each Company RSU outstanding immediately prior to the Effective Time that is not a Vested RSU (each an “Unvested RSU”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (i) the number of shares of Company Common Stock subject to such award of Unvested RSUs as of immediately prior to the Effective Time multiplied by (ii) the Transaction Consideration (the “Cash Replacement RSU Amounts”). The Cash Replacement RSU Amounts will, subject to the holder’s continued service with Parent and its Affiliates through the applicable vesting dates, vest and be payable at the same time as the Unvested RSU for which such Cash Replacement RSU Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement RSU Amounts will have substantially the same terms and conditions, including, with respect to vesting as applied to the Unvested RSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement RSU Amounts.

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(b) Company Stock Options. Immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option” and, together with the Company RSUs, the “Company Equity Awards”), to the extent then unexercised, shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Company Option to receive (without interest), an amount in cash equal to (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess, if any, of the Transaction Consideration over the exercise price per share of Company Common Stock under such Company Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option which has a per share exercise price that is greater than or equal to the Transaction Consideration shall be cancelled at the Effective Time for no consideration or payment and shall be of no further force or effect.

(c) Company Actions. Prior to the Effective Time, the Company, the Company Board of Directors or the appropriate committee thereof, as applicable, shall adopt any resolutions and take any actions (excluding the payment of additional compensation in excess of the amounts provided for in this Section 2.3) which are reasonably necessary to terminate the Company Stock Plan (effective as of, and contingent upon, the Effective Time) and effectuate the provisions of this Section 2.3, including using reasonable best efforts to obtain any required consents.

(d) Payment for Company Equity Awards. As promptly as reasonably practicable following the Closing Date, but in no event later than ten (10) Business Days following the Closing Date, the applicable former holders of Company Options and Vested RSUs will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such former holders in respect of Company Options and Vested RSUs that were cancelled and converted pursuant to Section 2.3(a)(i) or Section 2.3(b), as applicable (after giving effect to any required Tax withholdings as provided in Section 2.4). Notwithstanding the foregoing, if any payment owed to a holder of Company Equity Awards cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder (less applicable withholding Taxes), which check will be sent by courier to such holder promptly following the Closing Date (but in no event more than ten (10) Business Days thereafter).

Section 2.4 Tax Withholding. Notwithstanding anything to the contrary contained herein, each of the Company, Parent, Merger Sub, the Surviving Corporation, the Depositary and the Paying Agent (and each of their respective agents or Affiliates) (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Law. Any amounts so deducted or withheld and timely paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Other than in the case of withholding with respect to amounts constituting compensation income for U.S. federal income tax purposes (it being understood that no payment in exchange for Company Common Stock pursuant to this Agreement shall constitute compensation income), the Parties shall use commercially reasonable efforts to cooperate with the applicable Person and the Representative to eliminate or reduce any such deduction or withholding (including through providing such Person with an opportunity to provide any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (x) disclosed in (i) all reports, schedules, forms, statements and other documents (in each case, including all documents incorporated by reference therein) filed or furnished (as applicable) by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) since February 26, 2024 (collectively, the “Company SEC Documents”), (but excluding any risk factors or forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Forward-Looking Statements”, or in any such case, similarly titled captions, and any other disclosures that are cautionary, predictive, speculative or forward-looking in nature (but not, for the avoidance of doubt, any statements regarding specific historical facts or circumstances) in any such Company SEC Documents) or (ii) in the Company ASX Documents (as defined below) since June 30, 2022 but excluding any risk factors or forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Forward-Looking Statements”, or in any such case, similarly titled captions, and any

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other disclosures that are cautionary, predictive, speculative or forward-looking in nature (but not, for the avoidance of doubt, any statements regarding specific historical facts or circumstances) in any such Company ASX Documents (together with the Company SEC Documents, the “Company Reports”); provided, that nothing in the Company Reports shall be deemed to be disclosures against clause (ii) of Section 3.9; or (y) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that (i) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face, and (ii) the mere inclusion of an item in such Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission (A) of the materiality of such item or that such item did not arise in the ordinary course of business, or that such item rose to any particular threshold, or (B) of any non-compliance or conflict with, or violation or breach of, any Contract, any other third-party rights (including any Intellectual Property rights) or any Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein and/or disclosing information required to be disclosed pursuant to this Agreement), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section or subsection of the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Corporate Organization.

(a) Each of the Company and its Subsidiaries is a corporation or other entity validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be validly existing or in good standing would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter lists all of the Subsidiaries of the Company.

(c) The copies of the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate”), and the Amended and Restated Bylaws of the Company, as amended (the “Company Bylaws,” and collectively with the Company Certificate, the “Company Organizational Documents”), made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, and 500,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on May 22, 2024 (the “Capitalization Date”), (i) 214,694,686 shares of Company Common Stock were issued and outstanding of which 214,694,686 shares are represented by 214,694,686 Company CDIs (not including shares held in treasury), (ii) no shares of Company Common Stock were held in treasury or by any Subsidiary of the Company, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 4,248,629 shares of Company Common Stock pursuant to the exercise of outstanding Company Options were outstanding and (v) 9,384,472 shares of Company Common Stock subject to issuance on settlement of outstanding Company RSU Awards were outstanding. As of the close of business on May 22, 2024, an aggregate of no shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan. The exercise price per share of each Company Option is in excess of the Transaction Consideration.

(b) Except as expressly permitted by Section 5.1(b) after the date of this Agreement, there are not any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or

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enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company or any of its Subsidiaries to make any payment based on or resulting from the value or price of Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Options with Company Common Stock (including in connection with “net” exercises), (ii) Tax withholding in connection with the exercise or vesting of Company Equity Awards, as applicable, and (iii) forfeitures of Company Equity Awards, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or the capital stock of any of its Subsidiaries.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth, with respect to each Company Equity Award that is outstanding as of the Capitalization Date: (i) the name and country of residence of the holder of such Company Equity Award, (ii) the total number of shares of Company Common Stock that are subject to each Company Equity Award, (iii) the exercise price per share of Company Common Stock purchasable under Company Options, (iv) the grant date, and (v) the vesting schedule and current vesting status for such Company Equity Award.

(d) All outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued upon the settlement or exercise (as applicable) of Company Equity Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and will be fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, and all of such shares and equity interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights in favor of any Person other than the Company or a direct or indirect wholly owned Subsidiary of the Company. No Subsidiary of the Company owns any shares of Company Common Stock.

(f) There are no existing and outstanding (i) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interests of the Company or any of its Subsidiaries or (ii) contractual obligations or agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any capital stock of the Company or capital stock of (or other equity or voting interest in) the Company’s Subsidiaries.

(g) Since the Capitalization Date through the date hereof, the Company has not (1) issued any Company Common Stock or other capital stock of the Company or incurred any obligation to make any payments to any Person based on the price or value of any Company Common Stock, other capital stock of the Company or any instrument issued pursuant to the Company Stock Plan, other than in connection with any awards made pursuant to the Company Stock Plan outstanding as of the close of business on the Capitalization Date in accordance with their terms, or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Common Stock or other capital stock of the Company. As of the date hereof, no dividends or similar distributions have accrued or been declared but are unpaid on any Company Common Stock or other capital stock of the Company, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Company Common Stock or other capital stock of the Company (in each case, other than with respect to dividends to be paid by any wholly owned Subsidiary of the Company to the Company).

(h) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, in each case other than a Subsidiary of the Company.

Section 3.3 Corporate Authorization.

(a) Assuming the accuracy of the representations and warranties in Section 4.14, the Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. Assuming the accuracy of the representations and warranties in Section 4.14, the

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execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, including the Merger, have been duly and validly authorized by the Company Board of Directors and, other than as set forth in Section 3.3(b) and Section 3.3(c), no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the Transactions, including the Merger.

(b) The Special Committee has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) determined that it is advisable and in the best interests of the Company and the Unaffiliated Stockholders to enter into, and approve, adopt and declare advisable, this Agreement and (iii) made the Special Committee Recommendation.

(c) The Company Board of Directors (acting upon the unanimous recommendation of the Special Committee) has by unanimous vote of the Non-Recused Directors (as defined below) (i) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and its Unaffiliated Stockholders, (ii) determined that it is in the best interests of the Company to enter into, and approved, adopted and declared advisable, this Agreement, (iii) approved the execution and delivery by the Company of this Agreement (including the “agreement of merger,” as such term is used in Section 251 of the DGCL), the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement and the approval of the Transactions, including the Merger, be submitted to the holders of Company Common Stock at the Company Stockholder Meeting, and (v) resolved to make the Company Board Recommendation.

(d) Assuming the accuracy of the representations and warranties in Section 4.14, the Requisite Company Stockholder Approvals are the only votes of the holders of any class or series of Company capital stock that are necessary under the DGCL and the Company Organizational Documents to adopt, approve or authorize this Agreement and to consummate the Transactions, including the Merger.

(e) This Agreement has been duly executed and delivered by the Company and, assuming the accuracy of the representations and warranties in Section 4.14, and assuming due power and authority of, and due execution and delivery by, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a Proceeding in equity or at Law) (together, the “Bankruptcy and Equity Exception”).

Section 3.4 No Conflicts. Assuming the accuracy of the representations and warranties in Section 4.14, the execution and delivery of this Agreement by the Company does not and the consummation by the Company of the Transactions, including the Merger will not, assuming the Requisite Company Stockholder Approvals are obtained in accordance with the DGCL, (a) conflict with or violate any provision of the Company Organizational Documents or any of the similar Organizational Documents of any of its Subsidiaries or (b) assuming that the authorizations, consents and approvals referred to in Section 3.5 are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination, cancellation or acceleration of any right or obligation under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that would not have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially delay the consummation of the Transactions, including the Merger.

Section 3.5 Governmental Approvals. Other than in connection with or in compliance with (a) the filing of the Certificate of Merger with the Delaware Secretary, (b) the filing with the SEC of (i) a proxy statement to be mailed to the Company’s stockholders relating to the Company Stockholder Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and (ii) a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the Company’s stockholders (such Rule 13e-3 transaction statement, as amended or supplemented from time to time, the “Schedule 13E-3”), (c) the Exchange Act,

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(d) the Securities Act, (e) applicable state securities, takeover and “blue sky” Laws, (f) the filing with the ASX of the Proxy Statement (including the letter to stockholders, notice of meeting, form of proxy, CDI voting instruction form (and any other document incorporated or referenced therein)), submission to the ASX of any drafts of the Proxy Statement, and any other filing or submissions required under the ASX Listing Rules and ASX Settlement Operating Rules to facilitate the Merger, and (g) such other authorizations, consents, Orders, licenses, Permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained would not have a Company Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger, no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary for the consummation by the Company of the Transactions, including the Merger.

Section 3.6 Company ASX Documents.

(a) Except as set forth on Section 3.6(a) of the Company Disclosure Letter, the Company has filed with or furnished to the ASX, on a timely basis, all forms, statements, certifications, documents and reports required to be filed by it with, or furnished to, the ASX pursuant to applicable Laws, including the ASX Listing Rules, on and from June 2, 2021 (collectively, and in each case including all documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, but excluding the Proxy Statement and Schedule 13E-3, the “Company ASX Documents”).

(b) Except as set forth on Section 3.6(b) of the Company Disclosure Letter, as of their respective filing dates, or in the case of amendments thereto, as of the last such amendment, the Company ASX Documents complied in all material respects in form and content with the requirements of all applicable Laws, including the ASX Listing Rules, applicable to such Company ASX Documents, and none of the Company ASX Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or deceptive.

(c) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the ASX and has not, since June 2, 2021 through to the date hereof, received any written or, to the Knowledge of the Company, oral notice from the ASX asserting any material noncompliance with such rules and regulations.

Section 3.7 Company Reports; Financial Statements; Controls.

(a) The Company has filed or furnished (as applicable) with the SEC all reports, schedules, forms, statements and other documents (in each case, including all exhibits and schedules thereto and documents incorporated by reference therein) required to be filed or furnished prior to the date hereof by it. As of their respective dates or, if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act, Securities Act or the ASX Listing Rules, as the case may be, and the applicable rules and regulations promulgated thereunder, applicable to such Company Reports and (ii) did not, at the time they were filed, or, if amended or superseded prior to the date of this Agreement, as of the date of such subsequent filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company or any of its Subsidiaries from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c) Except as is not required in reliance on exemptions from various reporting requirements by virtue of the Company’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, (i) the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for

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external purposes in accordance with GAAP and (ii) the Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and principal financial officer by others within the Company.

(d) The consolidated financial statements (including all related notes thereto) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) (the “Company SEC Financial Statements”) comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company SEC Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods presented (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements), all in conformity with GAAP (except as permitted by Regulation S-X or, with respect to pro forma information, subject to the qualifications stated therein) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.8 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in the Company’s audited consolidated balance sheet as of June 30, 2023 included in the Company SEC Documents (including the notes thereto), (b) liabilities or obligations that were incurred since June 30, 2023 in the ordinary course of business (none of which arises from or relates to any breach of Contract, tort, violation of Law, or infringement or misappropriation), (c) liabilities or obligations relating to or arising under any Contract to which the Company or any of its Subsidiaries is a party (other than to the extent arising from a breach thereof by the Company or such Subsidiary of the Company), (d) liabilities or obligations which would not have a Company Material Adverse Effect, and (e) liabilities or obligations arising or incurred in connection with this Agreement and the Transactions, including the Merger. There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303 of Regulation S-K promulgated under the Securities Act.

Section 3.9 Absence of Certain Changes or Events. Since June 30, 2023 through the date hereof, except for liabilities or obligations incurred in connection with, or permitted or contemplated by, this Agreement and the Transactions, including the Merger, (i) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any event, change, effect, development or occurrence that would have a Company Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries has taken any action that would have required the prior written consent of Parent under clauses (ii), (v), (viii), (x), (xi), (xii), (xiii), (xiv), (xv) and (xvi) of Section 5.1(b) had such action been taken after the date of this Agreement.

Section 3.10 Compliance with Laws; Permits. Other than those violations or allegations that would not have a Company Material Adverse Effect, the Company and its Subsidiaries are not in violation of, and since June 30, 2023 have not violated, any Laws or Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them. Each of the Company and its Subsidiaries have all required governmental licenses, permits, certificates, approvals and authorizations of a Governmental Entity (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit would not have a Company Material Adverse Effect. To the Knowledge of the Company, since June 30, 2022, none of the Company or its Subsidiaries has received written notice from any Governmental Entity with respect to any default or violation of any Law applicable to the Company or any of its Subsidiaries, except for any such defaults or violations that would not have a Company Material Adverse Effect.

Section 3.11 Litigation. As of the date of this Agreement, there are no, and since June 30, 2023, there have been no, Proceedings pending or, to the Knowledge of the Company, threatened, by or against the Company or any of its Subsidiaries or any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individuals’ capacity as such), which would have a Company Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against the Company or any of its Subsidiaries that would

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have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions, including the Merger. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other Transactions.

Section 3.12 Information Supplied.

(a) The Proxy Statement and Schedule 13E-3 will comply in all material respects with the applicable requirements of the Exchange Act and any other applicable federal securities Laws. The Proxy Statement and Schedule 13E-3 will not, at the time the Proxy Statement (and any amendment or supplement thereto) is mailed to the stockholders of the Company, filed with the ASX or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties in this Section 3.12 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement and Schedule 13E-3 based upon information supplied to the Company by Parent or Merger Sub for use or inclusion therein.

Section 3.13 Taxes.

(a) Except as would not have a Company Material Adverse Effect:

(i) All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (taking into account applicable extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete.

(ii) The Company and each of its Subsidiaries have duly and timely paid or have duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes required to be paid or withheld and remitted by them, or where payment is being contested in good faith pursuant to appropriate procedures, have established an adequate reserve in accordance with GAAP reflected in the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof.

(iii) There is no Proceeding pending or threatened in writing, against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(iv) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable or that may thereafter be paid without penalty.

(v) Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.

(vi) Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member, (ii) a transferee or successor of such Person or (iii) a party to a Tax sharing, Tax allocation or Tax indemnity agreement or arrangement with such Person, other than such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and other customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes.

(vii) Neither the Company nor any of its Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(b) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 or 361 of the Code in the two (2) years prior to the date of this Agreement.

(c) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

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Section 3.14 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a list of all material Company Benefit Plans. With respect to each Company Benefit Plan, the Company has made available to Parent a true and complete copy of such written Company Benefit Plan and, to the extent applicable, (i) all material trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both Employee Retirement Income Security Act of 1974 (“ERISA”) funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor, (iv) the most recent IRS determination letter (or opinion or advisory letter upon which the Company is entitled to rely), (v) all material current summary plan descriptions and (vi) all material correspondence received or sent by any Governmental Entity within the past three (3) years. For purposes of this Agreement, “Company Benefit Plan” means each benefit or compensation plan, program, policy, agreement, arrangement or contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any bonus, commission, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, employment, individual consulting, termination, retention, bonus, change in control or severance, pension, retirement, profit sharing, health, welfare, post-employment welfare, vacation, paid time off or other fringe, agreement, plan, program, policy, arrangement or contract, in each case, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability.

(b) Each Company Benefit Plan has been established, maintained, funded, administered and operated in all material respects in accordance with its terms and in compliance with applicable Law, including ERISA and the Code except as would not have a Company Material Adverse Effect.

(c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, in each instance, which would have a Company Material Adverse Effect. As used in this Agreement, “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 4001(b) of ERISA or Section 414 of the Code.

(d) There are no pending, or the Knowledge of the Company, threatened Actions, Proceedings, audits or disputes with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as would not have a Company Material Adverse Effect.

(e) No Company Benefit Plan is a (i) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (ii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iv) “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has at any time during the last six (6) years sponsored, maintained, contributed to or been obligated to contribute to or otherwise had any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or with respect to any such types of plans.

(f) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a current favorable determination letter from the IRS or may rely upon a current opinion or advisory letter from the IRS. The Company and its Subsidiaries have not incurred (whether or not assessed) any material penalty or Tax under Code Sections 4980B, 4980D, 4980H, 6721 or 6722. No Company Benefit Plan provides, and the Company and its Subsidiaries have no current or contingent liability or obligation to provide, post-employment, post-ownership or post-service health or welfare benefits to any Person except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA (and for which the covered Person pays the full premium cost of coverage).

(g) With respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”): (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, (ii) each

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Foreign Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), and (iv) no Foreign Plan has any material unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(h) Except as provided in this Agreement or as required by applicable Law, the consummation of the Transactions, including the Merger will not (i) entitle any current or former director, officer, employee or other service provider of the Company or of any of its Subsidiaries to severance or separation pay or any similar payment, (ii) result in any payment becoming due, result in any funding (through a grantor trust or otherwise) of any compensation or benefits, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer, employee or other service provider, under any Company Benefit Plan, (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan or (iv) result in any payment or benefit becoming due that would, individually, or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code or result in any payment of an excise tax by any Person becoming due under Section 4999 of the Code.

(i) No amount under any such Company Benefit Plan has been or is expected to be subject to any interest or additional Taxes imposed under Section 409A of the Code.

(j) There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is bound to provide a gross-up or otherwise reimburse any current or former director, officer, employee or other service provider of the Company or of any of its Subsidiaries for Taxes, including pursuant to Sections 409A or 4999 of the Code.

Section 3.15 Material Contracts.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that is:

(i) A collective bargaining agreement or similar labor-related Contract with any labor union, works council or other labor organization or employee representative body;

(ii) a Contract relating to the supply, distribution, delivery or marketing of products or services by the Company or its Subsidiaries that involved payments to the Company and its Subsidiaries in excess of $3,000,000 during the twelve (12) months prior to the date of this Agreement, in each case other than purchase orders or other Contracts entered into in the ordinary course of business;

(iii) a Contract pursuant to which the Company or any of its Subsidiaries has purchased during the twelve (12) months prior to the date of this Agreement products or services that involved payments by the Company and its Subsidiaries in excess of $1,000,000 during such period, in each case other than purchase orders and other Contracts entered into in the ordinary course of business;

(iv) a Contract that is a license, royalty or similar Contract with respect to Intellectual Property (other than generally commercially available “off-the-shelf” software programs) that (A) involved payments by or to the Company and its Subsidiaries in excess of $1,000,000 during the twelve (12) months prior to the date of this Agreement or (B) is an exclusive license of any Company Intellectual Property to any Person;

(v) a joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(vi) a mortgage, indenture, guarantee, loan, or credit agreement, security agreement, or other Contracts, in each case relating to Indebtedness for borrowed money, whether as borrower or lender, in each case with an outstanding principal balance as of the date of this Agreement in excess of $2,000,000, other than (A) accounts receivable and accounts payable in the ordinary course of business and (B) intercompany

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loans owed by the Company or any direct or indirect wholly owned Subsidiary of the Company to any other direct or indirect wholly owned Subsidiary of the Company, or by any direct or indirect wholly owned Subsidiary to the Company;

(vii) a Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, in each case (A) for aggregate consideration in excess of $2,000,000 that was entered into after June 30, 2022, or (B) pursuant to which any earn-out or other deferred or contingent payment obligations remain outstanding;

(viii) a Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(ix) a Contract that provides for the outsourcing of any material function or part of the business of the Company or any of its Subsidiaries that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, other than general agency agreements or managing general agent agreements; or

(x) a Contract that requires the Company or any of its Subsidiaries to provide products or services (or to act in any manner) on an exclusive basis, or containing “most favored nation” provisions or a covenant that materially limits the right of the Company or any of its Subsidiaries to engage or compete in any line of business.

Each Contract of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Company Disclosure Letter and whether or not entered into on or prior to the date of this Agreement, is referred to herein as a “Company Material Contract.”

(b) Except as would not have a Company Material Adverse Effect, (i) each Company Material Contract is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto, in each case, subject to the Bankruptcy and Equity Exception, and (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract and, to the Knowledge of the Company, no other party to a Company Material Contract is in breach of or default under any such Company Material Contract.

(c) Complete and correct copies of each Company Material Contract (other than any immaterial omissions), as amended and supplemented, have been filed with the SEC or made available by the Company to Parent, in each case prior to the date hereof.

Section 3.16 Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect, the Company or a Subsidiary of the Company exclusively owns all Company Intellectual Property, and licenses or otherwise possesses adequate rights to use all other Intellectual Property used in connection with or necessary for the business of the Company and its Subsidiaries as currently conducted, in each case, free and clear of all Liens, other than Permitted Liens.

(b) Except as would not have a Company Material Adverse Effect, (i) the conduct of the business conducted by the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate, and since June 30, 2022 has not infringed, misappropriated, or otherwise violated, any Person’s Intellectual Property, and there is no claim alleging the same pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries; and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property and no claim alleging the same are pending or threatened against any Person by the Company or its Subsidiaries.

(c) Section 3.16(c) of the Company Disclosure Letter contains for the Company Intellectual Property an accurate and complete list of the issued patents, pending patent applications, registered copyrights, pending copyright registrations, registered trademarks, pending applications for registration of trademarks, and internet domain name registrations owned by the Company or any of its Subsidiaries (referred to collectively as the “Company Registered Intellectual Property”), and all of which are, to the Knowledge of the Company, valid

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and enforceable. No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned, except (i) in accordance with the expiration of the term of such rights, (ii) intentional cancellations and abandonments in the ordinary course of business, or (iii) as would not have a Company Material Adverse Effect.

(d) Except as would not have a Company Material Adverse Effect, since June 30, 2022, (i) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the trade secrets of the Company and its Subsidiaries, (ii) all material Intellectual Property developed by past or current employees, consultants, or independent contractors of the Company or any of its Subsidiaries in the scope of their employment or engagement either vested in the Company or one of its Subsidiaries by operation of Law or has been assigned to the Company or one of its Subsidiaries under a written agreement and all Persons with access to trade secrets or confidential information of the Company or any of its Subsidiaries have signed agreements with reasonable confidentiality obligations and use restrictions or are under a legally-binding duty of confidentiality with respect to the same and (iii) to the Knowledge of the Company, no such employee, consultant, or independent contractor is in violation of any such agreement or duty.

(e) Except as would not have a Company Material Adverse Effect, all computer hardware, firmware, databases, software, systems, information technology infrastructure, networks, and other similar or related items of automated, computerized and/or software systems, infrastructure, and telecommunication assets and equipment owned or used by or for the Company or any of its Subsidiaries, whether or not outsourced (i) are functional and operate and run in a reasonable business manner, and (ii) are sufficient for the current needs of the business of the Company and its Subsidiaries including as to capacity and ability to meet current peak volumes and anticipated volumes in a timely manner, and there have been no material failures, breakdowns, outages, or unavailability of any of the foregoing since June 30, 2022. The Company and its Subsidiaries maintain reasonable backup and disaster recovery plans and procedures with respect to the foregoing and the data stored or processed thereby.

(f) With respect to any software licensed on an “open source” or “freeware” basis that is bundled with, embedded in, linked to, or otherwise integrated with any software owned by the Company or any of its Subsidiaries, except as would not have a Company Material Adverse Effect (i) the Company and each of its Subsidiaries is and has been in material compliance with all applicable licenses with respect thereto, and (ii) none of such owned software embeds, incorporates, links to, or otherwise uses or interacts with any such open source software or freeware in a manner or relation that requires or would require (or conditions the grant of any rights upon) any distribution (or re-distribution), disclosure, or licensing of, or any licensee being permitted to modify, make derivative works of, or reverse engineer, any proprietary software of the Company or any its Subsidiaries (including any source code thereto), create obligations for the Company or any of its Subsidiaries to grant, or purport to grant, to any third party any rights or immunities under any Intellectual Property owned by the Company or any of its Subsidiaries (including any patent non-asserts or patent licenses), or impose any economic limitations on the Company’s or any of its Subsidiaries’ commercial exploitation thereof. No Person other than the Company or its Subsidiaries (or its or their contractors engaged to provide software development services and that are subject to written agreements with reasonable confidentiality obligations and use restrictions with respect to software code) is in possession of, or has been granted any current or contingent license or other right with respect to, any source code owned by the Company or any of its Subsidiaries, and no such source code has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person by the Company or any of its Subsidiaries and no Person has been granted any rights thereto or agreed to disclose, license, release, deliver, or otherwise grant any right thereto under any circumstance.

(g) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain and enforce commercially reasonable policies, procedures and rules regarding data privacy, protection and security as required under applicable Laws, (ii) the Company and its Subsidiaries are, and at all times since June 30, 2022 have been, in compliance with all Data Security Requirements, and (iii) since June 30, 2022, there have been no (A) actual incidents of security breaches or unauthorized access or use of any of the IT Assets or trade secrets of the Company or any of its Subsidiaries, (B) written notices sent to, or received by, the Company or any of its Subsidiaries with respect to non-compliance with any Data Security Requirements, or (C) actual unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any such trade secrets or other confidential information.

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Section 3.17 Properties.

(a) The Company does not own any real property.

(b) Each Leased Real Property is disclosed in Section 3.17(b) of the Company Disclosure Letter. Except as would not have a Company Material Adverse Effect, with respect to each Leased Real Property that is material to the business operations of the Company and its Subsidiaries, taken as a whole: (i) each lease for the Leased Real Property is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception and (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any lease with respect to Leased Real Property, and, to the Knowledge of the Company, no other party is in breach of or default under any lease with respect to Leased Real Property.

Section 3.18 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and have been since June 30, 2022, in compliance with all applicable Environmental Laws, including possessing and complying with all Permits required for their respective ownership and operations under applicable Environmental Laws;

(b) There is no Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries under or pursuant to any Environmental Law. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that the Company or such Subsidiary has been or is in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. Neither the Company nor any of its Subsidiaries is a party or subject to any administrative or judicial Order pursuant to any Environmental Law; and

(c) To the Knowledge of the Company, with respect to any real property that is currently or was formerly owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no releases, spills or discharges of Hazardous Substances on or underneath any of such real property that would be reasonably likely to result in a liability or obligation on the part of the Company or any of its Subsidiaries.

(d) The representations and warranties contained in Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 3.8, Section 3.9, Section 3.10, Section 3.11, Section 3.15 and this Section 3.18 constitute the sole and exclusive representations and warranties of the Company regarding compliance with or liability under Environmental Laws.

Section 3.19 Company Insurance Policies. Except as would not have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance policies covering the Company and its Subsidiaries that, together with adequately capitalized self-insured or retention arrangements, provide coverage in such amounts and with respect to such risks and losses as is customary for the industries in which the Company and its Subsidiaries operate and that management of the Company has in good faith determined to be adequate for the respective businesses and operations of the Company and its Subsidiaries, (b) each such insurance policy is in full force and effect, and (c) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums) under any such policy. Section 3.19 of the Company Disclosure Letter contains a list of the material insurance policies covering the Company and its Subsidiaries maintained by the Company in effect as of the date hereof.

Section 3.20 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar Contract with any labor union, works council, or other labor organization or employee representative body (each, a “Labor Agreement”), and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, or other labor organization or employee representative body with respect to their employment with the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, since June 30, 2022 (i) the Company and its Subsidiaries have been in compliance with all applicable Laws relating to labor, employment, and employment practices, and (ii) neither the Company nor its Subsidiaries have been the subject of any pending or, to the Knowledge of the Company, threatened Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice.

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Since June 30, 2022, neither the Company nor its Subsidiaries have been the subject of any Proceeding seeking to compel it to bargain with any labor union, works council or labor organization or employee representative, nor, to the Knowledge of the Company, has any such Proceeding been threatened. Since June 30, 2022, (i) there has been no work stoppage, labor strike or lockout or other material labor dispute against the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, there have been no union organizing efforts or activities pending or threatened involving or with respect to employees of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination or retaliation allegations reported to the Company and its Subsidiaries’ Human Resources department or other internal department or party responsible for the investigation of such complaints. With respect to each such allegation reported in good faith, the Company or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper conduct as necessary. Neither the Company nor its Subsidiaries reasonably expects any material liability with respect to any such allegations.

Section 3.21 Takeover Statutes. The Company has elected to opt out of Section 203 of the DGCL. The Board of Directors and the Special Committee have adopted such resolutions and taken all actions so that no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”), or any comparable anti-takeover provision of the Company Certificate or Company Bylaws, is applicable to this Agreement or the Transactions, including the Merger.

Section 3.22 Brokers and Finders’ Fees. Except for the fees and expenses payable to BMO Capital Markets Corp., the financial advisor of the Special Committee (“BMO”), as set forth on Section 3.22 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.23 Opinion of Financial Advisor. The Special Committee has received an opinion from BMO to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Transaction Consideration to be received by the Unaffiliated Stockholders in the Transaction is fair, from a financial point of view, to such Unaffiliated Stockholders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified as of the date of this Agreement.

Section 3.24 International Trade and Anti-Corruption. Except as would not have a Company Material Adverse Effect or where the conduct at issue does not pertain to the business of the Company:

(a) Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents is currently or has since June 30, 2022 been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in or for the benefit of any Sanctioned Country in a manner that would violate applicable Sanctions and Export Control Laws; or (iii) otherwise in violation of any applicable Sanctions and Export Control Laws or U.S. anti-boycott requirements (“Trade Controls”).

(b) Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents, has since June 30, 2022 violated or is currently violating any Anti-Corruption Laws.

(c) Neither the Company nor its Subsidiaries is or has been since June 30, 2022 the subject of any Action regarding any offense or alleged offense under Trade Controls or Anti-Corruption Laws, and no such Action is pending and, to the Knowledge of the Company, none is threatened.

Section 3.25 Related Party Transactions. As of the date hereof, except for any transaction with any Affiliated Stockholder(s) and/or their Representatives, no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

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Section 3.26 No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in Article IV, the Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub is making or has made, and the Company hereby agrees it is not relying upon, any other express or implied representation or warranty or statement (including with respect to the accuracy or completeness thereof) with respect to Parent, Merger Sub, any of their respective Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or with respect to any other information provided or made available to the Company in connection with the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information. The provisions of this Section 3.26 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Person contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that (a) disclosure of any item in any section of this Agreement or any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face, and (b) the mere inclusion of an item in such Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission (i) of the materiality of such item, or (ii) of any non-compliance or conflict with, or violation or breach of, any Contract, any other third-party rights (including any Intellectual Property rights) or any Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein and/or disclosing information required to be disclosed pursuant to this Agreement), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section or subsection of the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Corporate Organization.

(a) Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly licensed, qualified or otherwise authorized to do business and, to the extent applicable, is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Parent Material Adverse Effect.

(b) The copies of the certificate of incorporation of Parent (the “Parent Certificate”) and the bylaws of Parent (the “Parent Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The copies of the certificate of incorporation of Merger Sub (the “Merger Sub Certificate”) and the bylaws of Merger Sub (the “Merger Sub Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2 Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by each of them of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and, except for the approval and adoption of this Agreement by Parent, in its capacity as sole stockholder of Merger Sub, and as set forth in Section 4.4, no other corporate actions on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Delaware Secretary in accordance with the DGCL. The board of directors of Parent has unanimously approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein. The board of directors of Merger Sub has unanimously (i) determined that the terms of the Transactions, including the

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Merger, are advisable, fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) determined that it is in the best interests of Merger Sub to enter into, and approved, adopted and declared advisable, this Agreement, (iii) approved the execution and delivery, by Merger Sub, of this Agreement (including the “agreement of merger,” as such term is used in Section 251 of the DGCL), the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that Parent, as the sole stockholder of Merger Sub, vote to adopt this Agreement and approve the Transactions, including the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 No Conflicts. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Transactions, including the Merger, will not (a) conflict with or violate any provision of the Parent Certificate, Parent Bylaws, Merger Sub Certificate or Merger Sub Bylaws or (b) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of Parent or Merger Sub under, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that would not have a Parent Material Adverse Effect or materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or otherwise prevent or materially delay the consummation of the Transactions, including the Merger.

Section 4.4 Governmental Approvals. Other than in connection with or in compliance with (a) the filing of the Certificate of Merger with the Delaware Secretary, (b) the Exchange Act, (c) the Securities Act, (d) applicable state securities, takeover and “blue sky” Laws, and (e) such other authorizations, consents, Orders, licenses, Permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained would not have a Parent Material Adverse Effect, no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the Transactions, including the Merger.

Section 4.5 Compliance with Laws. Other than those violations or allegations that would not have a Parent Material Adverse Effect, none of Parent, Merger Sub or any of their respective Subsidiaries are in violation of any Laws or Orders applicable to Parent, Merger Sub or any of their respective Subsidiaries, or any assets owned or used by any of them.

Section 4.6 Litigation. As of the date of this Agreement, there are no Proceedings pending, or to the Knowledge of Parent, threatened in writing, against Parent, Merger Sub or any of their respective Subsidiaries before any Governmental Entity, which would have a Parent Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against Parent, Merger Sub or any of their respective Subsidiaries that would have a Parent Material Adverse Effect.

Section 4.7 Operations of Parent and Merger Sub. Parent was formed solely for the purpose of engaging in the Transactions, including the Merger, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, including the Merger, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.8 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Parent Certificate or Parent Bylaws for Parent to consummate the Transactions, including the Merger.

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Section 4.9 Information Supplied.

(a) The information supplied by Parent for use or inclusion in the Proxy Statement and Schedule 13E-3 will not, at the time the Proxy Statement (and any amendment or supplement thereto) is mailed to the stockholders of the Company, filed with the ASX or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10 Brokers and Finders’ Fees. Except for fees and expenses that will be paid exclusively by Parent or Merger Sub, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, including the Merger, based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.11 Financial Capacity. As of the date hereof, Parent has delivered to the Company a true and complete copy of the executed Credit Agreement and any fee letters or ancillary agreements entered into in connection therewith (with fee amounts, economic terms and any other provision thereof to be redacted in a customary manner as may be required by the applicable Debt Financing Sources), each of which has not been amended, modified or terminated prior to the execution of this Agreement. Assuming the Debt Financing is funded in accordance with the terms of the Credit Agreement and assuming satisfaction of all of the conditions to Closing set forth in Article VI, the aggregate proceeds of the Debt Financing, along with the Company Cash on Hand, will be sufficient to fund (i) the payment of the aggregate Transaction Consideration for the acquisition or conversion of all shares of Company Common Stock (other than the Cancelled Shares) pursuant to the Merger (assuming no Dissenting Shares) and all consideration payable pursuant to this Agreement in respect of Company Equity Awards, and (ii) the payment of all fees and expenses required to be paid by Parent or Merger Sub at Closing in connection with the Transactions (such amount, the “Required Funding Amount”). As of the date hereof, the commitment contained in the Credit Agreement has not been withdrawn, modified or rescinded in any respect. As of the date hereof, the Credit Agreement is in full force and effect against Parent or an indirect parent of Parent and, to the Knowledge of Parent, each other party thereto and represents valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, each other party thereto (subject to the Bankruptcy and Equity Exception). Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts required to be paid by the Credit Agreement and any fee letters or ancillary agreements entered into in connection therewith that are due and payable on or prior to the date of this Agreement. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, no event has occurred of which Parent is aware that, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent under any term of the Credit Agreement that would reasonably be expected to materially impair or adversely affect the Debt Financing and the timely receipt of the proceeds thereof. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent has no reason to believe that it will be unable to satisfy on a timely basis any applicable Debt Financing Condition on or prior to Closing Date. Except as set forth in the Credit Agreement, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than the applicable Debt Financing Conditions. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent has no reason to believe that the Debt Financing will not be made available in full to Parent on the Closing Date. Notwithstanding anything to the contrary contained herein, Parent and Merger Sub agree that a breach of the representations and warranties in this Section 4.11 shall not result in the failure of the conditions to the Closing set forth in Section 6.3(a) if (notwithstanding such breach), and subject to the satisfaction or waiver by Parent of the conditions to closing set forth in Section 6.1 and Section 6.2, Parent is willing and able to, and actually does, consummate the Closing on the Closing Date. There are no side letters, fee letters or other written Contracts containing any conditions to the funding of the full amount of the Debt Financing other than as expressly set forth in, or contemplated by, the Credit Agreement.

Section 4.12 Solvency. None of Parent, Merger Sub or any Guarantor is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, any Guarantor or any of their respective Subsidiaries (which, for purposes of this Section 4.12, shall include the Company and its Subsidiaries). Each of Parent and Merger Sub is Solvent as of the date hereof and assuming (a) the representations and warranties in Article III are true and correct in all respects, and (b) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will, after giving effect to all of the Transactions, including the Debt Financing (and/or any Alternative Financing), be Solvent at and immediately after the Effective Time. As used in this Section 4.12, the term “Solvent” means, with respect

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to a particular date, that on such date, (a) Parent and Merger Sub, and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, each are able to pay their respective Indebtedness and other liabilities, contingent or otherwise, as the Indebtedness and other liabilities become due in the usual course of business, (b) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have total assets not less than the sum of such entity’s total liabilities and (c) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.12, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.13 Absence of Certain Agreements. Except for the Rollover Agreements, there are no Contracts (whether oral or written) or commitments to enter into Contracts (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board of Directors, on the other hand, as of the date hereof that relate to the Company, any of the Company’s Subsidiaries or the Transactions, or (b) as of the date hereof pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Transaction Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Company Superior Proposal.

Section 4.14 Ownership of Company Common Stock. As of the date hereof, the Specified Stockholder owns the Specified Stockholder Shares and no Affiliated Stockholder (i) beneficially owns, directly or indirectly, any other shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, (ii) has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement, and (iii) is an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL).

Section 4.15 Rollover Agreements. Parent has delivered to the Company true, complete and fully executed copies of each Rollover Agreement, dated as of the date hereof (including all exhibits, schedules, and annexes), to be entered into in connection with the Transactions. Each Rollover Agreement (i) has not been amended, supplemented, terminated, withdrawn, rescinded or modified (and no waiver of any provision thereof has been granted) and no such amendment, supplement, termination, withdrawal, rescission, waiver or modification is contemplated or pending as of the date hereof, and (ii) is a legal, valid and binding obligation of Parent and the applicable Rollover Stockholders, is in full force and effect, and is enforceable in accordance with the terms thereof against Parent and the applicable Rollover Stockholder, subject to the Bankruptcy and Equity Exceptions. As of the date hereof, none of Parent or the Rollover Stockholders is in default of or breach under the terms and conditions of any of the Rollover Agreements, and no event has occurred (and on the Closing Date, assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2, no event shall have occurred and be continuing) which would (x) reasonably be expected to result in any breach of or constitute a default under (or an event which with or without notice or lapse of time or both would result in any breach of or constitute a default under) any Rollover Agreement, (y) reasonably be expected to result in a failure to satisfy a condition precedent under any Rollover Agreement, in each case, on the part of Parent or the Rollover Stockholders, or (z) reasonably be expected to permit any party to such Rollover Agreements to terminate any Rollover Agreement, in each case, other than failures of the condition to Parent’s obligation to consummate the Merger hereunder as provided under Section 6.1 or Section 6.2. Other than the Rollover Agreements, as of the date of this Agreement there are no other agreements, side letters or arrangements to which Parent, Merger Sub or any Rollover Stockholder is a party that could affect the ability to consummate the transactions contemplated by the Rollover Agreements on the Closing Date. As of the date hereof, no Rollover Stockholder has notified Parent of its intention to terminate, or not to enter into, any Rollover Agreement. There are no conditions precedent or other contingencies related to the transactions contemplated by the Rollover Agreements, other than as expressly set forth in the Rollover Agreements as disclosed to the Company prior to the date hereof. As of the date of this Agreement and assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent has no reason to believe that the transactions contemplated by the Rollover Agreements will not be consummated on the Closing Date.

Section 4.16 Guaranty and Support Agreement. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company a true, complete and correct copy of the duly executed Limited Guaranty and the Sponsor and the Specified Stockholder have delivered to the Company a true, complete and correct copy of their duly executed Support Agreement. The Limited Guaranty and the Support Agreement are in full force and

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effect, have not been amended or modified and constitute a legal, valid and binding obligation of the Guarantors, the Sponsor and the Specified Stockholder, respectively, enforceable against them in accordance with their terms, subject to the Bankruptcy and Equity Exception. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of any Guarantor, the Sponsor or the Specified Stockholder pursuant to the Limited Guaranty or the Support Agreement, as applicable.

Section 4.17 Investment Intention; Acknowledgement and Sophistication.

(a) Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws or pursuant to an exemption from any such registration.

(b) Parent hereby represents and warrants that Parent is directed by Persons who are sophisticated as contemplated by Rule 506(b)(2)(ii) promulgated under the Securities Act and that Parent has such knowledge and experience in financial and business matters that Parent is capable of evaluating the merits and risks of the Transactions, including the Merger.

Section 4.18 No Other Representations and Warranties; Disclaimers.

(a) Each of Parent and Merger Sub acknowledges and agrees that (i) it has had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and its Subsidiaries, (ii) it has had access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which it and its Affiliates and Representatives have desired or requested to review, (iii) it has had access to the data room maintained by the Company for purposes of the Transactions, (iv) it has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (v) it has conducted to its satisfaction its own independent investigation of the Company and its Subsidiaries, their respective businesses, assets and liabilities and the Transactions and, in making its determination to proceed with the Transactions, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent investigation.

(b) Except for the representations and warranties expressly contained in Article III, each of Parent and Merger Sub agrees and acknowledges that neither the Company nor any Person on behalf of the Company is making or has made, and each of Parent and Merger Sub hereby agrees it is not relying upon, any other express or implied representation or warranty or statement (including with respect to the accuracy or completeness thereof) with respect to the Company, any of its Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or with respect to any other information provided or made available to Parent or Merger Sub in connection with the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information. The provisions of this Section 4.18 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Person contemplated hereby.

ARTICLE V
COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

(a) During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (1) as may be prohibited or required by applicable Law or by a Governmental Entity, (2) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, and if Parent fails to respond in the negative to any consent requested in writing within five (5) Business Days of receipt of such request, Parent shall be deemed to have granted such consent), (3) as may be required or expressly permitted (but for this Section 5.1) by this Agreement or (4) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall use commercially reasonable efforts to conduct the businesses of the Company and its Subsidiaries in the ordinary course, and to the extent consistent therewith, the Company shall use commercially reasonable efforts to preserve in all material respects its existing relationships
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with key customers, suppliers, Governmental Entities and other Persons with which it has material business relations; provided, however, that no failure by the Company or any of its Subsidiaries to take any action prohibited by any provision of Section 5.1(b) shall constitute a breach under this Section 5.1(a).

(b) During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (1) as may be required by applicable Law, (2) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, and if Parent fails to respond in the negative to any consent requested in writing within five (5) Business Days of receipt of such request, Parent shall be deemed to have granted such consent), (3) as may be required or expressly permitted by this Agreement, or (4) as set forth in Section 5.1(b) of the Company Disclosure Letter, the Company and its Subsidiaries shall not (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) (x) amend or otherwise change the Company Organizational Documents or (y) amend or otherwise change the Organizational Documents of the Company’s Subsidiaries (in any material respect);

(ii) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company, (B) adjust, split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including any Company Equity Awards, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, except with respect to the capital stock or securities of any direct or indirect wholly owned Subsidiary, in connection with transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, or (C) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other Company Equity Awards or equity interests or any rights, warrants or options to acquire any such shares or interests, except (1) for acquisitions, or deemed acquisitions, of shares of Company Common Stock or other equity securities of the Company in connection with forfeitures of Company Equity Awards, the exercise of Company Options or in connection with the vesting or settlement of Company Equity Awards (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), in each case outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with the terms of this Agreement, or (2) with respect to the capital stock or securities of any Subsidiary, in connection with transactions among the Company and one or more of its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries;

(iii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any Company Equity Awards, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security), except for (A) the issuance of shares of Company Common Stock pursuant to Contracts (other than any Contract governing Company Equity Awards) in effect prior to the execution and delivery of this Agreement, (B) the issuance of shares of Company Common Stock in connection with the exercise of Company Options or the vesting or settlement of Company Equity Awards, in each case outstanding as of the date of this Agreement, (C) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary’s parent, the Company or another wholly owned Subsidiary of the Company, or (D) any issuance, sale or other disposition of capital stock or other securities of any Subsidiary of the Company to the Company or another Subsidiary of the Company (other than with respect to Company Equity Awards);

(iv) (A) sell, assign, lease, license, abandon or permit to lapse, transfer or otherwise dispose of any Company Intellectual Property that is material to the Company and its Subsidiaries taken as a whole, other than the expiration of Intellectual Property at the end of its statutory term or pursuant to a non-exclusive license granted in the ordinary course of business; (B) disclose any trade secrets (including source code) that is material to the Company and its Subsidiaries taken as a whole, other than pursuant to a written non-disclosure agreement entered into in the ordinary course of business;

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(v) (A) merge or consolidate with any other Person, or (B) acquire any material assets from or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other Person (excluding Subsidiaries of the Company), except in any such case for (1) any such merger, consolidation, acquisition or investment where the consideration is not in excess of $1,000,000 individually or $3,000,000 in the aggregate, or (2) any capital expenditures permitted by Section 5.1(b)(vii);

(vi) sell, lease, license, subject to a material Lien, except for a Permitted Lien, or otherwise dispose of any material assets, product lines or businesses of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary), except (A) pursuant to Contracts in effect prior to the execution and delivery of this Agreement and ordinary course renewals thereof, (B) any such transaction involving assets of the Company or any of its Subsidiaries with a fair market value not in excess of $500,000 individually or $1,000,000 in the aggregate, (C) sales, leases or licenses of inventory, equipment and other assets in the ordinary course of business, (D) dispositions of obsolete inventory, equipment and other assets consistent with past practice, or (E) sales, leases, licenses or other dispositions to the Company or any of its Subsidiaries;

(vii) make capital expenditures except (A) pursuant to existing Contracts and ordinary course renewals thereof or in accordance with the Company’s capital expenditure budget or (B) capital expenditures, not in excess of $1,000,000 in the aggregate;

(viii) (A) make any loans, advances or capital contributions to any other Person (except with respect to advancement or indemnification of expenses or losses incurred by a Company Indemnified Party) in excess of $1,000,000 in any twelve (12) month period; (B) create, incur, guarantee or assume any Indebtedness for borrowed money in excess of $2,000,000 in the aggregate, except for, in the case of each of clause (A) and clause (B), (1) transactions among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, (2) letters of credit, surety bonds, security time deposits, guarantees of Indebtedness for borrowed money or similar instruments issued in the ordinary course of business, (3) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness and in amounts not materially in excess of such existing Indebtedness and on terms and conditions as or more favorable to the Company than such existing Indebtedness, (4) any hedging, swap or similar arrangement entered into in the ordinary course of business consistent with past practice, or (5) the entry into capitalized lease obligations in the ordinary course of business consistent with past practice; or (C) cancel any material debts of any Person to the Company or any of its Subsidiaries or waive any material claims or rights of value, except for cancellations or waivers in the ordinary course of business consistent with past practice;

(ix) except as required by Contracts and Company Benefit Plans as in effect prior to the date of this Agreement and disclosed on Section 3.14(a) of the Company Disclosure Letter or applicable Law, (A) increase the compensation or other benefits payable or provided to the Company’s or its Subsidiaries’ officers or other employees outside of the ordinary course of business consistent with past practice (the ordinary course including, for this purpose, the employee salary and bonus review process and related adjustments substantially as conducted prior to the date hereof and any such increases in connection with promotions) which, for purposes of clarity, may not exceed a 7.5% increase in total compensation or other benefits payable or provided as of the date hereof; (B) enter into any employment, consulting, change of control, severance, separation, stay bonus or retention agreement with any employee or other service provider of the Company (except (1) for any arrangement with an employee earning less than $100,000 per year described on Section 5.1(b)(ix)(B) of the Company Disclosure Letter, (2) for an agreement with an employee who has been hired to replace a similarly situated employee who was party to such an agreement on substantially the same terms, or (3) for renewals or replacements of existing agreements with current employees upon expiration of the term of the applicable agreement on substantially the same terms as the previous agreement) or (C) establish, adopt, enter into, terminate or amend any Company Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, or increase or accelerate the funding, payment or vesting of the compensation or benefits provided under any Company Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement that would be a Company Benefit Plan if in effect on the date hereof;

(x) enter into, negotiate, modify, extend, or terminate any Labor Agreement or recognize or certify any labor union, works council, or other labor organization as the bargaining representative for any employees of the Company or any of its Subsidiaries;

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(xi) implement or announce any reductions-in-force or employee layoffs that trigger notice requirements under WARN;

(xii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xiii) other than in respect of claims, liabilities or obligations in connection with any stockholder litigation against the Company and/or its officers, directors, employees and Representatives relating to this Agreement, the Merger and/or the Transactions in accordance with Section 5.13, (A) settle or compromise any material Action or Proceeding, except (1) for any settlements or compromises involving total aggregate payments not in excess of $350,000, (2) for any settlements or compromises involving payments solely funded by insurance carriers or (3) in the ordinary course of business and consistent with past practice, including waivers of rights with respect to suppliers or customers in the ordinary course of business; or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business of the Company and its Subsidiaries taken as a whole after the Effective Time;

(xiv) except, in each case, in the ordinary course of business consistent with past practice, (A) enter into any Contract that would be a Company Material Contract if in existence on the date hereof or (B) amend, waive any material right under, or terminate any Company Material Contract, in each case in a manner that would be material and adverse to the Company and its Subsidiaries, taken as a whole;

(xv) alter or amend in any material respect any existing accounting methods, principles or practices, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP or applicable Law;

(xvi) (A) make, change or revoke any material Tax election; (B) make any material change in its Tax accounting methods; (C) amend any Tax Return relating to material Taxes; (D) surrender any claim for a refund of a material amount of Taxes; (E) enter into any closing agreement with a Taxing Authority with respect to any material Tax; or (F) settle or compromise any claim or assessment in respect of material Taxes;

(xvii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(xviii) enter any Contract, or otherwise obligate itself in a legally binding manner, to take any of the foregoing actions.

Section 5.2 Access.

(a) For the sole purpose of furthering the Transactions and integration planning related thereto, the Company shall upon reasonable advance notice, afford Parent and its Representatives (at Parent’s and its Representatives’ sole cost and expense) reasonable access during normal business hours, throughout the period prior to the Effective Time, in a manner that does not unreasonably interfere with the business of the Company or any of its Subsidiaries, to personnel, properties, Contracts, books and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, the process that led to the negotiation and execution of this Agreement or, subject to the disclosure requirements of Section 5.5, any Company Takeover Proposal), and, during such period, the Company shall, and shall cause its Subsidiaries to, without limitation to the preceding obligations, make available to Parent subject to the same terms and conditions all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company will be permitted to redact any information or documentation provided to the extent that such information or documentation includes competitively sensitive information; and, provided, further, that the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it. Notwithstanding the foregoing, the Company shall not be required to provide access to or make available to any Person any document or information that, in the reasonable judgment of the Company, (i) would violate any of its obligations with respect to any applicable Law or Order, (ii) would violate any of its material obligations with respect to confidentiality or the terms of any Contract or (iii) is subject to any attorney-client or work-product privilege. All requests for access or information made pursuant to this Section 5.2(a) shall be directed to an executive officer or other Person

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designated in writing by the Company. Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under the applicable Law.

(b) In conducting any inspection of any properties of the Company and its Subsidiaries, Parent and its Representatives shall not damage any property or any portion thereof.

(c) No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement. No rights under this Section 5.2 can be exercised by Parent or any of its Representatives to prepare for, or otherwise in connection with, any Action relating to this Agreement.

(d) The Parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Transactions shall be governed in accordance with the Confidentiality Deed Poll, dated May 10, 2021 (the “Confidentiality Agreement”), among the Company and SC Partners IV, LP, Sterling Capital Partners IV, L.P., SCP IV Parallel, L.P. and Sterling Fund Management, LLC.

Section 5.3 Preparation of the Proxy Statement and Schedule 13E-3.

(a) As soon as reasonably practicable following the date of this Agreement (and in any event no later than, unless otherwise agreed in writing by the parties, thirty (30) days following the date of this Agreement) (i) the Company shall use reasonable best efforts to prepare and file the Proxy Statement with the ASX and the SEC in preliminary form, and (ii) the Company and Parent shall use reasonable best efforts to jointly prepare and file the Schedule 13E-3. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement and Schedule 13E-3 or that is customarily included in proxy statements or Rule 13E-3 transaction statements prepared in connection with transactions of the type contemplated by this Agreement and shall ensure that the Proxy Statement and Schedule 13E-3 complies in all material respects with the requirements of all applicable Laws.

(b) The Company shall promptly notify Parent of the receipt of any comments from the SEC staff and of any request by the SEC staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or any request from the SEC staff for additional information, and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. If the Company receives comments from the SEC staff on the preliminary Proxy Statement or the Schedule 13E-3, (i) each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to such comments or any request from the SEC staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3, (ii) each of the Company and Parent shall use its reasonable best efforts to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement and the Schedule 13E-3, and (iii) the Company shall file the Proxy Statement in definitive form with the ASX and the SEC and cause the definitive Proxy Statement and the Schedule 13E-3 to be mailed to the stockholders of the Company as promptly as reasonably practicable, and in no event more than five (5) Business Days, following confirmation from the SEC that it has completed its review of the Proxy Statement. If the SEC confirms it will not review the Proxy Statement, which confirmation will be deemed to have occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., New York City time, on the tenth (10th) calendar day following such filing with the SEC, the Company shall file the Proxy Statement in definitive form with the SEC and cause the definitive Proxy Statement and the Schedule 13E-3 to be mailed to the stockholders of the Company as promptly as reasonably practicable, and in no event more than five (5) Business Days, following such confirmation from the SEC that it will not review the Proxy Statement. Except in the case of a filing, amendment or supplement to the Proxy Statement or Schedule 13E-3 solely to the extent relating to a Company Adverse Recommendation Change or any dispute between the Parties regarding this Agreement, the Merger or the other Transactions, no filing of, or amendment or supplement to, the Proxy Statement or the Schedule 13E-3 or any response to any comment from the SEC with respect thereto shall be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon (it being understood that Parent and its counsel shall provide any comments thereon as promptly as reasonably practicable) and considering any such comments in good faith.

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(c) If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the ASX and the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(d) Unless a Company Adverse Recommendation Change has been made in accordance with Section 5.5, the Company shall include the Special Committee Recommendation and the Company Board Recommendation in any iteration of the Proxy Statement filed in preliminary form and the Proxy Statement filed in definitive form.

Section 5.4 Stockholders Meeting; Company Board Recommendation. As promptly as reasonably practicable after the SEC advises that it has no further comments on the Proxy Statement and the Schedule 13E-3 or that the Company may commence mailing the Proxy Statement and the Schedule 13E-3, the Company, acting through the Company Board of Directors or any committee thereof, and in accordance with applicable Law, the Company Organizational Documents, the ASX Listing Rules and ASX Settlement Operating Rules, shall, subject to Section 5.5, use its reasonable best efforts to establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company (which shall in no event be scheduled for later than the fortieth (40th) day following the first mailing of the Proxy Statement to the stockholders of the Company) for the purpose of seeking the Requisite Company Stockholder Approvals (the “Company Stockholder Meeting”) and shall, unless a Company Adverse Recommendation Change has been made, use its reasonable best efforts to solicit proxies from the stockholders of the Company and obtain the Requisite Company Stockholder Approvals; provided, however, that the Company (acting upon the recommendation of the Special Committee) shall be permitted to adjourn, delay or postpone convening the Company Stockholder Meeting from time to time (a) with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (b) if as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholder Meeting, (c) if as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock with respect to which proxies have been submitted to vote in favor of the adoption of this Agreement to obtain either the Company Stockholder Approval or the Company Unaffiliated Stockholder Approval, (d) if in the good faith judgment of the Company Board of Directors (acting upon the recommendation of the Special Committee after consultation with its outside legal advisors) failure to adjourn, delay or postpone the Company Stockholder Meeting would be inconsistent with the fiduciary duties of the Company Board of Directors (or the Special Committee) under applicable Law, or (e) if in the good faith judgment of the Company Board of Directors (acting upon the recommendation of the Special Committee after consultation with its independent legal advisors), additional time is necessary for the filing and mailing of any supplemental or additional disclosure reasonably likely to be necessary or appropriate under applicable Law to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholder Meeting. In furtherance of the foregoing, as promptly as practicable after the date hereof, the Company shall, in consultation with Parent, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and take all action necessary to establish a record date for the Company Stockholder Meeting. Notwithstanding anything in this Agreement to the contrary, the Company may adjourn or postpone the Company Stockholder Meeting to a date no later than the third (3rd) Business Day after the expiration of the notice periods contemplated by Section 5.5(f). Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 5.4 shall continue in full force and effect. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Requisite Company Stockholder Approvals, the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, and adjournment shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Common Stock at the Company Stockholder Meeting.

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Section 5.5 No Solicitation.

(a) Except as otherwise permitted by this Section 5.5, the Company shall, and shall cause each of its Subsidiaries and the respective directors and officers of the Company and each wholly owned Subsidiary to, and shall instruct and use its reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to: (i) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons (other than Parent and its Representatives) that are ongoing with respect to a Company Takeover Proposal or any inquiry, discussion or request that would reasonably be expected to lead to a Company Takeover Proposal, and (ii) promptly (and in any event within five (5) Business Days following the date hereof) request in writing that any third party that has previously executed a confidentiality or similar agreement with respect to a Company Takeover Proposal promptly return to the Company or destroy all non-public information previously furnished to such third party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such agreement and (iii) not, directly or indirectly through intermediaries, (A) solicit, initiate or knowingly encourage (including by way of furnishing non-public information relating to the Company or any of its Subsidiaries) the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of knowingly encouraging, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 5.5), (C) execute or enter into any binding letter of intent, acquisition agreement, merger agreement, joint venture agreement or similar Contract (whether written, oral, binding or non-binding) with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) or (D) grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) of any third party under any standstill or confidentiality agreement; provided, that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of any “standstill” or similar obligation of any third party with respect to the Company or any of its Subsidiaries to allow such third party to make a Company Takeover Proposal. None of the foregoing shall prohibit the Company or its Representatives from contacting any Person or group of Persons that has made a Company Takeover Proposal after the date hereof solely to ascertain the facts or request the clarification of the terms and conditions thereof so as to determine whether the Company Takeover Proposal constitutes or could reasonably be expect to lead to a Company Superior Proposal or to request that any Company Takeover Proposal made orally be in writing, and any such actions shall not be a breach of this Section 5.5.

(b) Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the date of this Agreement and prior to obtaining the Requisite Company Stockholder Approvals, the Company or any of its Representatives receives a bona fide, written Company Takeover Proposal from any Person, which did not result from a material breach of this Section 5.5, and if the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal and that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company, its Subsidiaries and their respective Representatives may, (i) furnish information with respect to the Company and its Subsidiaries to the Person who has made such Company Takeover Proposal, including non-public information, if the Company receives from such Person an executed confidentiality agreement containing terms that are not materially less restrictive in the aggregate to the other party than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amendment or modification of a Company Takeover Proposal) (such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided, that the Company shall promptly, and in any event within forty-eight (48) hours following the delivery to such Person, make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to or made available to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal, its Representatives and any prospective debt and equity financing sources regarding such Company Takeover Proposal. In addition to the Company’s obligations pursuant to Section 5.5(c), the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent and Merger Sub if the Company commences furnishing non-public information or commences discussions or negotiations as provided in this Section 5.5(b).

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(c) The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or any inquiry, proposal or request that would reasonably be expected to lead to any Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal or such inquiry, proposal or request and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto). The Company shall keep Parent reasonably informed, on a prompt basis (and in no event later than twenty-four (24) hours after receipt), regarding any material changes to the status and material terms of any such Company Takeover Proposal or inquiry, proposal or offer (and shall provide Parent with a copy of any written documents or agreements delivered to the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes)). The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.5.

(d) Except as permitted by this Section 5.5, the Company Board of Directors shall not (i)(A) fail to include the Special Committee Recommendation and the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders, (B) withhold, withdraw or modify (or authorize or publicly propose to withhold, withdraw or modify), in any such case in a manner adverse to Parent, the Company Board Recommendation, (C) publicly make any recommendation in support of a tender offer or exchange offer that constitutes a Company Takeover Proposal or fail to recommend against any such tender offer or exchange offer, (D) publicly adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to stockholders of the Company a Company Takeover Proposal or (E) fail to publicly recommend against any Company Takeover Proposal or fail to publicly reaffirm the Company Board Recommendation, in each case, within five (5) Business Days after Parent so requests in writing following a publicly announced Company Takeover Proposal, provided, that Parent may only make such request once with respect to any particular Company Takeover Proposal or any material publicly announced or disclosed amendment or modification thereto (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any binding letter of intent, memorandum of understanding or agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”).

(e) Notwithstanding anything to the contrary contained in this Agreement, prior to, but not after, obtaining the Requisite Company Stockholder Approvals, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee may, in respect of a Company Superior Proposal, either or both (1) make a Company Adverse Recommendation Change or (2) terminate this Agreement in accordance with Section 7.1(f) in order to enter into a definitive agreement for such Company Superior Proposal (in each case, if and only if, prior to taking such action, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law); provided, however, that, prior to taking either such action, (w) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, including the terms and conditions of and the basis for such action, and the identity of the Person making, any such Company Superior Proposal and has contemporaneously provided with such notice to Parent a copy of the Company Superior Proposal or any proposed Company Acquisition Agreements (or if not provided in writing to the Company, a written summary of the terms thereof) and a summary of any related financing commitments in the Company’s possession, (x) to the extent requested in writing by Parent, the Company (acting through the Special Committee) has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such four (4) Business Day period concerning any revisions to the terms of this Agreement proposed by Parent, and (y) following the end of such four (4) Business Days’ notice period, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee shall have determined, after consultation with its outside legal counsel, and giving due consideration to the revisions to the terms of this Agreement to which Parent has committed in writing, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal (assuming the revisions committed to by Parent in writing were to be given effect), and (z) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case,

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have delivered to Parent an additional notice consistent with that described in clause (w) above of this proviso and a new notice period under clause (w) of this proviso shall commence (except that the four (4) Business Day notice period referred to above shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 5.5(e) anew with respect to such additional notice, including clauses (w) through (z) above of this proviso. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms and the Company Termination Fee has been paid in the manner provided in Section 7.3.

(f) Notwithstanding anything to the contrary contained in this Agreement, other than in connection with a Company Takeover Proposal, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee may, at any time prior to, but not after, obtaining the Requisite Company Stockholder Approvals, make a Company Adverse Recommendation Change in response to an Intervening Event if, prior to taking such action, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, provided, however, that, prior to taking such action, (i) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, and specifying in reasonable detail the Intervening Event and the potential reasons that the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee is proposing to effect a Company Adverse Recommendation Change, (ii) to the extent requested in writing by Parent, the Company (acting through the Special Committee) has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such four (4) Business Day period to enable Parent to propose revisions to the terms of this Agreement such that it would cause the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee not to make such Company Adverse Recommendation Change, and (iii) following the end of such four (4) Business Days period, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee shall have considered in good faith any revisions to the terms of this Agreement to which Parent has committed in writing, and shall have determined, after consultation with its outside legal counsel (assuming the revisions committed to by Parent in writing were to be given effect), that the failure to make a Company Adverse Recommendation Change is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Nothing contained in this Section 5.5 shall prohibit the Company or the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee from complying with its disclosure obligations under applicable Laws, the Corporations Act, the ASX Listing Rules or any United States federal or state Law with regard to a Company Takeover Proposal, including (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in either case, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee, as applicable, determines in good faith, after consultation with outside legal counsel (which shall include the Special Committee’s outside legal counsel), that the failure to do so is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law or obligations of the Company or the Company Board of Directors or the Special Committee, as applicable, under applicable federal securities Law; provided, however, that this Section 5.5(g) shall not permit the Company Board of Directors to effect a Company Adverse Recommendation Change except to the extent otherwise permitted by this Section 5.5.

(h) For purposes of this Section 5.5, the Company shall not be responsible for any breach of this Agreement by, or directly caused by, the Persons set out in Section 5.5 of the Company Disclosure Letter.

Section 5.6 Employee Matters.

(a) Until the first anniversary of the Effective Time (or, if earlier, the termination date of the applicable Continuing Employee) (the “Benefits Continuation Period”), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries as of immediately prior to the Closing who continue as employees of the Surviving Corporation or any of its Subsidiaries immediately following the Closing (the “Continuing Employees”), during all or a portion of the Benefits Continuation Period, (i) base salary or

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hourly wages and (ii) employee benefits (excluding any defined benefit pension, equity or equity-based, transaction, retention, severance, change in control, nonqualified deferred compensation, or retiree or post-employment health or welfare benefits (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time under the Company Benefit Plans listed under Section 3.14(a) of the Company Disclosure Letter (subject to the same exclusions). Nothing herein shall be deemed to be a guarantee of employment, or any particular terms or conditions of employment, for any current or former employee of the Company or any of its Subsidiaries, or other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or the Surviving Corporation to terminate the employment of any such employee.

(b) The Surviving Corporation shall, for the plan year in which the Closing Date occurs, use commercially reasonable efforts to (i) waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation or any of its Affiliates in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid for the plan year that includes the Closing Date under the Company Benefit Plans that are group health plans for purposes of satisfying the corresponding deductible or out-of-pocket requirements under the Surviving Corporation’s group health plans, and (iii) recognize, or cause to be recognized, service prior to the Effective Time with the Company or any of its Subsidiaries for purposes of eligibility to participate, vesting (for the avoidance of doubt, other than with respect to equity or equity-based awards), and determination of level of benefits to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that such service crediting shall not apply to the extent it results in a duplication of benefits, compensation or coverage for the same period of service or for any purpose under any Excluded Benefit.

(c) From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms as in effect at the Effective Time, each employment and change in control policy or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee, including those identified in Section 5.6(c) of the Company Disclosure Letter.

(d) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, or operating unit of the Surviving Corporation or any of its Subsidiaries without complying in all material respects with WARN.

(e) Nothing contained in this Agreement, whether express or implied, (i) shall be treated as an establishment, amendment or other modification of any Company Benefit Plan or any other benefit or compensation plan program, policy, agreement or arrangement, (ii) shall create any third-party beneficiary rights in any Person in respect of continued employment by the Company, Parent, any of their respective Affiliates or otherwise, or (iii) subject to the requirements of this Section 5.6, shall limit the right of Parent or the Surviving Corporation or any of its Subsidiaries (including, following the Closing Date, the Company or any of its Subsidiaries) to amend, terminate or otherwise modify any Company Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement.

Section 5.7 Regulatory Approvals; Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause each of its Subsidiaries (as applicable) to, use its reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Transactions as promptly as practicable, including to use their respective reasonable best efforts to, as promptly as practicable, (i) cause all of the conditions to Closing set out in Article VI to be satisfied, (ii) prepare and file all necessary, proper or advisable Filings, (iii) obtain all necessary, proper or advisable Governmental Approvals, (iv) obtain all necessary material consents or waivers from non-Governmental Entity third parties (provided, that in no event shall the Company or its Subsidiaries be obligated to pay or to commit to pay to any

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Person whose consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent or waiver), and (v) execute and deliver any additional agreements, documents or instruments necessary, proper or advisable to consummate the Transactions and to fully carry out the purposes of this Agreement. Each of Parent and the Company shall promptly notify the other Party of any notice or other communication from any Governmental Entity received by such Party alleging that such Governmental Entity’s consent is or may be required in connection with or as a condition to the consummation of the Merger or any other Transaction.

(b) Each of the Company and Parent shall use its reasonable best efforts to (i) cooperate and coordinate with the other Party in the taking of the actions contemplated by Section 5.7(a), (ii) provide such assistance as the other Party may reasonably request in connection with the foregoing, including supplying the other Party with any information that the other Party may reasonably request in order to effectuate the taking of such actions, and (iii) keep the other Party reasonably and timely informed of any developments, meetings, or discussions with any Governmental Entity, and any inquiries or requests for additional information, from any Governmental Entity. If the Company or Parent receives a formal or informal request for additional information or documentary material from any Governmental Entity with respect to the Merger or the other Transactions, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. In addition, to the extent practicable, none of the Parties hereto shall participate in any substantive meeting or conference (telephone, video, in-person or otherwise) with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Filing, Action, investigation (including any settlement of the investigation) or other inquiry unless it provides reasonable prior notice of such meeting or conference and consults with the other Party in advance and, where permitted by such Governmental Entity, allows the other Party to participate. To the extent reasonably practicable, legal counsel for Parent and for the Company shall have the right to review in advance, and will consult with the other Party on and consider in good faith the views of the other Party in connection with any substantive filing made with, or substantive written materials submitted to, any third party or Governmental Entity in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Information disclosed pursuant to this Section 5.7 shall be subject to the Confidentiality Agreement. However, (A) each of Parent and the Company may designate any information or material shared under this Section 5.7 as restricted to “Outside Counsel Only” and any such information or material shall not be shared with employees, officers, managers or directors or their equivalents of the other Party without approval of the disclosing Party, and (B) materials may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements or applicable Law, and (z) as necessary to address reasonable attorney-client or other privilege concerns. Neither Parent nor the Company shall be required to comply with any of the foregoing provisions of this Section 5.7(b) to the extent that such compliance would be prohibited by applicable Law. The Company shall not voluntarily extend any waiting period associated with any consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other Transactions, except with the prior written consent of Parent. The Parties acknowledge and agree that Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any requisite regulatory approvals and be entitled to direct, control and lead communications, discussions, and negotiations under this Section 5.7, and the Company will cooperate reasonably, subject to applicable Law, therewith; provided, however, that Parent shall consult in advance (to the extent reasonably practicable) with the Company, and give due consideration in good faith to the Company’s views regarding such strategy, communications, discussions, and negotiations.

(c) In furtherance and not in limitation of the other provisions in this Section 5.7, Parent and Merger Sub agree to take, and to cause their respective controlled Affiliates to take, in each case as promptly as practicable (and in any event prior to the End Date), any and all steps necessary to avoid, eliminate or resolve each and every impediment that may be asserted by any Governmental Entity under any Antitrust Laws and obtain all clearances, consents, approvals and waivers under any Antitrust Laws that may be required by any Governmental Entity (including complying with all restrictions and conditions, if any, imposed or requested by any Governmental Entity in connection with granting any necessary consent, approval, Order, actions or nonactions, waiver or clearance, or terminating any applicable waiting period), so as to enable the Parties to close the Merger and the other Transactions as soon as practicable (and in any event no later than the End Date), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, divestiture, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines,

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customers or assets of Parent or any of its controlled Affiliates (including the Company or any of its Subsidiaries after the Effective Time), (ii) any limitation or modification of any of the businesses, services, products or operations of Parent or any of its controlled Affiliates (including the Company or any of its Subsidiaries after the Effective Time), (iii) the termination, relinquishment, modification, or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled Affiliates (including the Company or any of its Subsidiaries after the Effective Time), and/or (iv) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled Affiliates (including the Company or any of its Subsidiaries after the Effective Time) (each, a “Remedial Action”); provided, however, that Parent will not be required to take any Remedial Action that is not conditioned upon consummation of the Merger. In addition, in furtherance and not in limitation of the other provisions in this Section 5.7, Parent shall, and shall cause its controlled Affiliates to, take all actions (A) necessary to defend, including through pursuing litigation on the merits, any administrative or judicial Action or Proceeding asserted or threatened by any Governmental Entity or any other Person under Antitrust Laws (including pursuing all available avenues of administrative and/or judicial appeal) that seeks, or would reasonably be expected to seek, to prevent, restrain, impede, delay, enjoin, or otherwise prohibit the consummation of the Merger or any of the other Transactions, and (B) necessary in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) entered, issued or threatened that would prevent, restrain, impede, delay, enjoin or otherwise prohibit the consummation of the Merger or any of the other Transactions prior to the End Date or otherwise materially delaying the Closing or delaying the Effective Time beyond the End Date; provided, however, that the obligations set forth in this sentence shall not limit the obligation of Parent to take, and/or to cause its controlled Affiliates to take, any Remedial Action or to otherwise comply with its obligations set forth in this Section 5.7(c). The entry by any Governmental Entity of an Order requiring any Remedial Action shall not be deemed to constitute or result in a breach of any representation, warranty or covenant in this Agreement or a failure of any condition to the Transactions to be satisfied.

(d) Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or divisions thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would or would reasonably be expected to materially delay the obtaining of, or materially increase the risk of not obtaining, any Governmental Approval necessary, proper or advisable to consummate the Transactions, including the Merger.

Section 5.8 Takeover Statutes. None of Parent, the Company or their respective Subsidiaries shall take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other Transactions, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.9 Public Announcements. Unless a Company Adverse Recommendation Change has occurred, the Parties shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law, the Corporations Act, or by the ASX Listing Rules; provided, that each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent (or made by one Party after having consulted with the other Party); provided, further, that the Company need not consult with Parent, and Parent need not consult with the Company, in connection with any public announcement, statement or other disclosure with respect to any Company Takeover Proposal (including any “stop, look and listen” communication), Company Superior Proposal, Company Adverse Recommendation Change or dispute among the Parties regarding this Agreement. The Company and Parent agree to issue a joint press release announcing the execution and delivery of this Agreement; provided, further, that Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.

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Section 5.10 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, jointly and severally indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director and officer of the Company as of the Effective Time and any of its Subsidiaries and any other Person entitled to indemnification under the Company Organizational Documents or Organizational Documents of the Company’s Subsidiaries (in each case, solely when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to the fact that such Person is or was a Company Indemnified Party and pertaining to matters existing or occurring or actions or omissions taken at or prior to the Effective Time, including (i) the Transactions, and (ii) actions to enforce this Section 5.10 and any other indemnification or advancement right of any Company Indemnified Party, and Parent shall, and Parent shall cause the Surviving Corporation to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by applicable Law; provided, that, to the extent required by applicable Law, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification.

(b) The Parties agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Company Indemnified Party or as provided in the Company Organizational Documents (or Organizational Documents of the Company’s Subsidiaries) or any indemnification agreements in existence as of the date hereof between such Company Indemnified Party and the Company or any of its Subsidiaries, shall survive the Transactions and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties.

(c) Prior to the Effective Time, the Company may and, if the Company does not, Parent shall cause the Surviving Corporation to, not later than the Effective Time, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than the Company’s existing policies. If neither the Company nor the Surviving Corporation obtains such a “tail” insurance policy as of the Effective Time, then, for a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than those provided in the Company’s existing policies as of the date hereof (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of similar national reputation that have at least the same coverage and amounts as the D&O Insurance in place on the date hereof and containing terms, conditions, retentions and limits of liability which are no less favorable in the aggregate to the Company Indemnified Parties than those of the D&O Insurance in place on the date hereof) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid in 2023 by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.

(d) The rights of each Company Indemnified Party pursuant to this Section 5.10 shall be in addition to, and not in lieu or limitation of, any other rights such Company Indemnified Party may have under the Company Organizational Documents (or the Organizational Documents of the Company’s Subsidiaries) or under any applicable Contracts or Law.

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(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.10.

(f) The provisions of this Section 5.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party. The Company Indemnified Parties are expressly intended as third-party beneficiaries of this Section 5.10 and from and after the Effective Time, the provisions of this Section 5.10 shall not be terminated or modified in any manner that adversely affects any Company Indemnified Party without such Person’s prior written consent.

Section 5.11 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations (or the operations of the other Party’s Subsidiaries) prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (including any director designated by any such Person and including any Person to the extent deemed a director by deputization) or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Transaction Litigation. The Company shall give Parent the opportunity to participate (at Parent’s sole cost and expense) in the defense or settlement of any stockholder Action against the Company or its current or former directors or executive officers relating to the Transactions, including the Merger; provided, that this Section 5.13 shall not give Parent the right to control such defense, and that the Company shall control such defense. Each of Parent and the Company shall notify the other promptly (and in any event within forty-eight (48) hours) of the commencement of any such stockholder Action of which it has received notice. Notwithstanding the foregoing, the Company shall not settle any such litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Prior to the Effective Time, Parent shall not settle any Action, or Proceeding related to the Transactions, including the Merger, unless such settlement provides a full, complete and unconditional release for the Company and each officer and director of the Company party to such litigation.

Section 5.14 Exchange Delisting. The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws, the ASX Listing Rules and the ASX Guidance Note to request the suspension of trading of the Company CDIs on the ASX and to delist the Company from the Official List of the ASX, and to terminate the registration of the Company’s Common Stock under the Exchange Act, in each case, as promptly as reasonably practicable after the Effective Time, provided, that such delisting and termination shall not be effective until after the Effective Time.

Section 5.15 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 5.16 Advice of Changes. The Company and Parent shall each promptly advise the other Party of (a) any notice or other written communication received from any counterparty to a material Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Transactions (and provide a copy thereof), or (b) any notice or other

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written communication from any other Person alleging that the consent of such Person is or may be required in connection with the Transactions (and provide a copy thereof). The Company shall promptly notify Parent of any written notice or other written communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify such Company Material Contract as a result of the Transactions.

Section 5.17 Agreements Concerning Parent and Merger Sub.

(a) Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

(b) Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Merger Sub by written consent in accordance with Section 228 of the DGCL and the articles of incorporation and bylaws (or other applicable Organizational Documents) of such Merger Sub.

(c) During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (i) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

Section 5.18 Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 5.19 Delivery of FIRPTA Certification and Notice. Prior to the Closing Date, the Company shall deliver to Parent a certification, dated as of the Closing Date and signed by a responsible corporate officer of the Company, that an interest in the Company is not a “United States real property interest” as defined in Section 897(c)(1)(A) of the Code because the Company is not, and has not been at any time during the five (5) years preceding the date of such certification, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code, together with a signed notice as contemplated by Treasury Regulations Section 1.897-2(h), which Parent shall be entitled to file or cause to be filed with the IRS.

Section 5.20 Financing; Financing Cooperation.

(a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent and Merger Sub agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to arrange and obtain, on or prior to the Closing Date, the Debt Financing on the terms and conditions described in the Credit Agreement, and shall not permit any material amendment or modification to be made to the Credit Agreement that would, or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing to an amount less than an amount necessary to satisfy the Required Funding Amount or (ii) impose new or additional conditions precedent or other terms or otherwise expand, amend or modify any of the conditions to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing or (B) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) less likely to occur.

(b) Parent shall keep the Company reasonably informed of any material developments in the status of the Debt Financing. If any portion of the Debt Financing necessary to satisfy the Required Funding Amount becomes unavailable (after giving effect to any other equity and/or debt financing that may then be available to cover such unavailable amount) on the terms and conditions contemplated in the Credit Agreement, Parent shall use its reasonable best efforts to arrange and obtain alternative debt financing on terms and conditions in the aggregate not less favorable to Parent (as determined in good faith by Parent, but in any event that does not impose any new or additional condition precedent, or otherwise expand, amend or modify any of the conditions precedent, to the receipt of any portion of the Debt Financing in a manner that would be reasonably expected to (A) materially delay or prevent the Closing or (B) make the funding of any portion of the Debt Financing (or satisfaction of any

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condition to obtaining any portion of the Debt Financing) less likely to occur) than the Debt Financing contemplated by the Credit Agreement as in effect on the date hereof in an amount sufficient to replace any unavailable portion of the Debt Financing (any such alternative debt financing, an “Alternative Financing”) as promptly as practicable following the occurrence of such event, and the provisions of this Section 5.20 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement (other than Section 5.4), all references to the “Debt Financing” shall be deemed to include such Alternative Financing and all references to the “Credit Agreement” shall include the applicable documents for the Alternative Financing. It is understood and agreed that in no event will the reasonable best efforts of Parent be deemed or construed to require Parent to pay any fees materially in excess of those contemplated by the Credit Agreement as in effect on the date of this Agreement (whether to secure waiver of any conditions contained therein or otherwise).

(c) Parent shall give the Company prompt written notice (i) in the event Parent becomes aware of any material breach or material default (or any event, fact or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in material breach or material default) by any party to the Credit Agreement that would reasonably be expected to materially delay or prevent the Closing or result in any portion of the Debt Financing contemplated by the Credit Agreement necessary to satisfy the Required Funding Amount becoming unavailable, (ii) of the receipt by Parent or Merger Sub of any written notice from any Lender party to the Credit Agreement with respect to any actual breach, default, termination or repudiation by such Lender related to the Debt Financing or (iii) of any expiration of termination of the Credit Agreement.

(d) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to (x) furnish to Parent or Merger Sub all information required to be provided with respect the Company and its Subsidiaries, and the business, operations and financial conditions thereof, pursuant to the terms of the Credit Agreement (including, without limitation, Sections 3.2(o) and 7.4(II) of the Credit Agreement) and (y) use reasonable best efforts to provide Parent with all cooperation as is reasonably requested by Parent in connection with arranging and obtaining the Debt Financing, including, without limitation, by:

(i) making available to Parent and the Debt Financing Sources reasonably requested financial and other pertinent information regarding the Company; provided, that no financial statements shall be required pursuant to this Section 5.20(d)(i) except to the extent required by clause (d)(x) above;

(ii) participating at reasonable times and upon reasonable notice in a reasonable number of meetings and due diligence sessions (it being understood that such meetings or due diligence sessions may occur telephonically or by videoconferencing) with Parent and/or the Debt Financing Sources;

(iii) cooperating with Parent and its Debt Financing Sources in the preparation of customary materials for customary marketing in connection with the Debt Financing;

(iv) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required in connection with the Debt Financing (including a certificate of an appropriate officer of the Company with respect to solvency of the Company and its subsidiaries on a consolidated basis as of the Closing Date after giving effect to the transactions contemplated hereby) and other customary documents, in each case as may be reasonably requested by Parent or the Debt Financing Sources and that are not effective until as of, or after, the Closing;

(v) cooperating with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing;

(vi) providing to Parent and the Debt Financing Sources at least four (4) Business Days prior to the Closing all documentation and other information required by bank regulatory authorities in the United States under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and any beneficial ownership certification required in connection with 31 C.F.R. Section 1010.230, in each case, to the extent reasonably requested ten (10) days prior to the Closing;

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(vii) facilitating the granting of a security interest (and the perfection thereof) in collateral (including obtaining insurance certificates with customary endorsements and delivering original stock certificates with customary stock powers as required in connection with the Debt Financing) and the termination of any existing guarantee and collateral arrangements in respect thereof;

(viii) subject to customary confidentiality agreements, using reasonable best efforts to cooperate with the due diligence investigation of the Debt Financing Sources, to the extent customary and reasonable; and

(ix) causing the taking of all corporate and other actions by the Company and its Subsidiaries that are reasonably requested by Parent to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to Parent and/or Merger Sub as of the Closing; it being understood and agreed that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company or any of its Subsidiaries who retain their respective positions as of the Closing.

(e) The Company consents to the customary and reasonable use of the Company’s and its Subsidiaries’ logos solely in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, (A) none of the Company or any of its Subsidiaries shall be required to execute or enter into any certificate, instrument, agreement or other document in connection with the Debt Financing which will be effective prior to the Effective Time; (B) nothing herein shall require cooperation or other actions or efforts on the part of the Company, its Subsidiaries or any of their Affiliates, or any of their respective directors, officers, employees or agents, in connection with the Debt Financing to the extent it would interfere unreasonably or materially with the business or operations of the Company and its Subsidiaries (it being understood that the assistance described in clauses (i) through (ix) of Section 5.20(d) does not unreasonably or materially interfere with the business or operations of the Company and its Subsidiaries); (C) none of the Company or any of its Subsidiaries will be required to pay any commitment or other similar fee or to incur any other liability or obligation, in each case, in connection with the Debt Financing prior to the Closing; (D) nothing herein shall require the board of directors or similar governing body of the Company or any of its Subsidiaries, prior to the Closing, to adopt resolutions approving the agreements, documents or instruments pursuant to which the Debt Financing is made (it being agreed and understood that Persons who will continue as directors or managers of the Company or any of its Subsidiaries after the Closing may be required to execute and deliver in escrow resolutions or consents to approve or authorize the execution of the Debt Financing that will be effective at the Closing); and (E) none of the Company, any of its Subsidiaries or any of their Representatives shall be required to deliver any legal opinions. All information provided or made available by or on behalf of the Company or its Subsidiaries pursuant to this Section 5.20 shall be kept confidential in accordance with the Confidentiality Agreement, it being understood that such information may be shared with prospective Debt Financing Sources, subject to such Debt Financing Sources agreeing to be bound by customary confidentiality undertakings.

(f) Parent shall (x) reimburse the Company for any reasonable and documented out-of-pocket expenses incurred or otherwise payable by the Company, any of its Subsidiaries or any of their respective Representatives in connection with their cooperation pursuant to Section 5.20(d), promptly upon receipt of the Company’s written request therefor and (y) indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities suffered or incurred by them in connection with the cooperation provided pursuant to Section 5.20(d) or any information provided in connection therewith, except to the extent such liabilities arise out of or result from the gross negligence, Fraud or willful misconduct by the Company, its Subsidiaries or any of their respective equityholders, parent entities, agents or other Representatives.

(g) Notwithstanding anything to the contrary, the condition set forth in Section 6.2(b), as it applies to the Company’s obligations under this Section 5.20, shall be deemed satisfied unless the Debt Financing (or any Alternative Financing) has not been obtained as a result of the Company’s material breach of its obligations under this Section 5.20.

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ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law, except with respect to Section 6.1(a) which shall not be waivable) on or prior to the Closing Date of the following conditions:

(a) Requisite Company Stockholder Approvals. The Company shall have obtained the Requisite Company Stockholder Approvals.

(b) ASX Approvals. All waivers, confirmations or approvals required to be obtained from the ASX to facilitate the Merger shall have been obtained (and any conditions imposed by ASX granting its waiver, confirmation or approval have been satisfied).

(c) No Legal Prohibition. No Order, whether temporary, preliminary or permanent, by any court or other Governmental Entity of competent jurisdiction (including but not limited to, the ASX and ASIC) shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Transactions, including the Merger.

(d) Regulatory Approvals; Expiration of Waiting Period. All of the Filings and Governmental Approvals set forth on Section 6.1(d) of the Company Disclosure Letter shall have been made or obtained, as applicable, and shall be in full force and effect.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) clause (ii) of Section 3.9 (Absence of Certain Changes or Events) shall be true and correct in all respects at and as of the date of this Agreement and as of the Effective Time, (ii) Section 3.2(a), Section 3.2(b) and Section 3.2(g) (Capitalization) shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time, except, in each case, for any de minimis inaccuracies, (iii) the first sentence of Section 3.1(a) (Corporate Organization), Section 3.3 (Corporate Authorization) and Section 3.22 (Brokers and Finders’ Fees) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualification contained in them, at and as of the date of this Agreement and at and as of the Effective Time, as though made on and as of the Effective Time, except, in the case of clause (iv) only, where the failure of such representations and warranties to be true and correct has not had a Company Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

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Section 6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a) (Corporate Organization) and Section 4.2 (Corporate Authorization) shall, if qualified by materiality or Parent Material Adverse Effect, be true and correct in all respects or, if not so qualified, be true and correct in all material respects, as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifiers therein), as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of clause (ii) only, where the failure of such representations and warranties to be true and correct has not had a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was principally caused by such party’s breach of any of its obligations under this Agreement.

ARTICLE VII
TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, only as follows, and subject to any required authorizations of the Company Board of Directors or the board of directors of Merger Sub to the extent required by the DGCL (and in the case of the Company Board of Directors, acting upon the recommendation of the Special Committee), as applicable (and notwithstanding the adoption of this Agreement by Parent as the sole stockholder of Merger Sub):

(a) by the mutual written consent of the Company (upon approval of the Special Committee) and Parent;

(b) by either the Company (upon approval of the Special Committee) or Parent, if the Requisite Company Stockholder Approvals shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting or at any adjournment or postponement thereof;

(c) by either the Company (upon approval of the Special Committee) or Parent if the Closing shall not have occurred on or prior to 12:01 a.m., Chicago time, on September 20, 2024 (such date, the “End Date”), whether such date is before or after the date of the receipt of Requisite Company Stockholder Approvals; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date;

(d) by either the Company (upon approval of the Special Committee) or Parent if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a Party if such Order (or such Order becoming final and nonappealable) was due to the material breach of such Party of any representation, warranty, covenant or agreement of such Party set forth in this Agreement;

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(e) by the Company (upon approval of the Special Committee) (provided, that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein such that any condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied), if: (A) Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform, if it occurred or was continuing to occur at the Effective Time, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b); and (B) the relevant breach, failure to perform or inaccuracy referred to in clause (A) of this Section 7.1(e) either is not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days following written notice from the Company to Parent describing such breach, failure or inaccuracy in reasonable detail;

(f) by the Company (upon approval of the Special Committee), prior to obtaining the Requisite Company Stockholder Approvals, in accordance with Section 5.5(e) in order to enter into a definitive agreement providing for a Company Superior Proposal (after compliance in all material respects with the terms of Section 5.5) either concurrently with or immediately following such termination; provided, that immediately prior to or concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Company Termination Fee in the manner provided in Section 7.3(a)(i);

(g) by Parent (provided, that Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein such that any condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied), if (A) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform, if it occurred or was continuing to occur at the Effective Time, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b), (B) the relevant breach, failure to perform or inaccuracy referred to in clause (A) of this Section 7.1(g) either is not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days following written notice from Parent to the Company describing such breach, failure or inaccuracy in reasonable detail, and (C) the relevant breach, failure to perform or inaccuracy referred to in clause (A) of this Section 7.1(g) is not an inaccuracy in any representation or warranty of the Company set forth in Article III that the Company can reasonably demonstrate the individuals listed on Section 8.20(a)(xlv) of the Parent Disclosure Letter had actual knowledge of, without any obligation to have undertaken due inquiry, prior to the date of this Agreement;

(h) by Parent if, prior to obtaining the Requisite Company Stockholder Approvals, a Company Adverse Recommendation Change shall have occurred; provided, that the Company pays to Parent the Company Termination Fee in the manner provided in Section 7.3(a)(ii); and

(i) by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been (and remain) satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing), (ii) Parent and Merger Sub shall have failed to consummate the Transaction by the date on which the Closing should have occurred pursuant to Section 1.2, (iii) the Company has provided to Parent and Merger Sub irrevocable written notice stating that (A) all of the closing conditions set forth in Section 6.1 and Section 6.3 have been satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing) and (B) the Company is ready, willing and able to consummate, and will consummate, the Closing as of such date and prior to such termination and (C) the Company intends to terminate this Agreement pursuant to this Section 7.1(i) and (iv) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following such irrevocable notice; provided, that (x) the conditions to the obligations of Parent and Merger Sub set forth in Section 6.1 and Section 6.2 must remain continuously satisfied throughout such five (5) Business Day period and (y) Parent shall not be entitled to terminate this Agreement during such five (5) Business Day period.

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to and in accordance with Section 7.1, this Agreement shall terminate and become void and of no effect (except that the Confidentiality Agreement and the provisions of Section 3.26, Section 4.18, Section 5.2(d), this Section 7.2, Section 7.3 and Article VIII shall survive any termination in accordance with their respective terms), and there shall be no liability or obligation on

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the part of the Company, Parent, Merger Sub or any of their respective Representatives or Affiliates, except that (x) no such termination shall relieve any Party of its obligation to pay the Parent Termination Fee or Company Termination Fee, as applicable, pursuant to Section 7.3 and (y) such Party shall not be relieved or released from any liabilities or damages arising out of its Willful and Material Breach of any provision of this Agreement or its Fraud. Notwithstanding anything to the contrary in this Agreement, in no event shall, subject to Section 8.17:

(i) the aggregate monetary liability of any of Parent, Merger Sub or the Guarantors relating to or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including monetary damages in lieu of specific performance, damages for Willful and Material Breach or Fraud by Parent or Merger Sub and any consequential, special, indirect, punitive or other damages) exceed $2,500,000 (the “Parent Damages Cap”), and under no circumstances shall any Person (including the Company, its Subsidiaries, the Company’s stockholders and their respective Affiliates) be entitled to seek or obtain any monetary recovery or award (including monetary damages in lieu of specific performance, damages for Willful and Material Breach or Fraud by Parent or Merger Sub or any consequential, special, indirect, punitive or other damages) in the aggregate in excess of the Parent Damages Cap against Parent, Merger Sub or the Guarantors for, or with respect to, this Agreement or the Transactions (including any claim for breach (including a Willful and Material Breach or Fraud)), the termination of this Agreement, the failure to consummate the Transactions (including the Merger) or any claims or Actions under applicable Law arising under this Agreement, thereunder or otherwise; and

(ii) the aggregate monetary liability of the Company and its Subsidiaries relating to or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including monetary damages in lieu of specific performance, damages for Willful and Material Breach or Fraud by the Company and any consequential, special, indirect, punitive or other damages) exceed $2,000,000 (the “Company Damages Cap”), and under no circumstances shall any Person (including the Parent, Merger Sub and their respective Affiliates) be entitled to seek or obtain any monetary recovery or award (including monetary damages in lieu of specific performance, damages for Willful and Material Breach or Fraud by the Company or any consequential, special, indirect, punitive or other damages) in the aggregate in excess of the Company Damages Cap against the Company or its Subsidiaries for, or with respect to, this Agreement or the Transactions (including any claim for breach (including a Willful and Material Breach or Fraud)), the termination of this Agreement, the failure to consummate the Transactions (including the Merger) or any claims or Actions under applicable Law arising under this Agreement, thereunder or otherwise.

(b) The Parties acknowledge and agree that nothing in this Section 7.2 or Section 7.3 shall be deemed to affect their right to specific performance under Section 8.5. Notwithstanding anything to the contrary in this Agreement, it is agreed that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 8.5, under no circumstances will the Company or any of its Affiliates be permitted or entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing and (y) payment of any monetary damages in accordance with this Section 7.2. Notwithstanding anything to the contrary in this Agreement, it is agreed that, although Parent and/or Merger Sub, in their sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 8.5, under no circumstances will Parent, Merger Sub or any of their Affiliates be permitted or entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing and (y) payment of any monetary damages in accordance with this Section 7.2.

Section 7.3 Termination Fee.

(a) Company Termination Fee.

(i) If this Agreement is terminated by the Company pursuant to and in accordance with Section 7.1(f), the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds immediately prior to or concurrently with such termination.

(ii) If this Agreement is terminated by Parent pursuant to and in accordance with Section 7.1(h), the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds within ten (10) Business Days after such termination.

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(iii) If (A) a Company Takeover Proposal shall have been publicly disclosed by any Person after the date of this Agreement and not withdrawn prior to a termination of this Agreement as contemplated by this Section 7.3(a)(iii) and thereafter this Agreement is terminated (x) by Parent or the Company pursuant to Section 7.1(c) and at the time of such termination the conditions set forth in Section 6.1(c) and Section 6.1(d) have been satisfied, (y) by Parent pursuant to Section 7.1(g) or (z) by Parent or the Company pursuant to Section 7.1(b) and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any transaction included within the definition of Company Takeover Proposal that is subsequently consummated (whether within such twelve (12) month period or thereafter), then the Company shall pay Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) of immediately available funds upon the consummation of such transaction; provided, that for the purposes of this Section 7.3(a)(iii), all references in the definition of Company Takeover Proposal to “twenty percent (20%)” shall instead be references to “fifty percent (50%).”

(iv) If this Agreement is terminated by Parent pursuant to and in accordance with Section 7.1(g), the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds within ten (10) Business Days after such termination.

(v) If this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d), and such Order (or such Order becoming final and nonappealable) as described in Section 7.1(d) was primarily due to the material breach of the Company of a representation, warranty, covenant or agreement of the Company set forth in this Agreement, then the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds within ten (10) Business Days after such termination.

(vi) “Company Termination Fee” means a cash amount equal to $1,500,000.

(b) Parent Termination Fee.

(i) Subject to Section 7.3(b)(iv) below, if this Agreement is terminated by the Company pursuant to Section 7.1(e) or Section 7.1(i), then Parent shall pay the Parent Termination Fee to the Company in immediately available funds, within ten (10) Business Days after such termination.

(ii) If this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d), and such Order (or such Order becoming final and nonappealable) as described in Section 7.1(d) was primarily due to the material breach of Parent of a representation, warranty, covenant or agreement of Parent set forth in this Agreement, then Parent shall pay the Parent Termination Fee to the Company in immediately available funds, within ten (10) Business Days after such termination.

(iii) “Parent Termination Fee” means $2,000,000.

(iv) Notwithstanding anything in this Agreement to the contrary, the Company shall not be entitled to seek or obtain any monetary recovery or award (including the Parent Termination Fee pursuant to this Section 7.3(b), monetary damages in lieu of specific performance, damages for Willful and Material Breach or Fraud by Parent or Merger Sub or any consequential, special, indirect, punitive or other damages) in the event that Parent is then, or at any time after the date of this Agreement has been, prohibited from validly terminating this Agreement pursuant to Section 7.1(g) primarily as a result of a failure of the condition set forth in clause (C) thereof.

(c) Notwithstanding anything in this Agreement to the contrary, (i) Parent’s right to either (A) seek an order of specific performance against the Company prior to the termination of this Agreement as permitted by and subject to the requirements of Section 8.5 or (B) validly terminate this Agreement pursuant to Section 7.3(a) and receive the Company Termination Fee, shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and (ii) no member of the Company Group shall have any further liability of any kind for any reason arising out of or in connection with the Transactions. Notwithstanding the foregoing, this Section 7.3(c) will not relieve the Company from any liability for any Fraud or Willful and Material Breach of this Agreement, in each case occurring prior to the termination of this Agreement, except that under no circumstances will any member of the Company Group have liability for damages based upon, relating to, resulting from, in connection with or arising out of this Agreement (including any payment of the Company Termination Fee and any monetary damages

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including for Fraud or Willful and Material Breach) that exceeds, in the aggregate, the Company Damages Cap. In the event that Parent receives any payments from the Company in respect of a breach of this Agreement and thereafter Parent is entitled to receive the Company Termination Fee under this Section 7.3, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any such payments made by the Company to Parent. In the event that Parent receives the Company Termination Fee under this Section 7.3 and is subsequently entitled to receive any payments from the Company in respect of Fraud or Willful and Material Breach of this Agreement, the amount of any such payments due shall be reduced by the amount of the Company Termination Fee. In no event shall Parent be entitled to more than one payment of the full Company Termination Fee in connection with a termination of this Agreement pursuant to which such Company Termination Fee is payable.

(d) Notwithstanding anything in this Agreement to the contrary, (i) the Company’s right to either (A) seek an order of specific performance against Parent and Merger Sub prior to the termination of this Agreement as permitted by and subject to the requirements of Section 8.5 or (B) validly terminate this Agreement pursuant to Section 7.3(b) and receive the Parent Termination Fee (including the Company’s right to enforce the Limited Guaranty to receive such Parent Termination Fee from the Guarantors if due and payable in accordance with and subject to the limitations in this Agreement and the Limited Guaranty), shall be the sole and exclusive remedy of the Company for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and (ii) no member of the Parent Group shall have any further liability of any kind for any reason arising out of or in connection with the Transactions. Notwithstanding the foregoing, this Section 7.3(d) will not relieve Parent or Merger Sub from any liability for any Fraud or Willful and Material Breach of this Agreement, in each case occurring prior to the termination of this Agreement, except that under no circumstances will any member of the Parent Group (including Parent and Merger Sub) have liability for damages based upon, relating to, resulting from, in connection with or arising out of this Agreement (including any payment of the Parent Termination Fee and any monetary damages including for Fraud or Willful and Material Breach) that exceeds, in the aggregate, the Parent Damages Cap. In the event that the Company receives any payments from Parent or Merger Sub in respect of a breach of this Agreement and thereafter the Company is entitled to receive the Parent Termination Fee under this Section 7.3, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any such payments made by Parent or Merger Sub to the Company. In the event that the Company receives the Parent Termination Fee under this Section 7.3 and is subsequently entitled to receive any payments from Parent or Merger Sub in respect of Fraud or Willful and Material Breach of this Agreement, the amount of any such payments due shall be reduced by the amount of the Parent Termination Fee. In no event shall the Company be entitled to more than one payment of the full Parent Termination Fee in connection with a termination of this Agreement pursuant to which such Parent Termination Fee is payable. Notwithstanding the foregoing, nothing in this Section 7.3(d) shall in any way limit or modify the rights of Parent and its Affiliates under the Credit Agreement or the obligations of the Debt Financing Sources under the Credit Agreement.

(e) Each of the Parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company in the circumstances in which such Company Termination Fee or Parent Termination Fee, as applicable, is due and payable and which do not involve Fraud or a Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(f) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if a Party fails to pay in a timely manner any amount due pursuant to Section 7.3(a), and, in order to obtain such payment, a non-breaching Party commences a suit that results in a judgment against the breaching Party for the amounts set forth in this Section 7.3 or any portion thereof, then (i) the breaching Party shall reimburse the non-breaching Party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection under and enforcement of this Section 7.3 and (ii) the breaching Party shall pay to the non-breaching Party interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%).

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ARTICLE VIII
MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger; provided, that this Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance or compliance in whole or in part after the Effective Time or otherwise expressly by its terms survives the Effective Time (including the provisions of Section 3.26, Section 4.18, Section 5.6 and Section 5.10).

Section 8.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the Party incurring or required to incur such expenses; provided, however, that each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other similar fees that may be imposed upon, payable or incurred in connection with this Agreement, the Merger and the other Transactions (such Taxes or fees, “Transfer Taxes”) except that neither Parent nor the Surviving Corporation shall be liable for any Transfer Taxes described in Section 2.2(d).

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Performance.

(a) Each of the Parties hereto irrevocably agrees that any legal suit, action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts; provided, however, that each party agrees that a final judgment in the aforesaid court shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law and in any other court. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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(b) The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specific terms or otherwise breach or threaten to breach any such provisions. It is accordingly agreed that, at any time prior to the valid termination of this Agreement pursuant to Article VII, subject to the limitations set forth therein and in this Section 8.5 and Section 8.6, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement, and the right of the Company to cause Parent to cause the Debt Financing to be funded pursuant to the terms hereof and to enforce the obligations of the Guarantors pursuant to the terms of the Limited Guaranty and hereof, as applicable, in any court referred to in Section 8.5(a) without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(c) Notwithstanding the foregoing or anything else to the contrary in this Agreement, the parties agree that, prior to the valid termination of this Agreement in accordance with Section 7.1, the Company may seek and obtain an injunction, specific performance or other equitable remedies to specifically enforce Parent’s obligation to consummate the Closing at the time the Closing is required to occur on the terms and conditions set forth herein, in each case, if and only if (and only so long as): (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been (and remain) satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing), (ii) Parent and Merger Sub shall have failed to consummate the Transaction by the date on which the Closing should have occurred pursuant to Section 1.2, (iii) the Debt Financing has been funded in full or will be funded in full at the Closing, in each case in accordance with the terms and conditions of the Credit Agreement (provided, that, subject to the rights of the Company under this Section 8.5(c), Parent and Merger Sub shall not be required to consummate the Closing if the Debt Financing is not in fact funded at or prior to the Closing), (iv) the Company has provided to Parent and Merger Sub irrevocable written notice stating that (A) all of the closing conditions set forth in Section 6.1 and Section 6.3 have been satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing) and (B) the Company is ready, willing and able to consummate, and will consummate, the Closing if specific performance is granted and (v) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following such irrevocable notice; provided, that the conditions to the obligations of Parent and Merger Sub set forth in Section 6.1 and Section 6.2 must remain continuously satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing) throughout such five (5) Business Day period.

For the avoidance of doubt, in no event shall (a) the Company be entitled to specifically enforce (or to bring any action or proceeding in equity seeking to specifically enforce) Parent’s rights to effect the Closing other than as expressly provided in this Section 8.5(c) and (b) the Company, Parent or Merger Sub be entitled to seek or specifically enforce any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other action or proceeding in equity in connection with the transactions contemplated by this Agreement against any other party hereto other than under the circumstances expressly set forth in Section 8.5(b) and Section 8.5(c).

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND

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HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.6.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent by electronic mail to the party to be notified during a Business Day (or on the next Business Day if sent after 5:00 pm Central Time on such Business Day or on any non-Business Day), or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To Parent or Merger Sub:

c/o Sterling Partners
167 N. Green St., 4th Floor
Chicago, IL 60607

Attention:	M. Avi Epstein
Courtney Altman
Email:	aepstein@sterlingpartners.com
caltman@sterlingpartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 333 West Wolf Point Plaza Chicago, IL 60654
Attention:	Steven V. Napolitano, P.C.
Email:	steven.napolitano@kirkland.com

and

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attention:	Peter Seligson
Email:	peter.seligson@kirkland.com

To the Special Committee:

Special Committee of Keypath Education International, Inc. c/o Keypath Education International, Inc. 1501 East Woodfield Road, Suite 204N Schaumburg, IL 60173
Attention:	Eric Israel
Email:	eric.israel@keypathedu.com

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, IL 60661
Attention:	Saul Rudo
Mark D. Wood
Thomas F. Lamprecht
Email:	saul.rudo@katten.com
mark.wood@katten.com
thomas.lamprecht@katten.com

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To the Company:

Keypath Education International, Inc. 1501 East Woodfield Road, Suite 204N Schaumburg, IL 60173
Attention:	Eric Israel
Email:	eric.israel@keypathedu.com

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, IL 60661
Attention:	Saul Rudo
Mark D. Wood
Thomas F. Lamprecht
Email:	saul.rudo@katten.com
mark.wood@katten.com
thomas.lamprecht@katten.com

or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time (except any such assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent to consummate the Merger and the other Transactions), (b) after the Effective Time, to any Debt Financing Source (or agent therefor) for purposes of creating a security interest in all or any part of its rights under this Agreement (provided, that no such assignment will limit Parent’s or Merger Sub’s obligations hereunder), and (c) after the Effective Time, to any Person; provided, that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction (a) shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and (b) shall not, solely by virtue thereof, be invalid or unenforceable in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the Parties shall negotiate in good faith to determine a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules and annexes hereto (including the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and except as provided by Section 8.13, this Agreement is not intended to grant standing to any Person other than the Parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the Party waiving such provision; provided, however, that in the event that this Agreement has been approved by the stockholders of the

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Company in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval of such stockholders without such approval. At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein.

Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, this Section 8.11 and Section 8.15(a), as such provisions relate to the Debt Financing Sources, shall not be waived in a manner that is adverse in any material respect to any Debt Financing Source without the prior written consent of the Debt Financing Sources party to the Credit Agreement that have consent rights over amendments to this Agreement.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Except as provided in Section 3.26, Section 4.18, Section 5.6 and Section 5.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that (x) from and after the Effective Time, the provisions of Article II relating to the payment of the Transaction Consideration and any amounts contemplated to be paid pursuant to Section 2.3 shall be enforceable by the holders of Company Common Stock as of immediately prior to the Effective Time and by Persons entitled to receive such other consideration and (y) the holders of Company Common Stock and Company Equity Awards shall be entitled to pursue claims for damages (including the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) and other relief, including equitable relief, for a breach or threatened breach by Parent or Merger Sub of its obligations under this Agreement; provided, that the rights granted pursuant to this clause (y) shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of such holders, and any amounts received by the Company in connection therewith may be retained by the Company and shall be deemed to be damages of the Company. The Parties further agree that the rights of third-party beneficiaries under Section 3.26, Section 4.18, Section 5.6 and Section 5.10 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.14 Special Committee Matters. For all purposes of this Agreement, the Company (prior to the Effective Time) and the Company Board of Directors, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed or recommended by the Special Committee or its designees. Prior to the Effective Time, without the consent of the Special Committee, the Company Board of Directors shall not (a) eliminate, revoke or diminish the authority of the Special Committee or (b) remove or cause the removal of any director of the Company Board of Directors that is a member of the Special Committee as a member of the Special Committee. The Special Committee (and, for so long as the Special Committee is in existence, only the Special Committee) may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

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Section 8.15 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Annex or Exhibit such reference shall be to an Article, Section, Annex or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein. References to “dollars” or “$” shall mean United States dollars and references to “Australian dollars” or “AU$” shall mean Australian dollars. Any reference to days means calendar days unless Business Days are expressly specified. References to “written” or “in writing” include in electronic form. When used in Article III or Section 5.1 in relation to the Company or its Subsidiaries, the word “material” shall be deemed to mean “material to the Company and its Subsidiaries taken as a whole” and when used in Article IV in relation to Parent or its Subsidiaries, shall be deemed to mean “material to Parent and its Subsidiaries taken as a whole.” The phrase “made available” or any like phrase means that the document, information or Contract in question (i) has been posted to the “data room” managed by or on behalf of the Company prior to 5:00 p.m. Eastern time on the Business Day before the date hereof, (ii) is available through EDGAR prior to 5:00 p.m. Eastern time on the Business Day before the date hereof or (iii) has been provided to a representative of Parent in connection with their services on behalf of the Company.

(b) Unless expressly stated otherwise, or context otherwise requires, references in this agreement to (i) the holders of shares of Company Common Stock includes holders of Company CDIs but does not include the Depositary as a legal holder of shares of Company Common Stock, and (ii) shares of Company Common Stock and Company CDIs will be interpreted so as to avoid double counting of shares of Company Common Stock held by the Depositary in which holders of Company CDIs have a beneficial interest.

Section 8.16 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each party hereto, on behalf of itself, its Subsidiaries and each of its Affiliates hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Credit Agreement) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any (i) New York State Court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York (Borough of Manhattan), so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Credit Agreement or other applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support or permit any of its Affiliates, security holders, shareholders, managers, members, officers, directors, employees, agents, advisors, other Representatives and successors or assigns to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Credit Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any (i) New York State Court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York (Borough of Manhattan), (d) agrees that

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service of process upon any party hereto or its Affiliates in any such proceeding shall be effective if notice is given in accordance with Section 8.7, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) knowingly, voluntarily and intentionally waives the right any may have to a trial by jury in respect to any litigation based hereon (including any litigation involving the Debt Financing Sources under the Debt Financing), or arising out of, under, or in connection with this Agreement and any agreement contemplated or to be executed in connection therewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements, (g) agrees that none of the Debt Financing Sources will have any liability to any party hereto or any of its Subsidiaries or any of their respective Affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Credit Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.15(a), and that such provisions shall not be amended in any way materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Credit Agreement that have consent rights over amendments to this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall in any way limit or modify the rights of Parent, Merger Sub and their respective Affiliates, or the obligations of the Debt Financing Sources, under the Credit Agreement.

Section 8.17 No Recourse Against Non-Party Affiliates. Notwithstanding anything that may be expressed or implied herein or any document, agreement or instrument delivered contemporaneously herewith, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their respective successors or permitted assigns), or any former, current or future general or limited partner, manager, shareholder or member of any Party (or any of their respective successors or permitted assigns) or any Affiliate thereof or any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, manager or member of any of the foregoing, but, in each case, not including the Parties (each, but excluding, for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise), by or on behalf of such Party against a Non-Party Affiliate, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, or under any documents or instruments delivered contemporaneously herewith, at or prior to Closing, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of or by reason of such obligations or their respective creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to or bound by such document, agreement or instrument. Except to the extent otherwise set forth herein, and subject in all cases to the terms and conditions and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to any such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 8.17.

Section 8.18 Legal Representation and Privilege.

(a) The Company.

(i) Each Party hereby agrees, on behalf of itself, its Affiliates and its and their respective directors, managers, officers, owners and employees, and each of their respective successors and assigns (all such parties, collectively, the “Waiving Parties”), that Katten Muchin Rosenman LLP (or any successor thereto) (“Katten”) may represent the Company and/or any of its directors, managers, officers, owners, employees,

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Subsidiaries, Affiliates or Representatives (the “Company Group”) (it being understood and agreed that Parent shall not be deemed an Affiliate for purposes of this definition) in connection with any dispute, claim, Proceeding or liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions (any such representation, the “Company Post-Closing Representation”), notwithstanding its representation (or any continued representation) of the Company in connection with the transactions contemplated by this Agreement, and each Party, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to any of the Waiving Parties. Each of the Parties acknowledges and agrees that the foregoing provision applies whether or not Katten provides legal services to the Company after the Closing Date.

(ii) Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Katten (or any other counsel that represented the Company), the Company and/or any member of the Company Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the Company Group (but, in all cases, for the avoidance of doubt, excluding Parent and Merger Sub) and are exclusively controlled by the applicable member of the Company Group, and shall not pass to or be claimed by Parent or Merger Sub, any other Subsidiary of Parent or Merger Sub or any other Party or Waiving Party, other than the Company. From and after the Closing, each Party (other than the Company) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Company), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Katten (or any other counsel that represented any member of the Company Group), the Company and/or any member of the Company Group occurring prior to the Closing in connection with any Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or any of its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Company.

(b) Parent.

(i) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Kirkland & Ellis LLP (“Kirkland”) (or any successor thereto) may represent the Parent, Merger Sub and/or any of their respective directors, managers, officers, owners, employees, Affiliates or Representatives (the “Parent Group”) (it being understood and agreed that the Company shall not be deemed an Affiliate for purposes of this definition) in connection with any dispute, claim, Proceeding or liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions (any such representation, the “Parent Post-Closing Representation”), notwithstanding its representation (or any continued representation) of Parent and Merger Sub in connection with the transactions contemplated by this Agreement, and each Party, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Parent Post-Closing Representation may be directly adverse to any of the Waiving Parties. Each of the Parties acknowledges and agrees that the foregoing provision applies whether or not Kirkland provides legal services to Parent after the Closing Date.

(ii) Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Kirkland (or any other counsel that represented any member of the Parent Group), Parent, Merger Sub and/or any member of the Parent Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the Parent Group (but, in all cases, for the avoidance of doubt, excluding the Company) and are exclusively controlled by the applicable member of the Parent Group, and shall not pass to or

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be claimed by the Company or any other Party or Waiving Party, other than the applicable member of the Parent Group. From and after the Closing, each Party (other than Parent) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Parent), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Kirkland (or any other counsel that represented any member of the Parent Group), the Parent and/or any member of the Parent Group occurring prior to the Closing in connection with any Parent Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or any of its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Parent.

Section 8.19 Acknowledgements.

(a) The Company specifically acknowledges and agrees to Parent’s and Merger Sub’s disclaimers of any representations or warranties other than those set forth in (i) Article IV, (ii) any Ancillary Agreement to which any of Parent or Merger Sub is party or (iii) any certificate delivered by any of Parent or Merger Sub pursuant to this Agreement or any such Ancillary Agreement, whether made by Parent, Merger Sub or any of their respective Affiliates or Representatives, and of all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company, its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company, its Affiliates or Representatives by Parent, Merger Sub or any of their respective Affiliates or Representatives), other than those set forth in (x) Article IV, (y) any Ancillary Agreement to which Parent or Merger Sub is party or (z) any certificate delivered by Parent or Merger Sub pursuant to this Agreement or any such Ancillary Agreement. The Company (I) specifically acknowledges and agrees that, except for the representations and warranties set forth in (A) Article IV, (B) any Ancillary Agreement to which any of Parent or Merger Sub is party or (C) any certificate delivered by any of Parent or Merger Sub pursuant to this Agreement or any such Ancillary Agreement, none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made any other express or implied representation or warranty with respect to any member of the Parent Group, their respective assets or liabilities, their respective business or the Transactions, and (II) with respect to Parent and Merger Sub, irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

(b) Each of Parent and Merger Sub specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than those set forth in (i) Article III, (ii) any Ancillary Agreement to which the Company is party or (iii) any certificate delivered by the Company pursuant to this Agreement or any such Ancillary Agreement, whether made by the Company or any of its Affiliates or Representatives, and of all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent, Merger Sub or any of their respective Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent or Merger Sub or any of their respective Affiliates or Representatives by the Company or any of its Affiliates or Representatives), other than those set forth in (x) Article III, (y) any Ancillary Agreement to which the Company is party or (z) any certificate delivered by the Company pursuant to this Agreement or any such Ancillary Agreement. Each of Parent and Merger Sub (I) specifically acknowledges and agrees that, except for the representations and warranties set forth in (A) Article III, (B) any Ancillary Agreement to which the Company is party or (C) any certificate delivered by the Company pursuant to this Agreement or any such Ancillary Agreement, neither the Company nor any of its Affiliates or Representatives has made any other express or implied representation or warranty with respect to any member of the Company Group, any of their respective assets or liabilities, their respective businesses or the Transactions, and (II) with respect to the Company, irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

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Section 8.20 Definitions.

(a) Certain Specified Definitions. As used in this Agreement:

(i) “Action” means any legal or administrative proceeding, claim, suit, arbitration, mediation, charge, complaint, litigation or similar action.

(ii) “Affiliate” of any Person means another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

(iii) “Affiliated Stockholders” means the Sponsor, the Specified Stockholder and their respective controlled Affiliates that are holders of shares of Company Common Stock.

(iv) “Ancillary Agreement” means the Confidentiality Agreement, the Rollover Agreement, Support Agreement, the Limited Guaranty and any other agreement, certificate or other instrument executed and delivered in connection with this Agreement.

(v) “Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of bribery and corruption and money laundering, including the United States Foreign Corrupt Practices Act of 1977.

(vi) “Antitrust Laws” means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(vii) “ASIC” means the Australian Securities and Investments Commission.

(viii) “ASX” means ASX Limited ACN 008 624 691 or the financial market operated by it, as the context requires.

(ix) “ASX Guidance Note” means Guidance Note 33 to the ASX Listing Rules as amended from time to time.

(x) “ASX Listing Rules” means the Listing Rules of the ASX as amended or waived and applicable to the Company from time to time.

(xi) “ASX Settlement Operating Rules” means the rules of ASX Settlement Pty Ltd ACN 008 504 532.

(xii) “Business Day” means any day other than a Saturday, Sunday or any other day on which the SEC or commercial banks in New York, New York are authorized or required by Law to close.

(xiii) “CHESS” means the Clearing House Electronic Subregister System through which trades in securities quoted on the ASX are cleared and settled.

(xiv) “Code” means the U.S. Internal Revenue Code of 1986.

(xv) “Company CDI” means CHESS Depositary Interest (as defined in the ASX Settlement Operating Rules), representing beneficial ownership of, but not legal title to, Company Common Stock (in the ratio of one (1) share of Company Common Stock to (1) CDI).

(xvi) “Company Cash on Hand” means, as of the Closing, all cash of the Company and its Subsidiaries, excluding any cash that is not freely usable because it is subject to restrictions, limitations, deposits on behalf of any other Person, or any check, money order, draft, wire transfer or similar negotiable instrument that has been issued by the Company or any of its Subsidiaries but that is uncashed or uncleared as of the Closing.

(xvii) “Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company and its Subsidiaries.

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(xviii) “Company Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, change, circumstance or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent that such event, change, circumstance or effect results from, arises out of, or relates to: (a) any changes in general United States or global economic conditions, except to the extent that such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company or any of its Subsidiaries operates, (b) any changes in conditions generally affecting any industry or geographic region in which the Company or any of its Subsidiaries operates, except to the extent that such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company or any of its Subsidiaries operates, (c) any decline in the market price or trading volume of Company Common Stock (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (d) any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company or any of its Subsidiaries operates, (e) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (f) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Merger or the taking of any action expressly required by this Agreement or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Subsidiaries or Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, officers or employees, (g) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law following the date hereof, except to the extent such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company or any of its Subsidiaries operates, (h) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following the date hereof, except to the extent such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company or any of its Subsidiaries operates, (i) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military action threatened or underway as of the date of this Agreement, except to the extent that such changes or conditions have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company or any of its Subsidiaries operates, (j) any taking of any action at the written request of Parent or Merger Sub or with the prior written consent of Parent or Merger Sub, (k) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, epidemics, disease outbreaks, pandemics or other public health emergencies (including SARS-CoV-2 or COVID-19 and any variants, evolutions or mutations thereof), acts of God or any change resulting from weather events, conditions or circumstances, or (l) any litigation arising from allegations of a breach of fiduciary duty or violation of applicable Law solely relating to this Agreement, the Merger or the other Transactions.

(xix) “Company Section 16 Officer” means any Person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

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(xx) “Company Stock Plan” means the Company’s 2021 Equity Incentive Plan, as amended, and any other plan pursuant to which Company Equity Awards have been granted, and any applicable award agreements granted under the foregoing as in effect on the date of this Agreement.

(xxi) “Company Stockholder Approval” means the adoption of this Agreement and the approval of the Merger and the other Transactions by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon (including to be voted thereon by the Depositary in accordance with the voting instructions of the holders of Company CDIs).

(xxii) “Company Superior Proposal” means a bona fide, written Company Takeover Proposal (but substituting “50%” for all references to “20%” in the definition of such term) which did not result from a material breach of Section 5.5 that the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel (which shall include the Special Committee’s financial advisor and outside legal counsel), taking into account the timing, likelihood of consummation (it being understood that the likelihood of consummation shall include the likelihood of obtaining requisite approval by the stockholders of the Company for any such Company Takeover Proposal), legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the financing terms thereof, and such other factors as the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee considers to be appropriate, and taking into account any revisions to the terms of this Agreement to which Parent has committed in writing in response to such Company Takeover Proposal in accordance with Section 5.5(e) of this Agreement, is reasonably likely to be consummated in accordance with its terms, and if consummated would be more favorable, from a financial point of view, to the stockholders of the Company than the Transactions contemplated by this Agreement.

(xxiii) “Company Takeover Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or any of their Affiliates) to the Company or any of its Representatives relating to (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries that would result in such other Person directly or indirectly acquiring (x) beneficial ownership of twenty percent (20%) of more of the outstanding Company Common Stock or securities of the Company representing more than twenty percent (20%) of the voting power of the Company or (y) assets or businesses that constitute twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee), (B) any acquisition, in one transaction or a series of related transactions, of the beneficial ownership or the right to acquire beneficial ownership, directly or indirectly, of twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing more than twenty percent (20%) of the voting power of the Company, (C) any direct or indirect acquisition, purchase or license (including the acquisition of stock in any Subsidiary of the Company), in one transaction or a series of related transactions, of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee), (D) any tender offer or exchange offer or any other similar transaction or series of transactions that if consummated would result in any Person or group directly or indirectly acquiring beneficial ownership or the right to acquire beneficial ownership of twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing more than twenty percent (20%) of the voting power of the Company or (E) any combination of the foregoing.

(xxiv) “Company Unaffiliated Stockholder Approval” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding shares of Company Common Stock beneficially owned by Unaffiliated Stockholders entitled to vote thereon.

(xxv) “Contract” means any contract, note, bond, mortgage, indenture, loan or credit agreement, debenture, deed of trust, license agreement, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding, whether written or oral.

(xxvi) “Corporations Act” means the Australian Corporations Act 2001 (Cth).

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(xxvii) “Credit Agreement” means that certain Credit Agreement, dated as of the date hereof (including all exhibits, schedules and appendices thereto), by and among, inter alios, the Lenders party thereto and Parent, pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions thereof, to provide debt financing.

(xxviii) “Data Security Requirements” means all of the following, in each case to the extent relating to data privacy, protection, or security and applicable to the conduct of the business of the Company or any of its Subsidiaries as currently conducted: (a) all applicable Laws and any related security breach notification requirements under applicable Laws; (b) the Company’s and its Subsidiaries’ own respective published rules, policies, and procedures; and (c) Contracts into which the Company or its Subsidiaries have entered or by which they are otherwise bound.

(xxix) “Debt Financing” means the debt financing committed to be provided by the Lenders pursuant to, and subject to the terms and conditions of, the Credit Agreement.

(xxx) “Debt Financing Conditions” means the conditions precedent set forth in Section 3.2 of the Credit Agreement.

(xxxi) “Debt Financing Sources” means the Lenders and each other Person that at any time has committed to provide or arrange or otherwise entered into agreements to provide or arrange, or otherwise entered into agreements in connection with, all or any part of the Debt Financing in connection with the transactions contemplated hereby, together with each Affiliate of each such Person and each partner, trustee, controlling Person, agent and Representative of each such Person or such Affiliate and their respective successors and assigns.

(xxxii) “Depositary” means CHESS Depositary Nominees Pty Ltd, the entity that provides depositary services in respect of the Company CDIs.

(xxxiii) “Depositary Shares” means any shares of Company Common Stock that are underlying the Company CDIs.

(xxxiv) “Environmental Law” means all applicable foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution, the protection of the environment, human health and safety or releases or threatened releases of chemicals, materials or substances that are harmful to the environment.

(xxxv) “Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, report, notification, submission or other filing with any Governmental Entity

(xxxvi) “Fraud” means the actual and knowing misrepresentation or actual and knowing omission of facts with the intent to deceive with respect to the representations and warranties set forth in Article III or Article IV or the certificates delivered pursuant to Section 6.2(d) or Section 6.3(c), as applicable, and induce reliance upon such representations and warranties. For the avoidance of doubt, the definition of “Fraud” in this Agreement does not include (i) constructive fraud or other similar fraud claims based on constructive knowledge, negligence, misrepresentation or similar theories or (ii) equitable fraud, promissory fraud, unfair dealings fraud, any torts (including fraud) based on negligence or recklessness or any other similar fraud-based claim or similar theory, excluding, with respect to each of (i) and (ii) of this definition of “Fraud”, for the avoidance of doubt, such actual and knowing misrepresentation or omission that would constitute common law fraud under applicable Law, but only to the extent such actual and knowing misrepresentation or actual and knowing omission meets each of the requirements in the preceding sentence.

(xxxvii) “GAAP” means generally accepted accounting principles in the United States.

(xxxviii) “Governmental Approval” means any consent, approval, Order, clearance, authorization, waiver, exemption, qualification, action or nonaction of any Governmental Entity.

(xxxix) “Governmental Entity” means any federal, state or local, domestic, foreign, multinational or transnational government, court, agency, commission, authority, bureau, department, board, official, political subdivision, tribunal, public or private arbitrator or arbitral body, or other governmental instrumentality.

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(xl) “Hazardous Substances” means any chemicals, materials or substances defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “hazardous constituent,” “restricted hazardous material,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” “toxic pollutant,” or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum products or byproducts, per- and polyfluoroalkyl substances, asbestos and polychlorinated biphenyls.

(xli) “Indebtedness” means, as of any time with respect to any Person, any obligations (including, without limitation, principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts, commitment and other fees and related expenses) (A) with respect to indebtedness of such Person, in respect of borrowed money, issued in substitution for or exchange of borrowed money, or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), including factoring arrangements or asset securitizations; (B) representing foreign exchange contracts, interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates; (C) representing obligations to pay the deferred purchase price of goods and services (including any potential future earnout, indemnification, purchase price adjustment, release of “holdback” or similar payment, but excluding trade payables incurred in the ordinary course of business); (D) representing obligations under leases required in accordance with GAAP to be recorded as capital leases; (E) all liabilities or obligations under any unfunded or underfunded defined benefit pension, gratuity, seniority premium, termination indemnity, statutory severance or similar plans or arrangements and (F) any guarantee of any such obligations described in clauses (A) through (E) of this definition by such Person.

(xlii) “Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) patent, patent applications, patent disclosures, inventions, improvements and discoveries (whether or not patentable or reduced to practice); (ii) trade secrets or proprietary confidential information; (iii) copyrights and copyrightable works, works of authorship, all registrations and applications for registration thereof and all moral rights and rights in data, databases, and data collections; (iv) trademarks, service marks, trade names, trade dress, logos, slogans and corporate names, and registrations and applications for registration thereof and including the goodwill of the business appurtenant thereto; (v) all rights in software; and (vi) Internet domain names.

(xliii) “Intervening Event” means an event, development or change in circumstances that is not known or reasonably foreseeable to the Special Committee (or if known, the consequences of which were not known or reasonably foreseeable to the Special Committee as of the date of this Agreement) as of or prior to the date of this Agreement, which event, development or change in circumstances becomes known to the Special Committee prior to the Company Stockholder Meeting (where, for the avoidance of doubt, (x) the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) and (y) changes in and of themselves in the price of the Company Common Stock or the trading volume thereof (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) shall be considered known and reasonably foreseeable occurrences).

(xliv) “IT Assets” means the computers, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are used or required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted.

(xlv) “Knowledge” means the actual knowledge, after reasonable due inquiry of direct reports, of the executive officers of the Company or Parent, as the case may be, set forth in Section 8.20(a)(xlv) of the Company Disclosure Letter and Section 8.20(a)(xlv) of the Parent Disclosure Letter, respectively.

(xlvi) “Laws” means, any United States, federal, state or local, or any foreign, law, constitution, treaty, convention, ordinance, code, rule, statute, Order or regulation enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

(xlvii) “Leased Real Property” means all material real property leased or subleased by the Company or any of its Subsidiaries.

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(xlviii) “Lenders” means the lenders party to the Credit Agreement.

(xlix) “Lien” means any lien, charge, encumbrance, adverse right or claim and security interest whatsoever, excluding restrictions imposed by securities Laws.

(l) “Non-Recused Directors” means the members of the Company Board of Directors other than the members listed on Section 8.20(a)(l) of the Company Disclosure Letter.

(li) “Order” means any formal charge, order, writ, permit, license, injunction, judgment, decree, ruling, determination, directive, award or settlement of any Governmental Entity or any arbitrator, whether civil, criminal or administrative.

(lii) “Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (d) in the case of a Person that is a trust, its declaration of trust, trust agreement, certificates of ownership or similar governing instruments required by the Laws of its jurisdiction of formation; and (e) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, trust or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

(liii) “Parent Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Merger Sub to perform their respective obligations hereunder or prevent or materially delay the consummation of the Merger or the other Transactions.

(liv) “Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) applicable zoning, building or similar Laws, codes, ordinances and state and federal regulations which are not violated by the current use or occupancy of the applicable real property or the operation of the Company’s or its Subsidiaries’ business thereon, (E) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (F) defects, irregularities or imperfections of title which do not materially interfere with, or materially impair the use of, the property or assets subject thereto, (G) Liens that constitute non-exclusive licenses to Intellectual Property granted in the ordinary course of business or (H) Liens relating to intercompany borrowings among a Person and any of its wholly owned Subsidiaries.

(lv) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Entity.

(lvi) “Proceeding” means any suit, Action, audit, claim, proceeding, arbitration or litigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

(lvii) “Representatives” means, when used with respect to any Person, the officers, directors, managers, employees, agents, financial advisors, investment bankers, attorneys and accountants of such Person.

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(lviii) “Requisite Company Stockholder Approvals” means (a) the Company Stockholder Approval and (b) the Company Unaffiliated Stockholder Approval.

(lix) “Rollover Amount” means AU$132,301,661.

(lx) “Sanctioned Country” means a country or territory which is the subject of or target of any comprehensive sanctions (at the time of this Agreement, the Crimea, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea, Syria, and Venezuela).

(lxi) “Sanctioned Person” means a Person (A) listed on any sanctions-related list of designated Persons maintained by a relevant Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries conduct business, (B) greater than 50% owned by one or more Persons described in clause (C) above as relevant under applicable Sanctions and Export Control Laws, or (D) located, organized, or resident in a Sanctioned Country.

(lxii) “Sanctions and Export Control Laws” means any applicable Law in any jurisdiction in which the Company or its Subsidiaries conduct business related to (A) export, re-export, transfer, or re-transfer controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations or (B) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union member state and Her Majesty’s Treasury of the United Kingdom.

(lxiii) “Specified Stockholder” means AVI Mezz Co., L.P., a Delaware limited partnership.

(lxiv) “Sponsor” means, collectively, Sterling Capital Partners IV, L.P. and SCP IV Parallel, L.P.

(lxv) “Subsidiaries” means, with respect to the Company and any of its Subsidiaries: any corporation, partnership, association, trust or other form of legal entity (A) whose results were presented on a consolidated basis with the Company on its financial statements for the year ended June 30, 2023 as included in the Company SEC Documents, (B) which more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (C) such Person or any Subsidiary of such Person is a general partner, manager or managing member; and with respect to any other Person, any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner, manager or managing member.

(lxvi) “Tax” or “Taxes” means any and all U.S. federal, state, local, provincial or non-U.S. taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto).

(lxvii) “Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.

(lxviii) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection, assessment or administration of such Tax.

(lxix) “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, together with any similar state, local or foreign Laws.

Annex A-63

(lxx) “Willful and Material Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Index of Defined Terms

Term	Section
Acceptable Confidentiality Agreement	Section 5.5(b)
Agreement	Preamble
Alternative Financing	Section 5.20(b)
Appraisal Provisions	Section 2.1(b)
Bankruptcy and Equity Exception	Section 3.3(e)
Benefits Continuation Period	Section 5.6(a)
BMO	Section 3.22
Book-Entry Shares	Section 2.1(a)(iii)
Cancelled Shares	Section 2.1(a)(ii)
Capitalization Date	Section 3.2(a)
Certificate	Section 2.1(a)(iii)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Acquisition Agreement	Section 5.5(d)
Company Adverse Recommendation Change	Section 5.5(d)
Company ASX Documents	Section 3.6(a)
Company Benefit Plans	Section 3.14(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Bylaws	Section 3.1(c)
Company Certificate	Section 3.1(c)
Company Common Stock	Recitals
Company Damages Cap	Section 7.2(a)(ii)
Company Disclosure Letter	Article III
Company Group	Section 8.18(a)(i)
Company Indemnified Parties	Section 5.10(a)
Company Material Contract	Section 3.15(a)(x)
Company Organizational Documents	Section 3.1(c)
Company Post-Closing Representation	Section 8.18(a)(i)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.16(c)
Company Reports	Article III
Company RSU Award	Section 2.3(a)
Company SEC Documents	Article III
Company SEC Financial Statements	Section 3.7(c)
Company Stockholder Meeting	Section 5.4
Company Stock Options	Section 2.3(b)
Company Termination Fee	Section 7.3(a)(vii)
Confidentiality Agreement	Section 5.2(d)
Continuing Employees	Section 5.6(a)
D&O Insurance	Section 5.10(c)

Annex A-64

Term	Section
Delaware Secretary	Section 1.3
DGCL	Recitals
Dissenting Shares	Section 2.1(b)
Dissenting Stockholder	Section 2.1(b)
Effective Time	Section 1.3
End Date	Section 7.1(c)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(c)
Exchange Act	Article III
Excluded Benefits	Section 5.6(a)
Foreign Plan	Section 3.14(g)
Guarantors	Recitals
IRS	Section 3.14(a)
Katten	Section 8.18(a)(i)
Kirkland	Section 8.18(b)(i)
Labor Agreement	Section 3.20(a)
Letter of Transmittal	Section 2.2(c)(ii)
Limited Guaranty	Recitals
Merger	Recitals
Merger Sub	Preamble
Merger Sub Bylaws	Section 4.1(b)
Merger Sub Certificate	Section 4.1(b)
Merger Sub Common Stock	Section 2.1(a)(iii)
Non-Party Affiliate	Section 8.17
Parent	Preamble
Parent Bylaws	Section 4.1(b)
Parent Certificate	Section 4.1(b)
Parent Damages Cap	Section 7.2(a)(i)
Parent Disclosure Letter	Article IV
Parent Group	Section 8.18(b)(i)
Parent Post-Closing Representations	Section 8.18(b)(i)
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Permits	Section 3.10
Premium Cap	Section 5.10(c)
Proxy Statement	Section 3.5
Remedial Action	Section 5.7(c)
Required Funding Amount	Section 4.11
Rollover Agreements	Recitals
Rollover Shares	Recitals
Rollover Stockholders	Recitals
Schedule 13E-3	Section 3.5
SEC	Article III
Securities Act	Article III
Solvent	Section 4.12
Special Committee	Recitals

Annex A-65

Term	Section
Special Committee Recommendation	Recitals
Specified Stockholder Shares	Recitals
Support Agreement	Recitals
Surviving Corporation	Section 1.1
Takeover Statute	Section 3.21
Trade Controls	Section 3.24(a)
Transaction Consideration	Section 2.1(a)(i)
Transfer Taxes	Section 8.2
Transactions	Recitals
Unaffiliated Stockholders	Recitals
Waiving Parties	Section 8.18(a)(i)

[SIGNATURE PAGE FOLLOWS]

Annex A-66

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

KARPOS INTERMEDIATE, LLC
By:	/s/ M. Avi Epstein
Name:	M. Avi Epstein
Title:	President
KARPOS MERGER SUB, INC.
By:	/s/ M. Avi Epstein
Name:	M. Avi Epstein
Title:	President

[Signature Page to Agreement and Plan of Merger]

Annex A-67

KEYPATH EDUCATION INTERNATIONAL, INC.
By:	/s/ Diana Eilert
Name:	Diana Eilert
Title:	Chair of the Board of Directors

[Signature Page to Agreement and Plan of Merger]

Annex A-68

EXHIBIT A

Guarantors

1.      Sterling Capital Partners IV, L.P.

2.      SCP IV Parallel, L.P.

Annex A-69

EXHIBIT B

Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Annex A-70

FORM OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KEYPATH EDUCATION INTERNATIONAL, INC.

ARTICLE ONE

The name of the corporation is Keypath Education International, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share.

ARTICLE FIVE

To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL as so amended. No amendment to, modification of, or repeal of this Article Five shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

The Corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Article Five shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE SIX

The Corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

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ARTICLE EIGHT

Meetings of stockholders may be held within or outside of the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE NINE

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Nine shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article Twelve shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

* * * * *

Annex A-72

EXHIBIT C

Form of Amended and Restated Bylaws of the Surviving Corporation

Annex A-73

FORM OF
AMENDED AND RESTATED BYLAWS
OF
KEYPATH EDUCATION INTERNATIONAL, INC.
A Delaware Corporation

(Adopted as of [•])

ARTICLE I.

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the corporation’s registered agent at such address shall be The Corporation Trust Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1. Annual Meetings. An annual meeting of the stockholders shall be held each year. The date, time and place, if any, of the annual meeting shall be determined by either the board of directors or the president of the corporation. No annual meeting of the stockholders need be held if not required by the certificate of incorporation or by the General Corporation Law of the State of Delaware.

Section 2. Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships) and may be held at such time and place (if any), within or without the State of Delaware, as shall be stated in a written notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by the board of directors or the president and shall be called by the president upon the written request of holders of shares entitled to cast not less than fifty percent (50%) of the votes at the meeting, which written request shall state the purpose or purposes of the meeting and shall be delivered to the president.

Section 3. Place of Meetings. The board of directors or the president may designate a place (if any), either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting. If no designation is made, then the place of meeting shall be the principal executive office of the corporation. If stockholders are permitted to participate or be deemed present at a stockholder meeting by means of remote communications, the procedures set forth in Section 211(a) of the General Corporation Law of the State of Delaware shall apply.

Section 4. Notice. Whenever stockholders are required or permitted to take any action at a meeting, written or printed notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall be delivered, either personally, by mail, or by a form of electronic transmission consented to by the stockholder to whom the notice is given, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting, and (ii) the giving of such separate notice, and (d) if by any other form of electronic transmission,

Annex A-74

when directed to the stockholder. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (x) the corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the corporation in accordance with such consent and (y) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5. Stockholders List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this section shall require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (1) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (2) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6. Quorum. The holders of a majority of the votes represented by the issued and outstanding shares of capital stock entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise required by statute or by the certificate of incorporation. If a quorum is not present, the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place, if any. The chairperson of the meeting shall also have the power to adjourn a stockholder meeting, whether or not a quorum is present. The chairperson of a stockholder meeting shall be the president of the corporation or such other person designated by the board of directors.

Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, if any, notice need not be given of the adjourned meeting if the time, place and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the General Corporation Law of the State of Delaware, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 8. Vote Required. When a quorum is present, the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Annex A-75

Section 9. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the certificate of incorporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock held by such stockholder.

Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11. Conduct of Business. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 12. Action by Written Consent. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by reputable overnight courier service. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days after the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing, in accordance with Section 228(e) of the General Corporation Law of the State of Delaware (as amended from time to time). Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 13. Action by Telegram, Cablegram or Other Electronic Transmission Consent. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section; provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (a) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (b) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors.

Annex A-76

ARTICLE III.

DIRECTORS

Section 1. General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2. Number, Election and Term of Office. The number of initial directors shall be the number of directors elected by the incorporator or named in the initial certificate of incorporation, and thereafter, the number of directors shall be established from time to time by resolution of the board of directors in accordance with the next sentence. The board of directors shall consist of that number of directors as determined from time to time by the board of directors, but shall in no event exceed ten (10). The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided. The provisions in this Article III shall be subject to the terms and conditions of any stockholders’ agreement then in effect by and among the corporation and any of its stockholders (the “Stockholders Agreements”) and the certificate of incorporation.

Section 3. Removal and Resignation. Subject to the provision of the Stockholders Agreements, any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the voting power of the shares entitled to vote thereon. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the certificate of incorporation or the Stockholders Agreements, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.

Section 4. Vacancies. Subject to the provisions of the Stockholders Agreements, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors, even if less than a quorum, and in accordance with the Stockholders Agreements. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5. Annual Meetings. The annual meeting of each newly elected board of directors shall be held without notice immediately after, and at the same place, if any, as the annual meeting of stockholders.

Section 6. Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place, if any, as shall from time to time be determined by resolution of the board of directors and promptly communicated to all directors then in office. Special meetings of the board of directors may be called from time to time by any director, and such director calling such meeting may fix the date, time and place (if any) of such meeting. Notice of each special meeting of the board of directors stating the date, place, if any, and time of such meeting shall be given to each director by hand, telephone, telecopy, electronic mail, overnight courier or U.S. mail at least twenty-four (24) hours prior to any special meeting of the board of directors. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 7. Quorum, Required Vote and Adjournment. Directors then in office holding a majority (or such greater number required by applicable law) of the total voting power of the total number of authorized directorships shall constitute a quorum for the transaction of business. The affirmative vote of directors holding a majority of votes present at a meeting at which a quorum is present shall be the act of the board of directors.

Section 8. Committees. The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation, except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the

Annex A-77

committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9. Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 10. Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 11. Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12. Action by Written Consent. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board, or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV.

OFFICERS

Section 1. Number. The officers of the corporation shall be elected by the board of directors and may consist of a president, one (1) or more vice-presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2. Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5. Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

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Section 6. The President. The president shall be the chief executive officer of the corporation, and subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees, and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall have the power to execute bonds, mortgages and other contracts, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be delegated by the board of directors (or by another authorized person) to some other officer or agent of the corporation. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these bylaws.

Section 7. Vice-presidents. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these bylaws may, from time to time, prescribe.

Section 8. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these bylaws or bylaw, and shall have such powers and perform such duties as the board of directors, the president or these bylaws may, from time to time, prescribe. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

Section 9. The Treasurer and Assistant Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and shall have such powers and perform such duties as the board of directors, the president or these bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president or treasurer may, from time to time, prescribe.

Section 10. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may, from time to time, be prescribed by resolution of the board of directors.

Section 11. Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1. Indemnification. The corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal

Annex A-79

representative, is or was a director, officer, employee, or agent of the corporation or, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the board of directors.

Section 2. Advancement of Expenses. The corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director, officer, employee, or agent of the corporation in defending any Proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article V, Section 2 or otherwise. Payment of such expenses actually and reasonably incurred by such person, may be made by the corporation, subject to such terms and conditions as the general counsel of the corporation in his or her discretion deems appropriate.

Section 3. Non-Exclusivity of Rights. The rights conferred on any person by this Article V will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by the General Corporation Law of the State of Delaware.

Section 4. Other Indemnification. The corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Section 5. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the General Corporation Law of the State of Delaware.

Section 6. Repeal, Amendment, or Modification. Any amendment, repeal, or modification of this Article V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VI.

CERTIFICATES OF STOCK

Section 1. Form. The board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. If the corporation elects to certificate its shares, every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by by any two officers of the corporation, certifying the number of shares owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such officer may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature

Annex A-80

or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates representing shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2. Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3. Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 at the adjourned meeting.

Section 4. Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Annex A-81

Section 5. Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6. Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates representing a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner.

Section 7. Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII.

GENERAL PROVISIONS

Section 1. Dividends. Subject to any applicable provisions of the certificate of incorporation, dividends payable upon the capital stock of the corporation may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3. Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4. Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6. Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Annex A-82

Section 7. Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the president or any other duly elected officer of the corporation, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9. Section Heading. Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 10. Inconsistent Provisions. In the event that any provision of these bylaws is or becomes inconsistent with any provision of the certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 11. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.

ARTICLE VIII.

AMENDMENTS

These bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

ARTICLE IX.

CERTAIN BUSINESS COMBINATIONS

The corporation, by the affirmative vote (in addition to any other vote required by law or the certificate of incorporation) of its stockholders holding a majority of the shares entitled to vote, expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

Annex A-83

Annex B

BMO Capital Markets Corp.
151 West 42nd Street New York, NY 10036

May 23, 2024

Keypath Education International, Inc.
1501 East Woodfield Road, Suite 204N
Schaumburg, IL 60173

Attn.: The Special Committee of the Board of Directors

Dear Members of the Special Committee of the Board of Directors:

We understand that Keypath Education International, Inc. (the “Company”), Karpos Intermediate, LLC (“Parent”) and Karpos Merger Sub, Inc. (“Merger Sub”), propose to enter into the Agreement (as defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), and each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than any Rollover Shares, any Cancelled Shares and any Dissenting Shares (as such terms are defined in the Agreement)) shall be automatically converted into the right to receive AU$0.87 in cash, without interest (the “Transaction Consideration”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

The Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of the Company has requested that BMO Capital Markets Corp. (“we” or “BMOCM”) render an opinion, as investment bankers, to the Special Committee as to the fairness, from a financial point of view, of the Transaction Consideration to be received by the holders of the Company Common Stock (other than the Affiliated Stockholders, Parent, Merger Sub, Rollover Stockholders, any current directors of the Company or Company Section 16 Officers, or any of their respective Affiliates, “associates” or members of their “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) (the “Unaffiliated Stockholders”) as of the date hereof in the Merger pursuant to the Agreement (this “Opinion”).

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed a draft dated May 23, 2024 of the Agreement and Plan of Merger to be entered into by and among the Company, Parent and Merger Sub (the “Agreement”);

2. reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3. reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2024 through 2028, in each case as provided by the management of the Company and for which the Special Committee has approved for our use for purposes of our analyses and this Opinion (the “Projections”);

4. participated in discussions with members of senior management of the Company and the Special Committee, including certain of their representatives and advisors, concerning their views of the Company’s businesses, operations, financial condition and prospects, the Merger and related matters;

5. reviewed certain financial and stock market information for the Company, including, among other things, the trading price history of the Company Common Stock, and for other selected publicly traded companies that we deemed to be relevant;

6. performed a discounted cash flow analysis for the Company based on the Projections;

Annex B-1

7. received a written confirmation addressed to us from senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

8. performed such other studies and analyses, and conducted such discussions as we deemed appropriate.

We have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by or on behalf of the Company, Parent or their respective representatives or advisors, or obtained by us from other sources. We have not independently verified (nor assumed any obligation to verify) any such information, undertaken an independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the properties or facilities of the Company, Parent or Merger Sub. We have not evaluated the solvency or fair value of the Company, Parent or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters.

We also have assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no delays, limitations, restrictions, terms, conditions or other actions will be imposed that would have an adverse effect on the Company, Parent, Merger Sub, or the Merger or that otherwise would be meaningful to our analyses or this Opinion. We have also assumed that the Merger and the other Transactions will be consummated in accordance with the terms of the Agreement and in compliance with all applicable laws, relevant documents and other requirements, that the representations and warranties of each party contained in the Agreement will be true and correct in all material respects, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied, in each case without waiver, modification or amendment thereof. In addition, our analyses and this Opinion do not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, investigations or other proceedings involving or affecting the Company, Parent, Merger Sub or any other entity. We have assumed that the final Agreement will not differ in any material respect from the draft version of the Agreement we reviewed.

With respect to the financial projections and other estimates and data that the Special Committee has approved for our use for purposes of our analyses and this Opinion, we have been advised by Company management, and we have assumed with the Special Committee’s consent, without independent investigation, that such financial projections and other estimates and data have been reasonably prepared and reflect the best currently available estimates and good faith judgment of Company management as to the expected future competitive, operating and regulatory environments and related financial performance and other matters of the Company covered thereby. We express no opinion with respect to any financial projections and other estimates and data, or the assumptions on which they are based. With respect to certain financial projections and other estimates and data utilized in our analyses and this Opinion that were prepared or are available in, or reflect any conversion, from foreign currencies, we have assumed, with the Special Committee’s consent, that any exchange rates utilized therein, or that we utilized for purposes of our analyses and Opinion, are reasonable to use for purposes of our analyses and this Opinion and that any currency or exchange rate fluctuations or the impact thereof will not be meaningful in any respect to our analyses or this Opinion. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be meaningful in any respect to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

This Opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they exist and can be evaluated, and the information made available to us, as of the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, including potential changes in trade, tax or other laws, regulations and government policies and the enforcement thereof as have been or may be proposed or effected, and the potential effects such changes may have on the Merger or the participants in the Merger or their respective businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects.

Annex B-2

This Opinion does not constitute a recommendation as to any action the Special Committee, the Board or any other party should take in connection with the Merger or the other Transactions contemplated by the Agreement or any aspect thereof and is not a recommendation to any director of the Company, any security holder or any other party on how to act or vote with respect to the Merger or related transactions and proposals or any other matter. This Opinion relates solely to the fairness of the Transaction Consideration, from a financial point of view, to the Unaffiliated Stockholders as of the date hereof, without regard to individual circumstances of the Unaffiliated Stockholders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of the Company held by such holders, and this Opinion does not in any way address proportionate allocation or relative fairness or otherwise address the consideration payable to holders of Company Common Stock other than the Unaffiliated Stockholders. We express no opinion herein as to the relative merits of the Merger or any other transactions or business strategies discussed by the Special Committee or the Board as alternatives to the Merger or the decision of the Special Committee or the Board to proceed with the Merger, nor do we express any opinion on the structure, terms or effect of any other aspect of the Merger or the other Transactions contemplated by the Agreement or any support agreements or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, advisors, or employees, or any class of such persons, or any consideration payable to or to be received by any holder of any other securities of the Company, or any class of such persons, in each case in connection with the Merger. We are not experts in, and this Opinion does not address, any of the legal, tax or accounting aspects of any portion or aspect of the Merger. With the Special Committee’s consent, we have relied upon the fact that the Company has received all necessary legal, tax, and accounting advice and upon the assessments of other representatives of the Company as to such matters.

BMOCM has acted as financial advisor to the Special Committee with respect to the Merger and will receive a fee upon delivery of this Opinion, which is not contingent upon consummation of the Merger or the conclusion reached herein. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties against certain potential liabilities arising out of our engagement. BMOCM, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, BMO Capital Markets and our affiliates from time to time for their own account and for the accounts of its customers and BMO Capital Markets and certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may effect transactions in, acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including derivative securities, loans and other obligations) of, or investments in, the Company, Parent or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger, and certain of our affiliates hold interests (representing less than one percent) in investment funds that are not involved in the Transactions which are advised or managed by one or more affiliates of Parent.

As the Special Committee is aware, in the approximate two-year period preceding the date of this Opinion, BMOCM has not had any material relationships, nor are any material relationships mutually understood to be contemplated, in which any compensation was received or is intended to be received by BMOCM as a result of any such relationship with the Company (other than this engagement) in connection with the provision of any financial advisory, investment banking, corporate finance and other services by BMOCM to the Company. As the Special Committee is also aware, BMO Capital Markets and/or certain of our affiliates have provided and currently are providing certain commercial banking, deposit and global markets trading services to affiliates of Parent, for which we and our affiliates have received and would expect to receive compensation, including, during the approximate two-year period preceding the date of this Opinion, and in the future may provide certain financial advisory, investment banking, corporate finance and other services to Parent and/or certain of its affiliates, for which services we and/or our affiliates may receive compensation.

This Opinion has been approved by a fairness opinion committee of BMOCM. This Opinion has been prepared at the request and for the benefit and use of the Special Committee (solely in its capacity as such) in evaluating the fairness of the Transaction Consideration, from a financial point of view, to the Unaffiliated Stockholders as of the date hereof and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on BMOCM’s part to any party. This Opinion may not be quoted, disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to or used for any other purpose without

Annex B-3

our prior written consent except that this Opinion may be reproduced in full and summarized in any disclosure document sent by the Company to the holders of Company Common Stock or filed with the Securities and Exchange Commission or the Australian Securities and Investment Commission or ASX with respect to the Merger, provided that any summary of this Opinion is in a form reasonably acceptable to BMOCM and its counsel.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion, as investment bankers and as of the date hereof, the Transaction Consideration to be received by the Unaffiliated Stockholders in the Merger pursuant to the Agreement is fair, from a financial point of view, to such Unaffiliated Stockholders.

Very truly yours,

/s/ BMO Capital Markets Corp.
BMO Capital Markets Corp.

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Annex C

Section 262 of Delaware General Corporation Law

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

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c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation

Annex C-2

is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of

Annex C-3

the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the

Annex C-4

persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex C-5

ARBN 649 711 026 Need assistance? Phone: 1300 850 505 (within Australia) +61 3 9415 4000 (outside Australia) Online: www.investorcentre.com/contact KED MR SAM SAMPLE FLAT 123 123 SAMPLE STREET THE SAMPLE HILL SAMPLE ESTATE SAMPLEVILLE VIC 3030 Keypath Education International, Inc. Special Meeting Control Number: 999999 PIN: 99999 The Keypath Education International, Inc. Special Meeting will be held virtually on Wednesday, 11 September 2024 at 10:00am (AEST) (Tuesday, 10 September 2024 at 7:00pm (CDT)). You are encouraged to participate in the meeting using the following options: ACCESS THE NOTICE OF MEETING & MAKE YOUR VOTE COUNT To access the Notice of Meeting, lodge a CDI Voting Instruction visit www.investorvote.com.au and use the below information: Control Number: 999999 SRN/HIN: I9999999999 PIN: 99999 For Intermediary Online subscribers (custodians) go to www.intermediaryonline.com For your CDI Voting Instruction appointment to be effective, it must be received by 10:00am (AEST) on Saturday, 7 September 2024 (7:00pm CDT on Friday, 6 September 2024). ATTENDING THE MEETING VIRTUALLY To attend the webcast, ask questions, and, if you are a CDI holder who has nominated yourself as proxy, a proxy holder or a holder of shares, to vote on the day of the meeting, please visit: https://meetnow.global/M5WR66R For instructions refer to the online user guide www.computershare.com.au/virtualmeetingguide To participate in the meeting via teleconference, visit https://meetnow.global/M5WR66R and follow the instructions for the teleconference. If you cannot access the online meeting platform please call the Computershare assistance number at the top right hand corner of this page, to be connected to the meeting. You may elect to receive meeting-related documents, or request a particular document, in electronic or physical form. Please contact Computershare to make a request.

ARBN 649 711 026 Need assistance? Phone: 1300 850 505 (within Australia) +61 3 9415 4000 (outside Australia) Online: www.investorcentre.com/contact KED MR SAM SAMPLE FLAT 123 123 SAMPLE STREET THE SAMPLE HILL SAMPLE ESTATE SAMPLEVILLE VIC 3030 YOUR VOTE IS IMPORTANT For your vote to be effective it must be received by 10:00am (AEST) on Saturday, 7 September 2024 (7:00pm CDT on Friday, 6 September 2024). CDI Voting Instruction Form How to Vote on Items of Business Each CHESS Depositary Interest (CDI) is equivalent to one share of Company Common Stock, so that every 1 (one) CDI registered in your name on TBC 2024 entitles you to one vote. You can vote by completing, signing and returning your CDI Voting Instruction Form online, via mail or by fax. This form gives your voting instructions to CHESS Depositary Nominees Pty Ltd, which will vote, or appoint a proxy to vote, the underlying shares on your behalf. Alternatively, Step 1 below allows for appointment of a third party (or yourself) as proxy to vote the underlying shares in accordance with your instructions. You need to return the form no later than the time and date shown above to give CHESS Depositary Nominees Pty Ltd enough time to tabulate all CDI votes, appoint any proxies in accordance with your directions, and to vote on the underlying shares. We recommend lodging your CDI Voting Instruction Form online. Please follow the directions in this form to lodge your vote online at www.investorvote.com.au before 10:00am (AEST) on Saturday, 7 September 2024 (7:00pm CDT on Friday 6 September 2024). SIGNING INSTRUCTIONS FOR POSTAL FORMS Individual: Where the holding is in one name, the securityholder must sign. Joint Holding: Where the holding is in more than one name, all of the securityholders should sign. Power of Attorney: If you have not already lodged the Power of Attorney with the Australian registry, please attach a certified photocopy of the Power of Attorney to this form when you return it. Companies: Only duly authorised officer/s can sign on behalf of a company. Please sign in the boxes provided, which state the office held by the signatory, ie Sole Director, Sole Company Secretary or Director and Company Secretary. Delete titles as applicable. PARTICIPATING IN THE MEETING The Special Meeting will be held virtually via webcast using an online platform at https://meetnow.global/MSLZNUZ. CDI holders are required to lodge their CDI Voting Instruction Form ahead of the meeting and no later than the date set out in this form. For Shareholders and nominated proxies (including nominated CDI holders), please refer to the Virtual Meeting Guide which explains how you can vote live at the virtual AGM, by accessing: www.computershare.com.au/virtualmeetingguide. You may also participate via teleconference. Details on how to access the teleconference are contained within the online platform. If you cannot access the online platform, please call the assistance number at the top of this form (please note that holders of shares and nominated proxies cannot vote using the teleconference and will need to attend using the online platform). Lodge your Form: XX Online: Lodge your vote online at www.investorvote.com.au using your secure access information or use your mobile device to scan the personalised QR code. Your secure access information is Control Number: 999999 SRN/HIN: I9999999999 PIN: 99999 For Intermediary Online subscribers (custodians) go to www.intermediaryonline.com By Mail: Computershare Investor Services Pty Limited GPO Box 242 Melbourne VIC 3001 Australia By Fax: 1800 783 447 within Australia or +61 3 9473 2555 outside Australia PLEASE NOTE: For security reasons it is important that you keep your SRN/HIN confidential.

MR SAM SAMPLE FLAT 123 123 SAMPLE STREET THE SAMPLE HILL SAMPLE ESTATE SAMPLEVILLE VIC 3030 Change of address. If incorrect, mark this box and make the correction in the space to the left. Securityholders sponsored by a broker (reference number commences with ‘X’) should advise your broker of any changes. I 9999999999 IND CDI Voting Instruction Form Please mark to indicate your directions Step 1 CHESS Depositary Nominees will vote as directed XX Voting Instructions to CHESS Depositary Nominees Pty Ltd Please mark box A OR B I/We being a holder of CHESS Depositary Interests of Keypath Education International, Inc. (the Company), hereby direct CHESS Depositary Nominees Pty Ltd (CDN) to: A vote on my/our behalf with respect to the Item of Business below in the manner instructed in Step 2. OR B appoint the Chair of the Meeting OR to attend, speak and vote the shares underlying my/our holding at the Special Meeting of the Company to be held virtually on Wednesday, 11 September 2024 at 10:00am (AEST) (Tuesday, 10 September 2024 at 7:00pm (CDT)) or at any adjournment of that meeting in accordance with the directions in Step 2 below. Where no direction is given, the proxy may vote as they see fit. If you wish to attend the Special Meeting and vote at that meeting, you must mark box B and enter your name. By doing so, you are instructing CDN to appoint yourself as CDN’s proxy to vote the shares underlying your holding on CDN’s behalf. Step 2 Items of Business Voting Instructions - Voting instructions will only be valid and accepted by CDN if they are signed and received (whether submitted online, by mail or via fax) no later than 10:00am (AEST) on Saturday, 7 September 2024 (7:00pm (CDT) on Friday, 6 September 2024). Please read the instructions overleaf before marking any boxes with an X. If you mark the ABSTAIN box for an Item, you are directing CDN or its appointed proxy not to vote on your behalf on show of hands or a poll and your votes will not be counted in computing the required majority Item 1 Approval of the Agreement and Plan of Merger, dated as of May 23, 2024, as it may be amended from time to time, by and among Karpos Intermediate, LLC, a Delaware limited liability company (“Parent”), Karpos Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent, and the Company, and the transactions contemplated thereby, including the merger (the “merger proposal”) Item 2 Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal For Against Abstain The Chair of the Meeting intends to vote undirected proxies in favour of the item of business. In exceptional circumstances, the Chair of the Meeting may change his/her voting intention on any item, in which case an ASX announcement will be made. Step 3 Signature of Securityholder(s) This section must be completed. Individual or Securityholder 1 Securityholder 2 Securityholder 3 Sole Director & Sole Company Secretary Director Director/Company Secretary Date Update your communication details By providing your email address, you consent to receive future Notice Mobile Number Email Address of Meeting & Proxy communications electronically KED 999999A